As filed with the Securities and Exchange Commission on September 30, 2016

Registration No. 333-213146

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 3

to

FORM S-4

REGISTRATION STATEMENT

UNDER THE SECURITIES ACT OF 1933

TRANSOCEAN LTD.

(Exact name of registrant as specified in its charter)

I.R.S. Employer Identification Number)
Zug, Switzerland (State or other jurisdiction of incorporation or organization)	1381 (Primary Standard Industrial Classification Code Number)	98-0599916 (I.R.S. Employer Identification Number)

Chemin de Blandonnet 10

CH-1214 Vernier, Switzerland

+41 (22) 930 9000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Brady K. Long

Senior Vice President and General Counsel

Transocean Ltd.

c/o Transocean Offshore Deepwater Drilling Inc.

4 Greenway Plaza

Houston, Texas 77046

(713) 232-7500
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Gene J. Oshman James H. Mayor Andrew J. Ericksen Baker Botts L.L.P. 910 Louisiana Street Houston, Texas 77002-4995 (713) 229-1234	Raoul F. Dias Senior Counsel and Corporate Secretary Transocean Partners LLC 40 George Street London, England United Kingdom W1U 7DW + 44 (20) 3675-8410	Srinivas M. Raju Richards, Layton & Finger, PA One Rodney Square 920 King Street Wilmington, Delaware 19801 (302) 651-7701

Approximate date of commencement of the proposed sale of the securities to the public:  As soon as practicable after this registration statement becomes effective and upon completion of the merger described in the enclosed document.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.  ◻

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ◻

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ◻

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act:

☑ Large accelerated filer	◻ Accelerated filer	◻ Non-accelerated filer (Do not check if a smaller reporting company)	◻ Smaller reporting company

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ◻

Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ◻

CALCULATION OF REGISTRATION FEE

Title of each class of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per share	Proposed maximum aggregate offering price(2)	Amount of registration fee(3)
Shares, par value CHF 0.10 per share	22,696,505	N/A	$251,852,354	$25,362 (4)

(1)Represents the maximum number of shares, par value of CHF 0.10 per share, of Transocean Ltd. to be issuable upon the completion of the merger described herein, based upon an exchange ratio of 1.1427 Transocean Ltd. shares for each common unit of Transocean Partners LLC.

(2)Estimated solely for the purpose of calculating the registration fee required by Section 6(b) of the Securities Act and calculated pursuant to Rules 457(f) and 457(c) under the Securities Act. The proposed maximum aggregate offering price of the registrant’s shares was calculated based upon the market value of Transocean Partners LLC common units (the securities to be canceled in the merger) in accordance with Rule 457(c) and 457(f)(1) and is equal to the product of (i) $12.68, the average of the high and low prices per common unit of Transocean Partners LLC on the New York Stock Exchange on August 10, 2016, multiplied by (ii) 19,862,173, the maximum number of common units of Transocean Partners LLC that may be converted in the merger as of August 10, 2016.

(3)Calculated pursuant to Section 6(b) of the Securities Act and SEC Fee Advisory #1 for Fiscal Year 2016 at a rate equal to $100.70 per $1.0 million of the proposed aggregate offering price.

(4)The amount of $25,362 was paid with the initial filing of this registration statement.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until this registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to Section 8(a), may determine.

The information in this preliminary proxy statement/prospectus is not complete and may be changed. Transocean Ltd. may not distribute or issue the securities being registered pursuant to this registration statement until the registration statement, as filed with the Securities and Exchange Commission (of which this preliminary proxy statement/prospectus is a part), is effective. This preliminary proxy statement/prospectus is not an offer to sell nor should it be considered a solicitation of an offer to buy the securities described herein in any state where the offer or sale is not permitted.

PRELIMINARY—SUBJECT TO COMPLETION DATED September 30, 2016

MERGER PROPOSAL — YOUR VOTE IS VERY IMPORTANT

We cordially invite you to attend a special meeting of common unitholders of Transocean Partners LLC, which we refer to as Transocean Partners, at 40 George Street, 4th Floor, London, England W1U 7DW, United Kingdom, at 3:00__ p.m., local time, on November 11, 2016.  As previously announced, Transocean Ltd., which we refer to as Transocean, Transocean Partners Holdings Limited, TPHL Holdings LLC and Transocean Partners have entered into an Agreement and Plan of Merger dated July 31, 2016.

Pursuant to the terms of the merger agreement, TPHL Holdings LLC will merge with and into Transocean Partners.  Transocean Partners will survive the merger and become a wholly owned subsidiary of Transocean Partners Holdings Limited.  Upon completion of the merger, Transocean will have indirectly acquired all of the outstanding interests in Transocean Partners that it does not already own, and the Transocean Partners common units will cease to be publicly traded.

If the merger is completed, each outstanding Transocean Partners common unit not owned by Transocean or its subsidiaries will be converted into the right to receive 1.1427 Transocean shares.  Based on the closing price of Transocean shares on July 29, 2016, the last trading day before the public announcement of the merger, the aggregate value of the merger consideration was approximately $250 million.  We estimate, based upon such closing price and the number of outstanding Transocean shares and Transocean Partners common units as of such date, that, as a result of the merger, the public common unitholders of Transocean Partners immediately prior to the merger will hold approximately 5.8 percent of the aggregate number of Transocean shares outstanding immediately after the merger.  The exchange ratio is fixed and will not be adjusted on account of any change in price of either Transocean shares or Transocean Partners common units prior to completion of the merger.  Transocean shares are listed on the NYSE under the trading symbol “RIG,” and Transocean Partners common units are listed on the NYSE under the trading symbol “RIGP.” We encourage you to obtain quotes for the Transocean shares, given that the merger consideration is payable in Transocean shares, and Transocean Partners common units.  Under the terms of the merger agreement, Transocean Partners may make quarterly cash distributions not to exceed $0.3625 per unit with declaration, record and payment dates reasonably consistent with past practice; provided that the parties have agreed to coordinate the timing of the closing of the merger to facilitate the payment of the regular quarterly cash distribution on the Transocean Partners common units for the quarter ending September 30, 2016, the record date for which will be prior to the closing of the merger.

Approval of the merger and the merger agreement requires the affirmative vote of a Unit Majority (as defined in Transocean Partners’ limited liability company agreement, which we refer to as a unit majority).  Under the definition of unit majority, as of the record date, the affirmative vote of the holders of a total of 31,084,637 outstanding common units of Transocean Partners will be required to approve the merger and the merger agreement.  As of the record date, there were 40,914,962 common units outstanding, of which 21,254,310 were owned by Transocean Partners Holdings Limited.  Transocean Partners Holdings Limited has agreed to vote all of its common units “FOR” the merger and the merger agreement.  Therefore, the affirmative vote of the holders of an additional 9,830,327 outstanding common units, or approximately 50.1% of the outstanding common units not owned by Transocean Partners Holdings Limited, is required to approve the merger and the merger agreement.  Abstentions, failures to vote and broker non-votes will have the same effect as votes against the approval of the merger agreement and the merger.  The affirmative vote of holders of at least a majority of the outstanding subordinated units and the approval of Transocean Partners Holdings Limited, in its capacity as the Transocean Member (as defined in the limited liability company agreement of Transocean Partners), is also required to approve the merger and the merger agreement.  Transocean Partners Holdings Limited owns all of the outstanding subordinated units and has voted those units to approve the merger agreement and the merger.  Transocean Partners Holdings Limited, in its capacity as the Transocean Member, has also approved the merger agreement and the merger.  Your vote is very important, regardless of the number of common units you own. Whether or not you expect to attend the special meeting in person, please submit a proxy to vote your common units as promptly as possible so that your common units may be represented and voted at the special meeting.

The conflicts committee of the board of directors of Transocean Partners has determined unanimously that the merger agreement and the transactions contemplated thereby, including the merger, are fair and reasonable to and in the best interest of the common unitholders of Transocean Partners who are unaffiliated with Transocean, and Transocean Partners and its subsidiaries, and recommends that Transocean Partners common unitholders vote “FOR” the proposal to approve the merger agreement and the merger.  The board of directors of Transocean Partners has determined unanimously that the merger agreement and the transactions contemplated thereby, including the merger, are fair and reasonable to and in the best interest of the members of Transocean Partners (including the Transocean Partners common unitholders), and Transocean Partners and its subsidiaries, and recommends that Transocean Partners common unitholders vote “FOR” the proposal to approve the merger agreement and the merger.

In considering the recommendation of the Transocean Partners conflicts committee and Transocean Partners board of directors, you should be aware that the directors and the executive officer of Transocean Partners will have interests in the merger that may be different from, or in addition to, the interests of Transocean Partners common unitholders generally. See the section entitled “The Merger—Interests of Directors and the Executive Officer of Transocean Partners in the Merger” in this proxy statement/prospectus. The obligations of Transocean Partners and Transocean to complete the merger are subject to the satisfaction or waiver of several conditions set forth in the merger agreement.  More information about Transocean Partners, Transocean and the merger is contained in this proxy statement/prospectus. Before voting, we urge you to read carefully and in their entirety the accompanying proxy statement/prospectus, including the Annexes and the documents incorporated by reference.

If you have any questions regarding this proxy statement/prospectus, you may contact Innisfree M&A Incorporated, Transocean Partners’ proxy solicitor, by calling toll-free at (888) 750-5834 from U.S. and Canada or +(412) 232-3651 from other countries. Thank you for your continued support of and interest in Transocean Partners. We at Transocean Partners look forward to the successful combination of Transocean Partners and Transocean.

Very truly yours,

KATHLEEN S. MCALLISTER
President, Chief Executive Officer and Chief Financial Officer
Transocean Partners LLC

See “Risk Factors” beginning on page 25 for a discussion of risks that should be considered by common unitholders of Transocean Partners LLC before voting at the special meeting.

Neither the U.S. Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this proxy statement/prospectus or determined if this proxy statement/prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

This proxy statement/prospectus is dated [     ], 2016 and is first being mailed to common unitholders of Transocean Partners LLC on or about [     ], 2016.

ADDITIONAL INFORMATION

This proxy statement/prospectus incorporates documents by reference.  See “Where You Can Find More Information” beginning on page 144 for a listing of documents incorporated by reference.  This information is available to you without charge. You can obtain copies of the documents incorporated by reference into this proxy statement/prospectus through the Securities and Exchange Commission (sometimes referred to as the SEC) website at www.sec.gov or by requesting them in writing or by telephone from the appropriate company at the following addresses and telephone numbers:

Transocean Ltd. c/o Transocean Offshore Deepwater Drilling Inc. Investor Relations 4 Greenway Plaza Houston, Texas 77046 (713) 232-7500	Transocean Partners LLC Investor Relations 40 George Street London, England United Kingdom W1U 7DW (713) 232-7500

In addition, you may also obtain additional copies of this proxy statement/prospectus or the documents incorporated by reference into this proxy statement/prospectus by contacting Innisfree M&A Incorporated, Transocean Partners’ proxy solicitor, at the address and telephone numbers listed below. You will not be charged for any of these documents that you request.

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, New York 10022
(888) 750-5834 (toll free from U.S. and Canada)
+(412) 232-3651 (from other countries)

To obtain timely delivery of documents, you must request them no later than five business days before the date of the special meeting. Therefore, if you would like to request documents from Transocean Partners, please do so by November 4, 2016, in order to receive them before the special meeting.

TRANSOCEAN PARTNERS LLC

40 GEORGE STREET

LONDON, ENGLAND  W1U 7DW

UNITED KINGDOM

NOTICE OF MEETING OF

TRANSOCEAN PARTNERS LLC COMMON UNITHOLDERS

To Be Held On November 11, 2016

To the holders of common units of Transocean Partners LLC:

We will hold a special meeting of common unitholders of Transocean Partners LLC, which we refer to as Transocean Partners, at 40 George Street, 4th Floor, London, England W1U 7DW, United Kingdom, at 3:00 p.m., local time, on November 11, 2016, to vote on a proposal to approve the Agreement and Plan of Merger, which we refer to as the merger agreement, dated July 31, 2016, as may be amended from time to time, among Transocean Ltd. (“Transocean”), Transocean Partners Holdings Limited (“Transocean Holdings”), TPHL Holdings LLC (“Merger Sub”), and Transocean Partners, a copy of which is included as Annex A to the proxy statement/prospectus of which this notice forms a part, and the merger of Merger Sub with and into Transocean Partners, which we refer to as the merger.

These items of business, including the merger agreement and the proposed merger, are described in detail in the accompanying proxy statement/prospectus. The conflicts committee of the board of directors of Transocean Partners has determined unanimously that the merger agreement and the transactions contemplated thereby, including the merger, are fair and reasonable to and in the best interest of the common unitholders of Transocean Partners who are unaffiliated with Transocean, and Transocean Partners and its subsidiaries, and recommends that Transocean Partners common unitholders vote “FOR” the proposal to approve the merger agreement and the merger.  The board of directors of Transocean Partners has determined unanimously that the merger agreement and the transactions contemplated thereby, including the merger, are fair and reasonable to and in the best interest of the members of Transocean Partners (including the Transocean Partners common unitholders), and Transocean Partners and its subsidiaries, and recommends that Transocean Partners common unitholders vote “FOR” the proposal to approve the merger agreement and the merger.

We have established the close of business on September 22, 2016, as the record date for determining the Transocean Partners common unitholders who are entitled to notice of and to vote at the special meeting or any adjournments or postponements of the special meeting. Pursuant to the merger agreement, each of Transocean and Transocean Holdings has agreed to vote all of the equity interests (including its common units, subordinated units and the Transocean Member Interest (as defined in Transocean Partners’ limited liability company agreement)) in Transocean Partners owned by it or its subsidiaries in favor of approval of the merger agreement, the merger and the approval of any actions required in furtherance thereof. As of September 20, 2016, Transocean and its subsidiaries (including Transocean Holdings) collectively held 21,254,310 Transocean Partners common units, representing approximately 52% of the Transocean Partners common units entitled to vote at the special meeting.

Approval of the merger and the merger agreement requires the affirmative vote of a Unit Majority (as defined in Transocean Partners’ limited liability company agreement, which we refer to as unit majority).  Under the definition of unit majority, as of the record date, the affirmative vote of the holders of a total of 31,084,637 outstanding common units of Transocean Partners will be required to approve the merger and the merger agreement. As of the record date, there were 40,914,962 common units outstanding, of which 21,254,310 were owned by Transocean Holdings. Transocean Holdings has agreed to vote all of its common units “FOR” the merger and the merger agreement. Therefore, the affirmative vote of  the holders of an additional 9,830,327 outstanding common units, or approximately 50.1% of the outstanding common units not owned by Transocean Holdings, is required to approve the merger and the merger agreement. As a result, your vote is very important. To ensure your common units are represented at the special meeting, you should complete, sign and date the enclosed proxy and return it promptly in the enclosed envelope, or submit your proxy by Internet or telephone, whether or not you expect to attend the special meeting. You may revoke your proxy and vote in person if you decide to attend the special meeting. A failure to vote your common units, a broker non-vote or an abstention will have the same effect as a vote “AGAINST” the approval of the merger agreement and the merger.

Your vote is very important. Whether or not you plan to attend the special meeting in person, we urge you to submit your proxy by Internet, telephone or mail to ensure that your common units are represented at the special meeting. If you are a common unitholder of record, you must be present, or represented by proxy, at the special meeting in order to vote your common units. Because many common unitholders are unable to attend the special meeting in person, you may submit your proxy in the following ways: (1) through the Internet by visiting the website listed on the enclosed proxy card and following the on-screen instructions; (2) by telephone using the number listed on the enclosed proxy card and following the instructions; or (3) by mail by completing, signing, dating and returning the enclosed proxy card in the pre-addressed, postage-paid envelope provided. If your common units are held by a broker, bank or other nominee, you will receive from that nominee a voting instructions form to vote your common units.

You will need to bring proof of ownership of the common units to enter the special meeting. If you hold common units directly in your name as a common unitholder of record, you will need to bring your proxy card.  If you plan to attend the special meeting, we ask that you submit your proxy by telephone, Internet or mail but keep your proxy card and bring it with you to the special meeting.

If your common units are registered or held in the name of your broker, bank or other nominee, you will need to bring proof of your ownership of the common units as of the record date, such as a copy of a bank or brokerage statement, and check in at the registration desk at the special meeting. Please note that you also may be asked to present valid picture identification, such as a driver’s license or passport.

The enclosed proxy statement/prospectus provides a detailed description of the merger and the merger agreement. We urge you to read this proxy statement/prospectus, including any documents incorporated by reference, and the Annexes carefully and in their entirety. If you have any questions regarding the accompanying proxy statement/prospectus, you may contact Innisfree M&A Incorporated, Transocean Partners’ proxy solicitor, by calling toll-free at (888) 750-5834 from U.S. and Canada or +(412) 232-3651 from other countries.

RAOUL F. DIAS
Senior Counsel and Corporate Secretary

ii

Annex A      —    Agreement and Plan of Merger dated as of July 31, 2016, by and among Transocean Ltd., Transocean Partners Holdings Limited, TPHL Holdings LLC and Transocean Partners LLC

Annex B      —    Opinion of Evercore Group L.L.C. dated July 31, 2016

iii

QUESTIONS AND ANSWERS ABOUT THE MERGER AND THE SPECIAL MEETING

Set forth below are questions that you, as a common unitholder of Transocean Partners, may have regarding the merger and the special meeting, and brief answers to those questions. You are urged to read carefully this proxy statement/prospectus and the other documents referred to in this proxy statement/prospectus in their entirety, including the merger agreement, which is attached as Annex A to this proxy statement/prospectus, and the documents incorporated by reference into this proxy statement/prospectus, because this section may not provide all of the information that is important to you with respect to the merger and the special meeting. The documents incorporated by reference into this proxy statement/prospectus are listed in the section titled “Where You Can Find More Information.”

Q.      What is the proposed transaction and why am I receiving this proxy statement/prospectus?

A.      Transocean and Transocean Partners have agreed to combine by merging Merger Sub, a recently formed subsidiary of Transocean, with and into Transocean Partners under the terms of the merger agreement that is described in this proxy statement/prospectus and attached as Annex A.  You are receiving this proxy statement/prospectus because the merger cannot be completed without the approval of the Transocean Partners common unitholders.

This proxy statement/prospectus serves as the proxy statement through which Transocean Partners will solicit proxies to obtain the necessary common unitholder approval for the merger and the merger agreement. It also serves as the prospectus by which Transocean will issue shares constituting the merger consideration.

This document contains important information about the merger, the merger agreement and the special meeting, and you should read it carefully. The voting materials allow you to submit your proxy and cause your common units to be voted without attending the special meeting.

Q.      Who is soliciting my proxy?

A.      Your proxy is being solicited by Transocean Partners.

Q.      Why are Transocean and Transocean Partners proposing the merger?

A.      Transocean and Transocean Partners believe that the merger will benefit Transocean Partners common unitholders and Transocean shareholders.  See “The Merger—Transocean’s Reasons for the Merger” and “The Merger—Transocean Partners Conflicts Committee and Transocean Partners Board Reasons for the Merger.”

Q.      What will Transocean Partners common unitholders receive in the merger?

A.      If the merger is completed, each outstanding Transocean Partners common unit not owned by Transocean or its subsidiaries will be converted into the right to receive 1.1427 Transocean shares (such consideration, the “Merger Consideration” and such ratio, the “Exchange Ratio”). Based on the closing price of Transocean shares on July 29, 2016, the last trading day before the public announcement of the merger, the aggregate value of the Merger Consideration was approximately $250 million.  We estimate, based upon such closing price and the number of outstanding Transocean shares and Transocean Partners common units as of such date, that, as a result of the merger, the public common unitholders of Transocean Partners immediately prior to the merger will hold approximately 5.8 percent of the aggregate number of Transocean shares outstanding immediately after the merger.  The Exchange Ratio is fixed and will not be adjusted on account of any change in price of either Transocean shares or Transocean Partners common units prior to completion of the merger.  If the Exchange Ratio would result in a Transocean Partners common unitholder being entitled to receive a fraction of a Transocean share, such fractional interest will be rounded up to the nearest whole Transocean share.  However, with respect to common units held in street name, DTC participants will not be required to round up fractional share and such participants may make certain adjustments to account for fractional shares, which could result in the payment of cash in lieu of such fractional shares.

Q.      Where will the Transocean shares and Transocean Partners common units be traded after the merger?

A.      Transocean shares will continue to trade on the New York Stock Exchange under the ticker symbol “RIG.” Transocean Partners common units will no longer be publicly traded after the completion of the merger.

Q.      What happens to the third quarter and other distributions of former Transocean Partners common unitholders?

A.      Once the merger is completed and Transocean Partners common units are exchanged for Transocean shares, when and if distributions are approved by Transocean’s shareholders and paid by Transocean, former Transocean Partners common unitholders who become and remain Transocean shareholders will receive distributions on the Transocean shares they receive in the merger in accordance with Transocean’s then current distribution policy. Transocean has not paid any distributions on Transocean shares since September 2015 and provides no assurance as to whether it will pay any distributions in the future.  Transocean Partners common unitholders will receive distributions on their Transocean Partners common units for the quarter ended June 30, 2016 and for any future quarter for which the record date with respect to a distribution approved by the board of directors or Transocean Partners (the “Transocean Partners Board”) in accordance with the terms of the merger agreement occurs prior to the effective time of the merger. Under the merger agreement, the parties have agreed to coordinate the timing of the closing of the merger to facilitate the payment of the regular quarterly cash distribution on the Transocean Partners common units for the quarter ending September 30, 2016, the record date for which will occur prior to the closing of the merger.  See “Summary—Comparative Per Share and Per Unit Market Price and Dividend Information.”

As soon as practicable after September 30, 2016, the Transocean Partners Board will determine and declare the regular quarterly distribution for the third quarter of 2016 in accordance with its limited liability company agreement and the merger agreement; provided, however, that such distribution will not be less than $0.3625 per Transocean Partners common unit without the separate determination and approval of the conflicts committee of the Transocean Partners Board (the “Transocean Partners Conflicts Committee”).

Q.      When and where will be the Transocean Partners special meeting be held?

A.      The Transocean Partners special meeting will be held at 40 George Street, 4th Floor, London, England W1U 7DW, United Kingdom.

Q.      Who is entitled to vote at the Transocean Partners special meeting?

A.      Holders of Transocean Partners common units as of the close of business on September 22, 2016, the record date, will be entitled to vote at the special meeting.

Q.      What will constitute a quorum at the special meeting?

A.      Pursuant to the Transocean Partners limited liability company agreement, a quorum for the special meeting will be constituted by the presence in person or by proxy at the special meeting of holders of the same number of Transocean Partners common units needed to approve the merger and the merger agreement, which is a number of outstanding Transocean Partners common units equal to or exceeding the sum of:

•	a majority of the outstanding Transocean Partners common units, plus
•	50% of the number of outstanding Transocean Partners common units owned by Transocean Holdings.

Under the above calculation, as of the record date, presence in person or by proxy of the holders of a total of 31,084,637 outstanding common units will constitute a quorum. As of the record date, there were 40,914,962 common units outstanding, of which 21,254,310 were owned by Transocean Holdings. Transocean Holdings has agreed to vote all of its common units “FOR” the merger and the merger agreement. Therefore, the presence in person or by proxy of holders of an additional 9,830,327 common units, or approximately 50.1% of the outstanding common units not owned by Transocean Holdings, will be necessary for a quorum. Abstentions are counted for the purpose of determining the presence of a quorum. Broker non-votes will not be counted as represented in person or by proxy at the special meeting for the purpose of determining the presence of a quorum.

Q.      What is the vote required to approve the merger and the merger agreement?

A.      Approval of the merger and the merger agreement requires the affirmative vote of a unit majority.  Under the definition of unit majority, as of the record date, the holders of a total of 31,084,637 outstanding common units will be required to approve the merger and the merger agreement. As of the record date, there were 40,914,962 common units outstanding, of which 21,254,310 were owned by Transocean Holdings. Transocean Holdings has agreed to vote all of its common units “FOR” the merger and the merger agreement. Therefore, the affirmative vote of the holders of an additional 9,830,327 outstanding common units, or approximately 50.1% of the outstanding common units not owned by Transocean Holdings, is required to approve the proposal.

Abstentions, failures to vote and broker non-votes will have the same effect as votes against the merger proposal.

The affirmative vote of holders of at least a majority of the outstanding subordinated units and the approval of Transocean Holdings, in its capacity as the Transocean Member (as defined in Transocean Partners’ limited liability company agreement), is also required to approve the merger and the merger agreement.  Transocean Holdings owns all of the outstanding subordinated units and has voted those units to approve the merger agreement and the merger.  Transocean Holdings, in its capacity as the Transocean Member, has also approved the merger agreement and the merger.

Q.      Does my vote matter?

A.      Yes, your vote is very important. We encourage you to vote as soon as possible.

The merger cannot be completed unless the holders of at least a unit majority vote to approve the merger and the merger agreement.  Transocean does not own enough common units to approve the merger and the merger agreement.

If you fail to submit a proxy or vote in person at the special meeting, or vote to abstain, or you do not provide your broker, bank or other nominee with instructions, as applicable, this will have the same effect as a vote “AGAINST” the proposal to approve the merger and the merger agreement.

Q.      What vote does the Transocean Partners Board and Transocean Partners Conflicts Committee recommend?

A.      The Transocean Partners Board and the Transocean Partners Conflicts Committee unanimously recommend that Transocean Partners common unitholders vote “FOR” the approval of the merger and the merger agreement.

On July 31, 2016, the Transocean Partners Conflicts Committee determined unanimously that the merger agreement and the transactions contemplated thereby, including the merger, are fair and reasonable to and in the best interest of Transocean Partners common unitholders not affiliated with Transocean, and Transocean Partners and its subsidiaries, approved the merger agreement and the transactions contemplated thereby, including the merger, and recommended that the merger and the merger agreement be approved by the Transocean Partners common unitholders.  Also on July 31, 2016, the Transocean Partners Board determined unanimously that the merger agreement and the transactions contemplated thereby, including the merger, are fair and reasonable to and in the best interest of the members of Transocean Partners (including the Transocean Partners common unitholders) and Transocean Partners and its subsidiaries, approved the merger agreement and the transactions contemplated thereby, including the merger, and recommended that the merger and the merger agreement be approved by Transocean Partners common unitholders.

For more information regarding the recommendation of the Transocean Partners Conflicts Committee and the Transocean Partners Board, see “The Merger—Recommendation of the Transocean Partners Conflicts Committee and Transocean Partners Board.”

Some directors and the executive officer of Transocean Partners may have interests in the merger that are different from, or in addition to, the interests they may have as Transocean Partners common unitholders.  See “The Merger—Interests of Directors and the Executive Officer of Transocean Partners in the Merger.”

Q.      How do Transocean and the directors and the executive officer of Transocean Partners intend to vote?

A.      As of September 22, 2016, the record date, Transocean and its subsidiaries held and were entitled to vote, in the aggregate, 21,254,310 Transocean Partners common units, representing approximately 52.0% of the outstanding Transocean Partners common units.  The directors and the executive officer of Transocean Partners held and were entitled to vote, in the aggregate, Transocean Partners common units representing less than one percent of the outstanding Transocean Partners common units.  We believe that the directors and the executive officer of Transocean Partners intend to vote all of their Transocean Partners common units “FOR” the proposal to approve the merger agreement and the merger.  Pursuant to the merger agreement, each of Transocean and Transocean Holdings has agreed to vote the Transocean Partners common units owned by it or any of its subsidiaries “FOR” the proposal to approve the merger agreement and the merger.  Accordingly, we believe approximately 21,267,147 of the outstanding Transocean Partners common units will be voted “FOR” the merger proposal by Transocean and its subsidiaries and the directors and the executive officer of Transocean Partners.

Q.      When do you expect the merger to be completed?

A.      We currently expect the merger to close in the fourth quarter of 2016.  Pursuant to the merger agreement, the parties have agreed to coordinate the timing of the closing of the merger to facilitate the payment of the regular quarterly distribution on the Transocean Partners common units for the quarter ending September 30, 2016, the record date for which will be prior to the closing of the merger.  A number of conditions must be satisfied before Transocean and Transocean Partners can complete the merger, including the approval of the merger agreement and the merger by the Transocean Partners common unitholders.  Although Transocean and Transocean Partners cannot be sure when or if all of the conditions to the merger will be satisfied, Transocean and Transocean Partners expect to complete the merger as soon as practicable following the Transocean Partners special meeting (assuming the proposal to approve the merger agreement and the merger is approved by the Transocean Partners common unitholders), which will be held on November 11, 2016. See “The Merger Agreement—Conditions to Completion of the Merger” and “Risk Factors—Risks Relating to the Merger—Failure to complete, or delays in completing, the merger could negatively impact the market price of Transocean shares and Transocean Partners common units and financial results of Transocean and Transocean Partners.”

Q.      Is completion of the merger contingent upon approval by holders of Transocean shares?

A.      No.  A vote of holders of Transocean’s shares is not required to complete the merger.

Q.      What happens if I sell my Transocean Partners common units after the record date for the special meeting but before the date of the special meeting?

A.      If you transfer your Transocean Partners common units after the record date for the special meeting but before the date of the special meeting, you will retain your right to vote at the special meeting, but you will not have the right to receive the merger consideration.  In order to receive the merger consideration, you must hold your Transocean Partners common units through the completion of the merger.

Q.      What do I need to do to vote if I hold my common units in my own name?

A.      You must be present, or represented by proxy, at the special meeting in order to vote your units. Because many common unitholders are unable to attend the special meeting in person, you may submit your proxy in the following ways:

•	By Internet. To submit your proxy over the Internet, please visit the website listed on the proxy card and follow the on-screen instructions;
•	By Telephone. To submit your proxy by telephone, please call the phone number listed on the proxy card, and follow the instructions;
•

By Mail. To submit your proxy by mail, please complete, sign and date your proxy card and mail it in the pre-addressed, postage-paid envelope. If you do not sign your proxy card, your votes cannot be counted; or

•	In Person. To ensure your common units are represented at the special meeting, you are asked to submit your proxy by telephone, Internet or mail, even if you plan to attend the special meeting.

If you plan to attend the special meeting in person and need directions to the meeting site, please contact Transocean Partners at: info@deepwater.com.

If your common units are held by a broker, bank or other nominee, you will receive from that nominee a voting instructions form to vote your common units. Your broker, bank or other nominee may permit you to provide voting instructions by telephone or by Internet.

Q.      If my common units are held in “street name” by my broker, will my broker vote my common units for me without my instructions?

A.      We recommend that you contact your broker.  Your broker can give you directions on how to instruct the broker to vote your common units.  Your broker will not be able to vote your common units unless the broker receives appropriate instructions from you.  If your common units are held by a broker, bank or other nominee, you will receive from that broker, bank or nominee a voting instructions form to vote your common units.  Your broker, bank or other nominee may permit you to provide voting instructions by telephone or by Internet. Under NYSE rules, the proposal to approve the merger and the merger agreement is not considered a routine matter for which the broker, bank or other nominee would have discretionary authority.  Therefore, if you do not instruct your broker, bank or other nominee how to vote, your broker, bank or other nominee cannot vote your common units, which will have the same effect as a vote against the merger and the merger agreement.  You are urged to respond to your broker, bank or other nominee so that your common units will be voted.

Q.      What if I do not vote?

A.      If you do not vote in person or by proxy or if you abstain from voting, or a broker non-vote is made, it will have the same effect as a vote “AGAINST” the proposal to approve the merger agreement and the merger for purposes of the vote required under Transocean Partners’ limited liability company agreement. If you sign and return your proxy card but do not indicate how you want to vote, your proxy will be counted as a vote “FOR” the merger proposal.

Q.      What should I do if I want to change my vote?

A.      If you are a common unitholder of record, you may change or revoke your proxy instructions at any time before the special meeting by:

•	notifying Raoul F. Dias, Corporate Secretary, in writing at 40 George Street, London W1U 7DW, United Kingdom that you are changing or revoking your proxy instructions;
•	providing subsequent Internet or telephone proxy instructions;
•	completing and sending in another proxy card with a later date; or
•	attending the special meeting and voting in person.

If you hold your common units through a broker, bank or other nominee, you should contact your broker, bank or other nominee for instructions on how to change or revoke your proxy instructions.

Q.      What if I plan to attend the special meeting in person?

A.      We recommend that you submit your proxy anyway.  If you are a holder of record, you may still attend the special meeting and vote in person. Your common units will not be voted if you do not submit your proxy or do not vote in person at the special meeting.

Q.      What should I do if I receive more than one set of voting materials for the special meeting?

A.      You may receive more than one set of voting materials for the special meeting of Transocean Partners and the materials may include multiple proxy cards or voting instruction cards. For example, you will receive a separate voting instruction card for each brokerage account in which you hold common units. If you are a holder of record registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction card that you receive according to the instructions on it.

Q.      What are the U.S. federal income tax consequences of the merger?

A.      Except in certain circumstances described in “The Merger—Material U.S. Federal Income Tax Consequences of the Merger,” a  U.S. Holder (as defined below) generally will not recognize any gain or loss for U.S. federal income tax purposes upon the exchange of Transocean Partners common units for Transocean shares in the merger.  A Non-U.S. Holder (as defined below) generally will not recognize any gain or loss for U.S. federal income tax purposes upon the exchange of Transocean Partners common units for Transocean shares in the merger.

Please refer to “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 64 of this proxy statement/prospectus for a description of the material U.S. federal income tax consequences of the merger.  Determining the actual tax consequences of the merger to you may be complex and will depend on your specific situation.  You should consult your tax advisor for a full understanding of the tax consequences of the merger to you.

Q.      Do Transocean Partners common unitholders have appraisal rights?

A.      Under applicable law and Transocean Partners’ limited liability company agreement, common unitholders of Transocean Partners do not have any right to receive an appraisal of the value of their common units in connection with the merger.

Q.      Are there any risks in the merger that I should consider?

A.      Yes. There are risks associated with all business combinations, including the merger.  These risks are discussed in more detail in the section “Risk Factors.”

Q.      Whom do I call if I have questions about the special meeting or the merger?

A.      You should contact one of the following:

Corporate Secretary
Transocean Partners LLC
40 George Street
London, England, W1U 7DW
United Kingdom
Phone:  +44 (20) 3675-8410

the proxy solicitor:

Innisfree M&A Incorporated
501 Madison Avenue, 20th Floor
New York, New York 10022
(888) 750-5834 (toll free from U.S. and Canada)
+(412) 232-3651 (from other countries)

SUMMARY

This summary highlights selected information from this proxy statement/prospectus. You are urged to read carefully the entire proxy statement/prospectus and the other documents referred to in this proxy statement/prospectus to understand fully the merger agreement and the merger and for a more complete description of the terms of the merger agreement.  A copy of the merger agreement is attached as Annex A to this proxy statement/prospectus and is incorporated by reference into this proxy statement/prospectus.  See “Where You Can Find More Information.” Where appropriate, the items in this summary refer to the page of this proxy statement/prospectus on which the applicable subject is discussed in more detail. This proxy statement/prospectus refers to Transocean Ltd. as “Transocean,” and Transocean Partners LLC as “Transocean Partners.” Unless the context indicates otherwise, “Transocean” means Transocean Ltd. and its subsidiaries (other than Transocean Partners) and “Transocean Partners” means Transocean Partners LLC and its subsidiaries.

The Companies

Transocean Ltd.
10 Chemin de Blandonnet
Vernier, Switzerland 1214
Phone: +41 (22) 930-9000

Transocean is a leading international provider of offshore contract drilling services for oil and gas wells.  As of September 20, 2016, Transocean owned or had partial ownership interests in and operated 58 mobile offshore drilling units, including 29 ultra-deepwater floaters, seven harsh environment floaters, four deepwater floaters, eight midwater floaters, and 10 high-specification jackups.  At September 20, 2016, Transocean also had five ultra-deepwater drillships and five high-specification jackups under construction or under contract to be constructed.

Transocean provides contract drilling services in a single, global operating segment, which involves contracting its mobile offshore drilling fleet, related equipment and work crews primarily on a dayrate basis to drill oil and gas wells.  Transocean specializes in technically demanding regions of the offshore drilling business with a particular focus on deepwater and harsh environment drilling services.  Transocean believes its drilling fleet is one of the most versatile fleets in the world, consisting of floaters and high‑specification jackups used in support of offshore drilling activities and offshore support services on a worldwide basis.

Transocean’s contract drilling services operations are geographically dispersed in oil and gas exploration and development areas throughout the world.  Although rigs can be moved from one region to another, the cost of moving rigs and the availability of rig-moving vessels may cause the supply and demand balance to fluctuate somewhat between regions.  Still, significant variations between regions do not tend to persist long term because of rig mobility.  Transocean’s fleet operates in a single, global market for the provision of contract drilling services.  The location of Transocean’s rigs and the allocation of resources to operate, build or upgrade its rigs are determined by the activities and needs of its customers.

For further information on Transocean, see “Business of Transocean” on page 93.

Transocean Partners LLC
40 George Street
London, England, W1U 7DW
United Kingdom
Phone:  +44 (20) 3675-8410

Transocean Partners is a limited liability company formed by Transocean to own, operate and acquire modern, technologically advanced offshore drilling rigs.  The drilling units in Transocean Partners’ fleet are the ultra‑deepwater drillships Discoverer Inspiration and Discoverer Clear Leader and the ultra‑deepwater semisubmersible Development Driller III, which are located in the United States (“U.S.”) Gulf of Mexico.  Transocean Partners generates revenues through contract drilling services.

Transocean Partners owns a 51 percent interest in each of the entities that owns and/or operates the drilling units in its fleet (each individually, a “RigCo”, and collectively, the “RigCos”).  Transocean Holdings, an indirect wholly owned subsidiary of Transocean, owns the remaining 49 percent noncontrolling interest in each of the RigCos.  Transocean Partners controls each RigCo through its ownership of the majority of each RigCo’s shares or limited liability company interests.  Transocean Partners is entitled to only 51 percent of the RigCos’ distributions, if any.  Transocean Partners’ interest in the RigCos represents its only cash‑generating asset.  Transocean Partners depends on Transocean affiliates to operate its drilling units, manage its customer relationships, renew existing and obtain new drilling contracts and to perform other administrative support activities.

For further information on Transocean Partners, see “Business of Transocean Partners” on page 94.

Transocean Partners Holdings Limited
70 Harbour Drive, Floor 4
P.O. Box 10342
George Town, Grand Cayman
Cayman Islands, KY-1003
Phone: (345)-745-4500

Transocean Holdings is an indirect wholly owned subsidiary of Transocean that holds common units, subordinated units and incentive distribution rights of Transocean Partners and, as the Transocean Member (as such term is defined in Transocean Partners’ limited liability company agreement), the Transocean Member Interest. Transocean Holdings also holds a 49 percent noncontrolling interest in each RigCo.

TPHL Holdings LLC
Deepwater House
Kingswells Causeway
Prime Four Business Park
Aberdeen AB15 8PU
Scotland, U.K.
Phone: +44 20 3675 8410

Merger Sub is a direct wholly owned subsidiary of Transocean Holdings recently formed for the sole purpose of effecting the merger.

Relationship of Transocean and Transocean Partners (page 95)

Transocean formed Transocean Partners in 2014 and following Transocean Partners’ initial public offering, which closed on August 5, 2014, Transocean retained a significant interest in Transocean Partners through its indirect ownership of common and subordinated units, representing an aggregate 71.3 percent limited liability company interest in Transocean Partners, as of September 20, 2016, and all of the Transocean Partners incentive distribution rights. These interests are wholly owned by a subsidiary of Transocean, Transocean Holdings, which also holds the Transocean Member Interest in Transocean Partners, a non-economic interest that includes the right to appoint three of the seven members of the Transocean Partners Board.

Transocean Partners entered into various agreements with Transocean in relation to its initial public offering on August 5, 2014, including an omnibus agreement, master services agreements and support and secondment agreements.  These agreements were not the result of arm’s-length negotiations and neither the agreements nor any of the transactions that they provide for were effected on terms at least as favorable to the parties to these agreements as they could have obtained from unaffiliated third parties.  See “Relationship of the Parties to the Merger” for more information on these agreements and related transactions.

The Merger (page 37)

Subject to the terms and conditions of the merger agreement and in accordance with Marshall Islands law, the merger agreement provides for the merger of Transocean Partners with Merger Sub. Transocean Partners will survive the merger and become a wholly owned subsidiary of Transocean Holdings. Upon completion of the merger, Transocean will have indirectly acquired all of the outstanding interests in Transocean Partners that it does not already own, and the Transocean Partners common units will cease to be publicly traded.

The Merger Agreement (page 74)

Transocean, Transocean Holdings, Merger Sub and Transocean Partners have entered into an Agreement and Plan of Merger dated as of July 31, 2016, which, as it may be amended from time to time, we refer to as the merger agreement.  Pursuant to the terms and subject to the conditions of the merger agreement, at the effective time of the merger, Merger Sub will merge with and into Transocean Partners, with Transocean Partners surviving the merger. Transocean Partners as the surviving entity of the merger is sometimes referred to as the surviving entity. Upon completion of the merger, Transocean Partners will be an indirect wholly owned subsidiary of Transocean, and Transocean Partners’ common units will no longer be publicly traded.  You should read the entire merger agreement carefully before making any decisions regarding the merger, including approval of the merger and the merger agreement, because it is the legal document that governs the merger.

The Merger Consideration (page 75)

At the effective time of the merger, each Transocean Partners common unit issued and outstanding will be converted into the right to receive 1.1427 Transocean shares, other than the Transocean Partners common units that are held by Transocean Partners, Transocean, Transocean Holdings or Merger Sub or by any subsidiary of Transocean immediately prior to the effective time, which will remain outstanding as limited liability company interests in Transocean Partners, unaffected by the merger.

Transocean will not issue any fractional shares in the merger. Instead all fractional Transocean shares that a Transocean Partners common unitholder would otherwise be entitled to receive will be aggregated and then, if a fractional share results from that aggregation, will be rounded up to the nearest whole share of Transocean.  However, with respect to common units held in street name, DTC participants will not be required to round up fractional shares and such participants may make certain adjustments to account for fractional shares, which could result in the payment of cash in lieu of such fractional shares.

Because the Exchange Ratio was fixed at the time the merger agreement was executed and because the market value of Transocean shares and Transocean Partners common units will fluctuate during the pendency of the merger, Transocean Partners common unitholders cannot be sure of the value of the merger consideration they receive relative to the value of the Transocean Partners common units that they are exchanging.  See “Risk Factors—Risks Relating to the Merger—The value of the Transocean shares to be received in the merger will fluctuate.”

Treatment of Subordinated Units, Transocean Member Interest and Incentive Distribution Rights

The Transocean Partners subordinated units, the Transocean Member Interest and the Transocean Partners incentive distribution rights will all remain outstanding as membership interests in Transocean Partners, unaffected by the merger.

Treatment of Transocean Partners Equity Awards (page 75)

Generally, immediately prior to the effective time, each outstanding Transocean Partners phantom award that is subject to time-based vesting conditions and each Transocean Partners phantom award granted prior to January 1, 2016 that is subject to performance-based vesting conditions will become fully vested, and each holder of such phantom units will receive, immediately prior to the effective time, a number of Transocean Partners common units as determined in accordance with the terms of the Transocean Partners long-term incentive plan and applicable award agreement.  In addition, immediately prior to the effective time, each outstanding Transocean Partners phantom unit granted on or after January 1, 2016 that is subject to performance-based vesting conditions will become vested at the target level, and each holder of such phantom units will receive, immediately prior to the effective time, such number of Transocean Partners common units. Such common units received will be treated, at the effective time, the same as all other Transocean Partners common units.

In certain circumstances where the settlement of Transocean Partners phantom awards as described above would result in adverse U.S. tax treatment to the holder, such award will become fully vested and assumed by Transocean, and the holder will receive a replacement award with respect to a number of Transocean shares equal to the number of vested Transocean Partners phantom units multiplied by the Exchange Ratio, rounded down to the nearest whole share.  Settlement of such award of Transocean shares will be made as soon as practicable after such settlement would not result in adverse U.S. tax consequences to the holder.

The Special Meeting; Common Units Entitled to Vote; Required Vote (page 33)

The special meeting of Transocean Partners’ common unitholders will be held on November 11, 2016, at 3:00 p.m., local time. At the special meeting, Transocean Partners common unitholders will be asked to vote on approving the merger and the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus.

Only Transocean Partners common unitholders of record at the close of business on September 22, 2016 will be entitled to receive notice of and to vote at the special meeting. At the close of business on the record date of September 22, 2016, there were approximately 40,914,962 Transocean Partners common units outstanding and entitled to be voted at the meeting. Each holder of Transocean Partners common units is entitled to one vote for each common unit owned as of the record date.

Approval of the merger agreement and the merger under the Transocean Partners limited liability company agreement requires the affirmative vote of a unit majority.  Under the definition of “unit majority,” as of the record date, the holders of a total of 31,084,637 outstanding common units will be required to approve the merger and the merger agreement.  As of the record date, there were 40,914,962 common units outstanding, of which 21,254,310 were owned by Transocean Holdings. Transocean Holdings has agreed to vote all of its common units “FOR” the merger and the merger agreement. Therefore, the affirmative vote of the holders of an additional 9,830,327 outstanding common units, or a majority of the outstanding common units not owned by Transocean Holdings, is required to approve the proposal to approve the merger agreement and the merger.  Transocean Partners cannot complete the merger unless its common unitholders approve the merger agreement and the merger. A Transocean Partners common unitholder’s abstention, failure to vote or the failure of a Transocean Partners common unitholder who holds his or her units in “street name” through a broker, bank or other nominee to give voting instructions to such broker, bank or other nominee will have the same effect as votes “AGAINST” approval of the merger agreement and the merger.

Pursuant to the merger agreement, Transocean and Transocean Holdings have each agreed to vote, or cause to be voted, all equity interests, including all common units, of Transocean Partners then owned beneficially or of record by it or any of its subsidiaries “FOR” the approval of the merger agreement and the merger.  Transocean, Transocean Holdings and their subsidiaries beneficially own approximately 52% of the outstanding Transocean Partners common units as of the record date. The affirmative vote of holders of at least a majority of the outstanding subordinated units and the approval of Transocean Holdings, as the Transocean Member, is also required to approve the merger and the merger agreement.  Transocean Holdings owns all of the outstanding subordinated units and has voted those units to approve the merger agreement and the merger.  Transocean Holdings, as the Transocean Member, has also approved the merger agreement and the merger.

It is expected that Transocean Partners’ directors and executive officer will vote their common units “FOR” the approval of the merger agreement and the merger, although none of them has entered into any agreement requiring them to do so. On the record date, directors and the executive officer of Transocean Partners and their affiliates beneficially owned 0.03% of the outstanding Transocean Partners common units.

Recommendation of the Transocean Partners Conflicts Committee and the Transocean Partners Board and Their Reasons for the Merger (page 49)

The Transocean Partners Conflicts Committee and the Transocean Partners Board each recommend that Transocean Partners common unitholders vote “FOR” approval of the merger agreement and the merger.

In the course of reaching its decision to approve the merger agreement and the transactions contemplated thereby, including the merger, each of the Transocean Partners Conflicts Committee and the Transocean Partners Board considered a number of factors in its deliberation. For a more complete discussion of these factors, see “The Merger—Transocean Partners Conflicts Committee and Transocean Partners Board Reasons for the Merger” and “The Merger—Recommendation of the Transocean Partners Conflicts Committee and Transocean Partners Board.”

No Transocean Shareholder Approval Required

Transocean shareholders are not required to approve the merger agreement or the merger or the issuance of Transocean shares in connection with the merger.

Opinion of Evercore Group L.L.C.—Financial Advisor to the Transocean Partners Conflicts Committee (page 53)

At the request of the Transocean Partners Conflicts Committee at a meeting of the Transocean Partners Conflicts Committee held on July 31, 2016, Evercore Group L.L.C. (“Evercore”) rendered its oral opinion to the Transocean Partners Conflicts Committee that, as of July 31, 2016, based upon and subject to the assumptions, qualifications, limitations and other matters considered by Evercore in connection with the preparation of its opinion, the Exchange Ratio provided for pursuant to the merger agreement is fair, from a financial point of view, to Transocean Partners Public Unitholders. Evercore subsequently confirmed its oral opinion in writing dated July 31, 2016 to the Transocean Partners Conflicts Committee (the “Written Opinion”). In the sections of this proxy statement/prospectus regarding Evercore’s opinion and related analyses, references to the “Transaction” means the merger and the related transactions contemplated by the merger agreement.

Evercore’s opinion was directed to the Transocean Partners Conflicts Committee (in its capacity as such), and only addressed the fairness from a financial point of view, as of the date of the opinion, to the Transocean Partners Public Unitholders of the Exchange Ratio provided for pursuant to the merger agreement. Evercore’s opinion did not address any other term or aspect of the merger agreement or the Transaction. The full text of the Written Opinion, which describes the assumptions made, procedures followed, matters considered, and qualifications and limitations of the review undertaken by Evercore in rendering its opinion, is attached as Annex B to this proxy statement/prospectus. The summary of Evercore’s opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the Written Opinion. However, neither the Written Opinion nor the summary of such opinion and the related analyses set forth in this proxy statement/prospectus are intended to be, and they do not constitute, a recommendation as to how unitholders of Transocean Partners or any other person should act or vote with respect to any matter relating to the Transaction or any other matter.

Ownership of Transocean After the Merger

Based on the number of Transocean Partners common units and Transocean Partners phantom units outstanding as of September 20, 2016, Transocean expects to issue approximately 22.7 million Transocean shares to former Transocean Partners common unitholders pursuant to the merger. Based on the number of Transocean shares outstanding as of the date of this proxy statement/prospectus, immediately following the completion of the merger, Transocean expects to have approximately 388.1 million Transocean shares outstanding.  Former Transocean Partners public common unitholders are therefore expected to hold approximately 5.8% of the aggregate number of Transocean shares outstanding immediately after the merger.

Interests of Directors and the Executive Officer of Transocean Partners in the Merger (page 62)

Transocean Partners’ directors and executive officer have interests in the merger that are different from, or in addition to, the interests of Transocean Partners common unitholders generally. The members of the Transocean Partners Board and Transocean Partners Conflicts Committee were aware of and considered these interests, among other matters, in evaluating and negotiating the merger agreement and the merger, and in recommending to Transocean Partners common unitholders that the merger and the merger agreement be approved.

These interests include:

•	Certain members of the Transocean Partners Board are members of the Transocean board of directors and/or are executives of Transocean.
•	Some members of the Transocean Partners Board and/or the executive officer of Transocean Partners own Transocean shares or other Transocean securities.
•	The directors and officers of Transocean Partners are entitled to continued indemnification and insurance coverage under the merger agreement.
•

The Transocean Partners phantom units held by the Chief Executive Officer and Chief Financial Officer of Transocean Partners and the non-employee directors of Transocean Partners will vest and convert, subject to applicable tax withholding, into Transocean Partners common units immediately prior to the effective time of the merger and such Transocean Partners common units will be treated, at the effective time, the same as all other Transocean Partners common units.

•

The Chief Executive Officer and Chief Financial Officer of Transocean Partners will be entitled under certain circumstances to a cash severance benefit and other severance benefits, and the vesting of certain Transocean equity awards she holds will be accelerated.

Please see “The Merger—Interests of Directors and the Executive Officer of Transocean Partners in the Merger” for more information.

Listing of Transocean Shares; Delisting and Deregistration of Transocean Partners Common Units (page 72)

Transocean shares are currently listed on the NYSE under the ticker symbol “RIG.” Transocean will apply to list the Transocean shares to be issued in the merger on the NYSE, subject to official notice of issuance.

Transocean Partners common units are currently listed on the NYSE under the ticker symbol “RIGP.” If the merger is completed, Transocean Partners common units will cease to be listed on the NYSE and will be deregistered under the Exchange Act.

No Appraisal Rights

Appraisal rights are not available in connection with the merger under Marshall Islands law or under the Transocean Partners limited liability company agreement.

Conditions to Completion of the Merger (page 79)

The respective obligations of each party to effect the merger is subject to the satisfaction or, to the extent permitted by law, waiver of certain conditions, including, but not limited to, the following:

•	approval of the merger agreement and the merger by the Transocean Partners common unitholders;

•	the absence of any decree, order or injunction of a U.S. or non-U.S. court of competent jurisdiction prohibiting the consummation of the merger;
•	the effectiveness of the Form S-4 registration statement, of which this proxy statement/prospectus is a part, and the absence of any stop order suspending the effectiveness of the Form S-4; and
•	the approval for listing on the NYSE of Transocean shares to be delivered to Transocean Partners common unitholders pursuant to the merger agreement, subject to official notice of issuance.

In addition, Transocean Partners’ obligation to effect the merger is subject to, among other things, the receipt by Transocean of an opinion of Baker Botts L.L.P., counsel to Transocean, or another nationally recognized law firm experienced in such matters, to the effect that for U.S. federal income tax purposes, the merger will be treated as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended.

No Solicitation by Transocean Partners (page 85)

Under the merger agreement, Transocean Partners has agreed not to (or authorize any of its directors, officers, members, employees, representatives, agents, attorneys, consultants, contractors, accountants, financial advisors and other advisors to), among other things:

•	solicit, initiate, knowingly encourage or knowingly facilitate any acquisition proposal;
•	provide information regarding Transocean Partners to a third party in connection with an acquisition proposal; or
•	approve or recommend an acquisition proposal.

However, before the approval of the merger and of the merger agreement by the Transocean Partners common unitholders, Transocean Partners may, under certain circumstances, engage in negotiations with and provide information regarding Transocean Partners to a third party making an unsolicited, written acquisition proposal that the Transocean Partners Board or the Transocean Partners Conflicts Committee concludes in good faith is reasonably likely to be superior to the merger and the failure to take the action would be inconsistent with the directors’ duties under the Transocean Partners limited liability company agreement or applicable Marshall Islands law.

Termination of the Merger Agreement (page 90)

Either the Transocean Partners Board (upon the recommendation of the Transocean Partners Conflicts Committee) or Transocean may terminate the merger agreement and abandon the merger at any time prior to the effective time of the merger if:

•	the merger has not been consummated by January 31, 2017;
•	there is a failure to obtain at a meeting of the common unitholders of Transocean Partners approval of the merger agreement and the merger; or
•

a court of competent jurisdiction or governmental entity has issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the merger agreement.

The Transocean Partners Board (upon the recommendation of the Transocean Partners Conflicts Committee) may terminate the merger agreement and abandon the merger at any time, after consultation with its outside legal counsel, if:

•

Transocean, Transocean Holdings or Merger Sub has breached any representation, warranty, covenant or agreement in the merger agreement, or any representation or warranty of Transocean, Transocean Holdings or Merger Sub has become untrue, in either case such that the conditions to Transocean Partners’ obligations to consummate the merger set forth in the merger agreement would not be satisfied, such breach is not curable, or, if curable, is not cured within 30 days after Transocean Partners gives written notice of the breach to Transocean, and Transocean Partners is not, at that time, in breach of any representation, warranty, covenant or agreement in the merger agreement such that the conditions to Transocean’s obligation to consummate the merger set forth in the merger agreement would not be satisfied; or

•

prior to the receipt of Transocean Partners common unitholder approval, Transocean Partners Board has approved, and Transocean Partners concurrently enters into, a definitive agreement providing for the implementation of a superior proposal, provided that Transocean Partners must have complied with its obligations in the merger agreement relating to solicitations and shall have paid (or shall concurrently pay) the fee due as a result of the termination of the merger agreement.

Transocean may terminate the merger agreement at any time, after consultation with its outside legal counsel, if:

•

Transocean Partners has breached any representation, warranty, covenant or agreement in the merger agreement, or any representation or warranty of Transocean Partners has become untrue, in either case such that the conditions to Transocean’s, Transocean Holdings’ and Merger Sub’s obligations to consummate the merger set forth in the merger agreement would not be satisfied, such breach is not curable, or, if curable, is not cured within 30 days after Transocean gives written notice of the breach to Transocean Partners, and Transocean, Transocean Holdings and Merger Sub are not, at that time, in breach of any representation, warranty, covenant or agreement in the merger agreement such that the conditions to Transocean Partners’ obligation to consummate the merger set forth in the merger agreement would not be satisfied; or

•	the Transocean Partners Conflicts Committee has made a change in recommendation (whether in respect of a superior proposal or an intervening event).

Termination Fees and Expenses (page 91)

Transocean Partners will be required to pay to Transocean a termination fee of $15 million if the merger agreement is terminated:

•

by either party due to failure to obtain the requisite approval of Transocean Partners’ common unitholders, where (1) the failure to obtain such approval occurs at any time after the date of the merger agreement and prior to the vote at the Transocean Partners common unitholder meeting, an alternative proposal for Transocean Partners by a third party has been made directly to Transocean Partners’ unitholders or has otherwise been publicly disclosed and within 12 months after the termination of the merger agreement, Transocean Partners or any of its subsidiaries enter into a definitive agreement providing for a Transocean Partners alternative proposal or a Transocean Partners alternative proposal is consummated or (2) the failure to obtain such approval was caused by a breach by Transocean Partners of its non-solicitation obligations or obligations to submit the merger agreement to its common unitholders for approval under the merger agreement;

•	by Transocean due to a change in recommendation by the Transocean Partners Conflicts Committee (whether in respect of a superior proposal or an intervening event); or
•	by Transocean Partners in connection with a superior proposal for Transocean Partners.

If the merger agreement is terminated by Transocean or Transocean Partners because of a failure to obtain approval of the merger agreement by the Transocean Partners common unitholders, other than in any circumstances where a termination fee is payable as described above, then Transocean Partners would be required to reimburse Transocean for its costs and expenses (including all fees and expenses of counsel, accountants, consultants, financial advisors, financing sources and investment bankers of such party and its affiliates) in connection with the authorization, preparation, negotiation, execution, financing and performance of the merger agreement and all other matters related to the merger, up to a maximum of $2.5 million.

If Transocean Partners has already reimbursed Transocean for its costs and expenses and a termination fee later becomes payable by Transocean Partners, the amount of such costs and expenses so reimbursed will be offset against the $15 million termination fee payable.

Payment of Cash Distributions (page 73)

Transocean

Transocean has not paid any cash distributions on Transocean shares since September 2015.

Transocean Partners

Transocean Partners common unitholders will receive distributions on their Transocean Partners common units for the quarter ending June 30, 2016 and will receive distributions for any future quarter for which the record date with respect to a distribution approved by the Transocean Partners Board in accordance with the terms of the merger agreement occurs prior to the effective time of the merger. Under the terms of the merger agreement, Transocean Partners may make quarterly cash distributions not to exceed $0.3625 per unit with declaration, record and payment dates reasonably consistent with past practice; provided that the parties have agreed to coordinate the timing of the closing of the merger to facilitate the payment of the regular quarterly cash distribution on the Transocean Partners common units for the quarter ending September 30, 2016, the record date for which will be prior to the closing of the merger.

Comparison of Rights of Shareholders and Common Unitholders (page 117)

Transocean Partners common unitholders will own Transocean shares following the completion of the merger, and their rights associated with those Transocean shares will be governed by the Transocean articles of association and Swiss law, which differ in a number of respects from the Transocean Partners limited liability company agreement and Marshall Islands law.

Material U.S. Federal Income Tax Consequences of the Merger (page 64)

Except in certain circumstances described in “The Merger—Material U.S. Federal Income Tax Consequences of the Merger,” a  U.S. Holder (as defined below) generally will not recognize any gain or loss for U.S. federal income tax purposes upon the exchange of Transocean Partners common units for Transocean shares in the merger.  A Non-U.S. Holder (as defined below) generally will not recognize any gain or loss for U.S. federal income tax purposes upon the exchange of Transocean Partners common units for Transocean shares in the merger.

Please refer to “The Merger—Material U.S. Federal Income Tax Consequences of the Merger” beginning on page 64 of this proxy statement/prospectus for a description of the material U.S. federal income tax consequences of the merger.  Determining the actual tax consequences of the merger to you may be complex and will depend on your specific situation.  You should consult your tax advisor for a full understanding of the tax consequences of the merger to you.

Marshall Islands Tax Consequences of the Merger (page 71)

Please refer to “The Merger—Marshall Islands Tax Consequences of the Merger” beginning on page 71 of this proxy statement/prospectus for a description of Marshall Islands tax consequences of the merger.

U.K. Tax Consequences of the Merger (page 71)

Please refer to “The Merger—U.K. Tax Consequences of the Merger” beginning on page 71 of this proxy statement/prospectus for a description of United Kingdom (“U.K.”) tax consequences of the merger.

Accounting Treatment of the Merger (page 64)

Transocean will account for the merger in accordance with accounting standards generally accepted in the U.S. with regard to consolidation and changes in a parent’s ownership interest in a subsidiary.  Because Transocean retains a controlling financial interest in Transocean Partners before and after the transaction, the transaction will be accounted for as an equity transaction.  Therefore, no gain or loss shall be recognized in consolidated net income or total comprehensive income.

Regulatory Approvals Required for the Merger (page 72)

Transocean and Transocean Partners are not required to make notifications under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules promulgated thereunder by the Federal Trade Commission.

Risk Factors Relating to the Merger and Ownership of Transocean Shares (page 25)

Transocean Partners common unitholders should consider carefully all the risk factors together with all of the other information included or incorporated by reference in this proxy statement/prospectus before deciding how to vote. Risks relating to the merger and ownership of Transocean shares are described in the section titled “Risk Factors.” Some of these risks include, but are not limited to, those described below:

•	The value of the Transocean shares to be received in the merger will fluctuate.
•

Transocean does not currently pay any cash distributions to its shareholders, and Transocean’s ability to declare and pay cash distributions to its shareholders, if any, in the future will depend on various factors, many of which are beyond Transocean’s control.

•

The fairness opinion rendered to the Transocean Partners Conflicts Committee by Evercore was based on Evercore’s financial analysis and considered factors such as market and other conditions then in effect, and financial forecasts and other information made available to Evercore, as of the date of the opinion. As a result, the opinion does not reflect changes in events or circumstances after the date of such opinion. The Transocean Partners Conflicts Committee has not obtained, and does not expect to obtain, an updated fairness opinion from Evercore reflecting changes in circumstances that may have occurred since the signing of the merger agreement.

•

Failure to complete, or delays in completing, the merger could negatively impact the market price of the Transocean shares and Transocean Partners common units and financial results of Transocean and Transocean Partners.

•

Until the merger is completed or the merger agreement is terminated, Transocean Partners will not be able to pursue certain other alternatives to the merger because of restrictions in the merger agreement.

•	Transocean shares to be received by Transocean Partners common unitholders as a result of the merger have different rights as compared to Transocean Partners common units.

•	Some of Transocean Partners’ directors and officers have interests that are different from those of Transocean Partners common unitholders generally.
•	The anticipated benefits of combining the companies may not be realized.
•	Transocean and Transocean Partners will incur substantial transaction-related costs in connection with the merger.
•	If the merger and the merger agreement are approved by Transocean Partners common unitholders, the date that Transocean Partners common unitholders will receive the merger consideration is uncertain.
•	Financial forecasts prepared by Transocean may not prove to be reflective of actual future results.
•	Transocean is subject to anti-takeover provisions.
•	While the merger is pending, Transocean Partners may experience diminished productivity due to the impact of the merger on its employees and key management.
•	Transocean Partners will be subject to certain operating restrictions until completion of the merger.

Selected Historical Consolidated Financial Data of Transocean

The selected financial data of Transocean as of December 31, 2015 and 2014 and for each of the three years in the period ended December 31, 2015 have been derived from the audited consolidated financial statements included in “Item 8. Financial Statements and Supplementary Data” of Transocean’s annual report on Form 10‑K for the year ended December 31, 2015.  The selected financial data as of June 30, 2016 and for each of the six-month periods ended June 30, 2016 and 2015 have been derived from the unaudited condensed consolidated financial statements included in “Item 1. Financial Statements” of Transocean’s quarterly report on Form 10‑Q for the quarterly period ended June 30, 2016.  The selected financial data as of December 31, 2013, 2012 and 2011 and for each of the two years in the period ended December 31, 2012 have been derived from Transocean’s accounting records.

The selected financial data should be read in conjunction with the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and notes thereto in Transocean’s annual report on Form 10-K for the year ended December 31, 2015, and in Transocean’s quarterly report on Form 10-Q for the quarterly period ended June 30, 2016, and Transocean’s financial statements, related notes and other financial information incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information.”

	Six months ended June 30,		Years ended December 31,
	2016	2015	2015	2014	2013	2012	2011
	(In millions, except per share data)
Statement of operations data
Operating revenues	$2,284	$3,927	$7,386	$9,174	$9,249	$8,945	$7,598
Operating income (loss)	568	185	1,380	(1,378)	2,217	1,600	(4,802)
Income (loss) from continuing operations	343	(120)	824	(1,946)	1,398	832	(5,801)
Net income (loss)	343	(121)	826	(1,966)	1,407	(211)	(5,677)
Net income (loss) attributable to controlling interest	326	(141)	791	(1,913)	1,407	(219)	(5,754)
Per share earnings (loss) from continuing operations
Basic	$0.88	$(0.39)	$2.16	$(5.23)	$3.85	$2.32	$(18.27)
Diluted	$0.88	$(0.39)	$2.16	$(5.23)	$3.85	$2.32	$(18.27)

Balance sheet data (at end of period)
Total assets	$25,839		$26,329	$28,571	$32,658	$34,368	$35,052
Debt due within one year	1,063		1,093	1,032	323	1,365	2,181
Long-term debt	7,155		7,397	9,019	10,329	11,035	11,300
Total equity	15,140		14,808	13,982	16,685	15,730	15,627

Other financial data
Cash provided by operating activities	$838	$1,837	$3,445	$2,220	$1,918	$2,708	$1,825
Cash used in investing activities	(811)	(348)	(1,932)	(1,828)	(1,658)	(389)	(1,896)
Cash provided by (used in) financing activities	(213)	(355)	(1,809)	(1,000)	(2,151)	(1,202)	734
Capital expenditures	826	396	2,001	2,165	2,238	1,303	974
Distributions of qualifying additional paid-in capital	—	327	381	1,018	606	276	759

Per share distributions of qualifying additional paid-in capital	$—	$0.90	$1.05	$2.81	$1.68	$0.79	$2.37

Selected Historical Consolidated Financial Data of Transocean Partners

The selected financial data of Transocean Partners as of December 31, 2015 and 2014 and for each of the three years in the period ended December 31, 2015 have been derived from the audited consolidated financial statements included in “Item 8. Financial Statements and Supplementary Data” of Transocean Partners’ annual report on Form 10‑K for the year ended December 31, 2015.  The selected financial data as of June 30, 2016 and for each of the six-month periods ended June 30, 2016 and 2015 have been derived from the unaudited condensed consolidated financial statements included in “Item 1. Financial Statements” of Transocean Partners’ quarterly report on Form 10‑Q for the quarterly period ended June 30, 2016.  The selected financial data as of December 31, 2013 and 2012 and for the year ended December 31, 2012 have been derived from Transocean Partners’ accounting records.

For periods prior to August 5, 2014, the combined financial information of the Transocean Partners LLC predecessor was derived from Transocean’s accounting records. The combined financial information reflects the combined results of operations, financial position and cash flows of the Transocean Partners LLC predecessor business as if such operations and assets had been combined for all periods presented. For the periods following August 5, 2014, the consolidated financial statements reflect Transocean Partners’ consolidated results of operations, financial position and cash flows.

As a company with less than $1 billion in revenues during its last fiscal year, Transocean Partners qualifies as an emerging growth company as defined in the Jumpstart Our Business Startups Act of 2012. As an emerging growth company, Transocean Partners may, for up to five years after the date of its initial public offering, take advantage of specified exemptions from reporting and other regulatory requirements that are otherwise applicable generally to public companies. Among other exemptions, these include the presentation of only two years of audited financial statements and only two years of related Management’s Discussion and Analysis of Financial Condition and Results of Operations in the registration statement of an initial public offering of common equity securities and the reporting of incremental years in the succeeding years for purposes of providing selected financial data.

The selected financial data should be read in conjunction with the sections entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and notes thereto in Transocean Partners’ annual report on Form 10-K for the year ended December 31, 2015, and in Transocean Partners’ quarterly report on Form 10-Q for the quarterly period ended June 30, 2016, and Transocean Partners’ financial statements, related notes and other financial information incorporated by reference in this proxy statement/prospectus. See “Where You Can Find More Information.”

	Six months ended June 30,		Years ended December 31,
	2016	2015	2015	2014	2013		2012
	(In millions, except per share data)
Statement of operations data
Operating revenues	$299	$301	$580	$567		$526		$569
Operating income (loss)	144	70	(114)	233		208		276
Net income (loss)	136	63	(127)	215		189		255
Net income (loss) attributable to controlling interest	67	29	(71)	36		n/a		n/a
Per unit earnings (loss) - basic
Common units	$0.97	$0.43	$(1.02)	$0.52	$	n/a	$	n/a
Subordinated units	$0.97	$0.43	$(1.02)	$0.52	$	n/a	$	n/a
Per unit earnings (loss) - diluted
Common units	$0.97	$0.43	$(1.02)	$0.52	$	n/a	$	n/a
Subordinated units	$0.97	$0.43	$(1.02)	$0.52	$	n/a	$	n/a

Balance sheet data (at end of period)
Cash and cash equivalents	$171		$159	$86		$—		$—
Total assets	2,217		2,231	2,632		2,468		2,557
Debt due within one year	—		—	43		—		—
Total equity	2,137		2,145	2,451		2,344		2,388

Other financial data
Cash provided by operating activities	$173	$177	$312	$190		$239		$340
Cash used in investing activities	(9)	(6)	(4)	(3)		(4)		(15)
Cash used in financing activities	(152)	(80)	(235)	(101)		(235)		(325)
Capital expenditures	12	10	16	3		4		15
Distributions to common unitholders	30	30	60	9		n/a		n/a
Distributions to subordinated unitholders	20	20	40	6		n/a		n/a

Per share distributions to common unitholders	$0.7250	$0.7250	$1.4500	$0.2246		n/a		n/a
Per share distributions to subordinated unitholders	$0.7250	$0.7250	$1.4500	$0.2246		n/a		n/a

Unaudited Comparative Per Share and Per Unit Data

The following table presents the following: (1) historical per share information of Transocean, (2) unaudited pro forma per share information of Transocean after giving pro forma effect to the merger, including the issuance of 1.1427 Transocean shares for each outstanding Transocean Partners common unit not owned by Transocean or its subsidiaries and (3) the historical and equivalent pro forma per share information of Transocean Partners.

The combined company unaudited pro forma per share information was derived from the historical consolidated financial statements of Transocean and Transocean Partners. You should read this information together with the historical consolidated financial statements and related notes of Transocean and Transocean Partners that are filed with the SEC and incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information.”

The unaudited pro forma data is for informational purposes only. The companies may have performed differently had they always been combined.  You should not rely on the pro forma data as being indicative of the historical results that would have been achieved had the companies always been combined or the future results that the combined company will experience after completion of the merger.

			Transocean Partners
	Transocean historical per share data	Combined company unaudited pro forma per share data (a)	Historical per unit data	Equivalent unaudited pro forma per unit data (b)
Six months ended June 30, 2016:
Per share or unit earnings from continuing operations:
Basic	$ 0.88	$ 0.88	$ 0.97	$ 1.01
Diluted	0.88	0.88	0.97	1.01
Distributions per share or unit	—	—	0.7250	—
Book value per share or unit	40.61	39.00	18.74	44.56

Year ended December 31, 2015:
Per share or unit earnings (loss) from continuing operations:
Basic	$ 2.16	$ 2.11	$ (1.02)	$ 2.41
Diluted	2.16	2.11	(1.02)	2.41
Distributions per share or unit	1.05	0.99	1.45	1.13
Book value per share or unit	39.83	38.27	18.32	43.73

(a)

The combined company unaudited pro forma per share data includes the effect of the merger as described in “The Merger—Accounting Treatment and Considerations.” The numerator and denominator used for the computation of the basic and diluted combined company unaudited pro forma per share earnings from continuing operations were as follows (in millions, except per share data):

	Six months ended June 30, 2016		Year ended December 31, 2015
	Basic	Diluted	Basic	Diluted
Numerator for pro forma earnings per share
Income from continuing operations available to shareholders, as reported	$323	$322	$782	$782
Pro forma adjustment to increase earnings available to shareholders reflecting a corresponding decrease to earnings attributable to noncontrolling interest	17	17	31	31
Pro forma income from continuing operations available to shareholders, as adjusted	$340	$339	$813	$813

Denominator for pro forma earnings per share
Weighted-average shares outstanding for per share calculation	365	365	363	363
Pro forma adjustment to reflect pro forma issuance of shares in connection with the merger	23	23	23	23
Pro forma weighted-average shares for per share calculation, as adjusted	388	388	386	386

Pro forma per share earnings from continuing operations	$0.88	$0.88	$2.11	$2.11

The calculation for the combined company unaudited pro forma distributions per share was as follows (in millions, except per share data):

	Six months ended June 30, 2016	Year ended December 31, 2015

Aggregate distribution paid to Transocean shareholders	$—	$381

Weighted average shares outstanding on the record dates	365	363
Pro forma adjustment to reflect pro forma issuance of shares in connection with the merger	23	23
Pro forma weighted-average shares outstanding for per share calculation, as adjusted	388	386

Pro forma distributions per share	$—	$0.99

The calculation for the combined company unaudited pro forma book value per share was as follows (in millions, except per share data):

	Six months ended June 30, 2016	Year ended December 31, 2015

Total controlling interest shareholders’ equity, as reported	$14,837	$14,498
Pro forma adjustment to increase controlling interest shareholders’ equity reflecting a corresponding decrease to equity attributable to noncontrolling interest	298	302
Pro forma controlling interest shareholders’ equity, as adjusted	$15,135	$14,800

Shares outstanding, end of period	365	364
Pro forma adjustment to reflect pro forma issuance of shares in connection with the merger	23	23
Pro forma shares outstanding for per share calculation, as adjusted	388	387

Pro forma book value per share	$39.00	$38.27

(b)	The Transocean Partners equivalent unaudited pro forma per unit data represents the combined company unaudited pro forma per share data multiplied by the Exchange Ratio of 1.1427.

Comparative Per Share and Per Unit Market Price And Dividend Information

The following table sets forth, for the periods indicated, the intra-day high and low sales prices per Transocean share and per Transocean Partners common unit as reported on the NYSE, which is the principal trading market for both Transocean shares and Transocean Partners common units, and the cash dividends and distributions declared per Transocean share and per Transocean Partners common unit.

	Transocean Shares			Transocean Partners Common Units
	High	Low	Cash distributions declared (a)	High	Low	Cash distributions declared
2016
Third Quarter (through September 29, 2016)	$13.03	$8.68	$—	$13.47	$10.22	$0.3625
Second Quarter	12.05	8.34	—	13.07	8.45	0.3625
First Quarter	13.48	7.67	—	9.41	5.89	0.3625

2015
Fourth Quarter	$17.19	$11.95	$—	$12.29	$8.50	$0.3625
Third Quarter	16.20	11.26	0.15	14.02	9.00	0.3625
Second Quarter	21.90	14.44	0.15	16.16	11.70	0.3625
First Quarter	20.65	13.28	0.75	17.09	11.55	0.3625

2014
Fourth Quarter	$32.41	$15.97	$0.75	$27.24	$13.18	$0.2246
Third Quarter	45.21	31.76	0.75	29.43	21.90	—
Second Quarter	46.12	39.41	0.75	—	—	—
First Quarter	49.58	38.47	0.56	—	—	—

2013
Fourth Quarter	$55.74	$44.19	$0.56	$—	$—	$—
Third Quarter	50.45	44.32	0.56	—	—	—
Second Quarter	55.79	46.02	0.56	—	—	—
First Quarter	59.50	45.23	—	—	—	—

(a)

In May 2015, 2014 and 2013, shareholders at Transocean’s annual general meeting approved distributions of qualifying additional paid-in capital in the form of a U.S. dollar denominated distribution of $0.60, $3.00 and $2.24, respectively, per outstanding share.  The distributions were payable in four quarterly installments as presented above.  In October 2015, shareholders at Transocean’s extraordinary general meeting approved the cancellation of the third and fourth installments of the distribution that was previously approved in May 2015.

The following table sets forth the closing sale price per Transocean share and Transocean Partners common unit as reported on the NYSE as of July 29, 2016, the last trading day before the public announcement of the merger, and as of September 29, 2016, the most recent practicable trading day prior to the date of this proxy statement/prospectus. The table also shows the implied value of the merger consideration proposed for each Transocean Partners common unit as of the same dates.

	Transocean Closing Price	Transocean Partners Closing Price	Equivalent Per Share Value
July 29, 2016	$10.99	$10.92	$12.56
September 29, 2016	$10.63	$12.35	$12.15

The market prices of Transocean shares and Transocean Partners common units will fluctuate between the date of this proxy statement/prospectus and the completion of the merger. No assurance can be given concerning the market prices of Transocean shares and Transocean Partners common units before the completion of the merger or Transocean shares after the completion of the merger. Because the Exchange Ratio is fixed in the merger agreement, the market value of the Transocean shares that Transocean Partners common unitholders will receive in connection with the merger may vary significantly from the prices shown in the table above. Accordingly, Transocean Partners common unitholders are advised to obtain current market quotations for Transocean shares and Transocean Partners common units before deciding whether to vote for approval of the merger and the merger agreement.

RISK FACTORS

By voting in favor of the proposal to approve the merger and the merger agreement, Transocean Partners common unitholders will be choosing to invest in Transocean shares.  An investment in Transocean shares involves certain risks.  In addition to the other information contained in this proxy statement/prospectus and the documents incorporated by reference, including the matters addressed in “Cautionary Information Regarding Forward-Looking Statements,” you should carefully consider the following risks before deciding how to vote on the merger and the merger agreement. In addition, you should read and carefully consider the risks associated with each of Transocean and Transocean Partners and their respective businesses. These risks can be found in Transocean’s and Transocean Partners’ respective Annual Reports on Form 10-K for the year ended December 31, 2015, which are filed with the SEC and are incorporated by reference into this proxy statement/prospectus. For further information regarding the documents incorporated into this proxy statement/prospectus by reference, please see “Where You Can Find More Information.” In addition to the risks set forth below, new risks may emerge from time to time and it is not possible to predict all risk factors, nor can Transocean or Transocean Partners assess the impact of all factors on the merger and the combined company following the merger or the extent to which any factor or combination of factors may cause actual results to differ materially from those contained in or implied by any forward-looking statements.

Risks Relating to the Merger

The value of the Transocean shares to be received in the merger will fluctuate.

The merger agreement does not contain any provisions for adjustment of the consideration and does not provide for rights of termination by either party based upon fluctuations in the market price of the Transocean shares before the completion of the merger.  The Exchange Ratio that determines the number of Transocean shares that Transocean Partners common unitholders will receive as consideration in the merger is fixed.  Because no adjustment will be made to the consideration, the market value of the Transocean shares to be received by Transocean Partners common unitholders in connection with the merger cannot presently be determined, will depend upon the trading price of Transocean shares at the time the merger is completed and may be less than contemplated at the time the merger agreement was signed. Share price changes may result from a variety of factors (many of which are beyond Transocean’s or Transocean Partners’ control), including:

•	the level of activity in the offshore oil and gas industry;
•	competition in the offshore drilling industry;
•	cancellation or termination of drilling contracts of Transocean and Transocean Partners;
•	inability to renew or obtain new drilling contracts for rigs whose contracts are expiring or are terminated;
•	the prospects for the post-merger operations of the combined company;
•	the worldwide supply/demand balance for oil and gas and the prevailing commodity price environment;
•	risks associated with Transocean’s newbuild programs;
•	changes in the business, results of operations or prospects of Transocean or Transocean Partners;
•	general stock market and economic conditions; and
•	federal, state and local legislation, governmental regulation and legal developments in the business in which Transocean and Transocean Partners operate.

The price of Transocean shares at the closing of the merger may vary from the price on the date the merger agreement was executed, on the date of this proxy statement/prospectus and on the date of the special meeting. As a result, the market value represented by the Exchange Ratio will also vary. For example, based on the range of closing prices of Transocean shares during the period from July 29, 2016 (the last trading day before the public announcement of the merger) through September 29, 2016 (the most recent practicable trading day before the date of this proxy statement/prospectus), the Exchange Ratio represented a market value ranging from a low of $8.68 to a high of $11.46 for each Transocean share.

If the price of Transocean shares declines between the date of the special meeting and the effective time of the merger, including for any of the reasons described above, Transocean Partners common unitholders will receive Transocean shares that have a market value upon completion of the merger that is less than the market value calculated pursuant to the Exchange Ratio on the date of the Transocean Partners special meeting. In addition, the market value of the Transocean shares that Transocean Partners common unitholders will be entitled to receive in the merger will continue to fluctuate after the completion of the merger, and Transocean Partners common unitholders could lose the value of their investment in Transocean shares.

Transocean does not currently pay any cash distributions to its shareholders, and Transocean’s ability to declare and pay cash distributions to its shareholders, if any, in the future will depend on various factors, many of which are beyond Transocean’s control.

Transocean does not currently pay any cash distributions to its shareholders.  Any future declaration and payment of cash distributions by Transocean will depend on its results of operations, financial condition, cash requirements and other relevant factors, be subject to shareholder approval, be subject to restrictions contained in its credit facility and other debt covenants, be affected by its plans regarding share repurchases or noncash shareholder distributions and be subject to the requirements of Swiss law, including the requirement that sufficient distributable profits from the previous year or freely distributable reserves must exist.

The fairness opinion rendered to the Transocean Partners Conflicts Committee by Evercore was based on Evercore’s financial analysis and considered factors such as market and other conditions then in effect, and financial forecasts and other information made available to Evercore, as of the date of the opinion. As a result, the opinion does not reflect changes in events or circumstances after the date of such opinion. The Transocean Partners Conflicts Committee has not obtained, and does not expect to obtain, an updated fairness opinion from Evercore reflecting changes in circumstances that may have occurred since the signing of the merger agreement.

The fairness opinion rendered to the Transocean Partners Conflicts Committee by Evercore was provided in connection with, and at the time of, the evaluation of the merger and the merger agreement by the Transocean Partners Conflicts Committee. The opinion was based on the financial analyses performed, which considered market and other conditions then in effect, and financial forecasts and other information made available to Evercore, as of the date of the opinion, which may have changed, or may change, after the date of the opinion. The Transocean Partners Conflicts Committee has not obtained an updated opinion as of the date of this proxy statement/prospectus from Evercore and does not expect to obtain an updated opinion prior to completion of the merger. Changes in the operations and prospects of Transocean and Transocean Partners, general market and economic conditions and other factors that may be beyond the control of Transocean and Transocean Partners, and on which the fairness opinion was based, may have altered the value of Transocean or Transocean Partners or the prices of Transocean shares or Transocean Partners common units since the date of such opinion, or may alter such values and prices by the time the merger is completed. The opinion does not speak as of any date other than the date of the opinion. For a description of the opinion that Evercore rendered to the Transocean Partners Conflicts Committee, please refer to “The Merger—Opinion of Evercore Group L.L.C.—Financial Advisor to the Transocean Partners Conflicts Committee.”

Failure to complete, or delays in completing, the merger could negatively impact the market price of the Transocean shares and Transocean Partners common units and financial results of Transocean and Transocean Partners.

Completion of the proposed merger is subject to various conditions, including, among others, approval by the common unitholders of Transocean Partners, the absence of injunctions or other legal restrictions, and the truth and accuracy of representations and warranties, including those relating to the absence of any material adverse effect. There is no certainty that the various closing conditions will be satisfied and that the necessary approvals will be obtained. If these or other conditions are not satisfied or if there is a delay in the satisfaction of such conditions, then Transocean and Transocean Partners may not be able to complete the merger timely or at all, and such failure or delay may have other adverse consequences. If the merger is not completed or is delayed, Transocean and Transocean Partners will be subject to a number of risks, including:

•	they will not realize the expected benefits of the combined company;
•

the market price of the shares of Transocean and common units of Transocean Partners may decline to the extent that their current market price reflects a market assumption that the merger will be completed;

•	some costs relating to the merger, such as certain financial advisor and legal fees, must be paid even if the merger is not completed; and
•	in specified circumstances, if the merger is not completed, Transocean Partners must pay Transocean either a termination fee of $15 million or up to $2.5 million in expense reimbursements.

Until the merger is completed or the merger agreement is terminated, Transocean Partners will not be able to pursue certain other alternatives to the merger because of restrictions in the merger agreement.

Unless and until the merger agreement is terminated, subject to specified exceptions (which are discussed in more detail under “The Merger Agreement”), Transocean Partners is restricted from soliciting, initiating or knowingly encouraging any inquiry, proposal or offer for an alternative transaction with any person. Transocean Partners may terminate the merger agreement and enter into an agreement with respect to a superior proposal only if specified conditions have been satisfied, including compliance by Transocean Partners with these non-solicitation provisions, allowing Transocean four business days (or two business days with respect to any material amendment) to propose an adjustment to the terms and conditions of the merger agreement and paying a $15.0 million termination fee. These restrictions could affect the structure, pricing and other terms proposed by other parties seeking to enter into an alternate transaction with Transocean Partners and, as a result of these restrictions, Transocean Partners may not be able to enter into an agreement with respect to an alternative transaction on more favorable terms without incurring potentially significant liability to Transocean.

Transocean shares to be received by Transocean Partners common unitholders as a result of the merger have different rights as compared to Transocean Partners common units.

Following completion of the merger, Transocean Partners common unitholders will no longer hold Transocean Partners common units, but will instead be shareholders of Transocean. There are important differences between the rights of Transocean Partners common unitholders and Transocean shareholders. Ownership interests in a Marshall Islands limited liability company are fundamentally different from ownership interests in a Swiss company. Transocean Partners common unitholders will own Transocean shares following the merger, and their rights associated with Transocean shares will be governed by Transocean’s articles of association and Swiss law, which differ in many respects from Transocean Partners’ limited liability company agreement and Marshall Islands law. See “Comparison of Rights of Shareholders and Common Unitholders” for a discussion of the different rights associated with Transocean shares and Transocean Partners common units.

Some of Transocean Partners’ directors and officers have interests that are different from those of Transocean Partners common unitholders generally.

Some of Transocean Partners’ directors and officers have interests that may be different from, or be in addition to, the interests of Transocean Partners common unitholders.  The Transocean Partners Board and the Transocean Partners Conflicts Committee were aware of these interests and considered them, among other matters, in approving the merger, the merger agreement and the transactions contemplated thereby and making their recommendation that Transocean Partners’ common unitholders vote in favor of the proposal to approve the merger agreement and the merger. These interests include (1) the fact that completion of the merger will result in the acceleration of vesting of equity-based awards of Transocean Partners held by directors and the executive officer of Transocean Partners, (2) the fact that some directors of Transocean Partners are also officers or directors of Transocean, (3) the fact that some directors of Transocean Partners and/or the executive officer of Transocean Partners own Transocean shares or other Transocean securities, (4) the fact that the directors and the executive officer of Transocean Partners are being indemnified by Transocean and (5) the fact that the executive officer of Transocean Partners will be entitled under certain circumstances to a cash severance benefit and other severance benefits, and the vesting of certain Transocean equity awards she holds will be accelerated.  Transocean Partners common unitholders should consider these interests in voting on the proposal to approve the merger agreement and the merger. See the section entitled “The Merger—Interests of Directors and the Executive Officer of Transocean Partners in the Merger.”

The anticipated benefits of combining the companies may not be realized.

Transocean and Transocean Partners entered into the merger agreement with the expectation that the merger would result in various benefits, including, among others things, cost savings. See “The Merger—Transocean’s Reasons for the Merger” and “The Merger—Transocean Partners Conflicts Committee and Transocean Partners Board Reasons for the Merger.”

Transocean and Transocean Partners will incur substantial transaction-related costs in connection with the merger.

Transocean and Transocean Partners expect to incur a number of non-recurring transaction-related costs associated with completing the merger. These transaction costs include, but are not limited to, fees paid to legal and financial advisors, filing fees and printing costs. Many of the expenses that will be incurred are, by their nature, difficult to estimate as of the date of this proxy statement/prospectus. A portion of these costs will be incurred regardless of whether the merger is completed.

If the merger and the merger agreement are approved by Transocean Partners common unitholders, the date that Transocean Partners common unitholders will receive the merger consideration is uncertain.

As described in this proxy statement/prospectus, completing the merger is subject to several conditions, not all of which are controllable or waiveable by Transocean or Transocean Partners. Accordingly, if the merger and the merger agreement are approved by Transocean Partners common unitholders, the date that Transocean Partners common unitholders will receive the merger consideration depends on the completion date of the merger, which is uncertain.

Financial forecasts prepared by Transocean may not prove to be reflective of actual future results.

In connection with the merger, Transocean prepared internal financial forecasts for Transocean and Transocean Partners and furnished these forecasts to the Transocean board of directors, the Transocean Partners Board, the Transocean Partners Conflicts Committee and the Transocean Partners Conflicts Committee’s financial advisor in connection with discussions concerning the proposed merger.  The forecasts speak only as of the date made and will not be updated.  The forecasts were not prepared with a view to public disclosure, are subject to significant economic, competitive, industry and other uncertainties and may not be achieved in full, at all or within projected timeframes.  Actual results likely will differ, and may differ materially, from those reflected in the financial forecasts, whether or not the merger is completed.

Transocean is subject to anti-takeover provisions.

Transocean’s articles of association and Swiss law contain provisions that could prevent or delay an acquisition of the company by means of a tender offer, a proxy contest or otherwise. These provisions may also adversely affect prevailing market prices for Transocean’s shares. These provisions, among other things:

•

provide that the Transocean board of directors is authorized, subject to obtaining shareholder approval every two years, at any time during a maximum two-year period, which under the current authorized share capital of Transocean will expire on May 12, 2018, to issue a specified number of shares, which under the current authorized share capital of Transocean is approximately six percent of the share capital registered in the commercial register, and to limit or withdraw the preemptive rights of existing shareholders in various circumstances;

•

provide for a conditional share capital that authorized the issuance of additional shares up to a maximum amount of approximately 45 percent of the share capital registered in the commercial register prior to the merger (and 36.8 percent after taking into account the shares to be issued in the merger) without obtaining additional shareholder approval through: (1) the exercise of conversion, exchange, option, warrant or similar rights for the subscription of shares granted in connection with bonds, options, warrants or other securities newly or already issued in national or international capital markets or new or already existing contractual obligations by or of any of Transocean’s subsidiaries; or (2) in connection with the issuance of shares, options or other share-based awards granted to members of the Transocean board of directors, members of the Transocean executive management, employees, contractors, consultants or other persons providing services to Transocean or its subsidiaries;

•

provide that any shareholder who wishes to propose any business to be voted, or to nominate a person or persons for election as director, at any general meeting may only do so if advance notice is given to Transocean;

•	provide that directors can be removed from office only by the affirmative vote of the holders of at least 66 2/3 percent of the shares entitled to vote;
•

provide that a statutory merger or statutory demerger transaction requires the affirmative vote of the holders of at least 66 2/3 percent of the shares represented at the meeting and provide for the possibility of a so-called “cash-out” or “squeeze-out” statutory merger if the acquirer controls 90 percent of the outstanding shares entitled to vote at the meeting;

•	provide that any action required or permitted to be taken by the holders of shares must be taken at a duly called annual or extraordinary general meeting of shareholders;
•	limit the ability of Transocean’s shareholders to amend or repeal some provisions of Transocean’s articles of association; and
•

limit transactions between Transocean and an “interested shareholder,” which is generally defined as a shareholder that, together with its affiliates and associates, beneficially, directly or indirectly, owns 15 percent or more of the Transocean shares entitled to vote at a general meeting.

See “Description of Share Capital of Transocean” and “Comparison of Rights of Shareholders and Common Unitholders.”

While the merger is pending, Transocean Partners may experience diminished productivity due to the impact of the merger on its employees and key management.

Management of Transocean and Transocean Partners may be required to devote substantial time to activities related to the merger, which could otherwise be devoted to pursuing other beneficial business opportunities. Furthermore, employees of Transocean Partners may be uncertain about their future roles and relationships with Transocean following the completion of the merger. This focus of management on the merger and employee uncertainty may also affect the productivity of Transocean Partners.

Transocean Partners will be subject to certain operating restrictions until completion of the merger.

The merger agreement generally restricts Transocean Partners, without Transocean’s consent, from taking actions outside the ordinary course of business or from taking other specified actions until the merger occurs or the merger agreement terminates. These restrictions may prevent Transocean Partners from taking actions that it might otherwise consider beneficial.

Risks Relating to the Ownership of Transocean Shares

The market value of Transocean shares could decline if large amounts of Transocean shares are sold following the merger.

Following the merger, current common unitholders of Transocean Partners will own shares in Transocean, which is a different company than Transocean Partners and does not currently pay regular cash distributions to its shareholders.  Former Transocean Partners common unitholders may not wish to continue to invest in Transocean, or may wish to reduce their investment in Transocean, for this or other reasons or in order to comply with institutional investing guidelines, to increase diversification or to track any rebalancing of stock indices in which Transocean shares or Transocean Partners common units are included.  If, following the merger, large amounts of Transocean shares are sold, the price of its shares could decline.

In addition to the risks described above, Transocean is, and will continue to be subject to the risks described in Transocean’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 as updated by any subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, all of which are filed with the SEC and incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” for the location of information incorporated by reference in this proxy statement/prospectus.

CAUTIONARY INFORMATION REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement/prospectus and the documents incorporated by reference herein include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, which is referred to as the Securities Act, and Section 21E of the Securities Exchange Act of 1934, as amended, which is referred to as the Exchange Act.  Forward-looking statements include information concerning possible or assumed future results of operations of Transocean and Transocean Partners, including statements about the following subjects:

•	benefits, effects or results of the merger;
•	cost savings resulting from the merger;
•	operations and results after the merger;
•	the financial forecasts described in “The Merger—Financial Forecasts”;
•	business strategies;
•	future distributions by Transocean Partners;
•	timing and timeline of the completion of the merger;
•	tax treatment of the merger;
•	accounting treatment of the merger;
•	expenses related to the merger; and
•	any other statements that are not historical facts.

Forward-looking statements in this proxy statement/prospectus are identifiable by use of the following words and other similar expressions, among others:

• “anticipate,” • “believe,” • “budget,” • “could,” • “estimate,” • “expect,” • “forecast,” • “intend,”	• “may,” • “might,” • “plan,” • “predict,” • “project,” • “schedule” and • “should.”

The following factors could affect the future results of operations of Transocean or Transocean Partners and could cause those results to differ materially from those expressed in the forward-looking statements included in this proxy statement/prospectus or incorporated by reference:

•	the outcome of any legal proceedings relating to the merger agreement;
•	the failure to obtain Transocean Partners common unitholder approval and to satisfy the other conditions to the consummation of the merger;
•	the failure to realize the anticipated benefits of the merger, including any cost savings;
•	the adequacy of and access to sources of liquidity;

•	the inability to obtain drilling contracts for rigs that do not have contracts;
•	the inability to renew drilling contracts at comparable dayrates;
•	operational performance;
•	the impact of regulatory changes;
•	the cancellation of drilling contracts currently included in reported contract backlog;
•	losses on impairment of long-lived assets;
•	shipyard, construction and other delays;
•	the result of the special meeting of Transocean Partners common unitholders;
•	changes in political, social and economic conditions; and
•	the effect and results of litigation, regulatory matters, settlements, audits, assessments and contingencies.

The above factors are in addition to those factors discussed:

•

in this proxy statement/prospectus under “Risk Factors” and the “—Transocean’s Reasons for the Merger” and “—Transocean Partners Conflicts Committee and Transocean Partners Board Reasons for the Merger” subsections under “The Merger” and elsewhere;

•

in the documents that Transocean incorporates by reference into this proxy statement/prospectus, including in the “Risk Factors” sections of Transocean’s Annual Report on Form 10-K for the year ended December 31, 2015, and its Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2016 and June 30, 2016, and subsequent SEC filings; and

•

in the documents that Transocean Partners incorporates by reference into this proxy statement/prospectus, including in the “Risk Factors” sections of the Transocean Partners’ Annual Report on Form 10-K for the year ended December 31, 2015, and its Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2016 and June 30, 2016, and subsequent SEC filings.

Any projection or estimate by Transocean that was furnished to either party or to the Transocean Partners Conflicts Committee’s financial advisor, including those statements summarized herein, was made as of a date before the date of the merger agreement and spoke only as of the date furnished and has not been updated. These estimates and projections were only intended to be used by the parties or such financial advisor for analysis of the merger and are not intended to provide guidance as to future results and should not be relied upon for that purpose.

The foregoing risks and uncertainties are beyond the ability of Transocean and Transocean Partners to control, and in many cases, they cannot predict the risks and uncertainties that could cause Transocean’s and Transocean Partners’ actual results to differ materially from those indicated by the forward‑looking statements.  Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those indicated.  All subsequent written and oral forward‑looking statements attributable to Transocean or Transocean Partners or to persons acting on their behalf are expressly qualified in their entirety by reference to these risks and uncertainties.  You should not place undue reliance on forward‑looking statements.  Each forward‑looking statement speaks only as of the date of the particular statement.  Transocean and Transocean Partners expressly disclaim any obligations or undertaking to release publicly any updates or revisions to any forward‑looking statement to reflect any change in their expectations or beliefs with regard to the statement or any change in events, conditions or circumstances on which any forward‑looking statement is based, except as required by law.

For additional information with respect to these factors, see “Where You Can Find More Information.”

THE TRANSOCEAN PARTNERS SPECIAL MEETING

Transocean Partners is furnishing this proxy statement/prospectus to its common unitholders in connection with the solicitation of proxies by the Transocean Partners Board for use at a special meeting of its common unitholders. Transocean Partners is first mailing this proxy statement/prospectus and accompanying form of proxy to its common unitholders beginning on or about [     ], 2016.

Time, Date and Place

The special meeting will be held at Transocean Partners’ corporate headquarters, 40 George Street, London, England, United Kingdom W1U 7DW on November 11, 2016, at 3:00 p.m., local time.

Purpose of the Transocean Partners Meeting

At the meeting, Transocean Partners common unitholders will be asked to consider and vote on a proposal to approve the merger agreement and the merger.

Transocean Partners Conflicts Committee and Transocean Partners Board Recommendation

The Transocean Partners Conflicts Committee and the Transocean Partners Board each recommend that you vote “FOR” approval of the merger agreement and the merger.

The Transocean Partners Conflicts Committee (1) determined unanimously that the merger agreement and the transactions contemplated thereby, including the merger, are fair and reasonable to, and in the best interest of, the Transocean Partners common unitholders unaffiliated with Transocean, and Transocean Partners and its subsidiaries, (2) approved the merger agreement and the transactions contemplated thereby, including the merger, and (3) recommended approval of the merger agreement and the merger to the Transocean Partners common unitholders.  The Transocean Partners Board (1) determined unanimously that the merger agreement and the transactions contemplated thereby, including the merger, are fair and reasonable to, and in the best interest of, the members of Transocean Partners (including its common unitholders), and Transocean Partners and its subsidiaries, (2) approved the merger agreement and the transactions contemplated thereby, including the merger, and (3) recommended approval of the merger agreement and the merger to the members of Transocean Partners (including its common unitholders).  See “The Merger—Recommendation of the Transocean Partners Conflicts Committee and Transocean Partners Board” and “The Merger—Transocean Partners Conflicts Committee and Transocean Partners Board Reasons for the Merger.”

In considering the recommendation of the Transocean Partners Conflicts Committee and Transocean Partners Board with respect to the merger agreement and the merger, you should be aware that some of Transocean Partners’ directors and its executive officer may have interests that are different from, or in addition to, the interests of Transocean Partners common unitholders more generally. See “The Merger—Interests of Directors and the Executive Officer of Transocean Partners in the Merger.”

Record Date; Voting Rights; Vote Required for Approval

The meeting committee of the Transocean Partners Board has fixed the close of business on September 22, 2016 as the record date for determination of Transocean Partners common unitholders entitled to receive notice of, and to vote at, the special meeting or any adjournments or postponements thereto.

Only holders of record of issued and outstanding Transocean Partners common units at the close of business on the record date are entitled to receive notice of, and to vote at, the special meeting. You will not be the holder of record of common units that you hold in “street name.” Instead, the depository (for example, Cede & Co.) or other nominee will be the holder of record for such common units. If your common units are held through a broker, bank or another nominee, you must instruct the broker, bank or other nominee on how to vote your common units by following the instructions that the broker, bank or other nominee provides to you with these proxy materials.

At the close of business on the record date, there were approximately 40,914,962 Transocean Partners common units issued and outstanding and entitled to be voted at the meeting. Each Transocean Partners common unit entitles the holder thereof to one vote.

In order for there to be a quorum at the special meeting, the presence is required, in person or by proxy, of the holders of the same number of Transocean Partners common units needed to approve the merger and the merger agreement, which is the number of outstanding common units equal to the sum of (1) a majority of the outstanding Transocean Partners common units, plus (2) 50 percent of the number of outstanding common units held by Transocean Holdings. As of the record date, the holders of a total of 31,084,637 outstanding common units present in person or by proxy will constitute a quorum at the special meeting. As of the record date, there were 40,914,962 common units outstanding, of which 21,254,310 were owned by Transocean Holdings. Transocean Holdings has agreed to vote all of its common units “FOR” the merger and the merger agreement. Therefore, the presence in person or by proxy of holders of an additional 9,830,327 outstanding common units, or a majority of the outstanding common units not owned by Transocean Holdings, is required to constitute a quorum at the special meeting.

Abstentions will count in the determination of common units present at the meeting for purposes of determining the presence of a quorum, but broker non-votes will not be counted as present in person or by proxy at the special meeting for the purpose of determining the presence of a quorum.

The merger agreement provides that the merger agreement and the merger must be approved by the affirmative vote of a unit majority.  Approval of the merger agreement and the merger under the Transocean Partners limited liability company agreement requires the approval of a unit majority, including approval by the holders of a majority of the outstanding subordinated units, of Transocean Partners voting as a single class. Transocean Holdings owns all of the outstanding subordinated units of Transocean Partners and has voted these units to approve the merger and the merger agreement.  Common units not represented, and common units represented and not voted, whether by broker non-vote, abstention or otherwise, at the special meeting will have the same effect as votes cast “AGAINST” the proposal to approve the merger agreement and the merger.  Under the definition of “unit majority,” as of the record date, the holders of a total of 31,084,637 outstanding common units will be required to approve the merger agreement and the merger.  As of the record date, there were 40,914,962 common units outstanding, of which 21,254,310 were owned by Transocean Holdings. Pursuant to the merger agreement, Transocean Holdings has agreed to vote all of the membership interests (including its common units, subordinated units and Transocean Member Interest) in Transocean Partners owned by it or its subsidiaries “FOR” the proposal to approve the merger agreement and the merger. Therefore, the affirmative vote of the holders of an additional 9,830,327 outstanding common units (approximately 50.1% of the outstanding common units not owned by Transocean Holdings) is required to approve the proposal to approve the merger and the merger agreement.

Common Unit Ownership of and Voting by Transocean Partners’ Directors, Executive Officer and Affiliates

The directors and the executive officer of Transocean Partners have indicated that they intend to vote their common units “FOR” the merger proposal, although none of them has entered into any agreement requiring them to do so. On the record date, directors and the executive officer of Transocean Partners and their affiliates beneficially owned 0.03% of the outstanding Transocean Partners common units.  Under the terms of the merger agreement, Transocean Holdings has agreed to vote all the Transocean Partners common units it beneficially owns “FOR” the proposal to approve the merger and the merger agreement.  On the record date, Transocean Holdings beneficially owned 52% of the outstanding Transocean Partners common units.  Transocean Holdings owns all of the outstanding subordinated units of Transocean Partners and has voted these units to approve the merger and the merger agreement.

Voting of Common Units of Holders of Record

If you are entitled to vote at the special meeting and hold your common units in your own name, you can submit a proxy or vote in person by completing a ballot at the special meeting. However, Transocean Partners encourages you to submit a proxy before the special meeting even if you plan to attend the special meeting in order to ensure that your common units are voted. A proxy is another person you authorize to vote your Transocean Partners common units on your behalf. If you hold common units in your own name, you may submit a proxy for your common units by:

•	calling the phone number listed on the proxy card, and following the instructions;
•	visiting the Internet website listed on the proxy card and following the on-screen instructions;
•	completing, signing and dating the proxy card and mailing it in the pre-addressed, postage-paid envelope.

Even if you plan to attend the special meeting in person, you are encouraged to submit your proxy as described above so that your vote will be counted if you later decide not to attend the special meeting.

All common units represented by each properly executed and valid proxy received before the special meeting will be voted in accordance with the instructions given on the proxy. If a Transocean Partners common unitholder signs and returns a proxy card without giving instructions, the Transocean Partners common units represented by that proxy card will be voted as the Transocean Partners Conflict Committee and the Transocean Partners Board recommend, which is “FOR” approval of the merger agreement and the merger.

Your vote is important. Accordingly, please submit your proxy whether or not you plan to attend the meeting in person.

Voting of Common Units Held in Street Name

If your common units are held by a broker, bank or through another nominee, you must instruct the broker, bank or other nominee on how to vote your common units by following the instructions that the broker, bank or other nominee provides to you with these proxy materials. Most nominees offer the ability for common unitholders to submit voting instructions by mail by completing a voting instruction card, by telephone and via the Internet.

If you do not provide voting instructions to your nominee, your common units will not be voted on any proposal on which your nominee does not have discretionary authority to vote. This is referred to in this proxy statement/prospectus and in general as a broker non-vote. Under the current rules of the NYSE, brokers do not have discretionary authority to vote on the proposal to approve the merger and the merger agreement. A broker non-vote of a Transocean Partners common unit will have the same effect as a vote “AGAINST” the proposal to approve the merger and the merger agreement.

If you hold common units through a broker, bank or other nominee and wish to vote your common units in person at the special meeting, you must obtain a proxy from your broker, bank or other nominee and present it to the inspector of election with your ballot when you vote at the special meeting.

Revocability of Proxies; Changing Your Vote

If you are a common unitholder of record, you may change or revoke your proxy instructions at any time before the special meeting by:

•	notifying Raoul F. Dias, Corporate Secretary, in writing at 40 George Street, London W1U 7DW, United Kingdom that you are changing or revoking your proxy instructions;
•	providing subsequent Internet or telephone proxy instructions;
•	completing and sending in another proxy card with a later date; or
•	attending the special meeting and voting in person.

If you hold your common units through a broker, bank or other nominee, you should contact your broker, bank or other nominee for instructions on how to change or revoke your proxy instructions.

Solicitation of Proxies

This proxy statement/prospectus is furnished in connection with the solicitation of proxies by the Transocean Partners Board to be voted at the special meeting. Transocean Partners will bear all costs and expenses in connection with the solicitation of proxies. Transocean Partners has engaged Innisfree M&A Incorporated (“Innisfree”) to assist in the solicitation of proxies for the meeting and Transocean Partners estimates it will pay Innisfree a fee of approximately $17,500 for these services. Transocean Partners has also agreed to reimburse Innisfree for reasonable out-of-pocket expenses and disbursements incurred in connection with the proxy solicitation and to indemnify Innisfree against certain losses, costs and expenses. In addition, Transocean Partners may reimburse brokerage firms and other persons representing beneficial owners of Transocean Partners common units for their reasonable expenses in forwarding solicitation materials to such beneficial owners. Proxies may also be solicited by certain of Transocean Partners’ directors, officers and employees by telephone, electronic mail, letter, facsimile or in person, but no additional compensation will be paid to them.

No Other Business

Under the Transocean Partners limited liability company agreement, the business to be conducted at the special meeting will be limited to the purposes specified in the notice of the special meeting to Transocean Partners common unitholders provided with this proxy statement/prospectus. Transocean Partners common unitholders are not permitted to propose business to be brought before the special meeting.

Adjournments

Prior to the date upon which the special meeting is to be held, the Transocean Partners Board may, subject to limitations in the merger agreement, postpone the special meeting one or more times for any reason by giving notice to each common unitholder entitled to vote at the meeting of the place, date and hour at which the special meeting will be held. Such notice shall be given not fewer than two days before the date of the special meeting. If the special meeting is postponed, a new record date does not need to be fixed unless the aggregate amount of such postponement shall be for more than 45 days after the original special meeting date.

The Transocean Partners Board may adjourn or postpone the special meeting for any reason, including the failure of a quorum to be present at the special meeting, to solicit additional proxies for the purpose of obtaining approval of the proposal to approve the merger and the merger agreement or to the extent necessary to ensure that any necessary supplement or amendment to this proxy statement/prospectus is provided to common unitholders. No vote of the common unitholders is required for any adjournment. Transocean Partners is not required to notify Transocean Partners common unitholders of any adjournment of 45 days or less if the time and place of the adjourned meeting are announced at the meeting at which the adjournment is taken, unless after the adjournment a new record date is fixed for the adjourned meeting. At any adjourned meeting, Transocean Partners may transact any business that it might have transacted at the original meeting. Proxies submitted by Transocean Partners common unitholders for use at the special meeting will be used at any adjournment or postponement of the meeting. References to the special meeting in this proxy statement/prospectus are to such special meeting as adjourned or postponed.

Assistance

If you need assistance in completing your proxy card or have questions regarding the special meeting, please contact Innisfree toll-free at (888) 750-5834 from U.S. and Canada or +(412) 232-3651 from other countries.

THE MERGER

Background of the Merger

Transocean Partners was formed on February 6, 2014 by Transocean Holdings, a wholly owned subsidiary of Transocean, to own, operate and acquire modern, technologically advanced offshore drilling rigs.  On August 5, 2014, Transocean completed an initial public offering to sell a noncontrolling interest in Transocean Partners.  At the time of the initial public offering, Transocean expected that Transocean Partners would complement its capital structure as a source of financing, as master limited partnerships and similar companies like Transocean Partners then generally provided certain financing advantages as a result of having a lower cost of capital relative to companies like Transocean.

The senior management and boards of directors of Transocean and Transocean Partners independently review from time to time operational and strategic opportunities that may be beneficial to investors of Transocean and Transocean Partners, respectively.  In connection with these reviews, the senior management and boards of directors of the two companies independently evaluate potential transactions that could further their respective strategic objectives.

Transocean controls Transocean Partners through its indirect ownership of (i) Transocean Partners common units (approximately 51.9 percent of the outstanding common units as of the record date), (ii) subordinated units (100 percent of the outstanding subordinated units as of the record date), which together with Transocean’s indirect ownership of Transocean Partners common units represents a 71.3 percent limited liability company interest in Transocean Partners as of the record date, and (iii) the Transocean Member interest, a non-economic interest that includes the right to appoint three of the seven members of the Transocean Partners Board.  Transocean also indirectly holds all of the incentive distribution rights of Transocean Partners.

Since late 2014, the conditions in the offshore drilling market have been challenging for offshore drillers and their customers.  Persistently weak oil and natural gas prices, coupled with customers’ focus on reducing costs and materially tightened capital allocation policies, have resulted in sharply reduced spending and precipitated the delay of many exploration and development programs, especially offshore.  Demand for drilling rigs across all asset classes and regions has diminished dramatically in response to lower oil and natural gas prices.  As a result of this reduced demand, the industry has experienced a sharp decline in the execution of drilling contracts for the global offshore drilling fleet and an increase in the early termination, cancellation and renegotiation of drilling contracts.

Since the initial public offering of Transocean Partners, senior management of Transocean has considered and discussed with the board of directors of Transocean the potential sale of marketable drilling rigs (or interests in such rigs) owned by Transocean to Transocean Partners in various “drop-down” transactions, which had been contemplated when Transocean Partners was formed.  On November 22, 2014, Transocean made a conditional offer to sell to Transocean Partners an additional 49.0 percent equity interest in the entities that own and operate the Discoverer Clear Leader (constituting the remaining interest not held by Transocean Partners) for a purchase price of $520 million.  Transocean’s offer was conditioned on the acquisition being funded through a Transocean Partners equity offering to both third-party investors and Transocean at no less than a specified common unit price per unit.  In connection with Transocean’s offer, the Transocean Partners Board delegated the authority to the Transocean Partners Conflicts Committee to review, evaluate and negotiate the potential drop-down transaction and to retain advisors to assist it in evaluating the offer.  In connection with such offer, the Transocean Partners Conflicts Committee interviewed potential financial and legal advisors, and selected Evercore Group, L.L.C., or “Evercore,” as its financial advisor, and Richards, Layton & Finger, P.A., or “Richards Layton,” as its legal adviser.  After the offer was made to Transocean Partners, Transocean Partners’  common units traded below the specified minimum per unit price stated in the conditional offer and, in December 2014, as a result of the trading price of Transocean Partners’ common units, the conditional offer expired by its terms without being accepted by Transocean Partners.

Following the expiration of the drop-down offer in 2014, members of Transocean management, including the former Chief Executive Officer and the former Chief Financial Officer of Transocean, and the board of directors of Transocean continued to consider and discuss other potential drop-down transactions with respect to Transocean Partners, including transactions expected to be potentially funded partially through the issuance of debt and partially through the issuance of additional equity, either to Transocean and/or to third-party investors.  However, given the significant decline in the offshore drilling industry since late 2014 and the related decline in the market value of drilling rigs as an asset class compared to their construction cost, adverse developments in the market for master limited partnership securities and similar securities (which made any financing for companies such as Transocean Partners more difficult), and the low trading price of the Transocean Partners common units, Transocean continued to find in 2015 that it would not be able to complete any such drop-down transactions on terms acceptable to both Transocean and Transocean Partners, which made it difficult for Transocean Partners to serve the purpose for which it was contemplated at the time of its initial public offering (as described above).

On February 12, 2015, in connection with a regularly scheduled meeting, the board of directors of Transocean preliminarily discussed, in light of then current market conditions and the possibility of an extended downturn in the offshore drilling industry, the potential suspension of efforts to pursue drop-down transactions with Transocean Partners and a potential acquisition of the publicly held common units of Transocean Partners.

Beginning with their appointments as President and Chief Executive Officer and Executive Vice President and Chief Financial Officer in April 2015 and May 2015, respectively, Jeremy D. Thigpen and Mark Mey also considered and discussed among themselves and with other members of Transocean management the feasibility of drop-down transactions and the possible strategic benefits of an acquisition of the publicly held common units of Transocean Partners by Transocean.

On February 12, 2016, at a regularly scheduled meeting of the board of directors of Transocean, Mr. Mey discussed with the board a possible acquisition of Transocean Partners’ publicly held common units.  The board then authorized Transocean senior management to continue to explore the strategic benefits of such a transaction.

In May 2016, Transocean retained Barclays Capital, Inc., or “Barclays,” as a financial advisor to assist Transocean in its evaluation and negotiation of a potential acquisition of the publicly held common units of Transocean Partners by Transocean. Transocean’s Board of Directors subsequently requested that representatives of Barclays evaluate such a transaction relative to the potential economic impact of certain other strategic and financial alternatives.  Using assumptions provided by Transocean management and available market data, the two transaction alternatives subsequently evaluated by representatives of Barclays were an acquisition of a drilling rig by Transocean and the retirement of a portion of Transocean’s outstanding debt.

On May 13, 2016, at a regularly scheduled meeting of the board of directors of Transocean, Mr. Mey, with the assistance of representatives of Barclays, updated the Transocean board and discussed with the Transocean board the potential acquisition of the publicly held common units of Transocean Partners by Transocean; the potential increased cash flow to Transocean associated with the elimination of Transocean Partners’ distributions to public investors; and the potential cost savings associated with a transaction in which Transocean Partners would cease to be a standalone public company.  In addition, senior management also discussed that Transocean Partners had ceased to have a financing advantage in the issuance of equity securities relative to Transocean given the current and, for the foreseeable future, expected offshore drilling environment and therefore that market conditions would not likely permit any drop-down transactions on terms acceptable to Transocean.  At this meeting, the board of directors of Transocean appointed a committee of the board, which we refer to as the transaction committee, to further evaluate the potential transaction on behalf of Transocean with the authority to approve a transaction to acquire the publicly held common units of Transocean Partners and related matters.

On May 27, 2016, the transaction committee held a meeting that was attended by Mr. Thigpen, Mr. Mey, Brady K. Long, Senior Vice President and General Counsel of Transocean, R. Thaddeus Vayda, Vice President, Corporate Finance and Treasurer of Transocean, other representatives of Transocean, and representatives of Barclays.  During the meeting, Mr. Mey updated the transaction committee on the potential transaction. At this meeting, after reviewing and discussing the merits of a proposed transaction on the transaction terms recommended at the meeting by Transocean management, including Mr. Mey, the transaction committee approved making a proposal to Transocean Partners on the transaction terms discussed below.

On May 31, 2016, Merrill A. “Pete” Miller, Jr., Chairman of the Board of Directors of Transocean, and Mr. Thigpen, delivered an offer letter to Glyn A. Barker, Chairman of the Board of Directors of Transocean Partners,

regarding a proposed transaction.  The letter proposed an offer to Transocean Partners whereby each Transocean Partners common unitholder (other than Transocean and its affiliates) would receive a number of Transocean shares based upon an exchange ratio that would be set based on a 5.0 percent premium to the closing price of Transocean Partners’ common units immediately prior to the announcement of the transaction.  Under the terms of the offer, the transaction would be subject to the approval of the Transocean board of directors (or a committee thereof), the Transocean Partners Board, the Transocean Partners Conflicts Committee, and the members of Transocean Partners, as well as customary regulatory approvals, and be subject to the negotiation and execution of definitive transaction documents.

On June 1, 2016, the Transocean Partners Board held a meeting at which Mr. Barker, Kathleen McAllister, Chief Executive Officer and Chief Financial Officer of Transocean Partners, and Raoul Dias, Senior Counsel and Corporate Secretary of Transocean Partners, informed the Transocean Partners Board of Transocean’s offer.  The Transocean Partners Board discussed the offer and other recent similar transactions and authorized the Transocean Partners Conflicts Committee, consisting of John Plaxton, Michael Lynch-Bell and Norman Szydlowski, (i) to review and evaluate the terms and conditions of, and to determine the advisability of, the proposed transaction on behalf of Transocean Partners and the holders of Transocean Partners common units other than Transocean and its affiliates (the “Transocean Partners Public Unitholders”), (ii) to negotiate, or delegate to any person or persons the ability to negotiate, with Transocean and its representatives, or any other appropriate person, with respect to the terms and conditions of the proposed transaction, (iii) to determine whether or not to approve the proposed transaction by Special Approval (pursuant to Section 7.17 of the limited liability company agreement of Transocean Partners), and (iv) to make any recommendations to the Transocean Partners Board regarding the proposed transaction as the Transocean Partners Conflicts Committee shall determine to be appropriate. Messrs. Plaxton, Lynch-Bell and Szydlowski (i) are not officers, directors (other than directors of Transocean Partners), managers or employees of Transocean Holdings or any affiliate of Transocean Holdings, (ii) are not holders of any ownership interest in Transocean Partners or its subsidiaries (other than Transocean Partners common units or awards granted to such director under Transocean Partners’ long-term incentive plan) or in Transocean Holdings or any affiliate of Transocean Holdings, and (iii) meet the independence standards required of directors who serve on an audit committee of a board of directors established by the Securities Exchange Act of 1934 and the rules and regulations of the United States Securities and Exchange Commission thereunder and by the New York Stock Exchange.  The Transocean Partners Board also authorized the Transocean Partners Conflicts Committee to select and retain its own legal and financial advisors.

Following the Transocean Partners Board meeting on June 1, 2016, Mr. Plaxton, as chairman on behalf of the Transocean Partners Conflicts Committee, requested that Evercore and Richards Layton each provide the Transocean Partners Conflicts Committee with a fee quote and a summary of its credentials in connection with the proposed transaction.

On June 3, 2016, the Transocean Partners Conflicts Committee held a meeting to further discuss the selection of financial and legal advisors.  The Transocean Partners Conflicts Committee reviewed materials provided by Evercore and Richards Layton and discussed the qualifications and experience of each of the respective advisors.  Following discussion, the Transocean Partners Conflicts Committee determined to engage Richards Layton as its legal advisor based on, among other things, Richards Layton’s reputation and experience with respect to evaluating and negotiating similar transactions, Richards Layton’s prior representation of the Transocean Partners Conflicts Committee and Richards Layton’s independence from Transocean and its affiliates.  Following further discussion and the review of publicly available examples of financial advisor fees in similar transactions, subject to agreement on the terms of Evercore’s requested fee, the Transocean Partners Conflicts Committee determined to engage Evercore as its financial advisor based on, among other things, Evercore’s reputation and experience with respect to evaluating and negotiating similar transactions, Evercore’s prior representation of the Transocean Partners Conflicts Committee and Evercore’s independence from Transocean and its affiliates.

On June 5, 2016, the Transocean Partners Conflicts Committee held a meeting to further discuss the engagement of Evercore as its financial advisor.  The Transocean Partners Conflicts Committee reviewed the fee requested by Evercore and determined to engage Evercore as its financial advisor subject to the negotiation of a mutually acceptable reduced fee.  Evercore and the Transocean Partners Conflicts Committee subsequently agreed to a fee and an engagement letter with Evercore was executed.

On June 6, 2016, Transocean and Transocean Partners entered into a confidentiality agreement.

On June 8, 2016, the Transocean Partners Conflicts Committee held a series of meetings, at which representatives of Richards Layton were present and, for portions of the meeting, Ms. McAllister and Raoul F. Dias, Senior Counsel and Corporate Secretary of Transocean Partners, and representatives of Evercore were in attendance.  At that meeting, the Transocean Partners Conflicts Committee received briefings on the process for evaluating the proposed transaction, including the duties and obligations of the Transocean Partners Conflicts Committee with respect to its evaluation of the proposed transaction, and the potential timing and schedule for completion of analysis by its advisors.

On June 10, 2016, the parties held a meeting that was attended by the members of the Transocean Partners Conflicts Committee, Ms. McAllister, Mr. Dias, Mr. Mey, Mr. Vayda, internal counsel for Transocean, representatives of Evercore, Barclays, Richards Layton and Baker Botts L.L.P., counsel to Transocean, or “Baker Botts.”  In advance of the meeting, Transocean had delivered materials regarding a high-level description of the structure of the transaction as well as a possible timeline.  The parties discussed the timing of due diligence efforts and the delivery of financial information and projections and a draft merger agreement by Transocean.

Later on June 10, 2016, the Transocean Partners Conflicts Committee held a meeting that was attended by representatives of Evercore and Richards Layton.  The Transocean Partners Conflicts Committee reviewed the information conveyed by Transocean at the meeting earlier in the day and Evercore and Richards Layton discussed their thoughts on the proposed diligence schedule and timing.

Later on June 10, 2016, Transocean delivered to Transocean Partners the draft merger agreement and subsequently delivered financial information and projections.

On June 12, 2016, the Transocean Partners Conflicts Committee held a meeting with representatives of Evercore and Richards Layton to discuss Transocean’s proposal and compare it to recent similar transactions.  Evercore presented an analysis of recent master limited partnership merger transactions, including master limited partnership sponsor buy-in transactions, and discussed (i) the form of consideration (equity or cash) used in such transactions, (ii) the implied transaction value of the target master limited partnerships in such transactions, and (iii) the premiums paid to the unitholders of each master limited partnership in such precedent transactions on a one day, five day and thirty day average market price basis.  Evercore noted that although no other transaction was directly comparable, the market premiums paid in other recent master limited partnership merger transactions were typically higher than the 5.0 percent market premium proposed by Transocean.  Evercore included limited liability companies similar to Transocean Partners as master limited partnerships for this purpose.  Evercore also discussed the financial information and projections provided to Evercore by Transocean and its planned diligence of such information.

On June 17, 2016, the Transocean Partners Conflicts Committee held a meeting with representatives of Richards Layton in attendance.  Richards Layton presented the draft merger agreement to the Transocean Partners Conflicts Committee and provided a preliminary explanation of certain high level initial issues for the Transocean Partners Conflicts Committee to consider in connection with the draft merger agreement, including (i) that the draft merger agreement provided solely the Transocean Partners Board (as opposed to also the Transocean Partners Conflicts Committee) with the authority to change the recommendation to Transocean Partners’ unitholders regarding whether such unitholders should vote to approve the proposed merger, (ii) that the draft merger agreement obligates Transocean Partners to pay to Transocean a $35 million termination fee and a reimbursement of expenses up to $2.5 million if the merger agreement is terminated in certain situations, (iii) the scope of the representations proposed to be made by Transocean Partners relative to the scope of representations proposed to be made by Transocean and (iv) the proposed interim operating covenants restricting Transocean Partners and Transocean during the interim period between signing and closing.  The Transocean Partners Conflicts Committee authorized Richards Layton to engage in discussions with Transocean and Baker Botts to further understand Transocean’s viewpoint on certain issues.

Later on June 17, 2016, at the request of Transocean, Mr. Mey, Terry B. Bonno, Senior Vice President, Marketing of Transocean and Mr. Vayda and other representatives of Transocean and representatives of Barclays made a business and financial due diligence presentation to the Transocean Partners Conflicts Committee, representatives of Evercore, representatives of Richards Layton, Ms. McAllister and Mr. Dias with respect to the proposed transaction.  The presentation included an overview of Transocean’s fleet, customers, operating performance (including equipment reliability), financial position (including contract backlog and total liquidity) and current conditions in the market for offshore contract drilling services, as well as the trading liquidity of Transocean’s shares compared to the Transocean Partners common units.

On June 24, 2016, Mr. Mey, Mr. Vayda, Mr. Long, Ms. Bonno, David Tonnel, Senior Vice President, Supply Chain and Corporate Controller of Transocean, and other representatives of Transocean, Ms. McAllister and Mr. Dias and representatives of Richards Layton engaged in a legal due diligence session at which representatives of Transocean answered questions with respect to legal issues relating to Transocean, Transocean Partners and the proposed transaction.

Later on June 24, 2016, representatives of Transocean Partners and Richards Layton began discussions with representatives of Transocean and Baker Botts regarding the background and rationale for various provisions of the merger agreement.

On June 28, 2016, the Transocean Partners Conflicts Committee held a meeting with representatives of Evercore and Richards Layton in attendance.  Evercore described the financial diligence completed by Evercore with respect to the financial information and projections provided by Transocean and presented to the Transocean Partners Conflicts Committee its preliminary financial analysis of Transocean’s offer,  which included, among other things, (i) a situation analysis for Transocean Partners, (ii) a situation analysis for Transocean, (iii) a preliminary valuation analysis for Transocean Partners, (iv) a preliminary valuation analysis for Transocean, and (v) an analysis of the indicative exchange ratio.  Evercore's preliminary valuation analysis of Transocean Partners utilized a discounted cash flow analysis, a discounted distribution analysis, a precedent M&A transaction analysis, a peer group trading analysis and a merger premiums paid analysis.  Evercore's preliminary valuation analysis of Transocean utilized a discounted cash flow analysis, a precedent M&A transaction analysis and a peer group trading analysis.  Evercore’s preliminary indicative exchange ratio analysis (i) considered valuation ranges based on relative values indicated for each of Transocean Partners and Transocean, respectively, utilizing a discounted cash flow analysis, a precedent M&A transaction analysis and a peer group trading analysis, (ii) considered reference ranges based on publicly available research price targets and historical trading prices during the past year for each of Transocean Partners and Transocean, respectively, and (iii) calculated an implied exchange ratio based on a contribution analysis of the relative market value, EBITDA and cash flow available for distributions/dividends provided by each of Transocean and Transocean Partners.

On July 5, 2016, the Transocean Partners Conflicts Committee held a meeting with representatives of Richards Layton in attendance.  Richards Layton and the Transocean Partners Conflicts Committee discussed the terms of the draft merger agreement.  Richards Layton explained, among other things, the structure of the proposed transaction, the proposed treatment of Transocean Partners’ outstanding phantom units, the representations and warranties proposed to be made by Transocean Partners and by Transocean in the draft merger agreement, the proposed interim operating covenants applicable to Transocean Partners and to Transocean, the proposed deal protection provisions (including the no solicitation, change in recommendation, force the vote and termination provisions) and the closing conditions, including the member approval and tax opinion requirements.  Richards Layton also presented a proposed markup of the draft merger agreement to the Transocean Partners Conflicts Committee.  The Transocean Partners Conflicts Committee discussed the merger agreement and proposed markup and provided Richards Layton with instructions for refining the proposed markup, including instruction as to the reduction of the termination fee and as to the expense reimbursement provisions included in the draft merger agreement.

On July 6, 2016, the Transocean Partners Conflicts Committee held a meeting with representatives of Evercore and Richards Layton in attendance.  Evercore presented its updated preliminary financial analysis of Transocean’s offer to the Transocean Partners Conflicts Committee, which included, among other things, (i) a situation analysis for Transocean Partners, (ii) a situation analysis for Transocean, (iii) a preliminary valuation analysis for Transocean Partners, (iv) a preliminary valuation analysis for Transocean, (v) an analysis of the indicative exchange ratio and (vi) a pro forma analysis.  The Transocean Partners Conflicts Committee discussed with Evercore the potential growth prospects of Transocean Partners, including the challenges Transocean Partners would have under current market conditions in exercising its right of first offer over certain interests in Transocean drillships.  Following discussion of the potential benefits and certain considerations with respect to the proposed transaction, the Transocean Partners Conflicts Committee determined that the proposed transaction could be attractive to Transocean Partners and the Transocean

Partners Public Unitholders and agreed to make a counteroffer to Transocean.  In determining the terms of a potential counteroffer, the Transocean Partners Conflicts Committee took into consideration, among other things, (i) the analyses provided by Evercore as to the valuation of each of Transocean Partners and Transocean, respectively, (ii) the analyses provided by Evercore with respect to the indicative exchange ratio, (iii) the premiums paid to the unitholders of master limited partnerships in recent merger transactions, (iv) the fact that the proposed merger would result in Transocean Partners Public Unitholders receiving Transocean shares that do not currently pay any distributions and (v) the expectation that any initial counteroffer was likely to lead to further negotiations.  Taking all these and other factors into account, the Transocean Partners Conflicts Committee determined to propose that each Transocean Partners common unitholder would receive a number of Transocean shares based upon an exchange ratio that would be set using a 27.0 percent premium to Transocean Partners’ common unit trading price immediately prior to announcement.  The Transocean Partners Conflicts Committee further agreed to propose that Transocean Partners Public Unitholders would have the option to make a cash election in lieu of Transocean shares, subject to the limitation that Transocean would not be required to provide more than $100 million to fund such cash election.  The Transocean Partners Conflicts Committee then authorized Evercore to communicate that counteroffer to representatives of Barclays.  The Transocean Partners Conflicts Committee also authorized Richards Layton to send a revised draft of the merger agreement to Baker Botts.  Evercore communicated the counteroffer to representatives of Barclays on the same day and Richards Layton sent a revised draft of the merger agreement to Baker Botts the same day.

Following the transmittal of the revised draft merger agreement, Richards Layton, Baker Botts and representatives of Transocean Partners and Transocean began, over the next few weeks, to negotiate the legal terms of the merger agreement.  In particular, on a call on July 11, 2016, the parties discussed Transocean Partners’ proposals to (i) qualify many of Transocean Partners’ representations and warranties so that such representations and warranties were made only to the knowledge of specified personnel of Transocean Partners, particularly in light of Transocean Partners’ reliance on Transocean to provide operational and technical support to Transocean Partners pursuant to existing contractual relationships, (ii) receive additional representations and warranties from Transocean so that the parties’ respective representations and warranties were generally reciprocal, (iii) subject Transocean to additional interim operating covenants, (iv) reduce the termination fee from the $35 million initially proposed by Transocean to $15 million, (v) eliminate Transocean Partners’ obligation to reimburse Transocean for up to $2.5 million of  its transaction-related costs and expenses in the event the merger agreement is terminated because of a failure to obtain the requisite Transocean Partners common unitholder approval in circumstances where a termination fee is not payable, (vi) provide for the ability of the Transocean Partners Conflicts Committee to change its recommendation without the concurrence of the Transocean Partners Board, (vii) provide for the ability of the Transocean Partners Conflicts Committee to determine without the concurrence of the Transocean Partners Board whether an unsolicited proposal constitutes or is reasonably likely to constitute a superior proposal and whether the failure to furnish information to, or engage in discussions or negotiations with, any person in connection therewith would be inconsistent with the director’s duties; and (viii) alter the definition of a superior proposal generally to decrease the percentage of equity interests or assets involved in such proposal to 50 percent. Such negotiations continued intermittently over the next few weeks.  Additionally, each of Transocean and Transocean Partners and their respective advisors continued their due diligence efforts.

On July 7, 2016, Transocean instructed representatives of Barclays to communicate a revised offer to Evercore that increased the premium to 10.0 percent of the market price of Transocean Partners common units immediately prior to the announcement, but with no cash component.  Representatives of Barclays and Evercore discussed this revised offer on the same day.

On July 8, 2016, the Transocean Partners Conflicts Committee held a meeting with representatives of Evercore and Richards Layton to receive a briefing from Evercore on the revised offer from Transocean.

On July 11, 2016, the Transocean Partners Conflicts Committee held a meeting with representatives of Evercore and Richards Layton to discuss the revised offer from Transocean and the current draft of the proposed merger agreement.  Evercore presented its updated preliminary financial analysis of the proposed transaction and the Transocean Partners Conflicts Committee discussed the counteroffer from Transocean.  Richards Layton provided an update with respect to the status of the draft merger agreement.  The Transocean Partners Conflicts Committee considered the options for Transocean Partners to continue as a standalone entity and the ability for Transocean Partners to continue to pay distributions to the Transocean Partners Public Unitholders.  Following discussion, the Transocean Partners Conflicts

Committee determined that Transocean likely would resist paying cash to Transocean Partners Public Unitholders in connection with the proposed transaction and that the Transocean Partners Conflicts Committee likely could negotiate better terms for Transocean Partners Public Unitholders by focusing on obtaining a higher premium rather than on obtaining a cash consideration component.  The Transocean Partners Conflicts Committee then decided to make a counteroffer whereby each Transocean Partners Public Unitholder would receive a number of Transocean shares based upon an exchange ratio that would be set using a 22.0 percent premium to Transocean Partners’ common unit trading price as of immediately prior to the announcement of the transaction.  The Transocean Partners Conflicts Committee then authorized Evercore to communicate the counteroffer to representatives of Barclays.  The Transocean Partners Conflicts Committee further authorized Richards Layton to continue to negotiate the merger agreement.

Following the meeting of the Transocean Partners Conflicts Committee on July 11, 2016, each of Transocean and Transocean Partners and their respective advisors continued to negotiate the legal terms of the merger agreement and continued their due diligence efforts.  The parties agreed in principle to Transocean Partners’ liberal use of qualifications as to knowledge in its representations and warranties but not for purposes of determining the satisfaction of the condition to closing regarding the accuracy of representations and warranties; however, the parties continued to discuss the level of inquiry required for such qualifications.  Transocean accepted Transocean Partners’ proposal to reduce the termination fee to $15 million. The parties also considered the definition of superior proposal and agreed that requiring 75 percent of the equity interests of Transocean to be involved for a proposal to constitute a superior proposal appropriately balanced the parties’ respective interests. The parties reiterated their positions on other legal terms of the merger agreement, but otherwise did not reach consensus.

On July 14, 2016, at the direction of Transocean, representatives of Barclays contacted Evercore to request a meeting with the Transocean Partners Conflicts Committee to discuss the valuation issue.

On July 20, 2016, Mr. Mey, Mr. Long, Mr. Vayda and other representatives of Transocean held a meeting with the members of the Transocean Partners Conflicts Committee, at which representatives of Barclays, Evercore, Richards Layton and Baker Botts were also present.  Mr. Mey and Transocean’s representatives reviewed both previously provided base case projections as well as the actions Transocean had taken to preserve its liquidity and strengthen its financial position.  Transocean’s representatives also noted that they do not believe that Transocean Partners’ current distribution level is sustainable.  Instead, Transocean pointed out that, based on such projections, Transocean Partners would cease to earn its minimum quarterly distribution for all unitholders in 2017, assuming that distributions were paid to common and subordinated unitholders; and that it would cease to earn the minimum quarterly distribution assuming payment solely to common unitholders from 2019 until 2021.  Transocean’s representatives noted that, under these projections, Transocean Partners may have to borrow in order to continue to pay distributions at the minimum quarterly distribution level.  Mr. Mey pointed out that drilling contractors typically do not borrow to pay dividends or other distributions, and that the intercompany revolving credit agreement between Transocean and Transocean Partners expires in 2019, and noted that, while any such borrowing decision would need to be made by the Transocean Partners Board, he expected that there would similarly be no such borrowings by Transocean Partners to pay distributions.  Mr. Mey viewed the payment of distributions by Transocean Partners in such a scenario as requiring additional support from Transocean, which would be counterproductive to Transocean’s business objective of maximizing its liquidity and financial flexibility.  Mr. Mey explained that he would have to seek additional authorization from the transaction committee of the Transocean board of directors in order to respond to the latest counteroffer from the Transocean Partners Conflicts Committee.

On July 25, 2016, Mr. Thigpen, Mr. Mey, Mr. Long and Mr. Vayda updated the transaction committee of the Transocean board of directors and received approval to increase the value of Transocean’s offer.  Also on July 25, 2016, at the request of Transocean, representatives of Barclays informed Evercore that Transocean had authorized an increased offer with a premium to closing market price of 15.0 percent as of immediately prior to the announcement of the transaction.

During this time period, the parties had continuing discussions regarding the merger agreement.  On July 25, 2016, representatives of Transocean, Ms. McAllister and Mr. Dias, Baker Botts and Richard Layton participated in a call to discuss the merger agreement.  During this call and pursuant to further discussions over the next few days, the parties agreed that the Transocean Partners Conflicts Committee would be permitted to change its recommendation independent of the Transocean Partners Board and to determine without the concurrence of the Transocean Partners Board whether an unsolicited proposal constitutes or is reasonably likely to constitute a superior proposal and whether the failure to furnish information to, or engage in discussions or negotiations with, any person in connection therewith would be inconsistent with the director’s duties. Transocean Partners also agreed to accept an expense reimbursement provision for up to $2.5 million of Transocean’s transaction-related costs and expenses. The parties also agreed to harmonize specified operational representations and warranties provided by Transocean and Transocean Partners. Transocean also agreed to be subject to certain additional interim operating covenants requested by Transocean Partners.

On July 26, 2016, the Transocean Partners Conflicts Committee held a meeting with representatives of Evercore and Richards Layton and discussed Transocean’s revised proposal.  Evercore presented its updated preliminary financial analysis of the proposed transaction and the Transocean Partners Conflicts Committee discussed the counteroffer from Transocean.  Richards Layton provided an update with respect to the status of the draft merger agreement.  Following discussion, the Transocean Partners Conflicts Committee instructed Evercore to inform Transocean that a premium to closing market price of 18.0 percent as of immediately prior to the announcement of the transaction could be acceptable, provided that Transocean agree that Transocean Partners would be able to determine and declare its normal quarterly cash distribution for the quarter ending September 30, 2016 prior to the closing of the transaction, and that the transaction would not close until that distribution is declared.  The Transocean Partners Conflicts Committee instructed Richards Layton on the manner in which to continue negotiating the merger agreement.

Later on July 26, 2016, Transocean notified the Transocean Partners Conflicts Committee that Transocean could agree to coordinate the timing of the closing of the merger to allow payment of Transocean Partners’ normal quarterly cash distribution for the quarter ending September 30, 2016, and that the transaction would not close until that distribution is declared, but maintained its proposal with a premium to closing market price of 15.0 percent as of immediately prior to the announcement of the transaction in its offer.

Later on July 26, 2016, the Transocean Partners Conflicts Committee held a meeting with representatives of Evercore and Richards Layton.  The Transocean Partners Conflicts Committee and its advisors evaluated the proposed premium of 15.0 percent and the ability to coordinate the timing of the closing of the merger to allow payment of Transocean Partners’ regular quarterly cash distribution for the third quarter and determined that such proposal was in the best interests of Transocean Partners and the Transocean Partners Public Unitholders.  The Transocean Partners Conflicts Committee members then considered whether they could obtain even more value for Transocean Partners and the Transocean Partners Public Unitholders, and all members agreed that the proposed terms likely represented the most value that Transocean was willing to provide in the proposed transaction.  Following discussion, the Transocean Partners Conflicts Committee authorized Evercore to inform representatives of Barclays that, pending agreement on the merger agreement and market movements prior to signing, Transocean’s latest proposal would be acceptable to the Transocean Partners Conflicts Committee.

On July 28, 2016, Mr. Mey, Mr. Long, Mr. Tonnel, Mr. Vayda and other representatives of Transocean, Transocean Partners, Barclays, Evercore and Richards Layton engaged in a bring-down financial and legal due diligence session.

On July 29, 2016, representatives of Richards Layton and Transocean Partners, on the one hand, and Baker Botts and Transocean, on the other hand, concluded negotiations regarding the merger agreement, including the definition of knowledge that would apply to the parties’ respective representations and warranties.

On July 31, 2016, the Transocean Partners Conflicts Committee held a meeting with representatives of Evercore and Richards Layton.  Richards Layton provided the Transocean Partners Conflicts Committee with an overview of various matters relating to the proposed merger and the terms of the proposed merger agreement. Also at this meeting, Evercore reviewed its financial analysis of the proposed transaction with the Transocean Partners Conflicts Committee and, at the request of the Transocean Partners Conflicts Committee, rendered an oral opinion (as subsequently confirmed in writing in an opinion dated July 31, 2016), that as of that date and based on and subject to the assumptions made, procedures followed, matters considered and limitations of review set forth in its opinion, the exchange ratio provided for pursuant to the merger agreement is fair from a financial point of view to the Transocean Partners Public Unitholders (see —“Opinion of Evercore”).  Following these discussions, the Transocean Partners Conflicts Committee (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair and reasonable to, and in the best interests of, Transocean Partners and its subsidiaries and the Transocean Partners Public Unitholders, (ii) approved, and recommended that the Transocean Partners Board approve, the merger agreement and the transactions contemplated thereby, including the merger, and (iii) resolved to recommend approval of the merger and the merger agreement by the members of Transocean Partners.

Later on July 31, 2016, at a meeting of the Transocean Partners Board, the Transocean Partners Conflicts Committee provided a report to the full Transocean Partners Board as to its determinations. At this meeting, the Transocean Partners Board (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair and reasonable to, and in the best interests of, Transocean Partners and its subsidiaries and the members of Transocean Partners, including the Transocean Partners Public Unitholders, (ii) approved the merger agreement and the transactions contemplated thereby, including the merger, and (iii) resolved to recommend approval of the merger and the merger agreement by the members of Transocean Partners.

Following the Transocean Partners Conflicts Committee and Transocean Partners board of directors meetings, the merger agreement was finalized and, on July 31, 2016, the parties signed the merger agreement.  On August 1, 2016, Transocean and Transocean Partners issued press releases announcing the execution of the merger agreement.

Transocean’s Reasons for the Merger

The Transocean board of directors believes that the merger will create long-term value for Transocean shareholders.  Key factors considered by the Transocean board of directors and the transaction committee include the following:

•	Transocean’s belief that Transocean Partners’ current cost of capital limits its ability to effectively serve as an advantageous financing vehicle for Transocean.
•	Transocean’s expectation that the merger will strengthen Transocean’s financial liquidity and cash flow.
•	Transocean’s expectation that the merger will simplify Transocean’s corporate structure and result in cost savings by eliminating Transocean Partners’ costs as a standalone public company.

Transocean Partners Conflicts Committee and Transocean Partners Board Reasons for the Merger

The Transocean Partners Conflicts Committee viewed the following factors as generally positive or favorable in arriving at its determinations and recommendation with respect to the merger:

•

The exchange ratio of 1.1427 Transocean shares for each outstanding Transocean Partners common unit represents an implied value of $12.558 per Transocean Partners common unit based upon the closing price of Transocean shares on July 29, 2016 (the last trading day before the public announcement of the merger), and represents an implied premium of 15.0 percent to the closing price of Transocean Partners common units on July 29, 2016, and an implied premium of approximately 9.7 percent to the 10 trading day volume-weighted average price of Transocean Partners common units for the period ended on July 29, 2016, and is an improvement from Transocean’s originally offered 5.0 percent premium to the closing price of Transocean Partners common units the day before announcement of the merger.

•

The Transocean Partners Conflicts Committee believes that the merger presents the best opportunity to maximize value for Transocean Partners common unitholders and is superior to Transocean Partners remaining as a standalone public entity given, among other things, (i) that Transocean no longer considers Transocean Partners to be a viable financing vehicle as was originally anticipated at the time of the initial public offering of Transocean Partners, (ii) that, under current market conditions, it would be challenging for Transocean Partners to exercise or consummate its right of first offer over certain interests in Transocean drillships and the fact that Transocean may be reluctant to offer Transocean Partners interests in additional drillships results in challenging and significantly curtailed growth prospects for Transocean Partners as a separate company, and (iii) the risk that Transocean Partners may not be able to sustain its current distribution on the Transocean Partners common units.

•

The Transocean Partners Conflicts Committee understands and has reviewed the current market conditions and outlook for the offshore drilling industry as they relate to Transocean Partners’ and Transocean’s competitive positions, financial conditions, future distribution and growth prospects, and has determined that, in light of these factors, the timing of, and value provided to the Transocean Partners common unitholders in, the merger is favorable to Transocean Partners and Transocean Partners’ common unitholders.

•	The merger is expected to generally be non-taxable to Transocean Partners common unitholders.
•

The ability of Transocean Partners under the merger agreement to continue paying regular quarterly distributions on the Transocean Partners common units before the closing of the merger in an amount not to exceed $0.3625 per common unit with declaration, record and payment dates reasonably consistent with past practice and the provisions of the merger agreement allowing Transocean Partners to pay a distribution with respect to the third quarter of 2016 on Transocean Partners’ common units whether or not the declaration, record or payment dates are consistent with past practice.

•

The Transocean Partners Conflicts Committee retained financial and legal advisors with knowledge and experience with respect to public merger and acquisition transactions, master limited partnerships and similar entities, Transocean Partners’ industry generally, and Transocean Partners particularly, as well as substantial experience advising master limited partnerships and similar entities and other companies with respect to transactions similar to the merger.

•

The financial presentation and opinion of Evercore, dated July 31, 2016, to the Transocean Partners Conflicts Committee as to the fairness, from a financial point of view and as of the date of the opinion, of the exchange ratio provided for pursuant to the merger agreement, which opinion was based on and subject to the assumptions made, procedures followed, matters considered and limitations and qualifications on the review undertaken as more fully described therein.

•	The merger will eliminate potential conflicts of interest between Transocean and Transocean Partners.
•

The Transocean shares that holders of Transocean Partners common units will receive in the merger have more liquidity than Transocean Partners common units because of the larger average daily trading volume of Transocean shares and because Transocean has a broader investor base and larger public float.

•	The merger results in Transocean Partners common unitholders becoming equity owners in a combined entity structure with more diversified assets than Transocean Partners on a standalone basis.
•

The Transocean Partners Conflicts Committee believes that the growth prospects for Transocean Partners if it continues as a standalone entity are likely to be limited as compared to the growth prospects of Transocean following the merger.  At the time of the initial public offering of Transocean Partners, Transocean expected to utilize Transocean Partners as an effective means of raising capital, including through asset drop-down transactions by which

Transocean Partners would acquire certain assets from Transocean.  Under current market conditions and for the foreseeable future, it would be very challenging for Transocean and Transocean Partners to consummate asset drop-down transactions on terms which would be economically attractive to both parties and readily financeable in the market, thereby significantly curtailing the growth prospects for Transocean Partners as a separate company.

•

The exchange ratio is fixed and therefore the value of the merger consideration payable to the Transocean Partners common unitholders will increase in the event that the market price of Transocean’s shares increases prior to the closing.

•

The shareholders of Transocean (and the unitholders of Transocean Partners as a result of receiving Transocean shares in the merger) will benefit from synergies in the form of cost savings and other efficiencies, including reduced SEC filing requirements and a reduction in the number of public company boards and other costs associated with multiple public companies.  Transocean projected that such synergies would, following the proposed transaction, result in approximately $10 million of cost savings to Transocean per annum, which would benefit all holders of Transocean shares, including the Transocean Partners common unitholders given that they will be receiving Transocean shares in the merger.

•

The terms and conditions of the merger were determined through arms’-length negotiations between the Transocean Partners Conflicts Committee and Transocean and their respective representatives and advisors.

•

The merger is subject to the approval of the holders of Transocean Partners’ common units under Transocean Partners’ limited liability company agreement. Based on the approximately 40.9 million Transocean Partners common units currently outstanding, such approval will require the vote in favor of the merger by holders of approximately 31.2 million Transocean Partners common units.  As Transocean and its affiliates have already committed to voting their approximately 21.3 million common units in favor of the merger, a vote in favor of the merger by the holders of approximately 9.9 million (or approximately 50.1 percent) of the approximately 19.7 million Transocean Partners common units not held by Transocean or its affiliates will be required to approve the merger.

•	The merger is not subject to a vote of Transocean shareholders.
•	The other terms of the merger agreement, including:
o

the provisions allowing the Transocean Partners Conflicts Committee and the Transocean Partners Board to change its recommendation with respect to the merger in response to a superior proposal or intervening event; and

o	the provisions requiring Transocean and its affiliates, in their capacities as members of Transocean Partners, to vote in favor of the merger.

The Transocean Partners Conflicts Committee considered the following factors to be generally negative or unfavorable in arriving at its determinations and recommendation with respect to the merger:

•

The Transocean Partners common unitholders will receive Transocean shares that currently do not pay any distributions, and, based on the projections provided by Transocean and the market outlook for the offshore drilling industry, the Transocean Partners Conflicts Committee expected that either no such distributions would be paid on such shares, or a lesser level of distributions would be paid on such shares, throughout calendar years 2016, 2017 and 2018, as compared to the expected distribution on the Transocean Partners common units on a standalone basis.

•	Transocean’s broader asset base may be subject to different market risks than the more limited asset base of Transocean Partners on a standalone basis.
•	Transocean has greater leverage than Transocean Partners and therefore may be subject to greater financial risk.
•	The fact that Transocean Partners common unitholders will not receive any cash from Transocean in exchange for their Transocean Partners common units.
•

The Transocean Partners Conflicts Committee was not authorized to conduct an auction process or other solicitation of interest from third parties for the acquisition of Transocean Partners. Transocean indicated to the Transocean Partner Board that Transocean is interested only in acquiring the Transocean Partners common units that it or its affiliates do not already own and that it is not interested in disposing of its interests in Transocean Partners at this time.  Because Transocean indirectly controls and owns over a majority of the equity interests in Transocean Partners, it was unrealistic to expect an unsolicited third-party acquisition proposal to acquire assets or control of Transocean Partners.

•

The exchange ratio is fixed and therefore the implied value of the consideration payable to Transocean Partners common unitholders will decrease in the event that the market price of the Transocean shares decreases prior to the closing of the merger.  The negative aspects of the fixed exchange ratio are offset by the certainty provided by a fixed exchange ratio and the potential that a fixed exchange ratio could result in the value of the merger consideration payable to the Transocean Partners common unitholders increasing in the event that the market price of Transocean’s shares increases prior to the closing.

•	There is risk that the potential benefits expected to be realized in the merger might not be fully realized.
•

The merger may not be completed in a timely manner, or at all, which could result in significant costs for Transocean Partners, and a failure to complete the merger could negatively affect the trading price of Transocean Partners’ common units.

•	Certain terms of the merger agreement, principally:
o	the provisions limiting the ability of Transocean Partners to solicit, or to consider unsolicited, offers from third parties for Transocean Partners;
o

the provisions requiring Transocean Partners to hold a special meeting of common unitholders as soon as practicable to approve the merger, even in the event the Transocean Partners Conflicts Committee or the Transocean Partners Board effects an adverse recommendation change;

o	the relatively limited pre-closing interim operating covenants for Transocean;
o	the termination fee payable by Transocean Partners to Transocean in connection with termination of the merger agreement in certain circumstances; and
o	the expense reimbursement payable by Transocean Partners to Transocean in connection with termination of the merger agreement in certain circumstances.

•	Transocean Partners common unitholders are not entitled to appraisal rights under the merger agreement, the limited liability company agreement of Transocean Partners or Marshall Islands law.
•	Transocean Partners common unitholders will be foregoing the potential benefits that may be realized by remaining common unitholders of a stand-alone entity.
•	Litigation may be commenced in connection with the merger and such litigation may increase costs and result in a diversion of management focus.
•

Certain members of Transocean Partners’ management or the Transocean Partners Board may have interests in the merger that are different from, or in addition to, the interests of Transocean Partners Public Unitholders.

Recommendation of the Transocean Partners Conflicts Committee and Transocean Partners Board

The Transocean Partners Conflicts Committee consists of three independent directors: John Plaxton, Michael Lynch-Bell and Norman Szydlowski.  The Transocean Partners Board authorized the Transocean Partners Conflicts Committee, (i) to review and evaluate the terms and conditions of, and to determine the advisability of, the proposed transaction on behalf of Transocean Partners and the Transocean Partners Public Unitholders, (ii) to negotiate, or delegate to any person or persons the ability to negotiate, with Transocean and its representatives, or any other appropriate person, with respect to the terms and conditions of the proposed transaction, (iii) to determine whether or not to approve the proposed transaction by Special Approval (pursuant to Section 7.17 of the limited liability company agreement of Transocean Partners), and (iv) to make any recommendations to the Transocean Partners Board regarding the proposed transaction as the Transocean Partners Conflicts Committee shall determine to be appropriate.

On July 31, 2016, the Transocean Partners Conflicts Committee (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair and reasonable to, and in the best interests of, Transocean Partners and its subsidiaries and the Transocean Partners Public Unitholders, (ii) approved, and recommended that the Transocean Partners Board approve, the merger agreement and the transactions contemplated thereby, including the merger, and (iii) resolved to recommend approval of the merger and the merger agreement by the members of Transocean Partners.

Later on July 31, 2016, the Transocean Partners Board (i) determined that the merger agreement and the transactions contemplated thereby, including the merger, are fair and reasonable to, and in the best interests of, Transocean Partners and its subsidiaries and the members of Transocean Partners, (ii) approved the merger agreement and the transactions contemplated thereby, including the merger, and (iii) resolved to recommend approval of the merger and the merger agreement by the members of Transocean Partners.

The Transocean Partners Conflicts Committee and the Transocean Partners Board have not, including, without limitation, in making the determinations set forth above, assumed any obligations (whether fiduciary, contractual, implied, or otherwise) other than those obligations that may exist in the Transocean Partners limited liability company agreement. Under the Transocean Partners limited liability company agreement, whenever the Transocean Partners Conflicts Committee or the Transocean Partners Board makes a determination or takes any other action, the Transocean Partners Conflicts Committee or the Transocean Partners Board must make such determination or take such other action in good faith and is not subject to any other or different standard under applicable law (other than the implied contractual covenant of good faith and fair dealing). In order for a determination or other action to be in “good faith” for purposes of the Transocean Partners limited liability company agreement, the Transocean Partners Conflicts Committee or the Transocean Partners Board must subjectively believe that the determination or other action is in, or not adverse to, the best interests of Transocean Partners and its subsidiaries.  Nothing in this proxy statement/prospectus or the actions or determinations of the Transocean Partners Conflicts Committee or the Transocean Partners Board described in this proxy statement/prospectus should be read to mean that the Transocean Partners Conflicts Committee or the Transocean Partners Board assumed any obligations (whether fiduciary, contractual, implied, or otherwise) other than those obligations that may exist in the Transocean Partners limited liability company agreement. You are urged to read the full text of the Transocean Partners limited liability company agreement.

Financial Forecasts

Transocean and Transocean Partners do not, as a matter of course, publicly disclose forecasts as to future performance, earnings or other results due to the unpredictability of the underlying assumptions and estimates.  However, Transocean has included below certain information with respect to Transocean and Transocean Partners that was furnished to the Transocean board of directors, the Transocean Partners Board, the Transocean Partners Conflicts Committee and the Transocean Partners Conflicts Committee’s financial advisor in connection with discussions concerning the proposed merger.  Additionally, Transocean Partners has included below certain information with respect to Transocean Partners that was furnished to the Transocean Partners Conflicts Committee and the Transocean Partners Conflicts Committee’s financial advisor in connection with discussions regarding the proposed merger.

The estimates of Transocean’s and Transocean Partners’ future financial performance set forth below entitled “Transocean Partners Forecasts—Base Case,” “Transocean Partners Forecasts—Sensitivity Case,” “Transocean Forecast—Base Case” and “Transocean Forecasts—Sensitivity Case” were prepared in May 2016 by Transocean’s management for use by the Transocean board of directors, the Transocean Partners Board, the Transocean Partners Conflicts Committee and the Transocean Partners Conflicts Committee’s financial advisor based on management’s reasonable best estimates and assumptions with respect to Transocean’s and Transocean Partners’ future financial performance at the time such estimates were prepared and speak only as of that time.  These financial forecasts were not prepared with a view toward public disclosure or with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of prospective financial data, published guidelines of the SEC regarding forward-looking statements or U.S. generally accepted accounting principles (“GAAP”).  A summary of this information is presented below.

While the financial forecasts were prepared in good faith, no assurance can be made regarding future events.  The estimates and assumptions underlying the financial forecasts involve judgments with respect to, among other things, future economic, competitive, regulatory and financial market conditions and future business decisions that may not be realized and that are inherently subject to significant business, economic, competitive and regulatory uncertainties and contingencies, including, among other things, the inherent uncertainty of the business and economic conditions affecting the industry in which Transocean and Transocean Partners operate, and the risks and uncertainties described under “Risk Factors” and “Cautionary Information Regarding Forward-Looking Statements,” all of which are difficult to predict and many of which are outside the control of Transocean and Transocean Partners.  Holders of Transocean Partners common units are urged to review Transocean Partners’ SEC filings for a description of risk factors with respect to Transocean Partners and Transocean’s SEC filings for a description of risk factors with respect to Transocean, as well as, in each case, the section of this proxy statement/prospectus entitled “Risk Factors.”  There can be no assurance that the underlying assumptions will prove to be accurate or that the projected results will be realized, and actual results likely will differ, and may differ materially, from those reflected in the financial forecasts, whether or not the merger is completed.  The inclusion in this proxy statement/prospectus of the financial forecasts below should not be regarded as an indication that Transocean, Transocean Partners, their respective boards of directors, the Transocean Partners Conflicts Committee or the Transocean Partners Conflicts Committee’s financial advisor considered, or now considers, these forecasts to be a reliable predictor of future results.  The financial forecasts are not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement/prospectus are cautioned not to place undue reliance on this information.  The financial forecasts assume that Transocean Partners would continue to operate as stand-alone company and do not reflect any impact of the proposed merger.

The financial forecasts include certain non-GAAP financial measures.  Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with GAAP, and non-GAAP financial measures as used by Transocean and Transocean Partners may not be comparable to similarly titled amounts used by other companies. The footnotes to the tables below provide certain supplemental information with respect to the calculation of these non-GAAP financial measures.

All of the financial forecasts summarized in this section were prepared by the management of Transocean.  Neither Ernst & Young LLP nor any other independent registered public accounting firm has examined, compiled or otherwise performed any procedures with respect to the prospective financial information contained in these financial forecasts and, accordingly, neither Ernst & Young LLP nor any other independent registered public accounting firm has expressed any opinion or given any other form of assurance with respect thereto and no independent registered public accounting firm assumes any responsibility for the prospective financial information.  The Ernst & Young LLP reports either incorporated by reference or included in this proxy statement/prospectus relate to the historical financial information of Transocean and Transocean Partners.  Such reports do not extend to the financial forecasts and should not be read to do so.

By including in this proxy statement/prospectus the financial forecasts below, none of Transocean, Transocean Partners or any of their respective representatives has made or makes any representation to any person regarding the ultimate performance of Transocean or Transocean Partners compared to the information contained in the financial forecasts.  Further, the inclusion of the financial forecasts in this proxy statement/prospectus does not constitute an admission or representation by Transocean or Transocean Partners that this information is material.  The financial forecasts summarized in this section reflected the estimates and judgments available to the management of Transocean at the time they were prepared and have not been updated to reflect any changes since the dates such financial forecasts were prepared. Neither Transocean nor Transocean Partners undertakes any obligation, except as required by law, to update or otherwise revise the financial forecasts to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, or to reflect changes in general economic or industry conditions.

The summary of the financial forecasts is not included in this proxy statement/prospectus in order to induce any Transocean Partners common unitholder to vote in favor of the proposal to approve the merger and the merger agreement, but because the financial forecasts were made available to the Transocean Partners Board, the Transocean Partners Conflicts Committee and the Transocean Partners Conflicts Committee’s financial advisor.

Transocean Partners Forecasts

	2016	2017	2018	2019	2020	Terminal Year(a)
	(In millions)
Base Case

Operating Revenues	$572	$461	$470	$365	$407	$475
Adjusted EBITDA	339	247	254	6	93	216
Estimated maintenance and replacement expenditures	(69)	(69)	(69)	(69)	(69)	—

Distributable Cash Flow to non-controlling interest	$141	$92	$91	$29	$45	—
Distributable Cash Flow to controlling interest	$136	$86	$84	$21	$37	—

Sensitivity Case

Operating Revenues	$572	$461	$470	$365	$407	$423
Adjusted EBITDA	339	247	254	6	93	164
Estimated maintenance and replacement expenditures	(69)	(69)	(69)	(69)	(69)	—

Distributable Cash Flow to non-controlling interest	$141	$92	$91	$29	$45	—
Distributable Cash Flow to controlling interest	$136	$86	$84	$21	$37	—

Transocean Forecasts

	Years ending December 31,
	2016	2017	2018	2019	2020	Terminal Year
	(In millions)
Base Case

Operating Revenues	$3,875	$3,627	$3,695	$4,252	$5,306	$6,220
Consolidated EBITDA	1,687	1,538	694	850	1,823	2,830
Capital Expenditures	(1,487)	(620)	(610)	(647)	(2,380)	—

Sensitivity Case

Operating Revenues	$3,875	$3,627	$3,695	$4,252	$5,306	$5,524
Consolidated EBITDA	1,687	1,538	694	850	1,823	2,134
Capital Expenditures	(1,487)	(620)	(610)	(647)	(2,380)	—

(a)	Transocean did not provide a forecast for the estimated maintenance and replacement expenditures or capital expenditures in the terminal year.

Transocean also provided a case with a higher dayrate that resulted in higher terminal year amounts of operating revenues and adjusted EBITDA for Transocean Partners of $527 million and $268 million, respectively, and operating revenues and consolidated EBITDA for Transocean of $6,921 million and $3,531 million, respectively (the “Transocean Partners Upside Case”).

For the Transocean Base Case and the Transocean Partners Base Case, (1) the current market cycle was assumed to last through 2017 with little recovery in dayrates, with dayrates beginning in 2018 to ramp through 2021 to Transocean management’s view of normalized dayrates and (2) rigs were assumed to operate at contracted rates through current contracts; thereafter rigs were assumed to work at market rates.

For all the Transocean cases, the forecasts assume selected cold and warm stacked rigs are reactivated through 2020 with a run-rate fleet consisting of 54 operating rigs and eight cold-stacked units, inclusive of newbuilds.

For all the Transocean Partners cases, the Development Driller III and the Discoverer Clear Leader have major maintenance in 2019; and the Discoverer Inspiration has major maintenance in 2020.

Opinion of Evercore Group L.L.C.—Financial Advisor to the Transocean Partners Conflicts Committee

The Transocean Partners Conflicts Committee retained Evercore as its financial advisor with respect to the provision of (i) financial advisory services and (ii) an opinion to the Transocean Partners Conflicts Committee as to the fairness from a financial point of view to the Transocean Partners Public Unitholders of the Exchange Ratio provided for pursuant to the merger agreement. At the request of the Transocean Partners Conflicts Committee at a meeting of the Transocean Partners Conflicts Committee held on July 31, 2016, Evercore rendered its oral opinion to the Transocean Partners Conflicts Committee that, as of July 31, 2016, based upon and subject to the assumptions, qualifications, limitations and other matters considered by Evercore in connection with the preparation of its opinion, the Exchange Ratio provided for pursuant to the merger agreement is fair, from a financial point of view, to the Transocean Partners Public Unitholders.  Evercore subsequently confirmed its oral opinion in the Written Opinion.

The opinion speaks only as of the date it was delivered and not as of the time the merger will be completed or any other date. The opinion does not reflect changes that may occur or may have occurred after July 31, 2016, which could alter the facts and circumstances on which Evercore’s opinion was based. It is understood that subsequent events may affect Evercore’s opinion, but Evercore does not have any obligation to update, revise or reaffirm its opinion.

Evercore’s opinion was directed to the Transocean Partners Conflicts Committee (in its capacity as such), and only addressed the fairness from a financial point of view, as of the date of the opinion, to the Public Unitholders of the Exchange Ratio provided for pursuant to the merger agreement. Evercore’s opinion did not address any other term or aspect of the merger agreement or the Transaction. The full text of the Written Opinion which describes the assumptions made, procedures followed, matters considered, and qualifications and limitations of the review undertaken by Evercore in rendering its opinion, is attached as Annex B to this proxy statement/prospectus. The summary of Evercore’s opinion set forth in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the Written Opinion. However, neither the Written Opinion nor the summary of such opinion and the related analyses set forth in this proxy statement/prospectus are intended to be, and they do not constitute, a recommendation as to how unitholders of Transocean Partners or any other person should act or vote with respect to any matter relating to the Transaction or any other matter.

Evercore’s opinion to the Transocean Partners Conflicts Committee was among several factors taken into consideration by the Transocean Partners Conflicts Committee in making its recommendation to the board of directors of Transocean Partners regarding the merger and the merger agreement.

In connection with rendering its opinion and performing its related financial analyses, Evercore, among other things:

•

reviewed certain publicly available historical operating and financial information relating to Transocean and Transocean Partners that it deemed relevant, including the Annual Report on Form 10-K for the year ended December 31, 2015, the Quarterly Report on Form 10-Q for the quarter ended March 31, 2016 and certain Current Reports on Form 8-K, in each case as filed with or furnished to the SEC by Transocean and Transocean Partners;

•

reviewed certain non-public historical and projected financial and operating data and assumptions, relating to Transocean and Transocean Partners, prepared and furnished to Evercore by management of Transocean and Transocean Partners;

•

discussed the current operations of Transocean and Transocean Partners and the historical and projected financial and operating data and assumptions relating to Transocean and Transocean Partners with management of Transocean and Transocean Partners;

•	reviewed publicly available research analyst estimates for Transocean’s and Transocean Partners’ future financial performance on a standalone basis;
•

performed discounted cash flow analyses on Transocean and Transocean Partners based on forecasts (the “Transocean Forecasts” and the “Transocean Partners Forecasts,” respectively) and other data provided by management of Transocean and Transocean Partners;

•	compared the trading performance of Transocean and Transocean Partners with the trading performance of public issuers that Evercore deemed relevant;
•	reviewed the premiums paid in certain historical transactions that Evercore deemed relevant and compared such premiums to those implied by the Transaction;
•	reviewed the merger agreement dated July 31, 2016; and
•	performed such other analyses and examinations, reviewed such other information and considered such other factors that Evercore deemed appropriate for providing the opinion contained herein.

For purposes of its analysis and opinion, Evercore assumed and relied upon, without undertaking any independent verification of, the accuracy and completeness of all of the information publicly available and all of the information supplied or otherwise made available to, discussed with, or reviewed by it, and Evercore assumes no liability therefor. With respect to the projected financial and operating data relating to Transocean and Transocean Partners, Evercore assumed that such data was reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the respective managements of Transocean and Transocean Partners as to the future financial performance of Transocean and Transocean Partners, as applicable, under the assumptions stated therein. Evercore did not express a view as to any projected financial and operating data or any judgments, estimates or assumptions on which they are based. Evercore relied at the Transocean Partners Conflicts Committee’s direction, without independent verification, upon the assessments of the management of Transocean and Transocean Partners as to the future financial and operating performance of Transocean and Transocean Partners, and Evercore assumed that Transocean and Transocean Partners will realize the benefits that each expects to realize from the merger.

For purposes of rendering its opinion, Evercore assumed, in all respects material to its analysis, that the representations and warranties of each party contained in the merger agreement are true and correct, that each party would perform all of the covenants and agreements required to be performed by it under the merger agreement and that all conditions to the consummation of the merger will be satisfied without material waiver or modification thereof. Evercore further assumed that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the merger will be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on Transocean, Transocean Partners, the consummation of the merger or materially reduce the benefits of the merger to Transocean or Transocean Partners.

Evercore neither made nor assumed any responsibility for making any independent valuation or appraisal of the assets or liabilities of Transocean or Transocean Partners, nor was Evercore furnished with any such appraisals, nor has Evercore evaluated the solvency or fair value of Transocean or Transocean Partners under any state or federal laws relating to bankruptcy, insolvency or similar matters. Evercore’s opinion is necessarily based upon information made available to it as of the date of its opinion, and financial, economic, monetary, market, regulatory and other conditions and circumstances as they existed and as could be evaluated on the date of Evercore’ opinion. It is understood that subsequent developments may affect Evercore’s opinion and that Evercore does not have any obligation to update, revise or reaffirm its opinion.

The estimates contained in Evercore’s analyses and the results from any particular analysis are not necessarily indicative of future results, which may be significantly more or less favorable than suggested by such analyses. In addition, analyses relating to the value of businesses or assets neither purport to be appraisals nor do they necessarily reflect the prices at which businesses or assets may actually be sold. Accordingly, Evercore’s analyses and estimates are inherently subject to substantial uncertainty.

In arriving at its opinion, Evercore did not attribute any particular weight to any particular analysis or factor considered by it, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Several analytical methodologies were employed by Evercore in its analyses, and no one single method of analysis should be regarded as determinative of the overall conclusion reached by Evercore. Each analytical technique has inherent strengths and weaknesses, and the nature of the available information may further affect the significance of particular techniques. Accordingly, Evercore believes that its analyses must be considered as a whole and that selecting portions of its analyses and of the factors considered by it, without considering all analyses and factors in their entirety, could create a misleading or incomplete view of the evaluation process underlying its opinion. The conclusion reached by Evercore, therefore, is based on the application of Evercore’s experience and judgment to all analyses and factors considered by Evercore, taken as a whole.

Evercore was not asked to pass upon, and expressed no opinion with respect to, any matter other than the fairness of the Exchange Ratio provided for pursuant to the merger agreement, from a financial point of view, to the Transocean Partners Public Unitholders. Evercore did not express any view on, and its opinion does not address, the fairness of the merger to any other persons or the holders of any securities, creditors or other constituencies of Transocean or Transocean Partners, nor any view as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Transocean or Transocean Partners or any of the other parties to the merger agreement or any affiliates thereof or any classes of such persons, whether relative to the Exchange Ratio or otherwise. Evercore assumed that any modification to the structure of the merger would not vary in any respect material to its analysis. Evercore’s opinion does not address the relative merits of the merger as compared to other business or financial strategies that might have been available to Transocean or Transocean Partners, nor does it address the underlying business decision of Transocean Partners to engage in the merger. Evercore’s opinion did not constitute a recommendation to the unitholders of Transocean Partners or to any other persons in respect of the merger. Evercore expressed no opinion therein as to the price at which Transocean Partners common units or Transocean shares would trade at any time. Evercore is not legal, regulatory, accounting or tax experts and assumed the accuracy and completeness of assessments by the management of Transocean, Transocean Partners and their advisors with respect to legal, regulatory, accounting and tax matters.

The following is a summary of the material financial analyses performed by Evercore in connection with the preparation of its opinion and reviewed with the Transocean Partners Conflicts Committee on July 31, 2016. Unless the context indicates otherwise, enterprise values and equity values used in the selected companies analysis described below were calculated using the closing price of Transocean Partners common units and the equity securities of the selected companies listed below as of July 29, 2016, and transaction values for the selected transactions analysis described below were calculated on an enterprise value basis based on the value of the equity consideration and other public information available at the time of the relevant transaction’s announcement. The analyses summarized below include information presented in tabular format. In order to fully understand the financial analyses performed, the tables must be considered together with the textual summary of the analyses.

No company or transaction used in the analyses of companies or transactions summarized below is identical or directly comparable to Transocean Partners, Transocean or the Transaction. As a consequence, mathematical derivations (such as the high, low, mean and median) of financial data are not by themselves meaningful, and these analyses must take into account differences in the financial and operating characteristics of the selected publicly traded companies and differences in the structure and timing of the selected transactions and other factors that would affect the public trading value and acquisition value of the companies considered.

Forecasts

See “The Merger—Financial Forecasts” for a description of certain non-public historical and projected financial and operating data and assumptions, relating to Transocean and Transocean Partners, prepared and furnished to Evercore by management of Transocean and Transocean Partners.

Analysis of Transocean Partners

Evercore performed a series of analyses to derive indicative valuation ranges for Transocean Partners common units and applied each of the resulting implied valuation ranges to derive a range of implied exchange ratios of Transocean Partners common units to Transocean shares, and compared these ratios to the Exchange Ratio.

Evercore performed its analyses utilizing the financial projections for Transocean Partners provided by Transocean and Transocean Partners management (i) based on the base case, which are referred to in this section as “Transocean Partners Forecast—Base Case,” (ii) based on the sensitivity case, which are referred to in this section as “Transocean Partners Forecast—Sensitivity Case” and (iii) based on the Distribution Reduction Case, which are referred to in this section as the “Transocean Partners Forecast—Distribution Reduction Case.” The Transocean Partners Forecast—Base Case and the Transocean Partners Forecast—Sensitivity Case are collectively referred to in this section as the “Transocean Partners Forecasts.”

After conversations with Transocean management, the Transocean Partners Forecasts were adjusted by Evercore by reducing the terminal year EBITDA to reflect Evercore’s view of additional costs associated with shipyard revenue loss and shipyard costs for the maintenance of vessels typically incurred by Transocean in its regular course of business that were not included in the calculations of EBITDA in the terminal year.  The cost estimates utilized by Evercore for this adjustment were provided by Transocean management.  Transocean management additionally provided the Transocean Partners Upside Case which reflected an increase in terminal year cash flows, significantly higher than those cash flows shown in the Transocean Partners Forecast—Base Case. After discussions with Transocean Partners management and the Transocean Partners Conflicts Committee, Evercore determined that the Terminal Value in the Transocean Partners Forecast—Base Case adequately reflected upside to the prior year cash flows.

Discounted Cash Flow Analysis

Evercore calculated implied value reference ranges of Transocean Partners common units on a standalone basis by discounting the projected cash flows to Transocean Partners by utilizing a range of discount rates with a mid-point equal to Transocean Partners’ Weighted Average Cost of Capital (“WACC”), as estimated by Evercore based on the Capital Asset Pricing Model (“CAPM”), and terminal values based on a range of estimated EBITDA exit multiples as well as perpetuity growth rates. Evercore applied WACC discount rates ranging from 9.5% to 11.5%, a range of EBITDA exit multiples of 5.0x to 7.0x and a range of perpetuity growth rates from 1.50% to 2.50% to the projected cash flow for Transocean Partners based on the Transocean Partners Forecasts, which resulted in implied value reference ranges per Transocean Partners common unit of $8.08 to $10.67 based on the Transocean Partners Forecast—Base Case and $6.06 to $8.55 based on the Transocean Partners Forecast—Sensitivity Case.

Discounted Distribution Analysis

Evercore calculated implied value reference ranges of Transocean Partners common units on a standalone basis by calculating the present value of the future cash distributions to holders of Transocean Partners common units.  After discussion with Transocean Partners management and the Transocean Partners Conflicts Committee, Evercore assumed in the Transocean Partners—Base Case and Transocean Partners—Sensitivity Case that the minimum quarterly distribution of $1.45 per unit was paid on Transocean Partners common units in all years in the forecasted period.  After additional discussion with Transocean management, Transocean Partners management and the Transocean Partners Conflicts Committee, and given that the Distributable Cash Flow in both the Transocean Partners—Base Case and Transocean Partners—Sensitivity Case resulted in total distribution coverage of less than 1.0x, Evercore also assumed a scenario whereby the distribution was cut for all units from the minimum quarterly distribution to $0.00 in 2019 and remained $0.00 thereafter (the “Distribution Reduction Case”).  Evercore applied equity discount rates ranging from

11.0% to 13.0% based on CAPM and 12.0% to 14.0% based on the total expected market return for similar master limited partnerships and other entities such as limited liability companies that are similar to master limited partnerships (“MLPs”) and terminal yields ranging from 10.0% to 15.0% based on trading for Transocean Partners since January 1, 2015 to the projected distribution per common unit in the aforementioned scenarios, and in the event of no distribution per common unit, the distributable cash flow per common unit for Transocean Partners based on the Transocean Partners Forecasts.This resulted in implied value reference ranges per Transocean Partners common unit of $10.55 to $14.28 based on CAPM and $10.26 to $13.84 per Transocean Partners common unit based on total expected market return, in each case based on the Transocean Partners Forecast—Base Case, and $7.19 to $9.62 based on CAPM and $7.01 to $9.35 based on total expected market return, in each case based on the Distribution Reduction Case.

Peer Group Trading Analysis

Evercore performed a peer group trading analysis of Transocean Partners, on a standalone basis, by reviewing and comparing the market values and trading multiples of the following entities that Evercore deemed to have certain characteristics that are similar to those of Transocean Partners.  Evercore separated the peers into three categories as follows:  Corporation Offshore Drilling Peers, Corporation Offshore Drilling Peers-Distressed and MLP Marine Peers.  No company used in the analyses of companies summarized below is identical or directly comparable to Transocean Partners.

For each of the peer group entities organized as corporations, Evercore calculated the following trading multiples:

•	Enterprise Value/EBITDA for the years 2016, 2017 and 2018
•	Price/CFPS for the years 2016, 2017 and 2018

For each of the peer group entities organized as limited partnerships or limited liability companies, Evercore calculated the following trading multiples:

•	Enterprise Value/EBITDA for the years 2016, 2017 and 2018
•	Distribution Yield for the years 2016, 2017 and 2018

The Corporation Offshore Drilling Peers included:

•	Atwood Oceanics, Inc.
•	Diamond Offshore Drilling, Inc.
•	Ensco plc
•	Noble Corporation plc
•	Transocean Ltd.
•	Rowan Cos. Plc Class A

The resulting mean and median data for such companies were:

Corporation Drilling Peers	Mean	Median
EV/2016E EBITDA	5.5x	5.6x
EV/2017E EBITDA	8.5x	8.4x
EV/2018E EBITDA	10.5x	10.5x

The Corporation Offshore Drilling Peers-Distressed included:

•	Fred Olsen Energy ASA
•	North Atlantic Drilling Ltd.
•	Ocean Rig UDW Inc.
•	Odfjell Drilling Ltd.
•	Pacific Drilling S.A.
•	Seadrill Ltd.

The resulting mean and median data for such companies were:

Corporation Offshore Drilling Peers-Distressed	Mean	Median
EV/2016E EBITDA	6.4x	6.4x
EV/2017E EBITDA	11.2x	9.0x
EV/2018E EBITDA	12.7x	13.4x

The MLP Marine Peers included:

•	Capital Products Partners L.P.
•	Dynagas LNG Partners LP
•	Golar LNG Partners L.P.
•	Hoegh LNG Partners LP
•	KNOT Offshore Partners LP
•	Navios Maritime Midstream Partners L.P.
•	Navios Maritime Partners L.P.,
•	Seadrill Partners LLC
•	Teekay LNG Partners L.P.,
•	Teekay Offshore Partners L.P.

The resulting mean and median data for such companies were:

MLP Marine Peers	Mean	Median
EV/2016E EBITDA	7.9x	8.8x
EV/2017E EBITDA	7.4x	7.0x
EV/2018E EBITDA	7.5x	7.1x
Current Distribution Yield	11.4%	9.6%
2016E Distribution Yield	9.8%	9.6%
2017E Distribution Yield	9.8%	9.9%
2018E Distribution Yield	10.0%	10.0%

Based on the Transocean Partners Forecasts, utilizing an EBITDA multiple range of 6.0x to 8.0x 2017 estimated EBITDA (“2017E,” and as used for 2018 and other estimated metrics, 2018E, and so on and so forth) and 7.0x to 9.0x 2018E EBITDA resulted in implied value reference ranges per Transocean Partners common unit of $11.48 to $19.66.

MLP Premiums Paid Analysis

Evercore also reviewed selected publicly available information for valuation of Transocean Partners common units based on historical premiums paid in MLP unit-for-unit, stock-for-unit, cash/stock-for-unit and buy-in transactions.  Evercore considered that historically, MLP merger and buy-in premiums have varied widely based on specific considerations with respect to each transaction, with a range of 0.0% to 31.6% premium to one-day trailing price and a median premium of 15.2%.  Additionally, when reviewing MLP buy-in premiums only, excluding third party mergers, MLP buy-in premiums have varied widely based on specific considerations with respect to each transaction, with a range of 0.0% to 23.0% premium to one-day trailing price and a median premium of 15.4%. Evercore noted that none of the selected transactions or the selected partnerships or companies that participated in the selected transactions were directly comparable to the Transaction or Transocean Partners.

The selected transactions and resulting minimum, maximum, mean and median data were as follows:

			Transaction			Premium
Date Announced	Target	Acquiror(s)	Consideration	Equity Value	Enterprise Value	1-Day	10-Day	30-Day
05/30/16	Rose Rock Midstream, L.P.	SemGroup Corporation	*Stock-for-Unit	$906.5	$1,669.9	0.0%	16.8%	60.0%
11/03/15	Targa Resources Partners LP	Targa Resources Corp.	*Stock-for-Unit	6,673.1	7,216.2	18.4%	11.0%	14.9%
10/26/15	Northern Tier Energy LP	Western Refining, Inc.	*Cash/Stock-for-Unit	2,513.6	2,746.4	14.0%	11.5%	12.7%
07/13/15	MarkWest Energy Partners, L.P.	MLPX LP	Unit-for-Unit	15,736.0	19,956.0	31.6%	36.6%	29.8%
05/13/15	Williams Partners L.P.	The Williams Companies, Inc.	*Stock-for-Unit	34,237.6	54,142.3	17.9%	11.8%	13.5%
05/06/15	Crestwood Midstream Partners LP	Crestwood Equity Partners LP	*Unit-for-Unit	3,532.6	6,251.3	17.2%	20.1%	27.6%
01/26/15	Regency Energy Partners LP	Energy Transfer Partners, L.P.	Unit-for-Unit	11,155.6	17,955.6	13.2%	23.2%	10.6%
10/27/14	Williams Partners L.P.	Access Midstream Partners LP	Unit-for-Unit	25,925.8	37,006.8	6.5%	15.6%	8.4%
10/13/14	Atlas Pipeline Partners, L.P.	Targa Resource Partners LP	Unit-for-Unit	4,065.4	5,908.8	15.0%	8.1%	3.0%
10/01/14	Oiltanking Partners L.P.	Enterprise Products Partners L.P.	Unit-for-Unit	5,823.0	6,051.0	5.6%	1.9%	6.8%
08/10/14	Kinder Morgan Energy Partners, L.P.	Kinder Morgan, Inc.	*Unit-for-Unit	36,689.1	58,551.1	12.0%	6.9%	10.7%
08/10/14	El Paso Pipeline Partners, L.P.	Kinder Morgan, Inc.	*Unit-for-Unit	5,288.5	10,021.5	15.4%	8.9%	7.3%
10/10/13	PVR Partners, L.P.	Regency Energy Partners LP	Unit-for-Unit	3,899.3	5,664.3	25.6%	23.7%	23.7%
8/27/13	PAA Natural Gas Storage LP	Plains All American Pipeline, L.P.	*Unit-for-Unit	1,713.6	2,271.9	8.5%	11.9%	7.2%
05/07/13	Pioneer Southwest Energy Partners L.P.	Pioneer Natural Resources Company	*Stock-for-Unit	933.0	1,086.0	23.0%	27.5%	9.6%
05/06/13	Crestwood Midstream Partners LP	Inergy Midstream, L.P.	Unit-for-Unit	1,614.7	2,402.0	4.6%	13.1%	8.1%
01/29/13	Copano Energy, L.L.C.	Kinder Morgan Energy Partners, L.P.	Unit-for-Unit	3,777.5	4,724.3	21.8%	22.5%	36.7%
02/23/11	Duncan Energy Partners L.P.	Enterprise Products Partners L.P.	Unit-for-Unit	2,405.0	3,302.8	27.9%	29.6%	27.4%
						MLP Buy-Ins
	*MLP Buy-In Transaction				Median	15.4%	11.8%	12.7%
					Mean	14.0%	14.0%	18.2%
					Max	23.0%	27.5%	60.0%
					Min	0.0%	6.9%	7.2%

						All Transactions
					Median	15.2%	14.3%	11.7%
					Mean	15.5%	16.7%	17.7%
					Max	31.6%	36.6%	60.0%
					Min	0.0%	1.9%	3.0%

Based on the relevant median premiums, Evercore calculated implied value reference ranges of Transocean Partners common units per unit of $12.58 to $13.97 for all transactions and $12.61 to $13.86 for MLP buy-in transactions.

Analysis of Transocean

Evercore performed a series of analyses to derive indicative valuation ranges for Transocean shares.

Evercore performed its analyses utilizing the financial projections for Transocean provided by Transocean management (i) based on the base case, which are referred to in this section as “Transocean Forecast—Base Case,” (ii) based on the sensitivity case, which are referred to in this section as “Transocean Forecast—Sensitivity Case.”  For purposes of the discounted cash flow analysis and peer trading analysis, Evercore utilized unconsolidated EBITDA for Transocean, removing the 51.0% owned by Transocean Partners and included the value of the common and subordinated units owned by Transocean based upon the mid-point of the valuation range of the respective methodology for Transocean Partners.   Both the Transocean Forecast—Base Case and Transocean Forecast—Sensitivity Case were adjusted by Evercore, with Evercore reducing the terminal year EBITDA to reflect Evercore’s view of additional costs associated with shipyard revenue loss and shipyard costs for the maintenance of vessels typically incurred by Transocean in its regular course of business that were not included in the calculations of EBITDA in the terminal year as provided by Transocean management. The cost estimates utilized by Evercore for this adjustment were provided by Transocean management.

Discounted Cash Flow Analysis

Evercore calculated implied value reference ranges of Transocean shares on a standalone basis by discounting the projected cash flows to Transocean by utilizing a range of discount rates based on Transocean’s WACC, as estimated by Evercore utilizing CAPM, and terminal values based on a range of estimated EBITDA exit multiples as well as perpetuity growth rates. Evercore applied WACC discount rates ranging from 10.0% to 12.5%, a range of EBITDA exit multiples of 5.0x to 7.0x and a range of perpetuity growth rates from 1.50% to 2.50% to the projected cash flow for Transocean based on the Transocean Forecasts, which resulted in implied value reference ranges per Transocean share of $5.19 to $26.94 based on the Transocean Forecast—Base Case and ($0.29) to $12.44 based on the Transocean Forecast—Sensitivity Case.

Peer Group Trading Analysis

Evercore performed a peer group trading analysis of Transocean, on a standalone basis, by reviewing and comparing the market values and trading multiples of the following entities that Evercore deemed to have similarities in certain respects to those of Transocean.  Evercore separated the peers into two categories as follows: Corporation Offshore Drilling Peers and Corporation Offshore Drilling Peers-Distressed.

For each of the peer group entities organized as corporations, Evercore calculated the following trading multiples:

•	Enterprise Value/EBITDA for the years 2016, 2017 and 2018
•	Price/CFPS for the years 2016, 2017 and 2018

The Corporation Offshore Drilling Peers included:

•	Atwood Oceanics, Inc.
•	Diamond Offshore Drilling, Inc.
•	Ensco plc
•	Noble Corporation plc
•	Rowan Cos. Plc Class A

The resulting mean and median data for such companies were:

Corporation Drilling Peers	Mean	Median
EV/2016E EBITDA	5.3x	5.2x
EV/2017E EBITDA	8.3x	7.5x
EV/2018E EBITDA	10.5x	10.4x

The Corporation Offshore Drilling Peers-Distressed included:

•	Fred Olsen Energy ASA
•	North Atlantic Drilling Ltd.
•	Ocean Rig UDW Inc.
•	Odfjell Drilling Ltd.
•	Pacific Drilling S.A.
•	Seadrill Ltd.

The resulting mean and median data for such companies were:

Corporation Offshore Drilling Peers-Distressed	Mean	Median
EV/2016E EBITDA	6.4x	6.4x
EV/2017E EBITDA	11.2x	9.0x
EV/2018E EBITDA	12.7x	13.4x

Based on the Transocean Forecasts, utilizing an EBITDA multiple range of 7.0x to 10.0x 2017E EBITDA and 9.0x to 11.0x 2018E EBITDA resulted in implied value reference ranges per Transocean share of $0.57 to $25.01.

Contribution Analysis

Evercore reviewed the contributions of Transocean Partners and Transocean of certain financial metrics to the combined company resulting from the Transaction based on the Transocean Partners Forecasts and the Transocean Forecasts and certain publicly available financial information for Transocean Partners and Transocean. The financial metrics reviewed included (i) equity market value as of July 29, 2016 and (ii) estimated EBITDA for the years 2016, 2017, 2018, 2019 and 2020. The contribution analysis did not give effect to certain estimates of cost savings and other synergies. The contribution analysis indicated a range of implied exchange ratios in the merger of 0.3012x to 1.4311x, as compared to the exchange ratio of 1.1427x provided for in the merger agreement.

Exchange Ratio Summary

Evercore analyzed the implied exchange ratios from the valuation techniques utilized for the valuation of Transocean Partners and Transocean. These valuation techniques included Discounted Cash Flow Analysis and Peer Group Trading Analysis. When comparing the high value to the low value, and the low value to the high value for each technique and excluding not meaningful results, the resulting exchange ratio range was (i) 0.538x to 1.987x using the Transocean Partners Forecast—Base Case and the Transocean Forecast—Base Case and (ii) 0.304x to 0.927x using the Transocean Partners Forecast—Sensitivity Case and the Transocean Forecast—Sensitivity Case.

Evercore compared the results of the foregoing analyses to the proposed exchange ratio of 1.1427x, noting that such ratio was within the range of the implied exchange ratios for each of the valuation techniques reviewed by Evercore.

General

Evercore and its affiliates engage in a wide range of activities for their own accounts and the accounts of customers. In connection with these businesses or otherwise, Evercore and its affiliates and/or their respective employees, as well as investment funds in which any of them may have a financial interest, may at any time, directly or indirectly, hold long or short positions and may trade or otherwise effect transactions for their own accounts or the accounts of customers, in debt or equity securities, senior loans and/or derivative products relating to Transocean or Transocean Partners and their respective affiliates.

Evercore and its affiliates also engage in securities trading and brokerage, private equity and investment management activities, equity research and other financial services, and in the ordinary course of these activities, Evercore and its affiliates may from time to time acquire, hold or sell, for their own accounts and for the accounts of their customers, (i) equity, debt and other securities (or related derivative securities) and financial instruments (including bank loans and other obligations) of Transocean Partners or Transocean and (ii) any currency or commodity that may be involved in the Transaction and the other matters contemplated by the merger agreement.

Evercore and its affiliates and certain of its employees, including members of the team performing services in connection with the Transaction, as well as certain private equity or other investment funds associated or affiliated with Evercore in which they may have financial interests, may from time to time acquire, hold or make direct or indirect investments in or otherwise finance a wide variety of companies, including Transocean Partners, Transocean, other actual or potential transaction participants and their respective affiliates.

The Transocean Partners Conflicts Committee selected Evercore to provide financial advice in connection with its evaluation of the merger because, among other reasons, of Evercore’s experience, reputation and familiarity with the offshore drilling sector of the energy industry and because its investment banking professionals have substantial experience in transactions similar to the merger.

The description set forth above constitutes a summary of the analyses employed and factors considered by Evercore in rendering its opinion to the Transocean Partners Conflicts Committee. The preparation of a fairness opinion is a complex, analytical process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances and is not necessarily susceptible to partial analysis or summary description.

Pursuant to the terms of the engagement of Evercore, Evercore will receive a fee of $2.0 million for its services, of which $400,000 became payable upon the execution of its engagement letter and $1.6 million became payable upon the rendering of the opinion. In addition, Transocean Partners has agreed to reimburse certain of Evercore’s expenses and indemnify Evercore and certain related parties against certain liabilities arising out of its engagement.

During the two-year period prior to the date of Evercore’s opinion, Evercore did not provide financial advisory services to Transocean or any its respective affiliates for which it received fees and reimbursement of out-of-pocket expenses.  In 2014, Evercore provided services for the Transocean Partners Conflicts Committee for which it received reimbursement of out-of-pocket expenses. Evercore may provide financial or other services to Transocean or Transocean Partners in the future, and in connection with any such services Evercore may receive compensation.

Interests of Directors and the Executive Officer of Transocean Partners in the Merger

You should be aware that Transocean Partners directors and its executive officer have interests in the merger that are different from, or in addition to, the interests of other Transocean Partners common unitholders.  These interests include (1) the fact that completion of the merger will result in the acceleration of vesting of equity-based awards of Transocean Partners held by directors and the executive officer of Transocean Partners, (2) the fact that some directors of Transocean Partners are also officers and/or directors of Transocean, (3) the fact that some members of the Transocean Partners Board and/or the executive officer of Transocean Partners own Transocean shares or other Transocean securities, (4) the fact that the directors and the executive officer of Transocean Partners are being indemnified by Transocean and (5) the fact that the executive officer of Transocean Partners will be entitled under certain circumstances to a cash severance benefit and other severance benefits, and the vesting of certain Transocean equity awards she holds will be accelerated.

Merger-Related Compensation for the Chief Executive Officer of Transocean Partners

Transocean Partners’ President, Chief Executive Officer and Chief Financial Officer, Ms. McAllister, does not have an employment agreement that requires termination payments or severance benefits or that provides for payments as a result of the merger; however, the vesting of the Transocean Partners phantom units held by Ms. McAllister will be accelerated as provided in the merger agreement and described under “—Treatment of Equity Awards.”

Transocean Partners maintains an executive severance policy.  The benefits provided in the event of an involuntary termination of an eligible participant under the terms of the policy include a cash severance benefit limited to 52 weeks of base salary, a pro rata share of the termination year’s targeted bonus and outplacement services not to exceed 5% of the base salary of the executive.  Transocean has determined that Ms. McAllister will be eligible for benefits from Transocean equivalent to those provided under the Transocean Partners executive severance policy upon any involuntary termination of her employment that occurs while she is a Transocean employee, subject to her execution of a waiver and release of claims, and agreement to certain restrictive covenants.  Furthermore, if Ms. McAllister’s termination is deemed to be for the convenience of the company pursuant to Transocean’s long term incentive plan and the related terms and condition of Ms. McAllister’s equity awards, she will be eligible for accelerated vesting treatment of time-based deferred units and performance-based contingent deferred units held by her that are denominated in Transocean shares, and all vested options held by her with respect to Transocean shares would remain outstanding for one year after her termination.

The information set forth below is required by Item 402(t) of Regulation S-K regarding compensation that is based on or otherwise relates to the merger which Ms. McAllister, as President, Chief Executive Officer and Chief Financial Officer of Transocean Partners (and the only executive officer of Transocean Partners), could receive in connection with the merger.  The amounts in the table below were calculated using the following assumptions: (i) the consummation of the merger occurred on August 12, 2016, (ii) the price per unit of the Transocean Partners’ common units is $12.56, which is the average closing market price of Transocean Partners’ common units over the first five business days following the first public announcement of the merger, (iii) the price per share of Transocean shares is $10.65, which is the average closing market price of Transocean’s shares over the first five business days following the first public announcement of the merger and (iv) that Ms. McAllister’s employment terminated 30 days after the assumed closing date of the merger.  Values shown below do not take into account any increase in compensation that may occur following the date of this proxy statement/prospectus or following the merger.

Name	Cash (1)	Equity (2)	Perquisites/ Benefits (3)	Tax Reimbursements (4)	Total
Kathleen S. McAllister	$485,410	$1,620,223	$18,000	$86,558	$2,210,191

(1)

Indicates the amounts that would be paid upon an involuntary termination of an eligible participant under the Transocean Partners executive severance policy.  Includes $360,000 of cash severance benefit and $125,410 of the termination year’s targeted bonus.

(2)

Amounts in this column reflect the value of the Transocean Partners phantom units that will vest upon the completion of the merger.  See “—Treatment of Equity Awards.”  In addition, these amounts reflect the value of Transocean equity awards held by Ms. McAllister, including time-based deferred units that would fully vest, and performance-based contingent deferred units that would vest pro-rata based on actual days employed during the performance period and actual performance results, in each case, if Ms. McAllister’s termination is deemed to be for the convenience of the company  pursuant to the terms of Transocean’s long term incentive plan and related terms and conditions of Ms. McAllister’s award.  As of August 12, 2016, Ms. McAllister held 124,036 unvested awards of Transocean Partners phantom units valued at $1,557,892, 1,714 unvested time-based deferred units denominated in Transocean shares valued at $18,254 and 5,141 unvested performance-based contingent deferred units denominated in Transocean shares valued at $44,077 at the target level.  The actual amounts received may be higher or lower than the estimated amounts shown above.

(3)	Indicates the value of perquisites and benefits that would be paid or provided upon an involuntary termination of an eligible participant under the Transocean Partners executive severance policy.

(4)

The amount in this column reflects estimated taxes paid by Transocean Partners with respect to the accelerated vesting of Transocean Partners phantom units, Transocean time-based deferred units and Transocean performance-based contingent deferred units pursuant to a tax equalization benefit provided in connection with Ms. McAllister’s expatriate assignment.  This estimate assumes a 45% U.K. marginal tax rate and a 39.6% U.S. supplemental tax rate on the portion of the equity income that is subject to taxation in the U.K.

Treatment of Transocean Partners Equity Awards

Generally, immediately prior to the effective time, each outstanding Transocean Partners phantom award that is subject to time-based vesting conditions and each Transocean Partners phantom unit award granted prior to January 1, 2016 that is subject to performance-based vesting conditions will become fully vested, and each holder of such phantom units will receive, immediately prior to the effective time, a number of Transocean Partners common units as determined in accordance with the terms of the Transocean Partners’ long-term incentive plan and applicable award agreement.  In addition, immediately prior to the effective time, each outstanding Transocean Partners phantom unit award granted on or after January 1, 2016 that is subject to performance-based vesting conditions will become vested at the target level and each holder of such phantom units will receive, immediately prior to the effective time, such number of Transocean Partners common units. Such common units received will be treated, at the effective time, the same as all other Transocean Partners common units.

In certain circumstances where the settlement of Transocean Partners phantom unit awards as described above would result in adverse U.S. tax treatment to the holder, such award will become fully vested and assumed by Transocean, and the holder will receive a replacement award with respect to a number of Transocean shares equal to the number of vested Transocean Partners phantom units multiplied by the Exchange Ratio, rounded down to the nearest whole share.  Settlement of such award of Transocean shares will be made as soon as practicable after such settlement would not result in adverse U.S. tax consequences to the holder.

Accounting Treatment and Considerations

Transocean will account for the merger in accordance with accounting standards generally accepted in the U.S. with regard to consolidation and changes in a parent’s ownership interest in a subsidiary.  Because Transocean retains a controlling financial interest in Transocean Partners before and after the transaction, the transaction will be accounted for as an equity transaction.  Therefore, no gain or loss shall be recognized in consolidated net income or total comprehensive income.

Material U.S. Federal Income Tax Consequences of the Merger

Scope of Discussion

The following is a discussion of the material U.S. federal income tax consequences to Holders (as defined below) of (i) the exchange of their Transocean Partners common units for Transocean shares in the merger and (ii) the ownership and disposition of Transocean shares received in the merger.  This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), existing and proposed Treasury regulations promulgated under the Code, judicial decisions, published positions of the Internal Revenue Service (the “IRS”), administrative pronouncements, and all other applicable authorities, all as in effect on the date of this proxy statement/prospectus and all of which are subject to change, possibly with retroactive effect.  This discussion does not address any aspects of state, local, or non-U.S. laws or federal laws other than those relating to U.S. federal income taxation and is not a complete analysis or description of all of the possible tax consequences of the merger or of the ownership or disposition of the Transocean shares received in the merger.  No ruling has been or will be obtained from the IRS regarding the U.S. federal income tax consequences relating to the exchange of Transocean Partners common units for Transocean shares in the merger or the ownership or disposition of Transocean shares received in the merger.  As a result, no assurance can be given that the IRS will not assert, or that a court will not sustain, a position contrary to the conclusions set forth below.

This discussion addresses only Holders that own their Transocean Partners common units and will own their Transocean shares as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment purposes).  This discussion does not address all aspects of U.S. federal income taxation that may be relevant to a Holder in light of such Holder’s particular circumstances, including any unearned income Medicare contribution tax imposed pursuant to the Health Care and Education Reconciliation Act of 2010, or any withholding required pursuant to the Foreign Account Tax Compliance Act of 2010 (including the Treasury regulations promulgated thereunder and intergovernmental agreements entered into in connection therewith).  This discussion does not address the tax consequences to a Holder that is subject to special treatment under U.S. federal income tax law, including, for example:

•	a bank or other financial institution;
•	a tax-exempt entity;
•	an insurance company;
•	a person holding common units or shares as part of a straddle, hedge, constructive sale, integrated transaction, or conversion transaction;
•	an S-corporation or other pass-through entity;
•	a U.S. expatriate;
•	a person who is liable for the alternative minimum tax;
•	a broker-dealer or trader in securities;
•	a U.S. Holder (as defined below) whose functional currency is not the U.S. dollar;
•	a regulated investment company;
•	a real estate investment trust;
•	a trader in securities who has elected the mark-to-market method of accounting for its securities;
•	any person that, at any time after the merger, owns, actually and/or constructively, 10% or more of the total combined voting power of all classes of stock entitled to vote of Transocean; and
•	a person who received Transocean Partners common units through the exercise of employee stock options, through a tax qualified retirement plan, or otherwise as compensation.

For purposes of this discussion, a “U.S. Holder” is any beneficial owner of Transocean Partners common units or, after the completion of the merger, Transocean shares that, for U.S. federal income tax purposes, is:

•	an individual citizen or resident alien of the United States;
•	a corporation or other entity taxable as a corporation or organized under the laws of the United States, any state thereof, or the District of Columbia;
•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or
•

a trust if (i) a court within the United States is able to exercise primary supervision over the administration of the trust and one or more U.S. persons has the authority to control all substantial decisions of the trust or (ii) it has a valid election in place under applicable Treasury regulations to be treated as a U.S. person.

A “Non-U.S. Holder” is any beneficial owner of Transocean Partners common units or, after the completion of the merger, Transocean shares that, for U.S. federal income tax purposes, is an individual, corporation, estate, or trust that is not a U.S. Holder.

As used in this discussion, a “Holder” means a U.S. Holder, a Non-U.S. Holder, or both, as the context may require.

If a partnership (including any entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Transocean Partners common units or Transocean shares, the tax treatment of a partner in that partnership generally will depend on the status of the partner and the activities of the partnership.  If you are a partner in a partnership that holds Transocean Partners common units or Transocean shares, you are urged to consult your tax advisor regarding the U.S. federal income tax consequences to you of the merger and the ownership and disposition of Transocean shares received in the merger.

ALL HOLDERS OF TRANSOCEAN PARTNERS COMMON UNITS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR FEDERAL, STATE, LOCAL, AND NON-U.S. TAX CONSEQUENCES TO THEM OF THE MERGER AND THE OWNERSHIP AND DISPOSITION OF TRANSOCEAN SHARES RECEIVED IN THE MERGER.

The Merger

It is the opinion of Baker Botts L.L.P. that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.  Moreover, it is a condition of the obligation of Transocean Partners to complete the merger that Transocean has received an opinion, dated as of the date of the merger, from Baker Botts L.L.P. or another nationally-recognized law firm that the merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

The opinion of Baker Botts L.L.P. is and will be based, in part, on representations made by Transocean and Transocean Partners with respect to factual matters related to the requirements of the tax law relevant to rendering such opinion and on customary factual assumptions set forth in its opinion attached as Exhibit 8.1 to the registration statement of which this proxy statement/prospectus forms a part.  If any of the factual representations or assumptions on which such opinion is based are inaccurate as of the effective time of the merger, the tax consequences could differ materially from those described below.

Assuming that the merger qualifies as a reorganization within the meaning of Section 368(a) of the Code, the material U.S. federal income tax consequences to U.S. Holders and Non-U.S. Holders of Transocean Partners common units are described below.

U.S. Holders

Except for certain 5% shareholders described below, a U.S. Holder will not recognize gain or loss upon the exchange of Transocean Partners common units for Transocean shares in the merger.  The aggregate basis of the Transocean shares received for Transocean Partners common units in the merger will be equal to the basis of the shares of Transocean Partners common units exchanged.  The holding period of the Transocean shares received in exchange for the Transocean Partners common units in the merger will include the holding period of the Transocean Partners common units exchanged.  U.S. Holders that hold Transocean Partners common units with differing bases or holding periods are urged to consult their tax advisors as to the determination of the bases and holding periods of the Transocean shares received in the merger.

A U.S. Holder that owns, actually or constructively, at least 5% of the total voting power or the total value of the stock of Transocean immediately after the merger will qualify for non-recognition of gain, as described above, only if such U.S. Holder files with the IRS a “gain recognition agreement,” as defined in the Treasury regulations promulgated under Section 367(a) of the Code.  Any such U.S. Holder is urged to consult its tax advisor concerning the decision to file a gain recognition agreement, the procedures to be followed in connection with that filing, and other applicable considerations.

Non-U.S. Holders

A Non-U.S. Holder will not recognize gain or loss upon the exchange of Transocean Partners common units for Transocean shares in the merger.

Ownership and Disposition of Transocean Shares Received in the Merger

The following is a discussion of the material U.S. federal income tax consequences of the ownership and disposition of Transocean shares received in the merger to U.S. Holders and Non-U.S. Holders of Transocean Partners common units that receive such shares in the merger.

U.S. Holders

Distributions on the Transocean Shares

Subject to the discussion under “—Passive Foreign Investment Company Considerations” below, the gross amount of a distribution paid with respect to the Transocean shares, including the full amount of any Swiss withholding tax on such amount, will be a dividend for U.S. federal income tax purposes to the extent of Transocean’s current-year or accumulated earnings and profits (as determined for U.S. federal income tax purposes).  Distributions in excess of Transocean’s current-year and accumulated earnings and profits will be treated first as a tax-free return of capital to the extent of the U.S. Holder’s tax basis in the Transocean shares and will reduce (but not below zero) such basis.  A distribution in excess of Transocean’s current-year and accumulated earnings and profits and the U.S. Holder’s tax basis in the Transocean shares will be treated as capital gain realized on the sale or exchange of such shares.  However, Transocean may be unable to determine the portion of a distribution that is a dividend for U.S. federal income tax purposes, in which case Transocean will be required to report the entire amount of such distribution as a dividend.  U.S. Holders that are corporations generally will not be entitled to claim a dividends received deduction with respect to distributions received from Transocean.

In general, dividends paid with respect to the Transocean shares to a U.S. Holder that is an individual, trust, or estate (a “Non-Corporate U.S. Holder”) will be treated as “qualified dividend income,” which is taxable to such Non-Corporate U.S. Holder at preferential capital gain tax rates provided that (i) the Transocean shares are regularly traded on an established securities market in the United States (such as The New York Stock Exchange) or Transocean is eligible for the benefits of a comprehensive income tax treaty with the United States that the IRS has determined is satisfactory and that includes an exchange of information program, (ii) as discussed in “—Passive Foreign Investment Company Considerations,” Transocean is not a passive foreign investment company (“PFIC”) for the taxable year during which the dividend is paid or the immediately preceding taxable year, and (iii) certain holding period and other requirements are satisfied.

Foreign Tax Credit

In general, dividends paid with respect to the Transocean shares will constitute foreign source income and will be considered passive category income for purposes of computing the foreign tax credit allowable to U.S. Holders.  If the dividends are taxed as qualified dividend income (as discussed above), the amount of the dividend taken into account for purposes of calculating the foreign tax credit limitation will generally be limited to the gross amount of the dividend, multiplied by the reduced tax rate applicable to qualified dividend income and divided by the highest tax rate normally applicable to dividends.  However, at least a portion of the dividends paid with respect to Transocean shares will be U.S. source income for foreign tax credit purposes if and to the extent that more than a de minimis amount of the earnings and profits out of which the dividends are paid is from sources within the United States.  Swiss tax, if any, withheld on payments to a U.S. Holder may be eligible for foreign tax credits (or deduction in lieu of such credits) for U.S. federal income tax purposes, subject to special limitations.  The calculation of foreign tax credits involves the application of complex rules that depend on a U.S. Holder’s particular circumstances.  U.S. Holders are urged to consult their own tax advisors regarding the availability of foreign tax credits.

Sale, Exchange, or Other Taxable Disposition of Transocean Shares

Subject to the discussion under “—Passive Foreign Investment Company Considerations” below, in general, the sale, exchange, or other disposition of Transocean shares will result in taxable gain or loss to a U.S. Holder equal to the difference between (i) the amount of cash plus the fair market value of any other property received by such U.S. Holder in the sale, exchange, or other disposition and (ii) such U.S. Holder’s adjusted basis in the Transocean shares.  A U.S. Holder’s basis in the Transocean shares will generally equal the U.S. Holder’s original purchase price for the shares.

Gain or loss recognized on the sale, exchange, or other disposition of Transocean shares will generally be capital gain or loss and will be long-term capital gain or loss if the Transocean shares have been held for more than one year.  A reduced tax rate on capital gain generally will apply to long-term capital gain of a non-corporate U.S. Holder.  There are limitations on the deductibility of capital losses.  Any such gain or loss recognized will generally be treated as U.S. source income or loss.

Passive Foreign Investment Company Considerations

The treatment of U.S. Holders could differ materially from that described above if, at any relevant time, Transocean were a PFIC.  For U.S. federal income tax purposes, Transocean would be treated as a PFIC for any taxable year in which either:

•

75% or more of Transocean’s gross income for such taxable year consists of passive income (generally, dividends, interest, gains from the sale or exchange of investment property, and certain rents and royalties); or

•	the average percentage (based on quarterly measurements) of the value of Transocean’s assets that produce, or are held for the production of, passive income is at least 50%.

For this purpose, Transocean is deemed to own its proportionate share of the assets and to receive directly its proportionate share of the income of any other corporation in which it owns, directly or indirectly, at least 25% of the value of the stock.  In addition, income earned, or deemed earned, by Transocean in connection in with the performance of services would not constitute passive income.

Distinguishing between contractual arrangements treated as generating rental income, which may constitute passive income for purposes of determining Transocean’s PFIC status, and those treated as generating services income involves weighing and balancing competing factual considerations, and there is no legal authority under the PFIC rules addressing Transocean’s specific method of operation.  Conclusions in this area therefore remain matters of interpretation.  Although Transocean intends to conduct its affairs in a manner to avoid being classified as a PFIC with respect to any taxable year, Transocean cannot assure U.S. Holders that the nature of its operations will not change in the future and that it will not become a PFIC in any future year.

Based on certain estimates of Transocean’s gross income, the nature and value of its assets, the manner in which it conducts its business, and its expectation for the manner in which such business will be conducted in the future, Transocean believes that it will not be treated as a PFIC for the current taxable year or for any future taxable year.  However, because this determination must be made on an annual basis, Transocean cannot assure U.S. Holders that it will not be a PFIC for the current taxable year or become a PFIC for any future taxable years.

As discussed more fully below, if Transocean were to be treated as a PFIC for any taxable year, a U.S. Holder would be subject to different taxation rules depending on whether or not the U.S. Holder makes (i) an election to treat Transocean as a “qualified electing fund” (a “QEF election”) or (ii) a “mark-to-market” election with respect to the Transocean shares, as discussed below.  If Transocean is a PFIC, a U.S. Holder will be subject to the PFIC rules described herein with respect to any of Transocean’s subsidiaries that are PFICs.  However, the mark-to-market election discussed below will likely not be available with respect to shares of such PFIC subsidiaries.  In addition, if a U.S. Holder owns Transocean shares during any taxable year in which it is a PFIC, such U.S. Holder must file an annual report with the IRS.

Taxation of U.S. Holders Making a Timely QEF Election

If a U.S. Holder makes a timely QEF election in a taxable year, then for that and for all subsequent taxable years in which such U.S. Holder has held the Transocean shares and Transocean is a PFIC, such U.S. Holder must include in income for such U.S. Holder’s taxable year its pro rata share of Transocean’s ordinary earnings and net capital gain, if any, for Transocean’s taxable years that end with or within the taxable year for which the U.S. Holder is reporting, regardless of whether the U.S. Holder received any distributions from Transocean in that year.  The U.S. Holder’s adjusted basis in the Transocean shares will be increased to reflect taxed but undistributed earnings and profits.  Distributions of earnings and profits that were previously taxed will result in a corresponding reduction in the U.S. Holder’s adjusted basis in the Transocean shares and will not be taxed again once distributed.  A U.S. Holder generally will recognize capital gain or loss on the sale, exchange, or other disposition of Transocean shares.  A U.S. Holder makes a QEF election with respect to any year that Transocean is a PFIC by filing IRS Form 8621 with its U.S. federal income tax return.  If, contrary to Transocean’s expectations, Transocean determines that it is treated as a PFIC for any taxable year, Transocean will endeavor (but will not be required) to provide each U.S. Holder with the information necessary to make the QEF election described above.

Taxation of U.S. Holders Making a Mark-to-Market Election

If Transocean were to be treated as a PFIC for any taxable year and, as it anticipates, the Transocean shares were treated as “marketable stock,” then, as an alternative to making a QEF election, a U.S. Holder would be allowed to make a “mark-to-market” election with respect to the Transocean shares, provided the U.S. Holder completes and files IRS Form 8621 in accordance with the relevant instructions and related Treasury regulations.  If that election is made, the U.S. Holder generally would include as ordinary income in each taxable year the excess, if any, of the fair market value of the U.S. Holder’s Transocean shares at the end of the taxable year over the U.S. Holder’s adjusted basis in the Transocean shares.  The U.S. Holder would also be permitted an ordinary loss in respect of the excess, if any, of the U.S. Holder’s adjusted basis in the Transocean shares over the fair market value of the Transocean shares at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election.  A U.S. Holder’s basis in its Transocean shares would be adjusted to reflect any such income or loss recognized.  Gain recognized on the sale, exchange, or other disposition of Transocean shares would be treated as ordinary income, and any loss recognized on the sale, exchange, or other disposition of Transocean shares would be treated as ordinary loss to the extent such loss does not exceed the net mark-to-market gains previously included in income by the U.S. Holder.  Because the mark-to-market election applies only to marketable stock, however, it would not apply to a U.S. Holder’s indirect interest in any of Transocean’s subsidiaries that were determined to be PFICs.

Taxation of U.S. Holders not Making a Timely QEF or Mark-to-Market Election

If Transocean were treated as a PFIC for any taxable year, a U.S. Holder that does not make either a QEF election or a mark-to-market election for that year would be subject to adverse tax rules with respect to (i) any excess distribution (generally, the portion of any distributions received by the U.S. Holder with respect to the Transocean shares in a taxable year in excess of 125% of the average annual distributions received by the U.S. Holder with respect to the Transocean shares in the three preceding taxable years or, if shorter, the U.S. Holder’s holding period for the Transocean shares) and (ii) any gain realized on the sale, exchange, or other disposition of the Transocean shares.  Under these special rules:

•	the excess distribution or gain would be allocated ratably over the U.S. Holder’s aggregate holding period in the Transocean shares;
•	the amount allocated to the current taxable year, and any taxable year before the first taxable year in which Transocean was a PFIC, would be taxed as ordinary income in the current year; and
•

the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax on ordinary income in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed tax deferral benefit would be imposed on the resulting tax liability as if that tax liability had been due for each such other taxable year.

Unless a U.S. Holder makes a “qualified electing fund” or “mark-to-market” election with respect to the Transocean shares, a U.S. Holder that holds Transocean shares during a period in which Transocean is a PFIC will be subject to the foregoing rules for that taxable year and all subsequent taxable years in which the U.S. Holder holds Transocean shares, even if Transocean ceases to be a PFIC.  Classification as a PFIC may have other adverse tax consequences, including in the case of individual U.S. Holders, the denial of a step-up in the basis of the Transocean shares at death.

The PFIC rules are complex.  U.S. Holders are urged to consult their tax advisors regarding the application of the PFIC rules to their investment in the Transocean shares, including the advisability of choosing to make a QEF or mark-to-market election.

Information Reporting Regarding Foreign Financial Assets

Individual U.S. Holders that hold certain “foreign financial assets” (which generally includes stock and other securities issued by a foreign person unless held in an account maintained by a financial institution) that exceed certain thresholds are required to report to the IRS information relating to such assets.  Under certain circumstances, an entity may be treated as an individual for purposes of these rules.  Significant penalties may apply for failure to satisfy these reporting obligations.  Individual U.S. Holders are urged to consult their tax advisors regarding the effect, if any, of these reporting obligations on their investment in the Transocean shares.

Non-U.S. Holders

Distributions on the Transocean Shares

A Non-U.S. Holder will not be subject to U.S. federal income or withholding tax on dividends received on its Transocean shares, unless:

•

the dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if a tax treaty applies, the dividends are attributable to a permanent establishment or fixed place of business maintained by such Non-U.S. Holder in the United States); or

•	the Non-U.S. Holder does not qualify for an exemption from backup withholding, as discussed in “—Information Reporting and Backup Withholding” below.

Except to the extent otherwise provided in an applicable tax treaty, a Non-U.S. Holder generally will be taxed in the same manner as a U.S. Holder on dividends that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States.  Effectively connected dividends received by a corporate Non-U.S. Holder may also, in certain circumstances, be subject to an additional branch profits tax at a 30% rate (or, if applicable, a lower treaty rate), subject to certain adjustments.

Sale, Exchange, or Other Taxable Disposition of Transocean Shares

A Non-U.S. Holder will not be subject to U.S. federal income or withholding tax on any gain recognized on a sale, exchange, or other taxable disposition of Transocean shares, unless:

•	the Non-U.S. Holder is an individual present in the United States for 183 days or more during the taxable year in which the gain is recognized and certain other conditions are met;
•

such gain is effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if a tax treaty applies, the gain is attributable to a permanent establishment or fixed place of business maintained by the Non-U.S. Holder in the United States); or

•	the Non-U.S. Holder does not qualify for an exemption from backup withholding, as discussed in “—Information Reporting and Backup Withholding” below.

Except to the extent otherwise provided under an applicable tax treaty, a Non-U.S. Holder generally will be taxed in the same manner as a U.S. Holder on recognized gains that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States.  Effectively connected gains recognized by a corporate Non-U.S. Holder may also, in certain circumstances, be subject to an additional branch profits tax at a 30% rate (or, if applicable, a lower treaty rate), subject to certain adjustments.

Information Reporting and Backup Withholding

Dividends paid with respect to Transocean shares and proceeds from a sale or other disposition of Transocean shares received in the United States or through certain U.S.-related financial intermediaries may be subject to information reporting and backup withholding unless the Holder provides proof of an applicable exemption or furnishes its taxpayer identification number and otherwise complies with all applicable requirements under the backup withholding rules.  Any amounts withheld under the backup withholding rules are not an additional tax and may be allowed as a refund or credit against the Holder’s U.S. federal income tax liability, provided that the required information is timely furnished to the IRS.

Marshall Islands Tax Consequences of the Merger

The following discussion is based upon the current laws of the Republic of the Marshall Islands and is applicable only to persons who are not citizens of and do not reside in, maintain offices in or engage in business or transactions in the Republic of the Marshall Islands.

Because Transocean, Transocean Partners, and their respective subsidiaries are not, and do not expect to be, resident in or conduct business, transactions, or operations in the Republic of the Marshall Islands, and because all documentation related to the merger has been and will be executed outside of the Republic of the Marshall Islands, under current Marshall Islands law you will not be subject to Marshall Islands taxation or withholding on the exchange of Transocean Partners common units pursuant to the merger, so long as you are not a citizen of and do not reside in, maintain offices in, or engage in business or transactions in the Republic of the Marshall Islands. In addition, you will not be subject to Marshall Islands stamp, capital gains or other taxes on the exchange of Transocean Partners common units pursuant to the merger, and you will not be required by the Republic of the Marshall Islands to file a tax return relating to such exchange.

It is the responsibility of each Transocean Partners common unitholder to investigate the legal and tax consequences, under the laws of pertinent jurisdictions, including the Marshall Islands, of the exchange of Transocean Partners common units pursuant to the merger. Accordingly, each Transocean Partners common unitholder is urged to consult its tax counsel or other advisor with regard to those matters. Further, it is the responsibility of each Transocean Partners common unitholder to file all state, local and non-U.S., as well as U.S. federal, tax returns that may be required of it.

U.K. Tax Consequences of the Merger

The following is a discussion of the material U.K. tax consequences to Non-U.K. Holders of the exchange of their Transocean Partners common units for Transocean shares in the merger.  For purposes of this discussion, a “Non-U.K. Holder” is any person that is not and has not been a resident for tax purposes in the United Kingdom.

Any Transocean Partners common unitholders who are, or have been, resident in the United Kingdom are urged to consult their own tax advisors regarding the potential U.K. tax consequences to them of the exchange of their Transocean Partners common units for Transocean shares in the merger and the ownership and disposal of the Transocean shares received in the merger. For this purpose, a company incorporated outside of the U.K. will be treated as resident in the United Kingdom in the event its central management and control is carried out in the United Kingdom.

The discussion that follows is based upon existing U.K. legislation and current H.M. Revenue & Customs practice as of the date of this proxy statement/prospectus, both of which may change, possibly with retroactive effect. Changes in these authorities may cause the tax consequences to vary substantially from the tax consequences described below.

Under U.K. taxation legislation, Non-U.K. Holders will not be subject to tax in the United Kingdom on income or profits, including chargeable (capital) gains, in respect of the exchange of the Transocean Partners common units for Transocean shares in the merger, or in respect of the holding, disposition or redemption of the Transocean shares received in the merger, provided that:

•

such holders do not use or hold and are not deemed or considered to use or hold their Transocean Partners common units or their Transocean shares in the course of carrying on a trade, profession or vocation in the United Kingdom; and

•	such holders do not have a branch or agency or permanent establishment in the United Kingdom for the purposes of which such common units or shares are used, held or acquired.

ALL HOLDERS OF TRANSOCEAN PARTNERS COMMON UNITS ARE URGED TO CONSULT THEIR TAX ADVISORS REGARDING THE PARTICULAR U.K. AND NON-U.K. TAX CONSEQUENCES TO THEM OF THE MERGER AND THE OWNERSHIP AND DISPOSITION OF THE TRANSOCEAN SHARES RECEIVED IN THE MERGER.

Regulatory Approvals Required for the Merger

Transocean and Transocean Partners are not required to make notifications under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules promulgated thereunder by the Federal Trade Commission.

Federal Securities Law Consequences; Resale Restrictions

Transocean shares issued in the merger will not be subject to any restrictions on transfer arising under the Securities Act or the Exchange Act, except for Transocean shares issued to any Transocean Partners common unitholder who may be deemed to be an “affiliate” of Transocean after the completion of the merger.  This proxy statement/prospectus does not cover resales of Transocean shares received by any person upon the completion of the merger, and no person is authorized to make any use of this proxy statement/prospectus in connection with any resale.

Rights of Dissenting Unitholders

Under applicable law and Transocean Partners’ limited liability company agreement, common unitholders of Transocean Partners do not have any right to receive an appraisal of the value of their common units in connection with the merger.

No Transocean Shareholder Approval

Transocean shareholders are not required to approve the merger agreement or the merger or the issuance of Transocean shares in connection with the merger.

Listing of Transocean Shares

The Transocean shares to be issued to Transocean Partners common unitholders in the merger will be listed on the NYSE, under the ticker symbol “RIG.” The completion of the merger is conditional upon such authorization for listing, subject to official notice of issuance.

Delisting and Deregistration of Transocean Partners Common Units

If the merger is completed, Transocean Partners common units will cease to be listed on the NYSE and will be deregistered under the Exchange Act.

Payment of Cash Distributions and Share/Unit Repurchases

Transocean

Transocean has not paid any cash distributions on Transocean shares since September 2015.

In May 2009, at the annual general meeting of Transocean Ltd., Transocean shareholders approved and authorized the Transocean board of directors, at its discretion, to repurchase an amount of its shares for cancellation with an aggregate purchase price of up to CHF 3.5 billion, which is equivalent to approximately $3.6 billion at an exchange rate as of September 20, 2016 of USD 1.00 to CHF 0.98.  On February 12, 2010, Transocean’s board of directors authorized Transocean management to implement the share repurchase program.  Transocean may decide, based upon its ongoing capital requirements, its program of distributions to its shareholders, the price of its shares, regulatory and tax considerations, cash flow generation, restrictions contained in its credit facility and other debt covenants, the amount and duration of its contract backlog, general market conditions, debt rating considerations and other factors, that Transocean should retain cash, reduce debt, make capital investments or acquisitions or otherwise use cash for general corporate purposes, and consequently, repurchase fewer or no additional shares under this program.  Decisions regarding the amount, if any, and timing of any share repurchases would be made from time to time based upon these factors.  Transocean has repurchased a total of 2,863,267 of its shares under this share repurchase program at a total cost of $240 million, equivalent to an average cost of $83.74 per share. Transocean has not repurchased any shares under the share repurchase program since May 2010. On October 29, 2015, Transocean shareholders at an extraordinary general meeting approved the cancellation of all shares that had been repurchased to date under the share repurchase program.  The cancellation of these shares held in treasury became effective as of January 7, 2016 upon registration of the cancellation in the commercial register.

Transocean Partners

Transocean Partners common unitholders will receive distributions on their Transocean Partners common units for the quarter ending June 30, 2016 and for any future quarter for which the record date with respect to a distribution approved by Transocean Partners in accordance with the terms of the merger agreement occurs prior to the effective time of the merger.  Under the terms of the merger agreement, Transocean Partners may make quarterly cash distributions not to exceed $0.3625 per unit with declaration, record and payment dates reasonably consistent with past practice; provided that the parties have agreed to coordinate the timing of the closing of the merger to facilitate the payment of the regular quarterly cash distribution on the Transocean Partners common units for the quarter ending September 30, 2016, the record date for which will be prior to the closing of the merger.

On November 4, 2015, Transocean Partners announced that the Transocean Partners Board approved a unit repurchase program authorizing Transocean Partners to repurchase up to $40 million of its publicly held common units.  Transocean Partners has repurchased 478,376 of its publicly held common units under the unit repurchase program for an aggregate purchase price of $4 million and such common units were cancelled.  Under the terms of the merger agreement, Transocean Partners may not repurchase any common units.

THE MERGER AGREEMENT

The following summary describes material provisions of the merger agreement, a copy of which is attached as Annex A to this proxy statement/prospectus. The provisions of the merger agreement are extensive and not easily summarized, and the summary below and elsewhere in this proxy statement/prospectus is qualified in its entirety by reference to the merger agreement. This summary may not contain all of the information about the merger agreement that is important to you. Transocean and Transocean Partners urge you to read the merger agreement in its entirety for a more complete description of the terms and conditions of the merger, because it, and not this summary or this proxy statement/prospectus, is the legal document that governs the merger.

Representations, Warranties and Covenants in the Merger Agreement Are Not Intended to Function or Be Relied on As Public Disclosures

In reviewing the merger agreement, please remember that it is included to provide you with information regarding its terms and is not intended to provide any other factual information about Transocean or Transocean Partners. The merger agreement contains representations and warranties by each of the parties to the merger agreement. These representations and warranties have been made solely for the benefit of the other parties to the merger agreement and:

•	may be intended not as statements of fact, but rather as a way of allocating the risk to one of the parties if those statements prove to be inaccurate,
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have been qualified by certain disclosures that were made to the other party in connection with the negotiation of the merger agreement, which disclosures are not reflected in the merger agreement, and

•	may apply standards of materiality in a way that is different from what may be viewed as material to you or other investors.

Moreover, information concerning the subject matter of the representations and warranties, which do not purport to be accurate as of the date of this proxy statement/prospectus, may have changed since the date of the merger agreement, and subsequent developments or new information qualifying a representation or warranty may have been included in or incorporated by reference into this proxy statement/prospectus.

For the foregoing reasons, the representations, warranties and covenants or any descriptions of those provisions should not be read alone or relied upon as characterizations of the actual state of facts or condition of Transocean, Transocean Partners or any of their respective subsidiaries or affiliates. Instead, such provisions or descriptions should be read only in conjunction with the other information provided elsewhere in this document or incorporated by reference into this proxy statement/prospectus, as described in the section titled “Where You Can Find More Information.”

Structure of the Merger

Pursuant to the terms and subject to the conditions of the merger agreement, at the effective time of the merger, Merger Sub will merge with and into Transocean Partners, with Transocean Partners surviving the merger. Transocean Partners as the surviving entity of the merger is sometimes referred to as the surviving entity. Upon completion of the merger, Transocean Partners will be an indirect wholly owned subsidiary of Transocean, and Transocean Partners’ common units will no longer be publicly traded.

Effective Time of the Merger

The closing of the merger and the other transactions contemplated by the merger agreement will occur (a) on the first business day after all of the conditions to the completion of the merger contained in the merger agreement have been satisfied or waived; provided, however, that if such first business day falls on or before the record date for the payment of the regular quarterly distribution for the quarter ended September 30, 2016, then the closing will be deferred to the business day immediately after such record date, or (b) at such other time as Transocean and Transocean Partners may agree. At the closing, the appropriate parties will file a certificate of merger with the Registrar of Corporations of the

Marshall Islands relating to the merger. The merger will become effective upon the filing of the certificate of merger or at such later time as Transocean and Transocean Partners may agree in writing and specify in the certificate of merger.

Merger Consideration

Effect on Securities

The merger agreement provides that at the effective time of the merger, each outstanding Transocean Partners common unit (other than Transocean Partners common units held by Transocean Partners, Transocean, Transocean Holdings or Merger Sub or by any subsidiary of Transocean) will be converted into the right to receive 1.1427 validly issued, fully paid and nonassessable Transocean shares, collectively referred to as the merger consideration.

In addition and notwithstanding the cancellation of the Transocean Partners common units, following the effective time of the merger, holders as of the relevant record date of Transocean Partners common units issued and outstanding immediately prior to the effective time will have continued rights to any distribution from Transocean Partners, without interest, with respect to such Transocean Partners common units with a record date occurring prior to the effective time that may have been declared or made by Transocean Partners with respect to such units in accordance with the terms of the Transocean Partners’ limited liability company agreement and the merger agreement and which remains unpaid as of the effective time.  Such distributions by Transocean Partners are not part of the merger consideration, and will be paid on the payment date set therefor to such holders of Transocean Partners common units whether or not such holders exchange such common units as described under “—Exchange of Certificates.”

Treatment of Phantom Units

Under the merger agreement, each unvested time-based award of Transocean Partners phantom units (except as described below) and each performance-based Transocean Partners phantom unit award granted prior to January 1, 2016 will generally, immediately prior to the effective time, become fully vested without any action on the part of the award holder, Transocean Partners, Transocean or Merger Sub and, as a result, each award holder will be issued (subject to applicable tax withholding) the applicable number of Transocean Partners common units. Additionally, each performance-based Transocean Partners phantom unit award granted on or after January 1, 2016 will be deemed to have vested at the target level and as a result the award holder will be issued (subject to applicable tax withholding) a corresponding number of Transocean Partners common units. Such Transocean Partners common units issued in respect of vested phantom units as described above will be treated at the effective time the same as, and have the same rights and be subject to the same conditions as, the other outstanding Transocean Partners common units described above.

Notwithstanding the above, Transocean Partners will take all necessary actions to provide that certain awards of Transocean Partners phantom units that remain outstanding immediately prior to the effective time will cease to represent a right to acquire Transocean Partners common units, and Transocean will assume such phantom unit awards which will, as of the effective time, represent the right to receive a number of Transocean shares, subject to the terms of the applicable plan and award agreement, equal to the number of Transocean Partners common units that were subject to the award multiplied by the Exchange Ratio (rounded down to the nearest whole Transocean share). Following the effective time, no holder of an award of Transocean Partners phantom units that was assumed by Transocean will have any right to receive Transocean Partners common units in respect of such phantom unit award or any right to receive the merger consideration.

Adjustments

The merger consideration and the Exchange Ratio will be equitably adjusted to provide holders of Transocean Partners common units and phantom unit awards the same economic effect contemplated by the merger agreement if at any time between the signing and the effective time of the merger, there is any change in the outstanding shares of Transocean by reason of any subdivision, reclassification, recapitalization, stock split, split-up, combination or exchanging of shares, merger, consolidation, reorganization or other similar transaction within such period, or dividend or distribution of Transocean shares or other dividend or distribution payable in other securities with a record date during such period, or any similar event shall have occurred.

Dividends and Distributions

Until Transocean Partners common unitholders surrender their Transocean Partners unit certificates or book entry units for exchange, any dividends or other distributions declared after the effective time of the merger with respect to Transocean shares will not be paid. Following surrender of any such Transocean Partners common units, the holder thereof will receive, without interest, in addition to the applicable merger consideration, (a) the amount of dividends or other distributions with a record date after the effective time of the merger theretofore payable with respect to the merger consideration, and (b) if the payment date for any dividend or distribution payable with respect to the merger consideration has not occurred prior to the surrender of such Transocean Partners common units, at the appropriate payment date, the amount of dividends or other distributions with a record date after the effective time but prior to the surrender of such Transocean Partners common units and a payment date subsequent to such surrender.

No Fractional Units

No fractional Transocean shares will be issued pursuant to the merger. Instead, each holder of shares of Transocean Partners common units who would otherwise be entitled to receive a fractional Transocean share pursuant to the merger will  receive a number of whole Transocean shares equal to the aggregate of such fractional shares, rounded up to the nearest whole Transocean share. For the avoidance of doubt, no person who is not a record holder of Transocean Partners common units will be entitled under the merger agreement to have any fractional Transocean shares so rounded up, and none of Transocean, Transocean Holdings or the surviving entity will have any obligation described in the preceding sentence with respect to any person who is not a record holder of Transocean Partners common units.

Appraisal Rights

No dissenters’ or appraisal rights will be available with respect to the merger or the other transactions contemplated by the merger agreement.

Exchange of Certificates

Exchange Procedures

The conversion of the Transocean Partners common units into the right to receive the merger consideration will occur automatically at the effective time of the merger. Prior to the effective time of the merger, Transocean will issue to Transocean Holdings, pursuant to the exercise by Transocean Holdings of its option granted by Transocean to acquire Transocean shares issued out of Transocean’s conditional capital, that number of Transocean shares that are to be delivered by Transocean Holdings to the holders of Transocean Partners common units pursuant to the merger.  As soon as reasonably practicable after the effective time of the merger, Transocean Holdings will make available to the exchange agent in connection with the merger the number of Transocean shares to be issued as merger consideration.

As soon as reasonably practicable after the effective time of the merger and no later than two business days after the closing date, the exchange agent will send a form of letter of transmittal to each person who was a record owner of Transocean Partners common units at the effective time of the merger. This mailing will contain instructions on how to surrender certificates formerly representing Transocean Partners common units or book entry units in exchange for the merger consideration and any dividends or distributions with respect to Transocean shares to which the holder is entitled under the terms of the merger agreement, without interest thereon. The letter of transmittal will be in customary form and have such other provisions as Transocean and Transocean Partners may reasonably agree prior to the effective time of the merger.

Until each certificate or book entry Transocean Partners common unit is surrendered, such certificate or book entry share will be deemed at any time after the effective time of the merger to represent only the right to receive the merger consideration upon such surrender of such certificate or book entry share and any distributions to which the holders thereof are entitled pursuant to the merger agreement, without interest thereon.

No Further Ownership Rights in Transocean Partners Common Units; Transfer Books

At the effective time of the merger, there will be no further registration of transfers on the limited liability company interest transfer books of Transocean Partners of any Transocean Partners common units. Certificates or book entry units representing Transocean Partners common units presented to the surviving entity after the effective time of the merger will be cancelled and exchanged for the merger consideration payable in respect of common units represented by such certificates or book entry units and any distributions with respect to Transocean shares to which the holders thereof are entitled pursuant to the merger agreement, without interest thereon.

Termination of Exchange Fund

Any portion of the merger consideration payable pursuant to the merger agreement and made available to the exchange agent that remains unclaimed by holders of Transocean Partners common units for 12 months after the effective time of the merger will be returned to Transocean, upon demand. Thereafter, a holder of Transocean Partners common units must look only to Transocean and the surviving entity for payment of the merger consideration and any dividends and distributions with respect to Transocean shares, to which the holder is entitled under the terms of the merger agreement, without interest thereon.

Lost Unit Certificates

If a certificate formerly representing Transocean Partners common units has been lost, stolen or destroyed, the exchange agent will issue the merger consideration properly payable under the merger agreement upon receipt of an affidavit as to that loss, theft or destruction, and, if required by Transocean or the exchange agent, the posting of a bond in such reasonable amount as Transocean or the exchange agent will direct as indemnity.

Withholding Taxes

Each of Transocean, Transocean Holdings, the surviving entity and the exchange agent will be entitled to deduct and withhold, or cause the exchange agent to deduct and withhold, from the merger consideration payable to any Transocean Partners common unitholder the amounts it is required to deduct and withhold under the Code, or any applicable state, local or foreign tax law. Withheld amounts that are paid over to the appropriate tax authority will be treated for all purposes of the merger as having been paid to the former holder of Transocean Partners common units from whom they were withheld.

Representations and Warranties

The merger agreement contains generally customary representations and warranties made by each of the parties regarding aspects of their respective businesses, financial condition and structure, as well as other facts pertinent to the merger. Each of Transocean Partners, on the one hand, and Transocean, Merger Sub and Transocean Holdings, on the other hand, has made representations and warranties to the other in the merger agreement with respect to the following subject matters:

•	corporate existence, good standing and qualification to conduct business;
•	corporate power and authority to execute and carry out the obligations under the merger agreement and the enforceability of the merger agreement;
•	capitalization;
•

with respect to each party’s significant subsidiaries (as defined in Rule 1-02 of Regulation S-X of the Exchange Act), existence, good standing, qualification and corporate authority to conduct its business and capitalization;

•	compliance with laws and permits and compliance with anti-corruption laws;

•	absence of any conflict or violation of organizational documents, third party agreements or law or regulation as a result of entering into and carrying out the obligations under the merger agreement;
•	governmental and regulatory approvals or consents required to complete the merger;
•	filings and reports with the SEC and financial statements;
•	absence of litigation;
•	absence of certain changes since December 31, 2015;
•	tax matters;
•	employee benefit plans and matters relating to the Employee Retirement Income Security Act of 1976, as amended;
•	environmental matters;
•	ownership of drilling units;
•	ownership of equity interests in the other party;
•	absence of material orders, writs, fines, injunctions, decrees, judgments, awards or determinations;
•	broker’s or finder’s fees;
•	undisclosed liabilities;
•	certain contracts;
•	disclosure controls and procedures;
•	transactions with affiliates; and
•	disclaimers of other express or implied representations or warranties.

Transocean Partners has made additional representations and warranties to Transocean in the merger agreement with respect to the following subject matters:

•	recommendation of the merger by the Transocean Partners Conflicts Committee and receipt of opinion of financial advisor;
•	member votes required in connection with the merger agreement; and
•	takeover laws.

Transocean, Transocean Holdings and Merger Sub have made additional representations and warranties to Transocean Partners in the merger agreement with respect to the following subject matters:

•	the activities of Merger Sub; and
•	the absence of any shareholder approval requirement by Transocean shareholders for the transactions contemplated by the merger agreement.

Certain representations and warranties of Transocean and Transocean Partners are qualified as to materiality or as to “material adverse effect,” which when used with respect to Transocean and Transocean Partners means, as the case may be, a materially adverse effect on the assets, properties, business, results of operations or condition (financial or otherwise) of such party and its subsidiaries taken as a whole, except that no material adverse effect may be caused by or arise from:

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facts, circumstances, events, changes, effects or occurrences generally affecting the drilling services industry or the economy or the financial or securities markets in the United States, in any region in which such party operates or elsewhere in the world, including any regulatory or political conditions or developments, or any outbreak or escalation of hostilities, declared or undeclared acts of war, terrorism or insurrection, sabotage, national or international political conditions, or any hurricane, tornado, earthquake, flood, tsunami, natural disaster, act of God or other comparable event (unless materially disproportionately impacting such party relative to other comparable industry participants);

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the announcement of the merger agreement, any actions taken in compliance with the merger agreement or the transactions contemplated by the merger agreement, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, lenders, partners or employees of a person or its subsidiaries, or any action taken by any party to the merger agreement, or any omission by any such party to take any action, in compliance with such party’s covenants set forth in the merger agreement or at the request or with the consent of the other party;

•	fluctuations in the stock price or trading volume of such party’s securities (unless due to a circumstance which would separately constitute a material adverse effect);
•	a change in applicable law or GAAP, or interpretations thereof;
•

any legal proceedings brought by any of the current or former unitholders or shareholders of such party (on their own behalf or on behalf of such party) arising out of or related to the merger agreement or any of the transactions contemplated by the merger agreement; or

•	the failure of such party to meet internal or analysts’ expectations, projections or budgets (unless due to a circumstance which would separately constitute a material adverse effect).

Conditions to the Completion of the Merger

The completion of the merger is subject to various conditions. While it is anticipated that all of these conditions will be satisfied, there can be no assurance as to whether or when all of the conditions will be satisfied or, where permissible, waived.

Conditions to Each Party’s Obligations

Each party’s obligation to complete the merger is subject to the satisfaction or, to the extent permitted by law, waiver of the following conditions:

•

approval of the merger agreement and the merger by holders of a number of outstanding Transocean Partners common units equal to the sum of (a) a majority of the outstanding Transocean Partners common units plus (b) 50 percent of the number of outstanding Transocean Partners common units owned by Transocean Holdings and its affiliates, voting together as a single class, which we refer to as the unitholder approval;

•	the absence of any decree, order or injunction of a U.S. or non-U.S. court of competent jurisdiction prohibiting the consummation of the merger;

•	the effectiveness of the Form S-4 registration statement, of which this proxy statement/prospectus is a part, and the absence of any stop order suspending the effectiveness of the Form S-4; and
•	the approval for listing on the NYSE of Transocean shares to be delivered to Transocean Partners common unitholders pursuant to the merger agreement, subject to official notice of issuance.

Additional Conditions to Transocean Partners’ Obligations

The obligation of Transocean Partners to complete the merger is also subject to the satisfaction or, to the extent permitted by law, waiver of the following conditions:

•	Transocean, Transocean Holdings and Merger Sub shall have performed in all material respects their respective covenants and agreements contained in the merger agreement;
•

the representations and warranties of Transocean, Transocean Holdings and Merger Sub set forth in the merger agreement concerning (a) existence, good standing and authority shall be true and correct in all respects (except, in each such case for any inaccuracies that are de minimis in the aggregate) as of the closing date of the merger, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date) and (b) authorization and enforceability of the merger agreement and capitalization shall be true and correct in all respects (except, in each such case for any inaccuracies that are de minimis in the aggregate) as of the date of the merger agreement and as of the closing date of the merger, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date);

•

the other representations and warranties of Transocean, Transocean Holdings and Merger Sub set forth in the merger agreement shall be true and correct (without giving effect to any limitation as to “materiality” or “material adverse effect” set forth therein) as of the closing date of the merger, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure to be so true and correct individually or in the aggregate has not had and would not be reasonably likely to have or result in a material adverse effect on Transocean;

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Transocean, Transocean Holdings and Merger Sub shall deliver to Transocean Partners an officer’s certificate, dated the closing date of the merger, certifying that certain closing conditions have been satisfied; and

•

Transocean shall have received the opinion of Baker Botts L.L.P., counsel to Transocean, or another nationally recognized law firm experienced in such matters, in substantially the form set forth in the Transocean disclosure letter and dated the closing date, to the effect that for U.S. federal income tax purposes, the merger will be treated as a reorganization qualifying under Section 368(a) of the Code.

Additional Conditions to Transocean’s, Transocean Holdings’ and Merger Sub’s Obligations

The obligation of each of Transocean, Transocean Holdings and Merger Sub to complete the merger is also subject to the satisfaction or, to the extent permitted by law, waiver of the following conditions:

•	Transocean Partners shall have performed in all material respects its covenants and agreements contained in the merger agreement;

•

the representations and warranties of Transocean Partners set forth in the merger agreement concerning (a) existence, good standing and authority shall be true and correct in all respects (except, in each such case for any inaccuracies that are de minimis in the aggregate) as of the closing date of the merger, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date) and (b) authorization and enforceability of the merger agreement and capitalization shall be true and correct in all respects (except, in each such case for any inaccuracies that are de minimis in the aggregate) as of the date of the merger agreement and as of the closing date of the merger, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date);

•

the other representations and warranties of Transocean Partners set forth in the merger agreement shall be true and correct (without giving effect to any limitation as to “knowledge,” “materiality” or “material adverse effect” set forth therein) as of the closing date of the merger, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except where the failure to be so true and correct individually or in the aggregate has not had and would not be reasonably likely to have or result in a material adverse effect on Transocean Partners; and

•

Transocean Partners shall deliver to Transocean an officer’s certificate, dated the closing date of the merger, certifying that, to the knowledge of such officer, certain closing conditions have been satisfied.

Conduct of Business Pending the Merger

Conduct of Transocean Partners’ Business

Prior to the effective time of the merger, except as otherwise stated in the disclosure schedules of Transocean Partners or as expressly contemplated by the merger agreement or as required by law, unless Transocean has consented in writing, or Transocean, Transocean Holdings, their affiliates or their representatives have caused Transocean Partners or any of its subsidiaries to take an action that violates Transocean Partners’ conduct of business restrictions (or, if Transocean, Transocean Holdings, their affiliates or their representatives that provide services to Transocean Partners or any of its subsidiaries that are responsible for causing Transocean Partners or any of its subsidiaries to take an action or fail to take an action that violates Transocean Partners’ conduct of business restrictions), Transocean Partners will, and will cause its subsidiaries to:

•	conduct its operations according to their ordinary course;
•

use reasonable best efforts to preserve intact their business organizations and goodwill, keep available the services of their respective officers and employees and maintain satisfactory relationships with those persons having business relationships with them;

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promptly notify Transocean of (a) any material change in its condition (financial or otherwise) or business or any termination or material breach of any material contract, (b) any material litigation or proceedings or material governmental complaints, investigations or hearings, and (c) any occurrence reasonably likely to result in a material adverse effect on such party; and

•	promptly deliver to Transocean correct copies of any report, statement or schedule filed with the SEC other than those prepared by Transocean and those filed via the SEC’s EDGAR system.

Prior to the effective time of the merger, except as otherwise stated in the disclosure schedules of Transocean Partners or as expressly contemplated by the merger agreement or as required by law, unless Transocean has consented in writing, or Transocean, Transocean Holdings, their affiliates or their representatives have caused Transocean Partners or any of its subsidiaries to take an action that violates Transocean Partners’ conduct of business restrictions (or, if Transocean, Transocean Holdings, their affiliates or their representatives that provide services to Transocean Partners or any of its subsidiaries that are responsible for causing Transocean Partners or any of its subsidiaries to take an action or fail to take an action that violates Transocean Partners’ conduct of business restrictions), Transocean Partners will refrain from taking, and will cause its subsidiaries to refrain from taking, the following actions:

•	amending its certificate of formation or its limited liability company agreement or comparable organizational documents of its subsidiaries;
•

issuing, granting, selling, transferring, pledging, disposing of or encumbering any membership interests of, securities convertible into or exchangeable for, or options, warrants, calls, commitments or other rights to acquire, any of its membership interests, other than pursuant to options, warrants, conversion rights or other contractual rights that exist on the date of the merger agreement;

•	adjusting, splitting, combining or reclassifying any membership interests or other equity interests or otherwise change its capitalization that exists on the date of the merger agreement;
•	amending or modifying any option, warrant, conversion right or other right to acquire any of its membership interests that exist on the date of the merger agreement;
•

with respect to any of its former, present or future employees, increasing any compensation or benefits or entering into, amending or extending any employment or consulting agreement, except in the ordinary course of business consistent with past practice;

•	with respect to any of its officers or directors, increasing any compensation or benefits or entering into, amending or extending any employment or consulting agreement;
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adopting any new employee benefit plan or agreement or amending any existing employee benefit plan or agreement in any material respect, except to the extent such change is less favorable to participants or is deemed necessary to comply with Section 409A of the Code;

•

terminating any executive officer without cause or permitting any circumstance to exist that would give any executive officer a right to terminate employment if the termination would require enhanced separation payments upon consummation of the merger, except as approved by good faith action of its board of directors after Transocean has received advance written notice of, and been consulted with respect to, the proposed action;

•

declaring, setting aside or paying any dividends on or making other distribution or payment with respect to any of its capital stock (other than a dividend, distribution or payment from a wholly owned subsidiary to that party or one or more of its wholly owned subsidiaries, pro rata dividends or distributions by any subsidiary of Transocean Partners jointly owned, directly or indirectly, by Transocean Partners and the Transocean Member, and regular quarterly distributions on the common units and the subordinated units, not to exceed of $0.3625 per unit, subject to the provisions described under “—Additional Agreements—Coordination of Distributions” below) or redeeming, purchasing or otherwise acquiring any shares of its capital stock;

•

selling, leasing or otherwise disposing of any assets that are material individually or in the aggregate to Transocean Partners and its subsidiaries as a whole except for sales of surplus equipment, sales of other assets in the ordinary course of business, or sales, leases or other transfers between it and its wholly owned subsidiaries or between those subsidiaries;

•

acquiring or agreeing to acquire in any manner any business, entity or division of a business or entity for an aggregate consideration in excess of $2 million or where a filing under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 or any non-U.S. competition, antitrust or premerger notification laws is required, except with respect to any contractual commitments in effect as of the date of the merger agreement;

•	changing any of the material accounting principles or practices used by it, except as may be required by a change in GAAP;
•

making or rescinding any material tax election, settling or compromising any material tax claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy, changing in any material respect any of its methods of reporting any item for tax purposes from those employed in the preparation of its tax returns for the most recent taxable year for which a return has been filed, except as may be required by applicable law, changing any annual accounting period, surrendering any right to claim a tax refund, filing any amended tax return, extending the statute of limitations with respect to any tax period or failing to comply in any material respect with the terms or requirements (as explained or interpreted by any written or oral guidance provided by Transocean, Transocean Holdings, their affiliates or any of their representatives with respect thereto) of any material ruling or clearance issued by any taxing authority in a jurisdiction in which Transocean Partners or any of its subsidiaries is organized, operates, is resident for tax purposes or has an office or other connection to, or on behalf of, Transocean Partners or its subsidiaries with respect to taxes;

•

incurring or guaranteeing any indebtedness for borrowed money (excluding intercompany indebtedness and borrowings under Transocean Partners’ existing revolving credit facility) in excess of $10 million;

•	issuing or selling any debt securities, warrants or rights to acquire any of its debt securities, or guarantee any debt securities of others;
•

entering into any material lease or create any material mortgage, lien, security interest or other encumbrance on its property (other than certain permitted liens), except in the ordinary course of business or with or between its subsidiaries;

•

making or committing to make aggregate capital expenditures in excess of $2 million per quarter, excluding capital expenditures to repair or replace equipment necessary to continue operation on any drilling unit in a manner consistent with the operation of such drilling unit as of the date of the merger agreement;

•	purchasing or otherwise acquiring any Transocean Partners common units other than in the ordinary course of business pursuant to employee benefit plans;
•

taking any action reasonably likely to (a) prevent, materially delay or materially impede the consummation of the merger or the transactions contemplated by the merger agreement or (b) delay materially or adversely affect the ability of any of the parties to the merger agreement to obtain any consent, authorization, order or approval of any governmental commission, board or other regulatory body required to consummate the transactions contemplated by the merger agreement;

•	mortgaging, pledging, hypothecating, granting any security interest in any of its assets or otherwise subjecting any of its assets to any lien, other than certain permitted liens; and
•	agreeing to take any of the foregoing actions.

Conduct of Transocean’s Business

Prior to the effective time of the merger, except as stated in the Transocean disclosure letter or as expressly contemplated by the merger agreement or as required by law, unless Transocean Partners has consented in writing, Transocean will, and will cause its subsidiaries to:

•

promptly notify Transocean Partners of any material change in its condition (financial or otherwise) or business, or any material litigation or proceedings (including arbitration and other dispute resolution proceedings) or material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated);

•

give prompt notice to Transocean Partners of any change, occurrence, effect, condition, fact, event or circumstance known to Transocean that is reasonably likely, individually or taken together with all other changes, occurrences, effects, conditions, facts, events and circumstances known to Transocean, to result in a material adverse effect on such party; and

•

promptly deliver to Transocean Partners true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of the merger agreement, other than those filed and publicly available via the SEC’s EDGAR system.

Prior to the effective time of the merger, except as stated in the Transocean disclosure letter or as expressly contemplated by the merger agreement or as required by law, unless Transocean Partners has consented in writing, Transocean will refrain from taking, and will cause its subsidiaries to refrain from taking, the following actions:

•

amending Transocean’s organizational regulations, and Transocean’s board of directors shall not initiate any amendment of its articles of association, except in each case for those amendments that would not disproportionately adversely affect a holder of Transocean Partners common units relative to a holder of Transocean shares or delay or impede the merger or the other transactions contemplated by the merger agreement or as are necessary for Transocean to issue the Transocean shares to be delivered by Transocean Holdings to Transocean Partners common unitholders as merger consideration pursuant to the merger agreement;

•	permitting or allowing Transocean Holdings to amend its memorandum and articles of association or Merger Sub to amend its certificate of formation or limited liability company agreement;
•

declaring, setting aside or paying any dividend or make any other distribution or payment with respect to any Transocean shares, other than dividends of equity interests or property for which the Exchange Ratio is adjusted;

•	changing any of the material accounting principles or practices used by it, except as may be required by a change in GAAP;
•

taking any action reasonably likely to (a) prevent, materially delay or materially impede the consummation of the merger or the transactions contemplated by the merger agreement or (b) delay materially or adversely affect the ability of any of the parties to the merger agreement to obtain any consent, authorization, order or approval of any governmental commission, board or other regulatory body required to consummate the transactions contemplated by the merger agreement;

•

waiving, releasing, assigning, settling or compromising any claim, action or proceeding, including any state or federal regulatory proceeding seeking damages or injunction or other equitable relief, which waiver, release, assignment, settlement or compromise would reasonably be expected to result in a material adverse effect on Transocean; and

•	agreeing to take any of the foregoing actions.

Additional Agreements

No Solicitation by Transocean Partners of Acquisition Proposals

Subject to certain exceptions described below, Transocean Partners agrees that from and after the date of the merger agreement, it shall (1) immediately cease and terminate, and cause to be ceased and terminated, all of its, its subsidiaries’ and their respective representatives’ discussions and negotiations with any other person (other than Transocean or its affiliates) regarding any “Transocean Partners alternative proposal” as defined below, and (2) promptly request that each person that entered into a confidentiality agreement in connection with its consideration of a possible Transocean Partners alternative proposal within the last six months return to Transocean Partners or destroy all confidential information furnished to such person by or on behalf of Transocean Partners and its subsidiaries.

For purposes of the no solicitation provisions in the merger agreement, the term “Transocean Partners alternative proposal” means any bona fide proposal or offer from any person or group of persons other than Transocean or its subsidiaries or any group of which Transocean and its subsidiaries is a member (A) for a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or any similar transaction or series of transactions involving Transocean Partners (or any subsidiary or subsidiaries of Transocean Partners whose business constitutes 25% or more of the net revenues, net income or assets of Transocean Partners and its subsidiaries, taken as a whole), (B) for the issuance by Transocean Partners of 25% or more of its equity securities of any class or (C) to acquire in any manner, directly or indirectly, 25% or more of the equity securities of any class or consolidated total assets of Transocean Partners or 25% or more of the aggregate equity securities of any class of Transocean Partners’ subsidiaries, in each case other than the merger.

From and after the date of the merger agreement, Transocean Partners has agreed not to, directly or indirectly, or authorize or permit any subsidiary of Transocean Partners or any of its or their respective directors, officers, members, employees, representatives, agents, attorneys, consultants, contractors, accountants, financial advisors and other advisors to, (w) solicit, initiate or knowingly encourage or knowingly facilitate (including by way of furnishing information), or engage in discussions or negotiations regarding, any inquiry, proposal or offer, or the making, submission or announcement of any inquiry, proposal or offer (including any inquiry, proposal or offer to its unitholders) which constitutes or would be reasonably expected to lead to a Transocean Partners alternative proposal, (x) except for certain confidentiality agreements or a definitive agreement entered into or to be entered into concurrently with a termination of the merger agreement by Transocean Partners, approve or enter into a letter of intent, memorandum of understanding or other contract with any person, other than Transocean, Transocean Holdings and Merger Sub, for, constituting or otherwise relating to a Transocean Partners alternative proposal, or (y) provide or cause to be provided any information or data relating to Transocean Partners or any subsidiary of Transocean Partners relating to, or in response to, any Transocean Partners alternative proposal by any person.

Nothing in the merger agreement prevents the Transocean Partners Board or the Transocean Partners Conflicts Committee from (1) taking or disclosing to unitholders a position contemplated by Rule 14d-9 and Rule 14e-2 under the Exchange Act (or any similar communication to unitholders in connection with the making or amendment of a tender offer or exchange offer), or issuing a “stop, look and listen” disclosure or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act or (2) contacting and engaging in discussions otherwise in accordance with the no solicitation provisions in the merger agreement with any person or group and their respective representatives who have made a Transocean Partners alternative proposal that has not been withdrawn in writing and that was not solicited in breach of the no solicitation provisions in the merger agreement solely for the purpose of, and to the extent necessary for, clarifying the terms of such Transocean Partners alternative proposal.

Transocean Partners and its representatives are entitled, prior to obtaining the unitholder approval of the merger agreement and the merger, to furnish information regarding Transocean Partners and any subsidiary of Transocean Partners to, or engage in discussions or negotiations with, any person in response to an unsolicited, bona fide, written third-party proposal with respect to a Transocean Partners alternative proposal that is submitted to Transocean Partners by such person (for so long as such Transocean Partners alternative proposal has not been withdrawn) if (1) none of Transocean Partners, it representatives, its subsidiaries or its subsidiaries’ representatives have breached in any material respect the restrictions on solicitations contained in the merger agreement and (2) the Transocean Partners Board or the

Transocean Partners Conflicts Committee determined, in its good faith judgment, after consultation with Transocean Partners’ outside legal counsel and financial advisors, that (a) the proposal constitutes or is reasonably likely to lead to a “superior proposal” as defined below and (b) the failure to take the action would be inconsistent with the directors’ duties under the Transocean Partners limited liability company agreement or applicable law of the Marshall Islands; provided that Transocean Partners may not enter into negotiations or discussions or supply any information in connection with a Transocean Partners alternative proposal without entering into a confidentiality agreement on terms substantially similar in all matters as the confidentiality agreement dated June 6, 2016 between Transocean and Transocean Partners (it being understood that such confidentiality agreement need not contain a standstill provision and that Transocean Partners may amend or waive the standstill provision in any confidentiality agreement entered into on or prior to the date of the merger agreement to the extent necessary (and only to such extent) to enable such counterparty to communicate confidentially a Transocean Partners alternative proposal to the Transocean Partners Board or the Transocean Partners Conflicts Committee), which confidentiality agreement may allow such third party to make Transocean Partners alternative proposals to Transocean Partners in connection with negotiations and discussions permitted by the merger agreement.

For purposes of the no solicitation provisions in the merger agreement, the term “superior proposal” means a Transocean Partners alternative proposal which (1) provides that 75% of Transocean Partners’ outstanding membership interests will be converted into, exchanged for or otherwise canceled in exchange for the right to receive consideration that does not constitute 75% or more of the outstanding equity securities of the acquiring or surviving entity or its ultimate parent or (2) provides for the sale of all or substantially all the assets of Transocean Partners and its subsidiaries, taken as a whole, in each case on terms that the Transocean Partners Board or the Transocean Partners Conflicts Committee determines in its good faith judgment, after consultation with Transocean Partners’ outside counsel and financial advisors, are more favorable to the members of Transocean Partners (in their capacity as such) than the merger contemplated by the merger agreement (or any bona fide written offer or proposal made by Transocean in response to such Transocean Partners alternative proposal or otherwise), taking into account all the terms and conditions of such Transocean Partners alternative proposal and the merger agreement (including the likelihood of satisfaction of any member approval requirements, the expected timing of consummation and all other legal, financial and regulatory aspects of such Transocean Partners alternative proposal and the merger agreement).

Generally, the Transocean Partners Board or any committee thereof (including, for the avoidance of doubt, the Transocean Partners Conflicts Committee) may not withdraw, qualify or modify its recommendation of the approval of the merger agreement and the merger or recommend or approve any Transocean Partners alternative proposal (collectively, a “change in recommendation”). However, if prior to obtaining the unitholder approval, the Transocean Partners Board (upon the recommendation of the Transocean Partners Conflicts Committee), in the case of the first bullet below, or Transocean Partners Board or the Transocean Partners Conflicts Committee, in the case of the second bullet below, determines in good faith (after consultation with Transocean Partners’ financial advisor and outside counsel) that the failure to effect a change in recommendation would reasonably likely be inconsistent with duties under Transocean Partners’ limited liability company agreement or applicable law of the Marshall Islands, it can:

•

if the superior proposal has not resulted from a breach of its no solicitation obligations, terminate the merger agreement and cause Transocean Partners to enter into a definitive agreement with respect to a Transocean Partners alternative proposal; or

•	if the superior proposal has not resulted from a breach of its no solicitation obligations, make a change in recommendation in connection with a superior proposal.

Transocean Partners may also, by action of its board of directors or the Transocean Partners Conflicts Committee, make a change in recommendation in response to an intervening event (defined below) at any time prior to, but not after, obtaining unitholder approval, if the failure to take such action would be inconsistent with the duties of the members of the Transocean Partners Conflicts Committee or the Transocean Partners Board, as applicable, under Transocean Partners’ limited liability company agreement or applicable law of the Marshall Islands.

Before making a change in recommendation, Transocean Partners must first give Transocean four business days’ written notice concerning its intention to make a change in recommendation and, in the case of a change in recommendation in connection with a superior proposal, must also provide copies of all documentation received in connection with the superior proposal. In the event of either a superior proposal or an intervening event, the board of directors of Transocean or the Transocean Partners Conflicts Committee, as applicable, must negotiate in good faith with Transocean during the four business day notice period regarding any revisions to the merger agreement proposed by Transocean as would enable Transocean Partners to proceed with its recommendation of the merger agreement and the merger and not to make such change in recommendation and must take those changes into account in its decision. Transocean Partners must give Transocean an additional two business days’ written notice in the event of any amendment to a superior proposal and is obligated to negotiate in good faith during such period(s). If the basis of the proposed change in recommendation is an intervening event, the party must specify the event in detail in its notice.

An “intervening event” is any fact, circumstance, occurrence, event, development, change or condition or combination thereof that (1) was not known to the Transocean Partners Board or the Transocean Partners Conflicts Committee as of the date of the merger agreement (or if known, the consequences or magnitude of which were not known or reasonably foreseeable) and (2) does not relate to any Transocean Partners alternative proposal; provided, however, that (a) any change in the price or trading volume of Transocean Partners common units or Transocean shares will not be taken into account for purposes of determining whether an intervening event has occurred (however, any underlying cause thereof may be taken into account for purposes of determining whether an intervening event has occurred); and (b) Transocean Partners or Transocean meeting, failing to meet or exceeding projections will not be taken into account for purposes of determining whether an intervening event has occurred (however, any underlying cause thereof may be taken into account for purposes of determining whether an intervening event has occurred).

Transocean Partners Common Unitholder Meeting

Transocean Partners has agreed to use its reasonable best efforts to hold the common unitholder meeting as soon as reasonably practicable after the date of the merger agreement.

Transocean Partners has agreed to submit the merger agreement and the merger to a vote of its unitholders regardless of whether the Transocean Partners Board or the Transocean Partners Conflicts Committee makes a change in recommendation.

Under the merger agreement, Transocean Partners has agreed that it will (1) in accordance with the Transocean Partners limited liability company agreement and applicable law, take all actions to establish a record date (which will be as soon as practicable after the date of the merger agreement) for, duly call, give notice of, convene, and hold the common unitholder meeting, for the purpose of securing the common unitholder approval, (2) through the Transocean Partners Board or the Transocean Partners Conflicts Committee, recommend approval of the merger agreement, and use its reasonable best efforts to solicit from its members holding outstanding Transocean Partners common units proxies in favor of such matter and (3) use its reasonable best efforts to take all such other action necessary or advisable to secure the unitholder approval; provided, however, that the Transocean Partners Board or the Transocean Partners Conflicts Committee may, at any time prior to the time certain conditions contained in the merger agreement are satisfied, make a change in recommendation based on a superior proposal or intervening event, as previously outlined.

Registration Statements

Transocean Partners and Transocean agreed to promptly prepare and Transocean will file with the SEC a registration statement on Form S-4 of which this proxy statement/prospectus constitutes a part. Each of the parties also agreed to use its reasonable best efforts to respond to any comments received from the SEC and promptly notify the other party upon the receipt of any comments or requests from the SEC related to this proxy statement/prospectus.

Transocean and Transocean Partners will use all reasonable best efforts to have the Form S-4 registration statement declared effective under the Securities Act as promptly as practicable. Promptly after the effectiveness of the registration statement, Transocean Partners will cause the proxy statement/prospectus to be distributed to its unitholders holding outstanding Transocean Partners common units.

Stock Exchange Listing

Transocean has agreed to cause the Transocean shares deliverable in connection with the merger to be approved for listing on the NYSE, at or prior to the effective time, subject to official notice of issuance.

Efforts Related to Consents and Approvals of Governmental Entities and Third Parties

Each of Transocean and Transocean Partners has agreed to:

•

use its reasonable best efforts to cooperate with the other party in (1) determining which filings, consents, approvals, permits, and authorizations are required to be made with or obtained from any governmental entity prior to the effective time of the merger and (2) timely making all such filings and seeking all such consents, approvals, permits or authorizations without causing a material adverse effect;

•

promptly notify the other party of any communication concerning the merger agreement or the transactions contemplated by the merger agreement from any governmental entity and permit the other party to review in advance any proposed communication concerning the merger agreement or the transactions contemplated by the merger agreement to any governmental entity;

•

not to participate in any meeting or material discussion with any governmental entity regarding any filing, investigation or other inquiry concerning the merger agreement or the transactions contemplated by the merger agreement unless the other party is consulted in advance and, to the extent permitted by such governmental entity, is given the opportunity to participate;

•

furnish the other party with copies of all correspondence, filings and communications between them and their affiliates and their respective representatives and any governmental entity regarding the merger agreement and the transactions contemplated by the merger agreement; and

•

furnish the other party with such necessary information and reasonable assistance reasonably requested in connection with the preparation of necessary filings, registrations or submissions of information to any governmental entity.

Each of Transocean Partners and Transocean will use reasonable best efforts to avoid the entry of, or to have vacated, terminated or modified, any decree, order or judgment that would restrain, prevent or delay the closing and use reasonable best efforts to take any and all steps necessary to obtain consents or eliminate any impediments to the merger.

Indemnification and Insurance

From and after the effective time of the merger, Transocean and the surviving entity will indemnify, defend and hold harmless, and will advance expenses to, to the fullest extent permitted under applicable law, each person who is, or has been at any time prior to the effective time of the merger, an officer or director of Transocean Partners (or any subsidiary thereof) and each person who served at the request of Transocean Partners as a director, officer, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise against all losses, claims, damages, liabilities, costs or expenses (including attorneys’ fees), judgments, fines, penalties and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such, whether commenced, asserted or claimed before or after the effective time of the merger.  The rights of beneficiaries to indemnification and advancement of expenses to the extent provided for in Transocean Partners’ limited liability company agreement with respect to matters occurring through the effective time of the merger will survive the merger.

Transocean will prior to the closing of the merger, purchase a six-year officers’ and directors’ liability insurance prepaid “tail” policy on terms no less advantageous to the indemnified parties than the existing directors’ and officers’

liability insurance maintained by Transocean Partners with respect to matters arising on or before the closing, covering without limitation the transactions contemplated by the merger.

For six years after the effective time of the merger, Transocean will cause to be maintained in effect provisions in the surviving entity’s (or any successor thereto’s) organizational documents regarding exculpation, indemnification and advancement of expenses to any parties entitled to such rights under the Transocean Partners limited liability company agreement in effect as of the date of the merger agreement that are no less advantageous to the intended beneficiaries than the corresponding provisions in effect as of the date of the merger agreement.

Publicity

Transocean Partners, Transocean, Merger Sub and Transocean Holdings have agreed to use reasonable best efforts to consult with each other before issuing any press release or public announcement pertaining to the merger agreement or the transactions contemplated thereby and will not issue any such press release or make any such public announcement, except (1) as may be required by applicable law or by obligations pursuant to any listing agreement with any national securities exchange, in which case the party proposing to issue such press release or make such public announcement will use its reasonable best efforts to consult in good faith with the other party before issuing any such press releases or making any such public announcements or (2) in connection with any action taken by or at the direction of the Transocean Partners Conflicts Committee or the Transocean Partners Board pursuant to the no solicitation provisions of the merger agreement.

Inspection

Until the effective date of the merger, each of Transocean and Transocean Partners has agreed to allow all designated officers, attorneys, accountants and other representatives of Transocean Partners and Transocean, respectively, at all reasonable times, upon reasonable notice, access to the records and files, correspondence, audits and properties, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business, affairs and legal compliance of Transocean Partners and Transocean, respectively, and their respective subsidiaries, including inspection of such properties, and will instruct each of their respective employees, counsel and financial advisors to cooperate with Transocean Partners and Transocean, respectively, in its investigation of the other’s business. Notwithstanding the above, no party is required to provide any information that it reasonably believes it may not provide to the other party by reason of applicable law, including information protected by attorney/client or other applicable privilege, or which it is required to keep confidential by reason of any contract or other agreement with third parties.

Voting by Transocean and Transocean Holdings

Transocean and Transocean Holdings have agreed to vote, or cause to be voted, at a meeting of the Transocean Partners common unitholders to obtain the unitholder approval, all membership interests of Transocean Partners beneficially owned by them or any of their subsidiaries in favor of the merger agreement and the merger, until the earlier of the effective time of the merger or the termination of the merger agreement.

Transocean Partners Conflicts Committee

Prior to the earlier of the effective time of the merger and the termination of the merger agreement, none of Transocean, Transocean Holdings, Transocean Partners or any of their subsidiaries will, without the consent of the Transocean Partners Conflicts Committee, eliminate the Transocean Partners Conflicts Committee, or revoke or diminish the authority of the Transocean Partners Conflicts Committee, or remove or cause the removal of any director of the Transocean Partners Board that is a member of the Transocean Partners Conflicts Committee either as a member of the Transocean Partners Board or the Transocean Partners Conflicts Committee, without the affirmative vote of the Transocean Partners Board, including the affirmative vote of a majority of the members of the Transocean Partners Conflicts Committee.

Coordination of Distributions

As soon as practicable after September 30, 2016 and in any event prior to the closing date, the Transocean Partners Board will determine and declare Transocean Partners’ regular quarterly distribution for the quarter ending September 30, 2016 (the “Third Quarter Distribution”) in accordance with Transocean Partners’ limited liability company agreement; provided, however, that the Third Quarter Distribution will not be less than $0.3625 per Transocean Partners common unit without the separate determination and approval of the Transocean Partners Conflicts Committee made in accordance with the Transocean Partners limited liability company agreement and the merger agreement.  Transocean Partners and Transocean will coordinate to designate the record date for the Third Quarter Distribution so that such record date precedes the effective time of the merger so as to permit the payment of the Third Quarter Distribution.

Other Agreements

Whether or not the merger is consummated, all costs and expenses incurred in connection with the merger agreement and the transactions contemplated thereby will be paid by the party incurring such expenses, except (1) costs relating to the exchange agent, indemnification and insurance and fees payable as a result of the termination of the merger agreement, (2) Transocean and Transocean Partners will share equally the SEC and other filing fees incident to the Form S-4 and this proxy statement/prospectus and the costs and expenses associated with the printing and mailing of this proxy statement/prospectus, and (3) as otherwise agreed in writing by the parties.

Prior to the effective time of the merger, Transocean and Transocean Partners will take all such steps as may be required (to the extent permitted under applicable law) to cause any dispositions of Transocean Partners common units (including derivative securities with respect to Transocean Partners common units) or acquisitions of Transocean shares resulting from the transactions contemplated by the merger agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to Transocean Partners, or will become subject to such reporting requirements with respect to Transocean, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Termination of the Merger Agreement

Transocean Partners and Transocean may terminate the merger agreement and abandon the merger at any time by mutual written consent of Transocean Partners duly authorized by the Transocean Partners Conflicts Committee and Transocean.

Either the Transocean Partners Board (upon the recommendation of the Transocean Partners Conflicts Committee) or Transocean may terminate the merger agreement and abandon the merger at any time prior to the effective time of the merger if:

•

the merger has not been consummated by January 31, 2017; provided that the party desiring to terminate the merger agreement for this reason has not failed to perform or observe in any material respect any of its obligations under the merger agreement in any manner that was the primary cause of, or has resulted in, the failure of the merger to occur on or before that date;

•

there is a failure to obtain at a meeting of the common unitholders of Transocean Partners the common unitholder approval; provided however, that Transocean cannot terminate the merger agreement and abandon the merger for this reason if it or Transocean Holdings is in breach of its obligations to vote, or cause its subsidiaries to vote, all Transocean Partners common units beneficially owned by them in favor of the merger agreement and the merger or if Transocean’s or Transocean Holdings’ failure to cause its Transocean Partners common units to be present or voted (or consented) in favor of the adoption of the merger agreement and the merger has been the primary cause of the failure of the approval of the common unitholders of Transocean Partners to be obtained; or

•

a court of competent jurisdiction or governmental entity has issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by the merger agreement that has become final and nonappealable; provided, however, the party seeking to terminate the merger agreement for this reason must have complied with the covenants in the merger agreement that generally relate to governmental filings and approvals and, with respect to other matters, used its reasonable best efforts to remove such injunction, decree or order.

The Transocean Partners Board (upon the recommendation of the Transocean Partners Conflicts Committee) may terminate the merger agreement and abandon the merger at any time, after consultation with its outside legal counsel, if:

•

Transocean, Transocean Holdings or Merger Sub has breached any representation, warranty, covenant or agreement in the merger agreement, or any representation or warranty of Transocean, Transocean Holdings or Merger Sub has become untrue, in either case such that the conditions to Transocean Partners’ obligations to consummate the merger set forth in the merger agreement would not be satisfied, such breach is not curable, or, if curable, is not cured within 30 days after Transocean Partners gives written notice of the breach to Transocean, and Transocean Partners is not, at that time, in breach of any representation, warranty, covenant or agreement in the merger agreement such that the conditions to Transocean’s obligation to consummate the merger set forth in the merger agreement would not be satisfied; or

•

prior to the receipt of Transocean Partners common unitholder approval, the Transocean Partners Board has approved, and Transocean Partners concurrently enters into, a definitive agreement providing for the implementation of a superior proposal, provided that Transocean Partners must have complied with its obligations in the merger agreement relating to solicitations and shall have paid (or shall concurrently pay) the fee due as a result of the termination of the merger agreement.

Transocean may terminate the merger agreement at any time, after consultation with its outside legal counsel, if:

•

Transocean Partners has breached any representation, warranty, covenant or agreement in the merger agreement, or any representation or warranty of Transocean Partners has become untrue, in either case such that the conditions to Transocean’s, Transocean Holdings’ and Merger Sub’s obligations to consummate the merger set forth in the merger agreement would not be satisfied, such breach is not curable, or, if curable, is not cured within 30 days after Transocean gives written notice of the breach to Transocean Partners, and Transocean is not, at that time, in breach of any representation, warranty, covenant or agreement in the merger agreement such that the conditions to Transocean Partners’ obligation to consummate the merger set forth in the merger agreement would not be satisfied; or

•	the Transocean Partners Conflicts Committee has made a change in recommendation (whether in respect of a superior proposal or an intervening event).

Termination Fees

Transocean Partners will be required to pay to Transocean a termination fee of $15 million if the merger agreement is terminated:

•

by either party due to failure to obtain the requisite approval of Transocean Partners’ common unitholders, where (1) the failure to obtain such approval occurs at any time after the date of the merger agreement and prior to the taking the vote at the Transocean Partners common unitholder meeting, a Transocean Partners alternative proposal by a third party has been made directly to Transocean Partners’ unitholders or has otherwise been publicly disclosed (and, in each case, such Transocean Partners alternative proposal has not been withdrawn prior to the taking of such vote), and within 12 months after the termination of the merger agreement, Transocean Partners or any of its subsidiaries enter into a definitive agreement providing for a Transocean Partners alternative proposal or a Transocean Partners alternative proposal is consummated or (2) the failure to obtain such approval was caused by a breach by Transocean Partners of its non-solicitation obligations or obligations to submit the merger agreement to its unitholders for approval under the merger agreement;

•	by Transocean due to a change in recommendation by Transocean Partners (whether in respect of a superior proposal or an intervening event); or
•	by Transocean Partners in connection with a superior proposal for Transocean Partners as described under “—Termination of the Merger Agreement” above.

If the merger agreement is terminated by Transocean Partners or Transocean because of a failure to obtain the requisite common unitholder approval of the merger agreement and the merger, other than in any circumstances where a termination fee is payable as described above, then Transocean Partners would be required to reimburse Transocean for its costs and expenses (including all fees and expenses of counsel, accountants, consultants, financial advisors, financing sources and investment bankers of such party and its affiliates) in connection with the authorization, preparation, negotiation, execution, financing and performance of the merger agreement and all other matters related to the merger, up to a maximum of $2.5 million.

If Transocean Partners has already reimbursed Transocean for its costs and expenses and a termination fee later becomes payable by Transocean Partners, the amount of such costs and expenses so reimbursed will be offset against the $15 million termination fee payable.

Effect of Termination

If the merger agreement is terminated in accordance with its terms, except as provided above under “—Termination Fees,” there will be no liability or obligation on the part of Transocean, Merger Sub, Transocean Holdings, Transocean Partners or their respective affiliates or representatives, provided that (i) certain customary provisions will survive such termination and (ii) no party will be relieved from any liability for fraud or any willful and material breach by any other party of any of such party’s representations, warranties, covenants or other agreements set forth in the merger agreement or any action for fraud.

BUSINESS OF TRANSOCEAN

Transocean (together with its subsidiaries and predecessors) is a leading international provider of offshore contract drilling services for oil and gas wells.  As of September 20, 2016, Transocean owned or had partial ownership interests in and operated 58 mobile offshore drilling units, including 29 ultra-deepwater floaters, seven harsh environment floaters, four deepwater floaters, eight midwater floaters, and 10 high-specification jackups.  At September 20, 2016, Transocean also had five ultra-deepwater drillships and five high-specification jackups under construction or under contract to be constructed.

Transocean provides contract drilling services in a single, global operating segment, which involves contracting its mobile offshore drilling fleet, related equipment and work crews primarily on a dayrate basis to drill oil and gas wells.  Transocean specializes in technically demanding regions of the offshore drilling business with a particular focus on deepwater and harsh environment drilling services.  Transocean believes its drilling fleet is one of the most versatile fleets in the world, consisting of floaters and high‑specification jackups used in support of offshore drilling activities and offshore support services on a worldwide basis.

Transocean’s contract drilling services operations are geographically dispersed in oil and gas exploration and development areas throughout the world.  Although rigs can be moved from one region to another, the cost of moving rigs and the availability of rig-moving vessels may cause the supply and demand balance to fluctuate somewhat between regions.  Still, significant variations between regions do not tend to persist long term because of rig mobility.  Transocean’s fleet operates in a single, global market for the provision of contract drilling services.  The location of Transocean’s rigs and the allocation of resources to operate, build or upgrade its rigs are determined by the activities and needs of its customers.

Transocean is a Swiss corporation with principal executive offices located at 10 Chemin de Blandonnet, Vernier, Switzerland, 1214.  Its telephone number at that address is +41 (22) 930-9000.

For a more detailed description of Transocean’s business, see the description set forth in Transocean’s Annual Report on Form 10-K for the year ended December 31, 2015, which is incorporated into this proxy statement/prospectus by reference.  See “Where You Can Find More Information.”

BUSINESS OF TRANSOCEAN PARTNERS

Transocean Partners is a limited liability company formed by Transocean to own, operate and acquire modern, technologically advanced offshore drilling rigs.  The drilling units in Transocean Partners’ fleet are the ultra‑deepwater drillships Discoverer Inspiration and Discoverer Clear Leader and the ultra‑deepwater semisubmersible Development Driller III, which are located in the U.S. Gulf of Mexico.  Transocean Partners generates revenues through contract drilling services.

Transocean Partners owns a 51 percent interest in each RigCo.  Transocean Holdings, an indirect wholly owned subsidiary of Transocean, owns the remaining 49 percent noncontrolling interest in each of the RigCos.  Transocean Partners controls each RigCo through ownership of the majority of its shares or limited liability company interests.  Transocean Partners is entitled to only 51 percent of the RigCos’ distributions, if any.  Transocean Partners’ interest in the RigCos represents its only cash‑generating asset.  Transocean Partners depends on Transocean affiliates to operate its drilling units, manage its customer relationships, renew existing and obtain new drilling contracts and to perform other administrative support activities.

Transocean Partners is a Marshall Islands limited liability company with its principal executive offices located at 40 George Street, London, England, W1U 7DW, United Kingdom and its telephone number is +44 (20) 3675-8410.

For a more detailed description of the business of Transocean Partners, see the description set forth in Transocean Partners’ Annual Report on Form 10-K for the year ended December 31, 2015, which is incorporated by reference in this proxy statement/prospectus.  See “Where You Can Find More Information.”

RELATIONSHIP OF THE PARTIES TO THE MERGER

As of the record date, Transocean Holdings owned 21,254,310 common units of Transocean Partners and 27,586,207 subordinated units of Transocean Partners, representing a 71.3 percent limited liability company interest in Transocean Partners.  Transocean Holdings, as the Transocean Member, also owns the non-economic Transocean Member Interest in Transocean Partners and all of Transocean Partners’ incentive distribution rights.  In addition, Transocean Holdings owns a 49 percent non-controlling interest in each of the RigCos.  Transocean Holdings, in its capacity as the Transocean Member, to control the appointment of three of the seven members of the Transocean Partners Board and to approve certain significant actions Transocean Partners may take, and Transocean Holdings’ common and subordinated unit ownership and its right to vote the subordinated units as a separate class on certain matters mean Transocean has the ability to exercise significant influence regarding Transocean Partners’ management.

Transocean Partners entered into various agreements with Transocean in relation to the initial public offering of Transocean Partners on August 5, 2014.  These agreements were not the result of arm’s-length negotiations and neither the agreements nor any of the transactions that they provide for were effected on terms at least as favorable to the parties to these agreements as they could have obtained from unaffiliated third parties.

Omnibus Agreement

On August 5, 2014, Transocean Partners entered into an omnibus agreement (the “Omnibus Agreement”) with Transocean.  The following discussion describes certain provisions of the Omnibus Agreement.

Non-competition.  Under the Omnibus Agreement, Transocean agreed not to acquire, own, operate or contract for any drilling rig that was constructed in 2009 or later and is operating under a contract for five or more years. For purposes of determining the length of the contract for purposes of the Omnibus Agreement, the drilling contract is deemed to commence on the commencement date of the drilling contract or the date of execution of an extension related thereto and does not include any unexercised customer option to extend the term of such drilling contract. These drilling rigs, together with any related contracts and any associated assets, are referred to as “Five-Year Drilling Rigs” and all other drilling rigs, together with any related contracts and any associated assets, as “Non-Five-Year Drilling Rigs.”  The restrictions in this paragraph will not prevent Transocean (including Transocean Partners and its subsidiaries, except as set forth below) from:

(1)	acquiring, owning, operating or contracting for Non-Five-Year Drilling Rigs;
(2)

acquiring, owning, operating or contracting one or more Five-Year Drilling Rigs if Transocean offers to sell the drilling rig to Transocean Partners for the greater of (x) the acquisition price or (y) its fair market value (taking into account, among other things, the anticipated cash flows under the associated drilling contracts), plus in either case any additional taxes (including tax credits used and benefits foregone), flag administration, financing, debt premium prepayment or make-whole costs, consent fees, transaction costs, financial advisory, legal and other similar costs associated with the transfer to Transocean Partners at the time of the acquisition (which are referred to as “break-up costs”);

(3)

constructing any drilling rig that, upon commencement of its drilling contract, will become a Five-Year Drilling Rig (and acquiring, owning, operating or contracting such rig that is constructed) if, either after the entry into such drilling contract or upon commencement of such drilling contract, Transocean offers to sell such Five-Year Drilling Rig to Transocean Partners (x) for the all-in construction price (if the offer was made after the entry into the drilling contract) or (y) for the greater of (1) the all-in construction price or (2) its fair market value (taking into account the anticipated cash flows under the associated drilling contracts), plus any break-up costs (if the offer was made upon commencement of the drilling contract);

(4)

putting a Non-Five-Year Drilling Rig under contract for five or more years and acquiring, owning and operating such rig if, either before or after the time such rig becomes a Five-Year Drilling Rig, Transocean offers to sell the Non-Five-Year Drilling Rig to Transocean Partners for its fair market value (taking into account, among other things, the anticipated cash flows under the associated drilling contracts) plus any break-up costs (x) after the time it becomes a Five-Year Drilling Rig and (y) at each renewal or extension of that contract for a term of five years or longer;
(5)

acquiring one or more Five-Year Drilling Rigs as part of the acquisition of a controlling interest in a business or package of assets and owning, operating or contracting for those drilling rigs; provided, however, that:

(a) if less than a majority of the value of the business (before taking into account any debt or other associated liabilities) or assets to be acquired is attributable to Five-Year Drilling Rigs, as determined in good faith by Transocean’s board of directors, Transocean may consummate the acquisition of the business or assets but must promptly thereafter offer to sell such Five-Year Drilling Rig(s) to Transocean Partners for the greater of (x) their acquisition price or (y) their fair market value (taking into account, among other things, the anticipated cash flows under the associated drilling contracts), plus any break-up costs; and

(b) if a majority or more of the value of the business (before taking into account any debt or other associated liabilities) or assets to be acquired is attributable to Five-Year Drilling Rigs, as determined in good faith by Transocean’s board of directors, Transocean must notify Transocean Partners of the proposed acquisition in writing in advance of acquiring such business or assets.  Transocean Partners will, not later than the 10th calendar day following receipt of such notice, notify Transocean if Transocean Partners wishes to acquire any Five-Year Drilling Rig forming part of that business or package of assets in cooperation and simultaneously with Transocean acquiring the Non-Five-Year Drilling Rigs forming part of that business or package of assets. If Transocean Partners does not notify Transocean of its intent to pursue the acquisition within 10 calendar days, Transocean may proceed with the acquisition but then must offer to sell such Five-Year Drilling Rigs to Transocean Partners as provided above;

(6)	acquiring a noncontrolling interest in any company, business or pool of assets;
(7)

acquiring, owning, operating or contracting any Five-Year Drilling Rig if Transocean Partners does not fulfill its obligation to purchase such drilling rig in accordance with the terms of any existing or future agreement;

(8)

acquiring, owning, operating or contracting a Five-Year Drilling Rig subject to the offers to Transocean Partners described in paragraphs (2), (3), (4) and (5)(a) above pending Transocean Partners’ determination whether to accept such offers and pending the closing of any offers it accepts;

(9)

providing rig management, operating or similar services relating to any drillship or other drilling rig, including pursuant to a transition services agreement, operating agreement, bareboat charter or other similar agreement;

(10)

owning or operating a Five-Year Drilling Rig that Transocean owned and operated as of the closing of Transocean Partners’ public offering (including, for the avoidance of doubt, all drilling rigs under construction or contracted to be constructed that have or are contemplated to have a related drilling contract for five or more years) and that is not included in the fleet of drillships and other drilling rigs contributed to Transocean Partners in connection with the closing of its public offering;

(11)

acquiring, owning, operating or contracting any Five-Year Drilling Rig if Transocean Partners has previously advised Transocean that Transocean Partners consents to such acquisition, operation or contract; or

(12)	acquiring, owning, operating or contracting any Five-Year Drilling Rig in transactions with any other members of the Transocean group.

If Transocean (other than Transocean Partners, its subsidiaries and any publicly held affiliates of Transocean) acquires, owns, operates or contracts for Five-Year Drilling Rigs pursuant to any of the exceptions described above, it may not subsequently enter into any new drilling contracts for such Five-Year Drilling Rigs without again complying with the provisions described above.  The Omnibus Agreement does not prohibit Transocean from forming a new publicly traded entity that will not be subject to the Omnibus Agreement and that may compete with Transocean Partners.

In addition, under the Omnibus Agreement Transocean Partners agreed not to acquire, own, operate or contract for any Non-Five-Year Drilling Rigs.  The restrictions in this paragraph will not prevent Transocean Partners from:

(1)	acquiring, owning, operating or contracting any Five-Year Drilling Rig;
(2)

acquiring, owning, operating or contracting one or more Non-Five-Year Drilling Rigs if Transocean Partners offers to sell such Non-Five-Year Drilling Rig to Transocean for the greater of (x) the acquisition price or (y) its fair market value (taking into account the anticipated cash flows under the associated drilling contracts), plus any break-up costs;

(3)

constructing any drilling rig that, upon commencement of its drilling contract, will become a Non-Five-Year Drilling Rig (and acquiring, owning, operating or contracting such rig once constructed) if, either after the entry into the drilling contract or upon commencement of the drilling contract, Transocean Partners offers to sell such Non-Five-Year Drilling Rig to Transocean (x) for the all-in construction price (if the offer was made after the entry into the drilling contract) or (y) for the greater of (1) the all-in construction price or (2) its fair market value, plus any break-up costs (if the offer was made upon commencement of such drilling contract);

(4)

putting a Five-Year Drilling Rig under contract for less than five years and acquiring, owning and operating such rig if, either before or after the time such rig becomes a Non-Five-Year Drilling Rig, Transocean Partners offers to sell such Five-Year Drilling Rig to Transocean for its fair market value (taking into account the anticipated cash flows under the associated drilling contracts) plus any break-up costs (x) after the time it becomes a Non-Five-Year Drilling Rig and (y) at each renewal or extension of that contract (other than a renewal or extension with the existing customer for that rig) for less than five years;

(5)

acquiring one or more Non-Five-Year Drilling Rigs as part of the acquisition of a controlling interest in a business or package of assets and owning, operating or contracting such Non-Five-Year Drilling Rig; provided, however, that:

(a) if less than a majority of the value of the business (before taking into account any debt or other associated liabilities) or assets acquired is attributable to Non-Five-Year Drilling Rigs, as determined in good faith by the Transocean Partners Conflicts Committee, Transocean Partners may consummate the acquisition of the business or assets but must promptly thereafter offer to sell such Non-Five-Year Drilling Rig(s) to Transocean for the greater of (x) their acquisition price or (y) their fair market value (taking into account, among other things, the anticipated cash flows under the associated drilling contracts), plus any break-up costs; and

(b) if a majority or more of the value of the business (before taking into account any debt or other associated liabilities) or assets acquired is attributable to Non-Five-Year Drilling Rigs, as determined in good faith by the Transocean Partners Conflicts Committee, Transocean Partners must notify Transocean of the proposed acquisition in writing in advance of acquiring such business or assets.  Transocean will, not later than the 10th calendar day following receipt of such notice, notify Transocean Partners if it wishes to acquire any Non-Five-Year Drilling Rig forming part of that business or package of assets in cooperation and simultaneously with Transocean Partners acquiring the Five-Year Drilling Rigs forming part of that business or package of assets.  If Transocean does not notify Transocean Partners of its intent to pursue the acquisition within 10 calendar days, Transocean Partners may proceed with the acquisition but then must offer to sell such Non-Five-Year Drilling Rigs to Transocean as provided above;

(6)	acquiring a noncontrolling interest in any company, business or pool of assets;
(7)

acquiring, owning, operating or contracting any Non-Five-Year Drilling Rig if Transocean does not fulfill its obligation to purchase such Non-Five-Year Drilling Rig in accordance with the terms of any existing or future agreement;

(8)

acquiring, owning, operating or contracting any Non-Five-Year Drilling Rig that is subject to an offer to purchase by Transocean as described in paragraphs (2), (3), (4) and (5)(a) above, pending Transocean determination whether to accept such offers and pending the closing of any offers Transocean accepts;

(9)	acquiring, owning, operating or contracting any Non-Five-Year Drilling Rig if Transocean has previously advised Transocean Partners that it consents to such acquisition, operation or contract; or
(10)	acquiring, owning, operating or contracting any Non-Five-Year Drilling Rig in transactions with any other members of the Transocean Partners group.

Upon a change of control of Transocean Partners or the Transocean Member, the noncompetition provisions of the Omnibus Agreement will terminate immediately.  Upon a change of control of Transocean, the noncompetition provisions of the Omnibus Agreement applicable to Transocean will terminate at the time that is the later of the date of the change of control and the date on which all of the outstanding Transocean Partners subordinated units have converted to Transocean Partners common units.

Transocean’s Obligation to Offer Ultra-Deepwater Drilling Rigs.  Under the Omnibus Agreement, Transocean also is required to offer Transocean Partners the opportunity to purchase not less than a 51 percent interest in four of the following six drillships, of which three are currently under construction, within the five years following the closing of the Transocean Partners public offering at the greater of fair market value (taking into account the anticipated cash flows under the associated drilling contracts) or the all-in construction cost, plus transaction costs: Deepwater Invictus,  Deepwater Thalassa,  Deepwater Proteus,  Deepwater Pontus,  Deepwater Poseidon and Deepwater Conqueror.

Right of First Offer on Drilling Rigs. Under the Omnibus Agreement, Transocean Partners and its subsidiaries have granted to Transocean a right of first offer on any proposed sale, transfer or other disposition of any Five-Year Drilling Rigs or Non-Five-Year Drilling Rigs owned by Transocean Partners.  This right of first offer does not apply to (a) a sale, transfer or other disposition of drilling rigs between any affiliated subsidiaries or (b) a merger with or into, or sale of substantially all of the assets to, an unaffiliated third-party.

Prior to engaging in any negotiation regarding any drilling rig’s disposition with respect to a Five-Year Drilling Rig or any Non-Five-Year Drilling Rig with a non-affiliated third-party, Transocean Partners will deliver a written notice to Transocean setting forth the material terms and conditions of the proposed transaction.  During the 30-day period after the delivery of such notice, Transocean Partners and Transocean will negotiate in good faith to reach an agreement on the transaction.  If the parties do not reach an agreement within such 30-day period, Transocean Partners will be able within the next 180 calendar days to sell, transfer, dispose or re-contract the drilling rig to a third party (or to agree in writing to undertake such transaction with a third party) on terms generally no less favorable to the third party than those offered pursuant to the written notice.

Upon a change of control of Transocean Partners or the Transocean Member, the provisions of the Omnibus Agreement relating to the right of first offer with respect to the drilling rigs will terminate immediately.

Rights of First Offer on the Equity Interests in the RigCos.  Under the Omnibus Agreement, Transocean has granted Transocean Partners a right of first offer on its remaining ownership interests in each of the RigCos should Transocean decide to transfer, assign, sell or otherwise dispose of such interests.  Under the Omnibus Agreement, Transocean Partners and its subsidiaries will grant a similar right of first offer to Transocean on any proposed transfer, assignment, sale or other disposition of any equity interests in each of the RigCos.  Any such right of first offer will be subject to Transocean Partners’ and Transocean’s ability to agree on mutually acceptable terms of purchase, including price.  These rights of first offer will not apply to a transfer, assignment, sale or other disposition of any equity interest in the RigCos between any controlled affiliates.

Prior to engaging in any negotiation regarding any disposition of equity interests in any of the RigCos to an unaffiliated third party, Transocean Partners or Transocean, as the case may be, will deliver a written notice to the other party setting forth the proposed material terms and conditions of the proposed transactions.  During the 30-day period after the delivery of such notice, Transocean Partners and Transocean will negotiate in good faith to reach an agreement on the transaction.  If the parties do not reach an agreement within such 30-day period, Transocean Partners or Transocean, as the case may be, will be able, within the next 180 days, to transfer, assign, sell or otherwise dispose of any equity interest in the RigCos to an unaffiliated third party (or agree in writing to undertake such transaction with a third party) on terms generally no less favorable to Transocean Partners or Transocean, as the case may be, than those included in the written notice.

Upon a change of control of Transocean Partners or the Transocean Member, the provisions of the Omnibus Agreement relating to the right of first offer with respect to the equity interests in the RigCos will terminate automatically.  Upon a change of control of Transocean, the right of first offer provisions applicable to Transocean under the Omnibus Agreement will terminate at the later of (a) the date on which all of the outstanding subordinated units have converted into common units and (b) the date of the change of control of Transocean.

Indemnification.  Under the Omnibus Agreement, Transocean agreed to indemnify Transocean Partners for a period of five years through August 5, 2019, against certain environmental and human health and safety liabilities with respect to the assets contributed or sold to Transocean Partners to the extent arising prior to the time they were contributed or sold to Transocean Partners.  Liabilities resulting from a change in law after the closing of the Transocean Partners public offering are excluded from the environmental indemnity.  There is an aggregate cap of $10 million on the amount of indemnity coverage provided by Transocean for such environmental and human health and safety liabilities.  No claim for indemnification may be made unless the aggregate dollar amount of all claims exceeds $500,000, in which case Transocean is liable for claims only to the extent such aggregate amount exceeds $500,000.

Transocean also agreed to indemnify Transocean Partners to the full extent of any liabilities related to:

•

certain defects in title to Transocean’s assets contributed or sold to the RigCos and any failure to obtain, prior to the time they were contributed, certain consents and permits necessary to conduct, own and operate such assets, which liabilities arise within three years after the closing of the Transocean Partners public offering;

•

any judicial determination substantially to the effect that the Transocean affiliate that transferred any of the initial assets of Transocean Partners to Transocean Partners pursuant to the contribution agreement did not receive reasonably equivalent value in exchange therefor or was rendered insolvent by such transfer; and

•	tax liabilities attributable to the operation of the assets contributed or sold to the RigCos prior to the closing of the Transocean Partners public offering; and
•

any lost revenue arising out of the failure to receive an operating dayrate from Chevron for Discoverer Clear Leader, up to $100 million, for the period commencing on the closing date of the Transocean Partners public offering through the completion of its 2014 special periodic survey.  As a result of this indemnity, this out of service period did not reduce the amount of Transocean Partners cash available for distribution.

In addition, Transocean agreed to indemnify Transocean Partners against any liabilities arising out of the Macondo well incident that occurred prior to the Transocean Partners public offering and any liabilities (other than taxes) arising from Transocean’s or its subsidiaries’ failure to comply with Transocean’s consent decree with the U.S. Department of Justice (the “Consent Decree”), Transocean’s administrative agreement with the U.S. Environmental Protection Agency (the “EPA Agreement”), or any similar decree or agreement. There is no monetary cap on the amount of the indemnity provided by Transocean related to the Macondo well incident, the Consent Decree, the EPA Agreement or any similar decree or agreement.  However, these indemnities do not cover or include any amount of consequential damages, including lost profits or revenues.

Amendments. The Omnibus Agreement may not be amended without the prior approval of the Transocean Partners Conflicts Committee if the proposed amendment will, in the reasonable discretion of the Transocean Partners Board, adversely affect holders of Transocean Partners common units.

Master Services Agreements

On August 5, 2014, Transocean Partners entered into master services agreements with certain Transocean affiliates, pursuant to which Transocean affiliates will provide certain administrative, technical and non-executive management services to Transocean Partners and the RigCos and any other Transocean Partners subsidiaries. The agreement has an initial term of five years.

Each of the master services agreements may be terminated prior to the end of its term by Transocean Partners (i) upon 90 days’ written notice for any reason in the sole discretion of the Transocean Partners Board or (ii) immediately upon written notice if Transocean affiliates (other than Transocean Partners and its subsidiaries) breach any material obligation of the master services agreements and such breach shall continue for a period of 90 days after written notice has been delivered.  Each of the master services agreements may be terminated prior to the end of its term by Transocean affiliates upon 90 days’ written notice of (i) a change of control of Transocean Partners or (ii) removal of Transocean Holdings as the Transocean Member.  In addition, each of the master services agreements may be terminated prior to the end of its term by either Transocean Partners or Transocean affiliates within 90 days of the other party:

•	commencing a voluntary case under bankruptcy, insolvency or similar law;
•	making an assignment or any general arrangement for the benefit of creditors;
•	otherwise becoming bankrupt or insolvent;
•	receiving a decree or court order for relief in an involuntary case under bankruptcy, insolvency or similar law; or
•	having appointed a liquidator, administrator, receiver, trustee, conservator or similar official with respect to it or any substantial portion of its property or assets.

If requested by Transocean Partners or its subsidiaries, the administrative, technical, management and marketing services provided by Transocean affiliates includes:

•	Headquarter Support: advice and assistance with executive oversight, accounting, finance, tax, legal, investor relations, procurement and similar activities;
•	Company Records: assistance with the maintenance of all original corporate documents and archival of contracts and other documents;
•

Financing: assistance in matters relevant to the financing of Transocean Partners’ activities, including forecasting, budgeting, accounts payable and receivable processing, taxation, accounting, the identification of sources of potential financing and assistance in negotiation of financing arrangements;

•	Human Resources: assistance in human resources matters, including hiring and recruiting, payroll processing, employee compensation and benefits administration and employee career development;
•	Insurance: advice and assistance in insurance and risk management administration, filing and managing claims and the procurement of additional insurances as may be necessary;

•	Safety and Training: assistance in handling accidents involving drilling rigs, safety and quality control and employee training;
•

Legal Services/Disputes: assistance in legal matters, including preparation and oversight of public company reporting and compliance, general commercial and business matters and prosecution or defense of any and all legal proceedings by or against Transocean Partners (provided that Transocean will not be obligated to provide legal services with respect to matters in which Transocean Partners is adverse to Transocean);

•

Compliance Services: advice and assistance in compliance program matters including the development and implementation of an effective compliance program, code of conduct and other policies and guidelines and any applicable obligations under the Consent Decree, EPA Agreement and other governmental agreements;

•	Operations Services: assistance in the establishment of global operating procedures and standards of Transocean Partners drilling rigs, as well as ongoing evaluation and support;
•	Engineering and Technology Services: assistance with engineering and technology services relating to equipment modification;
•	Incident Management: assistance in handling any incidents involving Transocean Partners drilling rigs in the course of operations;
•	Software: licenses for all software used in connection with Transocean Partners drilling rigs, other than software licensed from third parties;
•

Treasury Services: assistance for all treasury functions, including cash management, making and managing investments, administering bank accounts, collecting amounts due from third parties, settling debts and settling inter-company accounts;

•	Sale and Purchase of Assets: assistance with sale and purchase of assets on behalf of Transocean Partners subsidiaries, including the completion and integration of such sales and purchases;
•	Procurement: assistance in global procurement, including purchasing services, logistics services and system administration;
•	Technical Supervision: assistance with services in relation to the technical and operating management of Transocean Partners drilling rigs; and
•

Marketing Services: advice and assistance in marketing Transocean Partners drilling rigs, including collecting market information, market analysis, identification of commercial agents and potential customers, negotiation and communication of contractual commitments, administration of contract modifications and disputes, monitoring of customer satisfaction, identification of contract opportunities and preparation of bids.

Each month, Transocean Partners reimburses Transocean affiliates for the cost of all direct labor, materials and expenses incurred in connection with the provision of these services, plus an allocated portion of Transocean affiliates shared and pooled direct costs, indirect costs and general and administrative costs as determined by Transocean’s internal accounting procedures. In addition, Transocean Partners pays Transocean affiliates a fee equal to the greater of (i) five percent of its costs and expenses incurred in connection with providing services to Transocean Partners for the month or, in the case of the provision of capital spares or inventory, a four percent markup on the capital spare or inventory plus a four percent markup on the allocable share of the costs of providing such services and (ii) the markup required by applicable transfer pricing rules.  If Transocean affiliates incur costs and expenses from third parties in the course of subcontracting the performance of services, Transocean Partners must reimburse Transocean affiliates at cost and is not required to pay a service fee, unless required by applicable transfer pricing rules.  Amounts payable under the master services agreements must be paid within 30 days after Transocean submits to Transocean Partners invoices for such fees, costs and expenses.

Under the master services agreements, Transocean Partners indemnifies Transocean affiliates, directors, officers, employees, agents and subcontractors against all actions which may be brought against them in connection with the services it performs under the master services agreements, except to the extent caused by the gross negligence, willful misconduct or fraud of Transocean affiliates.  Transocean affiliates only indemnify Transocean Partners for damages brought in connection with the services they perform under the master services agreements to the extent caused by such gross negligence, willful misconduct or fraud except for damages arising from services rendered by Transocean affiliates in connection with certain drilling contracts with indemnity provisions that do not conform to Transocean’s contracting principles, for which Transocean affiliates do not indemnify Transocean Partners, regardless of cause.  Transocean affiliates’ obligation to indemnify Transocean Partners for gross negligence or willful misconduct is limited to 10 times the annual services fee in the calendar year period prior to the occurrence giving rise to the damages, and Transocean affiliates generally have limited obligations to Transocean Partners for any failure to perform under such agreement in the absence of such indemnity.

In the years ended December 31, 2015 and 2014, Transocean Partners recognized costs of $116 million and $46 million, respectively, recorded in operating and maintenance costs and expenses, and $19 million and $11 million, respectively, recorded in general and administrative costs and expenses, for services under the master services agreements. In the years ended December 31, 2015 and 2014, Transocean Partners recognized insurance costs of $11 million and $5 million, respectively, recorded in operating and maintenance costs and expenses. In the years ended December 31, 2015 and 2014, Transocean Partners acquired $26 million and $13 million, respectively, of materials and supplies purchased through the procurement services of Transocean Offshore Deepwater Drilling Inc. (“TODDI”).

Support and Secondment Agreements

Transocean Partners does not currently and does not intend to have any direct employees.  Transocean Partners relies on Transocean to provide it with its executives, the rig crews and other personnel pursuant to secondment agreements.  All persons provided to Transocean Partners pursuant to secondment agreements remain on the payroll and benefit plans of Transocean but are under Transocean Partners’ day-to-day control and management.  Transocean Partners reimburses Transocean for the pro rata gross payroll costs of each seconded employee in proportion to the time allocated to Transocean Partners by the seconded employee, including base pay, any incentive compensation and any benefits costs.  Transocean Partners also reimburses Transocean for any applicable unemployment taxes, Social Security taxes, workers compensation coverage and severance costs (and any foreign equivalents of such taxes) in the amount allocable to the secondment.  Transocean invoices Transocean Partners quarterly for amounts payable under the secondment agreement.  The secondment agreements may be terminated by Transocean or Transocean Partners upon 90 days written notice.

In 2015, certain administrative professionals, and until his resignation on February 9, 2016, Transocean Partners’ former chief financial officer, were provided to Transocean Partners by Transocean pursuant to a support agreement.  The persons providing services to Transocean Partners pursuant to a support agreement remain on Transocean’s payroll and perform their services on or at Transocean’s facilities.  Transocean is solely responsible for all matters pertaining to their employment, compensation and discharge.  Such persons may spend only a portion of their time providing services to Transocean Partners and may be engaged in other work separate from support services on Transocean Partners’ behalf.  Transocean Partners reimburses Transocean for the pro rata expenses associated with the compensation and benefits of all persons covered by the support agreement according to the time spent by each person in providing Transocean Partners support services, as well as certain direct costs and expenses incurred in offering the services.  The support agreement may be terminated by mutual agreement of Transocean and Transocean Partners.

Transocean Partners is responsible under both the secondment agreements and support agreement for any excise, sales, use, transfer, stamp, documentary, filing, recordation or similar taxes and any value added, goods and services or similar recoverable indirect and other similar taxes imposed as a result of a secondment agreement or support agreement.  In addition, Transocean Partners indemnifies Transocean for any liabilities that may arise from events with respect to the seconded employees or personnel providing services under a support agreement, except to the extent caused by the gross negligence, willful misconduct or fraud of such persons.  Transocean indemnifies Transocean Partners for any liabilities that may arise from the failure of Transocean to carry out its duties for the payment of payroll, costs and expenses for seconded employees or personnel providing services under a support agreement, or the provision of benefits related thereto.

RigCo Governing Documents

Transocean Partners currently owns a 51 percent ownership interest in each of the RigCos and controls their operations and activities.  Transocean Holdings owns a 49 percent noncontrolling interest in each of the RigCos.  Transocean Partners and Transocean Holdings have entered into governing documents for each of the RigCos that govern the ownership and management of each of the RigCos.  Each of the RigCos is managed by its board of directors.  Pursuant to such governing documents, Transocean Partners is able to control the election of these boards of directors as the majority interest owner.  Subject to the approval of the board of directors of each of the RigCos, each RigCo will transfer its available cash to its equity holders each quarter.  Approval of the Transocean Partners Conflicts Committee is required to amend the RigCos’ governing documents.

Contribution Agreement

On July 29, 2014, Transocean Partners entered into a contribution agreement with Transocean Holdings that gave effect to certain of the formation transactions, including Transocean Holdings’ transfer to Transocean Partners of a 51 percent ownership interest in each of the RigCos.

Five-Year Revolving Credit Facility

On August 5, 2014, Transocean Partners entered into a five-year revolving credit facility with a Transocean affiliate, which is scheduled to expire on August 5, 2019, to establish a committed $300 million five-year revolving credit facility that allows for uncommitted increases in amounts agreed to by the Transocean affiliate and Transocean Partners (the “Five-Year Revolving Credit Facility”).  Transocean Partners may borrow under the Five-Year Revolving Credit Facility at either (1) the adjusted London Interbank Offered Rate (“LIBOR”) plus a margin (the “revolving credit facility margin”), which ranges from 1.625 percent to 2.250 percent based on Transocean Partners’ leverage ratio, as defined, or (2) the base rate specified in the credit agreement plus the revolving credit facility margin, less one percent per annum.  Throughout the term of the Five-Year Revolving Credit Facility, Transocean Partners is required to pay a commitment fee on the daily unused amount of the underlying commitment, which ranges from 0.225 percent to 0.325 percent based on Transocean Partners’ leverage ratio, as defined.  Among other things, the Five-Year Revolving Credit Facility includes limitations on creating liens, incurring subsidiary debt, transactions with affiliates, sale/leaseback transactions, mergers and the sale of substantially all assets.  The Five-Year Revolving Credit Facility also includes a covenant imposing a maximum debt ratio, as defined in the credit agreement.  Borrowings under the Five-Year Revolving Credit Facility are subject to acceleration upon the occurrence of an event of default.  At September 20, 2016, based on Transocean Partners’ leverage ratio on that date, the revolving credit facility margin was 1.625 percent. At September 20, 2016, Transocean Partners had no borrowings outstanding and $300 million available borrowing capacity under the Five-Year Revolving Credit Facility.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
OWNERS AND MANAGEMENT OF TRANSOCEAN PARTNERS

The following table sets forth information as of September 20, 2016, except as indicated by the footnotes below, regarding the beneficial ownership of Transocean Partners common units:

•	each person or group who is known by Transocean Partners to own beneficially more than 5% of Transocean Partners’ outstanding common units;
•	Transocean Partners’ named executive officer;
•	each of Transocean Partners’ directors; and
•	all of Transocean Partners’ executive officers and directors as a group.

Unless otherwise noted below, the address of each beneficial owner listed in the table is c/o Transocean Partners LLC, 40 George Street, London W1U 7DW, United Kingdom.

Beneficial ownership for the purposes of the following table is determined in accordance with the rules and regulations of the SEC. These rules generally provide that a person is the beneficial owner of securities if such person has or shares the power to vote or direct the voting thereof, or to dispose or direct the disposition thereof or has the right to acquire such powers within 60 days. Units subject to options that are currently exercisable or exercisable within 60 days of September 20, 2016 are deemed to be outstanding and beneficially owned by the person holding the options. These units, however, are not deemed outstanding when computing the percentage ownership of any other person. Percentages of beneficial ownership in the table below are based on 40,914,962 common units outstanding as of September 20, 2016. Except as disclosed in the footnotes to the following table and subject to applicable community property laws, Transocean Partners believes that each unitholder identified in the table possesses sole voting and investment power over all units shown as beneficially owned by the unitholder.

Name	Common Units Beneficially Owned		Percent Common Units Outstanding
5% Unitholders
Transocean Ltd. Chemin de Blandonnet 10 1214 Vernier Switzerland Transocean Partners Holdings Limited P.O. Box 10342 70 Harbour Drive, 4th Floor Grand Cayman Cayman Islands	21,254,310	(1)	51.9%
Capital Research Global Investors 333 South Hope Street Los Angeles, CA 90071	3,928,798	(2)	9.6%
Adage Capital Partners, L.P. Adage Capital Partners GP, L.L.C. Adage Capital Advisors, L.L.C. Robert Atchinson Phillip Gross 200 Clarendon Street, 52nd Floor Boston, MA 02116	3,426,323	(3)	8.4%
Named Executive Officers and Directors
Glyn A. Barker	11,435	(4)	*
Brady K. Long	—		—
Michael D. Lynch-Bell	12,935	(4)	*
Kathleen S. McAllister	131,373	(5)	*
Mark L. Mey	—		—
John K. Plaxton	12,435	(4)	*
Norman J. Szydlowski	14,435	(4)	*
Garry Taylor (6)	5,515		*
All Current Directors and Executive Officers as a Group (7 persons)	182,613		*

(1)

The number of units is based on the Schedule 13G/A filed with the SEC on February 3, 2016, by Transocean Partners Holdings Limited and Transocean Ltd. According to the Schedule 13G/A, Transocean Ltd. and Transocean Partners Holdings Limited, a wholly owned subsidiary of Transocean Ltd., have shared voting and dispositive power over 21,254,310 common units. Transocean Partners Holdings Limited also owns 27,586,207 subordinated units, representing 100% of the subordinated units of Transocean Partners, the incentive distribution rights and the Transocean Member Interest.

(2)

The number of units is based on the Form 13F filed with the SEC on August 15, 2016, by Capital Research Global Investors, and on information included on the Schedule 13G/A filed with the SEC on February 16, 2016, by Adage Capital Partners, L.P., Adage Capital Partners GP, L.L.C., Adage Capital Advisors, L.L.C., Robert Atchinson and Phillip Gross. According to the Schedule 13G/A, Adage Capital Partners, L.P., Adage Capital Partners GP, L.L.C., Adage Capital Advisors, L.L.C., Robert Atchinson and Phillip Gross have shared voting and dispositive power over certain common units.

(3)	The number of units is based on the Form 13F filed with the SEC on August 15, 2016, by Adage Capital Partners GP, L.L.C.
(4)

Includes (i) 4,980 vested phantom units, which are 1-for-1 common unit equivalents, pursuant to Transocean Partners’ long-term incentive plan, that will convert to Transocean Partners common units immediately prior to the effective time of the merger, and (ii) 6,455 unvested phantom units, which are 1-for-1 common unit equivalents, pursuant to Transocean Partners’ long-term incentive plan, that will become fully vested and convert to Transocean Partners common units immediately prior to the effective time of the merger.

(5)

Includes 78,234 unvested time-based phantom units and 45,802 unvested performance-based phantom units, which are all 1-for-1 common units equivalents, pursuant to the Transocean Partners’ long-term incentive plan, that will convert to Transocean Partners common units immediately prior to the effective time of the merger.

(6)	Garry Taylor was the Chief Financial Officer of Transocean Partners until his resignation on February 9, 2016.

*      Represents beneficial ownership of less than one percent of Transocean Partners common units.

DESCRIPTION OF SHARE CAPITAL OF TRANSOCEAN

The following description of the share capital of Transocean is a summary. This summary is subject to the complete text of Transocean’s articles of association, which are incorporated by reference in this proxy statement/prospectus. You are encouraged to read the articles of association carefully. See “Where You Can Find More Information.”

Description of Share Capital

Issued Share Capital. As of September 20, 2016, the share capital of Transocean registered in the commercial register was 37,096,738.20 Swiss francs, divided into 370,967,382 registered shares, par value 0.10 Swiss francs per share. The issued shares are fully paid, non-assessable, and rank pari passu with each other and all other shares.

Authorized Share Capital. Transocean’s board of directors is authorized to issue new shares at any time until May 12, 2018 and thereby increase the stated share capital by a maximum amount of 2,225,804.30 Swiss francs by issuing a maximum of 22,258,043 shares. Transocean’s authorized share capital expires on May 12, 2018.

Transocean’s board of directors determines the time of the issuance, the issuance price, the manner in which the new shares have to be paid in, the date from which the new shares carry the right to dividends and, subject to the provisions of Transocean’s articles of association, the conditions for the exercise of the preemptive rights with respect to the issuance and the allotment of preemptive rights that are not exercised. The board of directors may allow preemptive rights that are not exercised to expire, or it may place such rights or shares, the preemptive rights in respect of which have not been exercised, at market conditions or use them otherwise in Transocean’s interest. For further information on preemptive rights with respect to Transocean’s authorized share capital, see “—Preemptive Rights and Advance Subscription Rights” below.

Conditional Share Capital. Transocean’s articles of association provide for a conditional share capital that allows the issuance by Transocean of up to 167,617,649 shares and thus an increase of the stated share capital by a maximum amount of 16,761,764.90 Swiss francs. These shares may be issued through:

•

the exercise of conversion, exchange, option, warrant or similar rights for the subscription of shares granted in connection with bonds, options, warrants or other securities newly or already issued in national or international capital markets or new or already existing contractual obligations by or of Transocean or any of its subsidiaries or any of its respective predecessors; or

•

in connection with the issuance of shares, options or other share-based awards to directors, members of Transocean’s executive management, employees, contractors, consultants or other persons providing services to Transocean or its subsidiaries.

For information on preemptive rights and advance subscription rights with respect to Transocean’s conditional share capital, see “—Preemptive Rights and Advance Subscription Rights” below. The Transocean shares to be issued in the merger will be issued from conditional capital pursuant to an option granted by Transocean to Transocean Holdings, and any related advance subscription rights and preemptive rights have been withdrawn by the board of directors of Transocean.

Other Classes or Series of Shares. The Transocean board of directors may not create shares with increased voting powers without the affirmative resolution adopted by shareholders holding at least two-thirds of the voting rights and an absolute majority of the par value of the shares, each as represented (in person or by proxy) at a general meeting of the shareholders. The board of directors may create preferred stock with the vote of a majority of the votes cast at a general meeting of Transocean’s shareholders (not counting broker non-votes, abstentions and blank or invalid ballots).

Preemptive Rights and Advance Subscription Rights

Under the Swiss Code of Obligations (the “Swiss Code”), the prior approval of a general meeting of shareholders is generally required to authorize, for later issuance, the issuance of shares, or rights to subscribe for, or convert into, shares

(which rights may be connected to debt instruments or other obligations). In addition, the existing shareholders will have preemptive rights in relation to such shares or rights in proportion to the respective par values of their holdings. The shareholders may, with the affirmative vote of shareholders holding two-thirds of the voting rights and a majority of the par value of the shares represented at the general meeting, withdraw or limit the preemptive rights for valid reasons (such as a merger, an acquisition or any of the reasons authorizing the board of directors to withdraw or limit the preemptive rights of shareholders in the context of an authorized capital increase as described below).

If the general meeting of shareholders has approved the creation of authorized or conditional capital, it may also delegate the decision whether to withdraw or limit the preemptive and advance subscription rights for valid reasons to the board of directors. Transocean’s articles of association provide for such a delegation with respect to Transocean’s authorized and conditional share capital in the circumstances described below under “—Authorized Share Capital” and “—Conditional Share Capital.”

Authorized Share Capital. At any time until May 12, 2018, the Transocean board of directors is authorized to withdraw or limit the preemptive rights with respect to the issuance of shares from authorized capital if:

•	the issue price of the new shares is determined by reference to the market price; or
•

the shares are issued for the acquisition of an enterprise or participations or any part of an enterprise or participations, the financing or refinancing of any such transactions or the financing of Transocean’s new investment plans; or

•

the shares are issued for purposes of broadening of the shareholder constituency of the company in certain financial or investor markets, for purposes of the participation of strategic partners, or in connection with the listing of the shares on domestic or foreign stock exchanges; or

•	the shares are issued for purposes of granting an over-allotment option of up to 20% of the total number of shares in a placement or sale of shares to the initial purchasers or underwriters; or
•

the shares are issued for the participation of directors, members of Transocean’s executive management team, employees, contractors, consultants and other persons performing services for Transocean’s benefit or the benefit of any of Transocean’s subsidiaries.

Conditional Share Capital. In connection with the issuance of bonds, notes, warrants or other financial instruments or contractual obligations convertible into or exercisable or exchangeable for Transocean’s shares, the preemptive rights of shareholders are excluded and the board of directors is authorized to withdraw or limit the advance subscription rights of shareholders in connection with the issuance of bonds, notes, warrants or other securities or contractual obligations convertible into or exercisable or exchangeable for Transocean’s shares if the issuance is for purposes of financing or refinancing the acquisition of an enterprise or business, parts of an enterprise, participations or investments, or if the issuance occurs in national or international capital markets or through a private placement.

If the advance subscription rights are withdrawn or limited:

•	the respective financial instruments or contractual obligations must be issued or entered into at market conditions;
•

the conversion, exchange or exercise price, if any, for instruments or obligations must be set with reference to the market conditions prevailing at the date on which the instruments or obligations are issued or entered into; and

•	the instruments or obligations may be converted, exercised or exchanged during a maximum period of 30 years.

The preemptive rights and the advance subscription rights of shareholders are excluded with respect to shares, bonds, notes, warrants or other securities or contractual obligations issued from Transocean’s conditional share capital to directors, members of executive management, employees, contractors, consultants or other persons providing services to Transocean or any of its subsidiaries.

Dividends and Other Distributions

Under the Swiss Code, dividends may be paid out only if Transocean has sufficient distributable profits from the previous fiscal year, or if Transocean has freely distributable reserves (including contribution reserves, which are also referred to as additional paid-in capital), each as will be presented on Transocean’s audited annual standalone statutory balance sheet. The affirmative vote of shareholders holding a majority of the votes cast at a general meeting of shareholders (not counting abstentions and blank or invalid ballots) must approve the distribution of dividends. The board of directors may propose to shareholders that a dividend or other distribution be paid but cannot itself authorize the distribution.

Payments out of Transocean’s share capital (in other words, the aggregate par value of Transocean’s registered share capital) in the form of dividends are not allowed; however, payments out of registered share capital may be made by way of a par value reduction. Such a par value reduction requires the approval of shareholders holding a majority of the votes cast at the general meeting of shareholders (not counting abstentions and blank or invalid ballots). A special audit report must confirm that claims of Transocean’s creditors remain fully covered despite the reduction in the share capital recorded in the commercial register. Upon approval by the general meeting of shareholders of the capital reduction, the board of directors must give public notice of the par value reduction resolution in the Swiss Official Gazette of Commerce three times and notify creditors that they may request, within two months of the third publication, satisfaction of or security for their claims.

Under the Swiss Code, if Transocean’s general reserves amount to less than 20% of Transocean’s share capital recorded in the commercial register (i.e., 20% of the aggregate par value of Transocean’s registered capital), then at least 5% of Transocean’s annual profit must be retained as general reserves. The Swiss Code and Transocean’s articles of association permit Transocean to accrue additional general reserves. In addition, Transocean may be required to create a special reserve on Transocean’s annual standalone statutory balance sheet in the amount of the purchase price of shares repurchased by its subsidiaries, which amount may not be used for dividends or subsequent repurchases.

Swiss companies generally must maintain a separate company, stand-alone “statutory” balance sheet for the purpose of, among other things, determining the amounts available for the return of capital to shareholders, including by way of a distribution of dividends. Transocean’s auditor must confirm that a proposal made by the board of directors to shareholders regarding the appropriation of Transocean’s available earnings or the distribution of distributable profits or freely distributable reserves conforms to the requirements of the Swiss Code and Transocean’s articles of association. Dividends are usually due and payable shortly after the shareholders have passed a resolution approving the payment, but shareholders may also resolve at the annual general meeting of shareholders to pay dividends in quarterly or other installments. Transocean’s articles of association provide that dividends that have not been claimed within five years after the payment date become Transocean’s property and are allocated to the general reserves. Dividends paid out of distributable profits or distributable general reserves are subject to Swiss withholding tax, all or part of which can potentially be reclaimed under the relevant tax rules in Switzerland or double taxation treaties concluded between Switzerland and foreign countries. Distributions to shareholders in the form of a par value reduction and distributions out of qualifying additional paid-in capital are not subject to the Swiss federal withholding tax.

Dividends, if declared by Transocean, are expected to be declared, subject to applicable limitations under Swiss law, in U.S. dollars, or in Swiss francs, and shareholders may be given the right to elect to be paid any such dividends in U.S. dollars or Swiss francs. Distribution through a reduction in the par value of the shares must be declared in Swiss francs; however, shareholders may be provided with the option to elect to be paid in U.S. dollars or Swiss francs.

Repurchases of Shares

The Swiss Code limits Transocean’s ability to hold or repurchase its own shares. Transocean and its subsidiaries may only repurchase shares if and to the extent that sufficient freely distributable reserves are available, as described above under “—Dividends and Other Distributions.” The aggregate par value of all of Transocean’s shares held by Transocean and Transocean’s subsidiaries may not exceed 10% of the registered share capital. However, Transocean may repurchase its own shares beyond the statutory limit of 10% if the shareholders have passed a resolution at a general meeting of shareholders authorizing the board of directors to repurchase shares in an amount in excess of 10% and the repurchased shares are dedicated for cancellation. Any shares repurchased pursuant to such an authorization will then be cancelled at a general meeting of shareholders upon the approval of shareholders holding a majority of the votes cast at the general meeting. Repurchased shares held by Transocean or Transocean’s subsidiaries do not carry any rights to vote at a general meeting of shareholders but are, unless otherwise resolved by Transocean’s shareholders at a general meeting, entitled to the economic benefits generally associated with the shares.

General Meetings of Shareholders

The general meeting of shareholders is Transocean’s supreme corporate body. Ordinary and extraordinary shareholders meetings may be held. Among other things, the following powers will be vested exclusively in the shareholders meeting:

•	adoption and amendment of Transocean’s articles of association;
•

the annual election of the chairman of the board of directors, the members of the board of directors, the members of the compensation committee of the board of directors, the auditor and the independent proxy;

•	approval of the annual management report, the stand-alone statutory financial statements and the consolidated financial statements;
•	appropriation of the available earnings or loss shown on Transocean’s annual stand-alone statutory balance sheet, including the distribution of any dividends;
•

discharge of the members of the board of directors and the executive management team from liability for business conduct during the previous fiscal year(s) to the extent such conduct is known to the shareholders;

•

ratification of the maximum aggregate amounts of compensation of the board of directors for the period between two consecutive annual general meetings and the executive management team for the fiscal year commencing after the annual general meeting at which ratification is sought;

•	subject to certain exceptions, the approval of a business combination with an interested shareholder (as such terms are defined in Transocean’s articles of association); and
•

any other resolutions that are submitted to a general meeting of shareholders pursuant to law, Transocean’s articles of association or by voluntary submission by the board of directors (unless a matter is within the exclusive competence of the board of directors pursuant to the Swiss Code).

Notice and Proxy Statements

Under the Swiss Code and Transocean’s articles of association, Transocean must hold an annual, ordinary general meeting of shareholders within six months after the end of its fiscal year for the purpose, among other things, of approving the annual financial statements and the annual management report, the annual election of its chairman of the board of directors, the members of the board of directors, the members of the compensation committee of its board of directors, its auditor and its independent proxy, and the ratification of the maximum aggregate amount of compensation of the board of directors and the executive management team. The invitation to general meetings must be published in the Swiss Official Gazette of Commerce at least 20 calendar days prior to the date of the relevant general meeting of shareholders. The notice of a meeting must state the items on the agenda and the proposals of the board of directors and of the shareholders who requested that a shareholders meeting be held or that an item be included on the agenda and, in case of elections, the names of the nominated candidates. No resolutions may be passed at a shareholders meeting concerning agenda items for which proper notice was not given. This does not apply, however, to proposals made during a shareholders meeting to convene an extraordinary shareholders meeting or to initiate a special investigation. No previous notification will be required for proposals concerning items included on the agenda or for debates as to which no vote is taken.

Annual general meetings of shareholders may be convened by the board of directors or, under certain circumstances, by the auditor. A general meeting of shareholders can be held anywhere.

Transocean expects to set the record date for each general meeting of shareholders on a date not more than 20 calendar days prior to the date of each general meeting and announce the date of the general meeting of shareholders prior to the record date.

Extraordinary General Meetings of Shareholders

An extraordinary general meeting may be called upon the resolution of the board of directors or, under certain circumstances, by the auditor. In addition, the board of directors is required to convene an extraordinary general meeting of shareholders if so resolved by the general meeting of shareholders, or if so requested by shareholders holding an aggregate of at least 10% of the share capital recorded in the commercial register or according to the views expressed in legal writing, which is a persuasive authority in Switzerland, holding shares with an aggregate par value of CHF 1 million, specifying the items for the agenda and their proposals, or if it appears from the annual stand-alone statutory balance sheet that half of Transocean’s share capital recorded in the commercial register and legal reserves are not covered by its assets. In the latter case, the board of directors must immediately convene an extraordinary general meeting of shareholders and propose financial restructuring measures.

Agenda Requests

Under Transocean’s articles of association, any shareholder may request that an item be included on the agenda of a general meeting of shareholders. Such shareholder may also nominate one or more directors for election. A request for inclusion of an item on the agenda or a nominee must be in writing and received by Transocean at least 30 calendar days prior to the anniversary date of the proxy statement in connection with Transocean’s last general meeting of shareholders; provided, however, that if the date of the general meeting of shareholders is more than 30 calendar days before or after the anniversary date of the last annual general meeting of shareholders, such request must instead be made by the tenth calendar day following the date on which Transocean has made public disclosure of the date of the general meeting of shareholders. The request must specify the relevant agenda items and motions, together with evidence of the required shares recorded in the share register, as well as any other information as would be required to be included in a proxy statement pursuant to the rules of the SEC.

Under the Swiss Code, a general meeting of shareholders for which a notice of meeting has been duly published may not be adjourned without publishing a new notice of meeting.

Transocean’s annual management report, its annual standalone statutory financial statements and its annual consolidated financial statements, together with the auditor’s reports thereon, and its compensation report pursuant to Swiss law must be made available for inspection by the shareholders at Transocean’s registered office in Zug, Switzerland, no later than 20 calendar days prior to the annual general meeting of shareholders. Each shareholder is entitled to request immediate delivery of a copy of these documents free of charge. Shareholders of record will be notified of this in writing.

Voting

Each of Transocean’s shares carries one vote at a general meeting of shareholders. Voting rights may be exercised by shareholders registered in Transocean’s share register or by a duly appointed proxy of a registered shareholder (including the independent proxy), which proxy need not be a shareholder. Transocean’s articles of association do not limit the number of shares that may be voted by a single shareholder. Shareholders wishing to exercise their voting rights who hold their shares through a broker, bank or other nominee should follow the instructions provided by such broker, bank or other nominee or, absent instructions, contact such broker, bank or other nominee for instructions. Shareholders holding their shares through a broker, bank or other nominee will not automatically be registered in Transocean’s share register. If any such shareholder wishes to be registered in Transocean’s share register, such shareholder should contact the broker, bank or other nominee through which it holds Transocean shares.

Treasury shares, whether owned by Transocean or one of Transocean’s controlled subsidiaries, will not be entitled to vote at general meetings of shareholders.

Transocean’s articles of association do not provide for cumulative voting for the election of directors.

Pursuant to Transocean’s articles of association, the shareholders generally pass resolutions by the affirmative vote of a relative majority of the votes cast at the general meeting of shareholders (broker nonvotes, abstentions and blank and invalid ballots will be disregarded), unless otherwise provided by law or Transocean’s articles of association. However, Transocean’s articles of association provide that directors may be elected at a general meeting of shareholders by a plurality of the votes cast by the shareholders present in person or by proxy at the meeting. Transocean’s Corporate Governance Guidelines have a majority vote policy that provides that the board of directors may nominate only those candidates for director who have submitted an irrevocable letter of resignation which would be effective upon and only in the event that (1) such nominee fails to receive a sufficient number of votes from shareholders in an uncontested election and (2) the board of directors accepts the resignation following such failure. If a nominee who has submitted such a letter of resignation does not receive more votes cast “for” than “against” the nominee’s election, the corporate governance committee must promptly review the letter of resignation and recommend to the board of directors whether to accept the tendered resignation or reject it. The board of directors must then act on the corporate governance committee’s recommendation within 90 days following the shareholder vote. The board of directors must promptly disclose its decision regarding whether or not to accept the nominee’s resignation letter.

The acting chair may direct that resolutions and elections be held by a show of hands, by written ballot or by use of an electronic voting system. Electronic resolutions and elections are considered equal to resolutions and elections taken by a show of hands or by way of a written ballot.

The Swiss Code and/or Transocean’s articles of association require the affirmative vote of at least two-thirds of the voting rights and a majority of the par value of the shares, each as represented at a general meeting to approve, among other things, the following matters:

•	the amendment to or the modification of the purpose clause in Transocean’s articles of association;
•	the creation or cancellation of shares with privileged voting rights;
•	the restriction on the transferability of shares or cancellation thereof;
•	the restriction on the exercise of the right to vote or the cancellation thereof;
•	an authorized or conditional increase in the share capital;
•	an increase in the share capital through (1) the conversion of capital surplus, (2) a contribution in kind, or for purposes of an acquisition of assets, or (3) a grant of special privileges;

•	the limitation on or withdrawal of preemptive rights;
•	a change in Transocean’s registered office;
•	the conversion of registered shares into bearer shares and vice versa; and
•	Transocean’s dissolution.

The same supermajority voting requirements apply to resolutions in relation to transactions among corporations based on Switzerland’s Federal Act on Mergers, Demergers, Transformations and the Transfer of Assets (the “Merger Act”), including a merger, demerger or conversion of a corporation (other than a cash-out or certain squeeze-out mergers, in which minority shareholders of the company being acquired may be compensated in a form other than through shares of the acquiring company, for instance, through cash or securities of a parent company of the acquiring company or of another company—in such a merger, an affirmative vote of 90% of the outstanding shares is required). Swiss law may also impose this supermajority voting requirement in connection with the sale of “all or substantially all of Transocean’s assets” by Transocean. See “—Compulsory Acquisitions; Appraisal Rights” below.

Transocean’s articles of association require the affirmative vote of at least two-thirds of the shares entitled to vote at a general meeting to approve the following matters:

•	the removal of a serving member of the board of directors;
•	any changes to Article 14, paragraph 1 specifying advance notice of proposal requirements;
•	any changes to Article 18 specifying vote requirements for resolutions and elections;
•	any changes to Article 20, paragraph 2 specifying supermajority vote requirements;
•	any changes to Article 21 specifying quorum requirements;
•	any changes to Article 22 specifying the number of members of the board of directors;
•	any changes to Article 23 specifying the term of the board of directors; and
•	any changes to Article 24 specifying the organization of the board of directors and the indemnification provisions for directors and officers.

Transocean’s articles of association require the affirmative vote of holders of the number of its shares at least equal to the sum of (A) two-thirds of the number of all shares outstanding and entitled to vote at a general meeting, plus (B) a number of shares outstanding and entitled to vote at the general meeting that is equal to one-third of the number of shares held by an interested shareholder, for Transocean to engage in any business combination with an interested shareholder (as those terms are defined in Transocean’s articles of association) and for the amendment of the provisions in Transocean’s articles of association relating to this shareholder approval requirement.

Quorum for General Meetings

The presence of shareholders, in person or by proxy, holding at least a majority of the shares entitled to vote at the time when the general meeting proceeds to business is generally the required presence for a quorum for the transaction of business at a general meeting of shareholders.  However, the presence of shareholders, in person or by proxy, holding at least two-thirds of the share capital recorded in the commercial register at the time when the general meeting proceeds to business is the required presence for a quorum to adopt a resolution to amend, vary, suspend the operation of or cause any of the following provisions of Transocean’s articles of association to cease to apply:

•	Article 18—which relates to proceedings and procedures at general meetings;
•	Article 19(g)—which relates to business combinations with interested shareholders;
•	Article 20—which sets forth the level of shareholder approval required for certain matters;
•	Article 21—which sets forth the quorum at a general meeting required for certain matters, including the removal of a serving member of the board of directors; and
•	Articles 22, 23 and 24—which relate to the size and the organization of the board of directors, the term of directors and the indemnification provisions for directors and officers.

Additionally, shareholders present, in person or by proxy, holding at least two-thirds of the share capital recorded in the commercial register at the time when the general meeting proceeds to business constitute the required presence for a quorum at a general meeting to adopt a resolution to remove a serving director.

Under the Swiss Code, the board of directors has no authority to waive quorum requirements stipulated in the articles of association.

Inspection of Books and Records

Under the Swiss Code, a shareholder has a right to inspect the share register with regard to his, her or its own shares and otherwise to the extent necessary to exercise his, her or its shareholder rights. No other person has a right to inspect the share register. The books and correspondence of a Swiss company may be inspected with the express authorization of the general meeting of shareholders or by resolution of the board of directors and subject to the safeguarding of the company’s business secrets. At a general meeting of shareholders, any shareholder is entitled to request information from the board of directors concerning the affairs of the company. Shareholders may also ask the auditor questions regarding its audit of the company. The board of directors and the auditor must answer shareholders’ questions to the extent necessary for the exercise of shareholders’ rights and subject to prevailing business secrets or other of Transocean’s material interests.

Special Investigation

If the shareholders’ inspection and information rights as outlined above prove to be insufficient, any shareholder may propose to the general meeting of shareholders that a special commissioner investigate specific facts in a special investigation. If the general meeting of shareholders approves the proposal, Transocean or any shareholder may, within 30 calendar days after the general meeting of shareholders, request the court at Transocean’s registered office to appoint a special commissioner. If the general meeting of shareholders rejects the request, one or more shareholders representing at least 10% of the share capital or holders of shares in an aggregate par value of at least 2 million Swiss francs may request, within three months after the general meeting, the court to appoint a special commissioner. The court will issue such an order if the petitioners can demonstrate that the board of directors, any member of Transocean’s board of directors or one of its officers infringed the law or Transocean’s articles of association and thereby damaged the company or the shareholders. The costs of the investigation would generally be allocated to Transocean and only in exceptional cases to the petitioners.

Compulsory Acquisitions; Appraisal Rights

Swiss companies that undertake business combinations and other transactions that are binding on all shareholders are governed by the Merger Act. A statutory merger or demerger requires that at least two-thirds of the shares and a majority of the par value of the shares, each as represented at the general meeting of shareholders, vote in favor of the transaction. Under the Merger Act, a “demerger” may take two forms:

•

a legal entity may divide all of its assets and transfer such assets to other legal entities, with the shareholders of the transferring entity receiving equity securities in the acquiring entities and the transferring entity dissolving upon deregistration in the commercial register; or

•	a legal entity may transfer all or a portion of its assets to other legal entities, with the shareholders of the transferring entity receiving equity securities in the acquiring entities.

If a transaction under the Merger Act receives all of the necessary consents, all shareholders would be compelled to participate in the transaction. See “—Voting” above.

Swiss companies may be acquired by an acquirer through the direct acquisition of the share capital of the Swiss company. With respect to corporations limited by shares, such as Transocean., the Merger Act provides for the possibility of a so-called “cash-out” or “squeeze-out” merger if the acquirer controls 90% of the outstanding shares. In these limited circumstances, minority shareholders of the company being acquired may be compensated in a form other than through shares of the acquiring company (for instance, through cash or securities of a parent company of the acquiring company or of another company). For business combinations effected in the form of a statutory merger or demerger and subject to Swiss law, the Merger Act provides that if the equity rights have not been adequately preserved or compensation payments in the transaction are unreasonable, a shareholder may request the competent court to determine a reasonable amount of compensation.

In addition, under Swiss law, the sale of “all or substantially all of Transocean’s assets” by Transocean may require a resolution of the general meeting of shareholders passed by holders of at least two-thirds of the voting rights and a majority of the par value of the shares, each as represented at the general meeting of shareholders. Whether or not a shareholder resolution is required depends on the particular transaction, including whether the following test is satisfied:

•	the company sells a core part of its business, without which it is economically impracticable or unreasonable to continue to operate the remaining business;
•	the company’s assets, after the divestment, are not invested in accordance with the company’s statutory business purpose; and
•

the proceeds of the divestment are not earmarked for reinvestment in accordance with the company’s business purpose but, instead, are intended for distribution to shareholders or for financial investments unrelated to the company’s business.

If all of the foregoing apply, a shareholder resolution would likely be required.

Formation; Fiscal Year; Registered Office

Transocean was initially formed on August 18, 2008. It is incorporated and domiciled in Steinhausen, Canton of Zug, Switzerland, and operates under the Swiss Code as a stock corporation (Aktiengesellschaft). Transocean is recorded in the Commercial Register of the Canton of Zug with the registration number CHE-114.461.224. Transocean’s fiscal year is the calendar year.

The address of Transocean’s registered office is Transocean Ltd., Turmstrasse 30, CH-6300 Zug, Switzerland, and the telephone number at that address is +41 (0)41 749 0500.

Corporate Purpose

Transocean is the parent holding company of the Transocean group. Pursuant to its articles of association, its business purpose is to acquire, hold, manage, exploit and sell, whether directly or indirectly, participations in businesses in Switzerland and abroad, in particular in businesses that are involved in offshore contract drilling services for oil and gas wells, oil and gas drilling management services, drilling engineering services and drilling project management services and oil and gas exploration and production activities, and to provide financing for this purpose. Transocean may acquire, hold, manage, mortgage and sell real estate and intellectual property rights in Switzerland and abroad.

Duration and Liquidation

Transocean’s articles of association do not limit its duration. Under Swiss law, Transocean may be dissolved at any time by a resolution adopted at a general meeting of shareholders, which must be passed by the affirmative vote of holders of at least two-thirds of the voting rights and an absolute majority of the par value of the shares, each as represented (in person or by proxy) at the general meeting. Dissolution and liquidation by court order is possible if (1) Transocean becomes bankrupt or (2) shareholders holding at least 10% of Transocean’s share capital so request for valid reasons. Under Swiss law, any surplus arising out of liquidation (after the settlement of all claims of all creditors) is distributed in proportion to the paid-up par value of shares held, but this surplus is subject to Swiss withholding tax of 35%. Transocean’s shares carry no privilege with respect to such liquidation surplus.

Uncertificated Shares

Transocean’s shares have been issued in uncertificated form in accordance with article 973c of the Swiss Code as uncertificated securities, which have been registered with Computershare, and constitute intermediated securities within the meaning of the Swiss Federal Act on Intermediated Securities. In accordance with article 973c of the Code, Transocean maintains a register of uncertificated securities (Wertrechtebuch).

Stock Exchange Listing

Transocean’s shares are listed and trade on the New York Stock Exchange under the symbol “RIG.”

No Sinking Fund

The shares have no sinking fund provisions.

No Liability for Further Calls or Assessments

The shares that have been issued to date are duly and validly issued, fully paid and nonassessable.

No Redemption and Conversion

The shares are not convertible into shares of any other class or series or subject to redemption either by Transocean or the holder of the shares.

Transfer and Registration of Shares

Transocean has not imposed any restrictions applicable to the transfer of its shares. Transocean’s share register is maintained by Computershare, which acts as transfer agent and registrar. The share register reflects only record owners of Transocean’s shares. Swiss law does not recognize fractional share interests.

COMPARISON OF RIGHTS OF SHAREHOLDERS AND COMMON UNITHOLDERS

Transocean is a Swiss company, and Transocean Partners is a Marshall Islands limited liability company. Ownership interests in a Marshall Islands limited liability company are fundamentally different from ownership interests in a Swiss company.  The rights of Transocean shareholders are governed by Swiss law and Transocean’s articles of association and organizational regulations.  The rights of Transocean Partners common unitholders are governed by the Transocean Partners limited liability company agreement and Marshall Islands law. As a result of the merger, holders of common units of Transocean Partners will become shareholders of Transocean and their rights as shareholders will be governed by Swiss law and Transocean’s articles of association and organizational regulations. There are many differences between the rights of Transocean Partners common unitholders and Transocean shareholders.

This section describes the material differences between the rights of Transocean Partners’ common unitholders under its limited liability company agreement and Marshall Islands law and the rights of Transocean’s shareholders under Swiss law and Transocean’s articles of association but is not meant to be relied upon as an exhaustive list or a detailed description of the provisions discussed and is qualified in its entirety by reference to Transocean’s articles of association and the limited liability company agreement of Transocean Partners, to which you are referred.  Copies of Transocean’s articles of association and the limited liability company agreement of Transocean Partners are available, without charge, by following the instructions listed under “Where You Can Find More Information.”

Purpose and Term of Existence

Transocean Partners.  Transocean Partners’ stated purpose is to engage directly in, or enter into or form, hold and dispose of any corporation, partnership, joint venture, limited liability company or other arrangement to engage indirectly in, any business activity that is approved by the Transocean Partners Board and that lawfully may be conducted by a limited liability company organized pursuant to the Marshall Islands Act and, in connection therewith, to exercise all of the rights and powers conferred upon Transocean Partners pursuant to the agreements relating to such business activity. Transocean Partners has a perpetual existence.

Transocean.  Transocean’s stated purpose is to acquire, hold, manage, exploit and sell, whether directly or indirectly, participations in businesses in Switzerland and abroad, in particular in businesses that are involved in offshore contract drilling services for oil and gas wells, oil and gas drilling management services, drilling engineering services and drilling project management services and oil and gas exploration and production activities, and to provide financing for this purpose. Transocean has a perpetual existence.

Capitalization

Transocean Partners.  As of September 20, 2016, Transocean Partners had 40,914,962 outstanding common units and 27,586,207 outstanding subordinated units. The subordinated units automatically convert into common units on a one-for-one basis upon the expiration of the subordination period.

The Transocean Partners limited liability company agreement authorizes the Transocean Partners Board to issue an unlimited amount of limited liability company interests and options, rights and warrants to buy limited liability company interests, with such designations, preferences, rights, powers and duties (which may be senior to common units or any other class of units), without the approval of the unitholders.

Transocean.  As of September 20, 2016, the share capital of Transocean registered in the commercial register was 37,096,738.20 Swiss francs, divided into 370,967,382 registered shares, par value 0.10 Swiss francs per share. The issued shares are fully paid, non-assessable, and rank pari passu with each other and all other shares.

Transocean’s board of directors is authorized to issue new shares at any time until May 12, 2018 and thereby increase the stated share capital by a maximum amount of 2,225,804.30 Swiss francs by issuing a maximum of 22,258,043 shares. Transocean’s authorized share capital expires on May 12, 2018.

Transocean’s board of directors determines the time of the issuance, the issuance price, the manner in which the new shares have to be paid in, the date from which the new shares carry the right to dividends and, subject to the provisions of Transocean’s articles of association, the conditions for the exercise of the preemptive rights with respect to the issuance and the allotment of preemptive rights that are not exercised. The Transocean board of directors may allow preemptive rights that are not exercised to expire, or it may place such rights or shares, the preemptive rights in respect of which have not been exercised, at market conditions or use them otherwise in Transocean’s interest. For further information on preemptive rights with respect to Transocean’s authorized share capital, see “—Preemptive Rights and Advance Subscription Rights” below.

Transocean’s articles of association provide for a conditional share capital that allows the issuance by Transocean of up to 167,617,649 shares and thus an increase of the stated share capital by a maximum amount of 16,761,764.90 Swiss francs. These shares may be issued through:

•

the exercise of conversion, exchange, option, warrant or similar rights for the subscription of shares granted in connection with bonds, options, warrants or other securities newly or already issued in national or international capital markets or new or already existing contractual obligations by or of Transocean or any of its subsidiaries or any of its respective predecessors; or

•

in connection with the issuance of shares, options or other share-based awards to directors, members of Transocean’s executive management, employees, contractors, consultants or other persons providing services to Transocean or its subsidiaries.

The Transocean board of directors may not create shares with increased voting powers without the affirmative resolution adopted by shareholders holding at least two-thirds of the voting rights and an absolute majority of the par value of the shares, each as represented (in person or by proxy) at a general meeting of the shareholders. The Transocean board of directors may create preferred stock with the vote of a majority of the votes cast at a general meeting of Transocean shareholders (not counting broker non-votes, abstentions and blank or invalid ballots).

Preemptive Rights and Advance Subscription Rights

Transocean Partners.  Under the Transocean Partners limited liability company agreement, Transocean Holdings has the right, which it may from time to time assign in whole or in part to any of its affiliates, to purchase common units, subordinated units or other equity securities whenever, and on the same terms that, Transocean Partners issues those securities to persons other than Transocean Holdings, to the extent necessary to maintain its and its affiliates’ percentage interest including its interest, represented by common units and subordinated units, that existed immediately prior to each issuance. The non-Transocean unitholders of Transocean Partners do not have any preemptive rights.

Transocean.  Under the Swiss Code, the prior approval of a general meeting of shareholders is generally required to authorize, for later issuance, the issuance of shares, or rights to subscribe for, or convert into, shares (which rights may be connected to debt instruments or other obligations). In addition, the existing shareholders will have preemptive rights in relation to such shares or rights in proportion to the respective par values of their holdings. The shareholders may, with the affirmative vote of shareholders holding two-thirds of the voting rights and a majority of the par value of the shares represented at the general meeting, withdraw or limit the preemptive rights for valid reasons (such as a merger, an acquisition or any of the reasons authorizing the board of directors to withdraw or limit the preemptive rights of shareholders in the context of an authorized capital increase as described below).

If the general meeting of shareholders has approved the creation of authorized or conditional capital, it may also delegate the decision whether to withdraw or limit the preemptive and advance subscription rights for valid reasons to the board of directors. Transocean’s articles of association provide for such a delegation with respect to Transocean’s authorized and conditional share capital in the circumstances described below.

At any time until May 12, 2018, the Transocean board of directors is authorized to withdraw or limit the preemptive rights with respect to the issuance of shares from authorized capital if:

•	the issue price of the new shares is determined by reference to the market price; or
•

the shares are issued for the acquisition of an enterprise or participations or any part of an enterprise or participations, the financing or refinancing of any such transactions or the financing of Transocean’s new investment plans; or

•

the shares are issued for purposes of broadening of the shareholder constituency of the company in certain financial or investor markets, for purposes of the participation of strategic partners, or in connection with the listing of the shares on domestic or foreign stock exchanges; or

•	the shares are issued for purposes of granting an over-allotment option of up to 20% of the total number of shares in a placement or sale of shares to the initial purchasers or underwriters; or
•

the shares are issued for the participation of directors, members of Transocean’s executive management team, employees, contractors, consultants and other persons performing services for Transocean’s benefit or the benefit of any of Transocean’s subsidiaries.

In connection with the issuance of bonds, notes, warrants or other financial instruments or contractual obligations convertible into or exercisable or exchangeable for Transocean’s shares, the preemptive rights of shareholders are excluded and the board of directors is authorized to withdraw or limit the advance subscription rights of shareholders in connection with the issuance of bonds, notes, warrants or other securities or contractual obligations convertible into or exercisable or exchangeable for Transocean’s shares if the issuance is for purposes of financing or refinancing the acquisition of an enterprise or business, parts of an enterprise, participations or investments, or if the issuance occurs in national or international capital markets or through a private placement.

If the advance subscription rights are withdrawn or limited:

•	the respective financial instruments or contractual obligations must be issued or entered into at market conditions;
•

the conversion, exchange or exercise price, if any, for instruments or obligations must be set with reference to the market conditions prevailing at the date on which the instruments or obligations are issued or entered into; and

•	the instruments or obligations may be converted, exercised or exchanged during a maximum period of 30 years.

The preemptive rights and the advance subscription rights of shareholders are excluded with respect to shares, bonds, notes, warrants or other securities or contractual obligations issued from Transocean’s conditional share capital to directors, members of executive management, employees, contractors, consultants or other persons providing services to Transocean or any of its subsidiaries.

Dividends and Other Distributions; Repurchases of Shares

Transocean Partners.  Within 60 days after the end of each quarter, Transocean Partners distributes all of its available cash (as defined in the Transocean Partners limited liability company agreement) to unitholders of record on the applicable record date.

Transocean Partners’ practice has been to distribute to the holders of common units and subordinated units on a quarterly basis at least the minimum quarterly distribution of $0.3625 per unit, or $1.45 per unit per year, to the extent it has sufficient cash on hand to pay the distribution after it establishes cash reserves and pays fees and expenses, including reimbursements of expenses to Transocean and its affiliates. Transocean Partners has paid the minimum quarterly distribution in each quarter beginning with the third quarter of 2014.

Transocean currently holds incentive distribution rights that entitle it to receive increasing percentages, up to a maximum of 50 percent, of the cash Transocean Partners distributes from operating surplus in excess of $0.416875 per unit per quarter; provided that for any fiscal quarter in which the application of Transocean Partners’ distribution formula would result in the holders of the common units receiving, in the aggregate, less than a majority of the aggregate distribution of available cash for such quarter, then the distribution to the holders of the incentive distribution rights will be reduced, pro rata, to the extent necessary to cause the aggregate distribution to the holders of the common units to represent a majority of the aggregate distribution of available cash for such quarter. The maximum distribution of 50 percent does not include any distributions Transocean or its affiliates may receive on common or subordinated units that they own.

All cash distributed to unitholders will be characterized as either being paid from “operating surplus” or “capital surplus.” Transocean Partners treats distributions of available cash from operating surplus differently than distributions of available cash from capital surplus.

Operating surplus is defined in the Transocean Partners limited liability company agreement and generally means Transocean Partners’ cash receipts since the closing of its initial public offering, plus $50.0 million, after deducting related cash expenditures and various other items.

Operating surplus does not reflect actual cash on hand that is available for distribution to Transocean Partners’ unitholders and is not limited to cash generated by operations. For example, it includes a provision that will enable Transocean Partners, if it chooses, to distribute as operating surplus up to $50.0 million of cash it receives in the future from non-operating sources, such as asset sales, issuances of securities and long-term borrowings that would otherwise be distributed as capital surplus. In addition, the effect of including, as described above, certain cash distributions on equity interests in operating surplus will be to increase operating surplus by the amount of any such cash distributions. As a result, Transocean Partners may also distribute as operating surplus up to the amount of any such cash that it receives from non-operating sources.

The proceeds of working capital borrowings increase operating surplus, and repayments of working capital borrowings are generally operating expenditures and thus reduce operating surplus when repayments are made. However, if working capital borrowings, which increase operating surplus, are not repaid during the twelve-month period following the borrowing, they will be deemed repaid at the end of such period, thus decreasing operating surplus at such time. When such working capital borrowings are in fact repaid, they will not be treated as a further reduction in operating surplus because operating surplus will have been previously reduced by the deemed repayment.

Capital surplus is defined in the Transocean Partners limited liability company agreement as any distribution of available cash in excess of operating surplus. Accordingly, except as described above, capital surplus would generally be generated by:

•	borrowings other than working capital borrowings;
•	sales of equity and debt securities;
•

sales or other dispositions of assets, other than inventory, accounts receivable and other assets sold in the ordinary course of business or as part of ordinary course retirement or replacement of assets; and

•	capital contributions received.

The Transocean Partners limited liability company agreement requires that all available cash distributed be treated as coming from operating surplus until the sum of all available cash distributed since the closing of the Transocean Partners initial public offering equals the operating surplus from the closing of the Transocean Partners initial public offering through the end of the quarter immediately preceding that distribution. The Transocean Partners limited liability company agreement requires that any amount distributed in excess of operating surplus, regardless of its source, be treated as capital surplus. The Transocean Partners limited liability company agreement treats a distribution of capital surplus as the repayment of the consideration for the issuance of units, which is as a return of capital.

Capital expenditures that are made in part for maintenance and replacement capital purposes, investment capital purposes and/or expansion capital purposes will be allocated as maintenance and replacement capital expenditures, investment capital expenditures or expansion capital expenditures by the Transocean Partners Board.

Because maintenance and replacement capital expenditures can be very large and vary significantly in timing, the amount of actual maintenance and replacement capital expenditures may differ substantially from period to period, which could cause similar fluctuations in the amounts of operating surplus, adjusted operating surplus and available cash for distribution to Transocean Partners’ unitholders if Transocean Partners subtracted actual maintenance and replacement capital expenditures from operating surplus each quarter. Accordingly, to eliminate the effect on operating surplus of these fluctuations, Transocean Partners’ limited liability company agreement requires that an amount equal to an estimate of the average quarterly maintenance and replacement capital expenditures necessary to maintain the operating capacity of or the revenue generated by its capital assets over the long-term be subtracted from operating surplus each quarter, as opposed to the actual amounts spent. Transocean Partners’ limited liability company agreement refers to these estimated maintenance and replacement capital expenditures to be subtracted from operating surplus as “estimated maintenance capital expenditures.”

The use of estimated maintenance and replacement capital expenditures in calculating operating surplus will have the following effects:

•

it will reduce the risk that actual maintenance and replacement capital expenditures in any one quarter will be large enough to make operating surplus less than the minimum quarterly distribution to be paid on all the units for that quarter and subsequent quarters;

•	it may reduce the need for Transocean Partners to borrow to pay distributions;
•	it will be more difficult for Transocean Partners to raise its distribution above the minimum quarterly distribution and pay incentive distributions to Transocean; and
•

it will reduce the likelihood that a large maintenance and replacement capital expenditure in a period will prevent Transocean from being able to convert some or all of its subordinated units into common units since the effect of an estimate is to spread the expected expense over several periods, mitigating the effect of the actual payment of the expenditure on any single period.

The Transocean Partners limited liability company agreement provides that, during the subordination period (which is defined below), the common units will have the right to receive distributions of available cash from operating surplus each quarter in an amount equal to $0.3625 per common unit, which amount is defined in the Transocean Partners limited liability company agreement as the minimum quarterly distribution, plus any arrearages in the payment of the minimum quarterly distribution on the common units from prior quarters, before any distributions of available cash from operating surplus may be made on the subordinated units. These units are deemed “subordinated” because for a period of time, referred to as the subordination period, the subordinated units will not be entitled to receive any distributions until the common units have received the minimum quarterly distribution plus any arrearages from prior quarters. Furthermore, no arrearages will accrue or be payable on the subordinated units.

The subordination period began on the closing date of Transocean Partners’ initial public offering and, except as described below, will extend until the first business day following the distribution of available cash in respect of any quarter beginning with the quarter ending June 30, 2019, that each of the following tests are met:

•

aggregate distributions of available cash from operating surplus on the outstanding common units, subordinated units and any other outstanding units that are senior or equal in right of distribution to the subordinated units with respect to each of the three consecutive, non-overlapping four-quarter periods immediately preceding such date equaled or exceeded $1.45 (the annualized minimum quarterly distribution) on all outstanding common units and subordinated units and any other outstanding units that are senior or equal in right of distribution to the subordinated units, in each case in respect of such periods;

•

the adjusted operating surplus for each of the three consecutive, non-overlapping four-quarter periods immediately preceding such date equaled or exceeded $1.45 (the annualized minimum quarterly distribution) on all of the common units, subordinated units and any other units that are senior or equal in right of distribution to the subordinated units that were outstanding during such periods on a fully diluted weighted average basis; and

•	there are no arrearages in payment of the minimum quarterly distribution on the common units.

In addition, if the unitholders remove Transocean Holdings as the Transocean Member other than for cause and no units held by Transocean Holdings and its affiliates are voted in favor of the removal:

•	the subordinated units held by any person will immediately and automatically convert into common units on a one-for-one basis;
•	all cumulative common unit arrearages on the common units will be extinguished and the subordination period will end; and
•

the holders of the incentive distribution rights (currently Transocean) will have the right to convert their incentive distribution rights into common units or to receive cash in exchange for those interests.

When the subordination period ends upon satisfaction of the test described above or upon removal of Transocean Holdings as the Transocean Member as described above, each outstanding subordinated unit will convert into one common unit and will thereafter participate pro rata with the other common units in distributions of available cash.

Distributions of available cash from operating surplus for any quarter during the subordination period are made in the following manner:

•	first, 100 percent to the common unitholders, pro rata, until each outstanding common unit receives an amount equal to the minimum quarterly distribution for that quarter;
•

second, 100 percent to the common unitholders, pro rata, until each outstanding common unit receives an amount equal to any arrearages in payment of the minimum quarterly distribution on the common units for any prior quarters during the subordination period;

•	third, 100 percent to the subordinated unitholders, pro rata, until each subordinated unit receives an amount equal to the minimum quarterly distribution for that quarter; and
•	thereafter, in the manner described in the second paragraph below.

Incentive distribution rights represent the right to receive an increasing percentage of quarterly distributions of available cash from operating surplus after the minimum quarterly distribution and the target distribution levels have been achieved. Transocean currently holds the incentive distribution rights; however the incentive distribution rights may be transferred separately from Transocean’s interest. Any transfer by Transocean of the incentive distribution rights would not change the percentage allocations of quarterly distributions with respect to such rights.

If for any quarter:

•	available cash from operating surplus has been distributed to the common and subordinated unitholders in an amount equal to the minimum quarterly distribution; and
•	available cash from operating surplus has been distributed on outstanding common units in an amount necessary to eliminate any cumulative arrearages in payment of the minimum quarterly distribution;

then any additional available cash from operating surplus for that quarter will be distributed among the unitholders in the following manner:

•	first, 100 percent to all unitholders, pro rata, until each unitholder receives a total of $0.416875 per unit for that quarter;
•

second, 85 percent to all unitholders, pro rata, and 15 percent to the holders of the incentive distribution rights, pro rata, until each unitholder receives a total of $0.453125 per unit for that quarter;

•

third, 75 percent to all unitholders, pro rata, and 25 percent to the holders of the incentive distribution rights, pro rata, until each unitholder receives a total of $0.543750 per unit for that quarter; and

•	thereafter, 50 percent to all unitholders, pro rata, and 50 percent to the holders of the incentive distribution rights, pro rata.

For any quarter in which the application of the formula above would result in the common unitholders receiving, in the aggregate, less than a majority of the aggregate distribution of available cash for such quarter, then the distribution to the holders of the incentive distribution rights will be reduced, pro rata, to the extent necessary to cause the aggregate distribution to the common unitholders to represent a majority of the aggregate distribution of available cash for such quarter.

Distributions of available cash from capital surplus, if any, will be made in the following manner:

•	first, 100 percent to all unitholders, pro rata, until the minimum quarterly distribution is reduced to zero, as described below;
•

second, 100 percent to the common unitholders, pro rata, until each common unit receives an amount of available cash from capital surplus equal to any unpaid arrearages in payment of the minimum quarterly distribution on the common units; and

•	thereafter, as if such distributions were from operating surplus.

The Transocean Partners limited liability company agreement treats a distribution of capital surplus as the repayment of the consideration for the issuance of the units, which is a return of capital. Each time a distribution of capital surplus is made, the minimum quarterly distribution and the target distribution levels will be reduced in the same proportion as the distribution had to the fair market value of the common units prior to the announcement of the distribution.

Once the minimum quarterly distribution and the target distribution levels are reduced to zero, then all future distributions will be made 50 percent to the holders of units and 50 percent to the holders of the incentive distribution rights.

Transocean.  Under the Swiss Code, dividends may be paid out only if Transocean has sufficient distributable profits from the previous fiscal year, or if Transocean has freely distributable reserves (including contribution reserves, which are also referred to as additional paid-in capital), each as will be presented on Transocean’s audited annual standalone statutory balance sheet. The affirmative vote of shareholders holding a majority of the votes cast at a general meeting of shareholders (not counting abstentions and blank or invalid ballots) must approve the distribution of dividends. The board of directors may propose to shareholders that a dividend or other distribution be paid but cannot itself authorize the distribution.

Payments out of Transocean’s share capital (in other words, the aggregate par value of Transocean’s registered share capital) in the form of dividends are not allowed; however, payments out of registered share capital may be made by way of a par value reduction. Such a par value reduction requires the approval of shareholders holding a majority of the votes cast at the general meeting of shareholders (not counting abstentions and blank or invalid ballots). A special audit report must confirm that claims of Transocean’s creditors remain fully covered despite the reduction in the share capital recorded in the commercial register. Upon approval by the general meeting of shareholders of the capital reduction, the board of directors must give public notice of the par value reduction resolution in the Swiss Official Gazette of Commerce three times and notify creditors that they may request, within two months of the third publication, satisfaction of or security for their claims.

Under the Swiss Code, if Transocean’s general reserves amount to less than 20% of Transocean’s share capital recorded in the commercial register (i.e., 20% of the aggregate par value of Transocean’s registered capital), then at least 5% of Transocean’s annual profit must be retained as general reserves. The Swiss Code and Transocean’s articles of association permit Transocean to accrue additional general reserves. In addition, Transocean may be required to create a special reserve on Transocean’s annual standalone statutory balance sheet in the amount of the purchase price of shares repurchased by its subsidiaries, which amount may not be used for dividends or subsequent repurchases.

Swiss companies generally must maintain a separate company, stand-alone “statutory” balance sheet for the purpose of, among other things, determining the amounts available for the return of capital to shareholders, including by way of a distribution of dividends. Transocean’s auditor must confirm that a proposal made by the board of directors to shareholders regarding the appropriation of Transocean’s available earnings or the distribution of distributable profits or of freely distributable reserves conforms to the requirements of the Swiss Code and Transocean’s articles of association. Dividends are usually due and payable shortly after the shareholders have passed a resolution approving the payment, but shareholders may also resolve at the annual general meeting of shareholders to pay dividends in quarterly or other installments. Transocean’s articles of association provide that dividends that have not been claimed within five years after the payment date become Transocean’s property and are allocated to the general reserves. Dividends paid out of distributable profits or distributable general reserves are subject to Swiss withholding tax, all or part of which can potentially be reclaimed under the relevant tax rules in Switzerland or double taxation treaties concluded between Switzerland and foreign countries. Distributions to shareholders in the form of a par value reduction and distributions out of qualifying additional paid-in capital are not subject to the Swiss federal withholding tax.

Dividends, if declared by Transocean, are expected to be declared, subject to applicable limitations under Swiss law, in U.S. dollars, or in Swiss francs, and shareholders may be given the right to elect to be paid any such dividends in U.S. dollars or Swiss francs. Distribution through a reduction in the par value of the shares must be declared in Swiss francs; however, shareholders may be provided with the option to elect to be paid in U.S. dollars or Swiss francs.

The Swiss Code limits Transocean’s ability to hold or repurchase its own shares. Transocean and its subsidiaries may only repurchase shares if and to the extent that sufficient freely distributable reserves are available. The aggregate par value of all of Transocean’s shares held by Transocean and Transocean’s subsidiaries may not exceed 10% of the registered share capital. Transocean may repurchase its shares up to this amount without shareholder approval. However, Transocean may repurchase its own shares beyond the statutory limit of 10% if the shareholders have passed a resolution at a general meeting of shareholders authorizing the board of directors to repurchase shares in an amount in excess of 10% and the repurchased shares are dedicated for cancellation. Any shares repurchased pursuant to such an authorization will then be cancelled at a general meeting of shareholders upon the approval of shareholders holding a majority of the votes cast at the general meeting. Repurchased shares held by Transocean or Transocean’s subsidiaries do not carry any rights to vote at a general meeting of shareholders but are, unless otherwise resolved by Transocean’s shareholders at a general meeting, entitled to the economic benefits generally associated with the shares.

Approval of Business Combinations

Transocean Partners.  A merger, consolidation or conversion of Transocean Partners generally requires the approval of the Transocean Partners Board, the Transocean Member and unitholders holding a unit majority.  In declining to consent to a merger, consolidation or conversion, the Transocean Partners Board may act in its sole discretion to the fullest extent permitted by law. In addition, the Transocean Partners limited liability company agreement generally prohibits the Transocean Partners Board, without the prior approval of the holders of at least a unit majority, from causing Transocean Partners to, among other things, sell, exchange or otherwise dispose of all or substantially all of its assets, taken as a whole, in a single transaction or a series of related transactions, including by way of merger, consolidation or other combination or sale of ownership interests in its subsidiaries.

Notwithstanding the foregoing, the Transocean Partners Board may consummate any merger with another limited liability entity without the prior approval of unitholders if Transocean Partners is the surviving entity in the transaction, the Transocean Partners Board has received an opinion of counsel regarding limited liability and tax matters, the transaction would not result in an amendment to the Transocean Partners limited liability agreement requiring unitholder approval, each of Transocean Partners’ units will be an identical unit of Transocean Partners following the transaction, and the limited liability company interests to be issued by Transocean Partners in such merger do not exceed 20 percent of its outstanding limited liability company interests (other than incentive distribution rights) immediately prior to the transaction.

Under Transocean Partners’ limited liability company agreement, unit majority means:

•

during the subordination period, the approval of holders of (i) a number of outstanding common units equal to or exceeding the sum of (1) a majority of the outstanding common units, plus (2) 50 percent of the number of outstanding common units owned by Transocean and its affiliates, voting as a single class; and, (ii) a majority of the subordinated units, voting as a single class; and

•	after the subordination period, the approval of holders of a majority of the outstanding common units, voting as a single class.

Transocean.  Swiss companies that undertake business combinations and other transactions that are binding on all shareholders are governed by the Merger Act. A statutory merger or demerger requires that at least two-thirds of the shares and a majority of the par value of the shares, each as represented at the general meeting of shareholders, vote in favor of the transaction. Under the Merger Act, a “demerger” may take two forms:

•

a legal entity may divide all of its assets and transfer such assets to other legal entities, with the shareholders of the transferring entity receiving equity securities in the acquiring entities and the transferring entity dissolving upon deregistration in the commercial register; or

•	a legal entity may transfer all or a portion of its assets to other legal entities, with the shareholders of the transferring entity receiving equity securities in the acquiring entities.

If a transaction under the Merger Act receives all of the necessary consents, all shareholders would be compelled to participate in the transaction.

Swiss companies may be acquired by an acquirer through the direct acquisition of the share capital of the Swiss company. With respect to corporations limited by shares, such as Transocean, the Merger Act provides for the possibility of a so-called “cash-out” or “squeeze-out” merger if the acquirer controls 90% of the outstanding shares. In these limited circumstances, minority shareholders of the company being acquired may be compensated in a form other than through shares of the acquiring company (for instance, through cash or securities of a parent company of the acquiring company or of another company). Under the Merger Act, a shareholder has the right to request a court to review the adequacy of the compensation. For more information, see “—Appraisal Rights and Compulsory Acquisitions.”

In addition, under Swiss law, the sale of “all or substantially all of Transocean’s assets” by Transocean may require a resolution of the general meeting of shareholders passed by holders of at least two-thirds of the voting rights and a majority of the par value of the shares, each as represented at the general meeting of shareholders. Whether or not a shareholder resolution is required depends on the particular transaction, including whether the following test is satisfied:

•	the company sells a core part of its business, without which it is economically impracticable or unreasonable to continue to operate the remaining business;
•	the company’s assets, after the divestment, are not invested in accordance with the company’s statutory business purpose; and
•

the proceeds of the divestment are not earmarked for reinvestment in accordance with the company’s business purpose but, instead, are intended for distribution to shareholders or for financial investments unrelated to the company’s business.

If all of the foregoing apply, a shareholder resolution would likely be required.

Special Vote Required for Combinations with Interested Shareholders or Unitholders

Transocean Partners.  Under Marshall Islands limited liability company statutory law, there is generally no explicit prohibition on business combinations with interested unitholders.  The Transocean Partners limited liability company agreement includes a provision that is based upon the Delaware corporate law regarding business combinations. This provision provides that, in general, Transocean Partners may not engage in a business combination with an interested unitholder for a period of three years after the time of the transaction in which the person became an interested unitholder.

The prohibition on business combinations with interested unitholders (as that term is defined in the Transocean Partners limited liability company agreement) does not apply in some cases, including if:

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the Transocean Partners Board, prior to the time the person became an interested unitholder, approves (1) the business combination or (2) the transaction which resulted in such person becoming an interested unitholder;

•

upon consummation of the transaction that resulted in such person becoming an interested unitholder, the interested unitholder owned at least 85 percent (subject to specified exceptions) of the voting units of Transocean Partners at the time the transaction commenced; or

•

at or subsequent to the business combination, the business combination is approved by the Transocean Partners Board and authorized at an annual meeting or special meeting of unitholders, and not by written consent, by the affirmative vote of at least 66 2⁄3% of the outstanding voting units of Transocean Partners, voting as a single class, which are not owned by the interested unitholder.

The Transocean Partners limited liability company agreement provides that the term “interested unitholder” does not include Transocean or any of its transferees.

Transocean.  Transocean’s articles of association include a provision that is based on the Delaware corporate law regarding business combinations and in substance is generally comparable to the business combination provision in the Transocean Partners limited liability company agreement. This provision provides that, subject to specified exceptions, absent the approval of holders of the number of shares at least equal to the sum of (A) two-thirds of the number of all shares outstanding and entitled to vote at a general meeting, plus (B) a number of shares outstanding and entitled to vote at the general meeting that is equal to one-third of the number of shares held by an interested shareholder, Transocean may not engage in any business combination with an interested shareholder (as those terms are defined in Transocean’s articles of association) or amend the provisions in Transocean’s articles of association relating to this shareholder approval requirement.

Limited Call Right

Transocean Partners.  Under the limited liability company agreement of Transocean Partners, if at any time Transocean Holdings and its affiliates hold more than 80% of the then-issued and outstanding limited liability company interests of any class of Transocean Partners, Transocean Holdings will have the right to acquire all, but not less than all, of the remaining limited liability company interests of such class held by unaffiliated persons.

Transocean.  There is no similar provision with respect to the Transocean shares.

Appraisal Rights and Compulsory Acquisitions.

Transocean Partners.  The Transocean Partners common unitholders are not entitled to dissenters’ rights of appraisal under the Transocean Partners limited liability company agreement or Marshall Islands law in the event of a conversion, merger or consolidation, a sale of substantially all of Transocean Partners’ assets, or any other similar transaction or event.

Transocean.  For business combinations effected in the form of a statutory merger or demerger and subject to Swiss law, the Merger Act provides that if the equity rights have not been adequately preserved or compensation payments in the transaction are unreasonable, a shareholder may request the competent court to determine a reasonable amount of compensation.

Election of Directors

Transocean Partners.  Under the Transocean Partners limited liability company agreement, Transocean appoints three of the seven directors to the Transocean Partners Board. The remaining four directors are elected for one-year terms at an annual meeting by a plurality of the votes cast by the holders of common units.

The Transocean Partners limited liability company agreement provides that, at any time, members other than the Transocean Member (which shall include Transocean Holdings with respect to the common units, subordinated units and any other interest except for the Transocean Member Interest) that own 50% or more of the outstanding common units may request that cumulative voting be in effect for the election of elected directors. Following the effective date of a cumulative voting request, each holder of common units that is entitled to vote for elected directors will be entitled to cast as many votes as shall equal the number of votes which the holder would be entitled to cast for an election of elected directors absent cumulative voting multiplied by the number of elected directors to be elected. A holder entitled to so vote may cast all such votes for a single director, or for any two or more directors, as the holder sees fit.

Transocean.  Transocean’s articles of association provide that the number of directors of Transocean shall not be less than two or more than 11. The board of directors currently has 11 directors. At each annual general meeting, each director shall be elected to hold office for a one-year term.

Transocean’s articles of association do not provide for cumulative voting for the election of directors.

Transocean’s articles of association provide that directors may be elected at a general meeting of shareholders by a plurality of the votes cast by the shareholders present in person or by proxy at the meeting. Transocean’s Corporate Governance Guidelines have a majority vote policy that provides that the board of directors may nominate only those candidates for director who have submitted an irrevocable letter of resignation which would be effective upon and only in the event that (1) such nominee fails to receive a sufficient number of votes from shareholders in an uncontested election and (2) the board accepts the resignation following such failure. If a nominee who has submitted such a letter of resignation does not receive more votes cast “for” than “against” the nominee’s election, Transocean’s governance committee must promptly review the letter of resignation and recommend to the board of directors of Transocean whether to accept the tendered resignation or reject it. The board of directors of Transocean must then act on the corporate governance committee’s recommendation within 90 days following the shareholder vote. The board of directors of Transocean must promptly disclose its decision regarding whether or not to accept the nominee’s resignation letter.

Vacancies on Board of Directors

Transocean Partners.  The Transocean Partners limited liability company agreement provides that vacancies on the Transocean Partners Board may be filled, for no longer than the unexpired term of the predecessor, as follows:

•

if any director appointed by the Transocean Member is removed, resigns or is otherwise unable to serve as a member of the Transocean Partners Board, or a vacancy otherwise exists, the Transocean Member shall appoint an individual to fill the vacancy; or

•

if any elected director is removed, resigns or is unable to serve as a member of the Transocean Partners Board, or a vacancy otherwise exists, the vacancy shall be filled by an individual who meets the criteria for service as an elected director and is elected by a majority of the elected directors then serving.

Transocean.  The Swiss Code provides that a vacancy or a newly created directorship as proposed by Transocean’s board of directors may only be filled upon approval by shareholders at a general meeting.

Removal of Directors; Removal of the Transocean Member

Transocean Partners.  Members of the Transocean Partners Board may only be removed as follows:

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any director appointed by the Transocean Member may be removed at any time, (i) without Cause (as defined in the Transocean Partners limited liability company agreement), only by the Transocean Member and, (ii) with Cause, by (x) the Transocean Member or (y) by the affirmative vote of the holders of a majority of the outstanding units at a properly called meeting of the non-Transocean Member unitholders; or

•

any elected director may be removed at any time, with Cause, only by the affirmative vote of a majority of the other members of the Transocean Partners Board or at a properly called meeting of the non-Transocean Member unitholders only by the affirmative vote of the holders of a majority of the outstanding common units.

For information on the removal of Transocean Holdings as the Transocean Member, see “—Voting Rights” below.

Transocean.  Under the Swiss Code, directors may at any time, with or without cause, be removed from office by resolution of the shareholders at a general meeting of shareholders, provided that a proposal for such resolution has been put on the agenda for the meeting in accordance with the requirements of the Swiss Code and Transocean’s articles of association. Transocean’s articles of association provide that a decision of the shareholders at a general meeting to remove a director requires the vote of shareholders holding at least 66 2/3% of the registered shares outstanding and entitled to vote at that meeting.

Board and Committee Composition

Transocean Partners.  The Transocean Partners limited liability company agreement stipulates the following with respect to the composition of the Transocean Partners Board:

•	the directors appointed by Transocean may designate one of the members of the Transocean Partners Board as chairman; and
•	the Transocean Partners Board shall appoint the members of the audit committee and the Transocean Partners Conflicts Committee, each of which shall select its own chairman.

Transocean may, in its sole discretion, elect to classify the elected members of the Transocean Partners Board by submitting written notice to the Transocean Partners Board. Prior to the effective date of such election, which the Transocean Partners limited liability company agreement calls the “Transocean classification election date,” each elected director will serve for a term ending on the next succeeding annual meeting of the members. Following the Transocean classification election date, the elected directors will be divided into three classes: class I, class II and class III. Each elected director will serve for a term ending on the third succeeding annual meeting following the meeting at which directors of that class were elected, except that any elected director first designated as a class I director will serve for a term ending on the first succeeding annual meeting and any elected director first designated as a class II director will serve for a term ending on the second succeeding annual meeting. The determination of which elected directors initially will serve in which class will be made by the Transocean Partners Board.

Transocean.  Transocean’s articles of association stipulate the following with respect to the composition of Transocean’s board of directors and its committees:

•

the shareholders shall elect the members of Transocean’s board of directors, the chairman of Transocean’s board of directors and the members of the compensation committee individually at the general meeting; and

•

except for the election of the chairman of Transocean’s board of directors and the members of the compensation committee by the shareholders at the general meeting, Transocean’s board of directors shall determine its own organization.

Duties of the Board of Directors

Transocean Partners.    The duties owed to unitholders by the Transocean Member and its affiliates and Transocean Partners directors and officers are generally set forth in the Transocean Partners limited liability company agreement.  The Marshall Islands Act provides that Marshall Islands limited liability companies may, in their limited liability company agreements, expand or restrict the fiduciary duties owed by members or directors to the company or another member or director.

The Transocean Partners limited liability company agreement contains various provisions replacing any fiduciary duties that might otherwise be owed by the Transocean Member or by Transocean Partners directors and officers with contractual standards governing the duties of the Transocean Member and Transocean Partners directors and officers and the methods of resolving conflicts of interest.  These provisions, among other things, allow the Transocean Member and Transocean Partners directors and officers to take into account the interests of other parties in addition to Transocean Partners’ interests when resolving conflicts of interest.

Whenever the Transocean Partners Board makes a determination or takes or declines to take any other action, then, unless another express standard is provided for in the Transocean Partners limited liability company agreement, the Transocean Partners Board shall make such determination or take or decline to take such other action in good faith and shall not be subject to any other or different duties or standards (including fiduciary duties or standards) imposed by any other agreement or under Marshall Islands or other law.  A determination or other action or inaction will conclusively be deemed to be in “good faith” for all purposes of the Transocean Partners limited liability company agreement in certain circumstances, including if the directors making such determination or taking or declining to take such other action subjectively believe that the determination or other action or inaction is in, or not adverse to, the best interests of Transocean Partners and its subsidiaries; subject to the directors’ subjective belief that they have complied with a different standard in the event of transactions determined by the Transocean Partners Board to be on terms no less favorable to Transocean Partners than those generally being provided to or available from unrelated third parties, or determined by the Transocean Partners Board to be fair and reasonable to Transocean Partners, taking into account the totality of the relationships between the parties involved, or if the directors decline to cause Transocean Partners to undertake a transaction they believe would likely have a material adverse effect on the ability of the Transocean Member or its affiliates to comply with the terms of the debt of the Transocean Member or its affiliates.

Except as expressly set forth in the Transocean Partners limited liability company agreement or required by Marshall Islands law, the Transocean Partners Board does not have any duties (including fiduciary duties), obligations or liabilities existing at law, in equity or otherwise whatsoever to Transocean Partners, or any of its members, any person who acquires a limited liability company interest in Transocean Partners or any other person who becomes bound by the Transocean Partners limited liability company agreement.

Transocean.  A director of a Swiss company is bound to performance standards as specified in the Swiss Code. Under these standards, a director must act in accordance with the duties imposed by statutory law, in accordance with the company’s articles of association and in the best interest of the company. A director is generally disqualified from participating in a decision that directly affects him. A director must generally safeguard the interest of the company in good faith, adhere to a duty of loyalty and a duty of care and, absent special circumstances, extend equal treatment to all shareholders in like circumstances. The test for the duty of care is primarily objective: a director is required to apply the care a reasonable person would apply under the same circumstances. To some extent, particular skills and functions of a board member may be taken into consideration. The members of the Transocean board of directors are liable to Transocean, its shareholders and, in bankruptcy, its creditors for damage caused by the violation of their duties.

To the extent that the Swiss Code allows the delegation by the board of directors to executive management, and such delegation is actually made by virtue of Transocean’s organizational regulations, the responsibility of the board of directors is limited to the due election, instruction and supervision of the executive management.

Indemnification of Directors, Officers, and Others; Insurance

Transocean Partners.  Under the Transocean Partners limited liability company agreement, in most circumstances, Transocean Partners will indemnify each member of the Transocean Partners Board and any officer of Transocean Partners, to the fullest extent permitted by law, from and against all losses, claims, damages or similar events arising by reason of such person’s status as a director or officer. Under the Transocean Partners limited liability company agreement, a director or officer may not be indemnified if there has been a final and non-appealable judgment entered determining that such person acted in bad faith or willful misconduct or, in the case of a criminal matter, acted with knowledge that such person’s conduct was unlawful. Transocean Partners is also required to similarly indemnify the Transocean Member and its affiliates, officers and other related persons.  Transocean Partners may purchase and maintain insurance, on behalf of the Transocean Partners Board and Transocean, its affiliates and such other persons as the Transocean Partners Board shall determine, against any liability that may be asserted against, or expense that may be incurred by, such person in connection with Transocean Partners’ activities or such person’s activities on behalf of the Transocean Partners, regardless of whether Transocean Partners would have the power to indemnify such person against such liability under the provisions of the Transocean Partners limited liability company agreement or law.

Transocean.  We believe, based on the interpretation of leading Swiss legal scholars, which is a persuasive authority in Switzerland, that, under Swiss law, the company may indemnify its directors and officers unless the indemnification results from a breach of their duties that constitutes gross negligence or intentional breach of duty of the director or officer concerned. Transocean’s articles of association make indemnification of directors and officers and advancement of expenses to defend claims against directors and officers mandatory on the part of Transocean to the fullest extent allowed by law. Under Transocean’s articles of association, a director or officer may not be indemnified if such person is found, in a final judgment or decree not subject to appeal, to have committed an intentional or grossly negligent breach of his or her statutory duties as a director or officer. Swiss law permits the company, or each director or officer individually, to purchase and maintain insurance on behalf of such directors and officers. Transocean may obtain such insurance from one or more third party insurers or captive insurance companies. Transocean has entered into indemnification agreements with each of its directors and executive officers that provide for indemnification and expense advancement and include related provisions meant to facilitate the indemnitee’s receipt of such benefits. The agreements provide that Transocean will indemnify each such director and executive officer if such director or executive officer acted in good faith and reasonably believed he or she was acting in the best interest of Transocean and, in addition, with respect to any criminal proceeding, he had no reasonable cause to believe that his or her conduct was unlawful. The agreements provide that expense advancement is provided subject to an undertaking by the indemnitee to repay amounts advanced if it is ultimately determined that he or she is not entitled to indemnification. The disinterested members of the Transocean board of directors or an independent counsel will determine whether indemnification payment should be made in any particular instance. In making such determination, the Transocean board of directors or the independent counsel, as the case may be, must presume that the indemnitee is entitled to such indemnification, and Transocean has the burden of proof in seeking to overcome such presumption. If the Transocean board of directors or the independent counsel determines that the director or executive officer is not entitled to indemnification, the agreements provide that such person is entitled to seek an award in arbitration with respect to his or her right to indemnification under his or her agreement.

Limitation on Director Liability

Transocean Partners.  The Transocean Partners limited liability company agreement provides that, to the fullest extent allowed by law, no director will have any liability for monetary damages to Transocean Partners or its unitholders as a result of any act or omission of a director unless there has been a final and non-appealable judgment entered by a court of competent jurisdiction determining that the director acted in bad faith or engaged in fraud or willful misconduct and, in the case of a criminal matter, acted with knowledge that conduct was unlawful.

Transocean.  Swiss law does not permit a company to exempt any member of its board of directors from any liability for damages suffered by the company, the shareholders or the company’s creditors caused by intentional or negligent violation of that director’s duties. However, the general meeting of shareholders may pass a resolution discharging the members of the board of directors from liability for certain limited actions. Such release is effective only for facts that have been disclosed to the shareholders and only vis-à-vis the company and those shareholders who have consented to the resolution or who acquired shares subsequently with knowledge of the resolution.

Directors’ Conflicts of Interest

Transocean Partners.  The Transocean Partners limited liability company agreement contains provisions replacing the fiduciary duties that might otherwise be owed by Transocean and Transocean Partners directors and officers with contractual standards governing their duties and the methods of resolving conflicts of interest. The Transocean Partners limited liability company agreement also specifically defines the remedies available to unitholders for actions taken by Transocean or Transocean Partners’ directors or officers that, without these defined liability standards, might constitute breaches of those duties.

Transocean Partners Board will not be in breach of its obligations under the Transocean Partners limited liability company agreement or duties to Transocean Partners or the Transocean Partners unitholders if the resolution of the conflict is:

•

approved by the Transocean Partners Conflicts Committee, which the Transocean Partners limited liability company agreement defines as “special approval,” although the Transocean Partners Board is not obligated to seek such approval;

•

approved by the vote of the holders of a majority of the outstanding Transocean Partners common units, excluding any common units owned by Transocean or any of its affiliates, although neither Transocean nor the Transocean Partners Board is obligated to seek such approval;

•

determined by the Transocean Partners Board to be on terms no less favorable to Transocean Partners than those generally being provided to or available from unrelated third parties, but the Transocean Partners Board is not required to obtain confirmation to such effect from an independent third party; or

•

determined by the Transocean Partners Board to be fair and reasonable to Transocean Partners, taking into account the totality of the relationships between the parties involved, including other transactions that may be particularly favorable or advantageous to Transocean Partners.

If the Transocean Partners Board seeks or obtains approval from the Transocean Partners Conflicts Committee, then it will be presumed that, in making its decision, the Transocean Partners Conflicts Committee acted in good faith, and in any proceeding brought by or on behalf of any member of Transocean Partners or Transocean Partners challenging such determination, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption. If the Transocean Partners Board does not seek or obtain approval from the Transocean Partners Conflicts

Committee or the Transocean Partners unitholders and the Transocean Partners Board determines that the resolution or course of action taken with respect to the conflict of interest satisfies either of the standards set forth in the third and fourth bullet points above, then it will be presumed that, in making its decision, the Transocean Partners Board, including board members affected by the conflict, acted in good faith, and in any proceeding brought by or on behalf of any member of Transocean Partners or Transocean Partners challenging such determination, the person bringing or prosecuting such proceeding will have the burden of overcoming such presumption.  Unless the resolution of a conflict is specifically provided for in the Transocean Partners limited liability company agreement, the Transocean Partners Board or the Transocean Partners Conflicts Committee of the Transocean Partners Board may consider any factors it determines in good faith to consider when resolving a conflict. When the Transocean Partners limited liability company agreement requires someone to act in good faith, it requires that person to subjectively believe that he or she is acting in a manner that is in, or not adverse to, the best interests of Transocean Partners or that the determination to take or not to take action meets the specified standard, for example, a transaction on terms no less favorable to Transocean Partners than those generally being provided to or available from unrelated third parties, or is “fair and reasonable” to Transocean Partners. In taking such action, such person may take into account the totality of the circumstances or the totality of the relationships between the parties involved, including other transactions that may be particularly favorable or advantageous to Transocean Partners. If that person has the required subjective belief, then the decision or action will be conclusively deemed to be in good faith for all purposes under the Transocean Partners limited liability company agreement.

Transocean.  Swiss law does not have a general provision on conflicts of interest. However, under the Swiss Code a director is required to safeguard the interests of the company and to adhere to a duty of loyalty and a duty of care. This requirement generally disqualifies a director from participating in decisions directly affecting him. Breach of these principles may also entail personal liability of the directors to the company. In addition, the Swiss Code requires a director to return to the company payments made to a director if such payments are not made on an arm’s length basis or if the recipient of the payment was acting in bad faith.

The Transocean board of directors has a written policy with respect to related person transactions pursuant to which such transactions are reviewed, approved or ratified.  Transocean’s Code of Integrity further requires that an executive officer inform Transocean when the executive officer’s private interest interferes or appears to interfere in any way with Transocean’s interests.  In addition, the Transocean board of directors’ Corporate Governance Guidelines require that a director immediately must inform the board of directors or the chairman of the board of directors in the event that a director believes that the director has an actual or potential conflict with Transocean’s interests.  Furthermore, under Transocean’s Organizational Regulations, a director must disclose and abstain from voting with respect to certain conflicts of interest.

Shareholders’ and Common Unitholders’ Suits

Transocean Partners.  Under Marshall Islands law, a common unitholder of Transocean Partners may bring a derivative action on behalf of Transocean Partners to enforce the rights of Transocean Partners if managers or members with authority to do so have refused to bring the action or if an effort to cause those managers or members to bring the action is not likely to succeed.  A common unitholder of Transocean Partners may institute and maintain such a suit only if such person was a member or an assignee of a limited liability company interest in Transocean Partners at the time of bringing the action and at the time of the transaction which is the subject of the suit or his status as a member or an assignee of a limited liability company interest had devolved upon him by operation of law or pursuant to the terms of the Transocean Partners limited liability company agreement from a person who was a member or an assignee of a limited liability company interest in Transocean Partners at the time of the transaction. The limited liability company agreement of Transocean Partners generally provides that claims arising out of or relating to that agreement, derivative claims, claims asserting breach of fiduciary duty and certain other claims shall be exclusively brought in the Court of Chancery of the State of Delaware (or certain other Delaware courts), unless otherwise provided by Marshall Islands law.  Section 61 of the Marshall Islands Limited Liability Company Act of 1996 also grants common unitholders of Transocean Partners the right to bring a derivative action in the Marshall Islands.

Transocean.  Under Swiss law, each shareholder is entitled to file an action for damage caused to the company. The claim of the shareholder is for performance to the company. If the shareholder, based upon the factual and legal situation, had sufficient cause to file an action, the judge has discretion to impose all costs the plaintiff incurred in prosecuting the action on the company. Shareholders who suffer a direct loss due to an intentional or negligent breach of a director’s or senior officer’s duties may sue in their personal capacity for monetary compensation.

Shareholder and Unitholder Consent to Action Without Meeting

Transocean Partners.  If authorized by the Transocean Partners Board or requested by Transocean, any action that may be taken at a meeting of the unitholders may be taken without a meeting, without a vote and without prior notice, if an approval in writing setting forth the action so taken is signed by unitholders owning not less than the minimum percentage of membership interests of the class or classes that would be necessary to authorize or take such action at a meeting at which all the non-Transocean unitholders entitled to vote at such meeting were present and voted.

Transocean.  Under Swiss corporate law, shareholders are not permitted to act by written consent in lieu of a general meeting of shareholders.

Annual Meetings of Shareholders and Unitholders

Transocean Partners.  Transocean Partners is required to hold a meeting of its members every year to elect one or more members of the Transocean Partners Board and to vote on any other matters that are properly brought before the meeting. Meetings of the unitholders may be called by the Transocean Partners Board or by unitholders owning at least 20 percent of the outstanding units of the class for which a meeting is proposed. Unitholders may vote either in person or by proxy at meetings. Any notice, demand, request, report, or proxy material required or permitted to be given or made to record holders of common units under the Transocean Partners limited liability company agreement will be delivered to the record holder by Transocean Partners or by its transfer agent.

Transocean.    Under the Swiss Code and Transocean’s articles of association, Transocean must hold an annual, ordinary general meeting of shareholders within six months after the end of its fiscal year for the purpose, among other things, of approving the annual financial statements and the annual management report, the annual election of its chairman of the board of directors, the members of the board of directors, the members of the compensation committee of its board of directors, its auditor and its independent proxy, and the ratification of the maximum aggregate amount of compensation of the board of directors and the executive management team. The invitation to general meetings must be published in the Swiss Official Gazette of Commerce at least 20 calendar days prior to the date of the relevant general meeting of shareholders. The notice of a meeting must state the items on the agenda and the proposals of the board of directors and of the shareholders who requested that a shareholders meeting be held or that an item be included on the agenda and, in case of elections, the names of the nominated candidates. No resolutions may be passed at a shareholders meeting concerning agenda items for which proper notice was not given. This does not apply, however, to proposals made during a shareholders meeting to convene an extraordinary shareholders meeting or to initiate a special investigation. No previous notification will be required for proposals concerning items included on the agenda or for debates as to which no vote is taken.

Annual general meetings of shareholders may be convened by the board of directors or, under certain circumstances, by the auditor. A general meeting of shareholders can be held anywhere.

Special Meetings of Shareholders and Unitholders

Transocean Partners.  Special meetings of the members may be called by (1) Transocean, (2) the Transocean Partners Board or (3) by the president or the secretary of Transocean Partners upon the written request of unitholders owning 20% or more of the outstanding units of the class or classes for which a meeting is proposed.

Transocean. An extraordinary general meeting may be called upon the resolution of the Transocean board of directors or, under certain circumstances, by Transocean’s auditor. In addition, the Transocean board of directors is required to convene an extraordinary general meeting of shareholders if so resolved by the general meeting of shareholders, or if so requested by shareholders holding an aggregate of at least 10% of the share capital recorded in the commercial register or according to the views expressed in legal writing, which is a persuasive authority in Switzerland, holding shares with an aggregate par value of CHF 1 million, specifying the items for the agenda and their proposals, or if it appears from the annual stand-alone statutory balance sheet that half of Transocean’s share capital recorded in the commercial register and legal reserves are not covered by its assets. In the latter case, the Transocean board of directors must immediately convene an extraordinary general meeting of shareholders and propose financial restructuring measures.

Record Dates for Shareholders and Unitholders Meetings

Transocean Partners.  The Transocean Partners Board may set a record date, which shall not be less than 10 nor more than 60 days before (a) the date of the meeting or (b) in the event approvals are sought without a meeting, the date by which the non-Transocean unitholders are requested in writing by the Transocean Partners Board to give such approvals.

Transocean.    Transocean expects to set the record date for each general meeting of shareholders on a date not more than 20 calendar days prior to the date of each general meeting and announce the date of the general meeting of shareholders prior to the record date.

Director Nominations; Proposals of Shareholders and Unitholders

Transocean Partners.  Nominations for persons for election as elected directors may only be made at a meeting at which elected directors are to be elected. Such nominations can only be made by or at the direction of the Transocean Partners Board or (if the Transocean Partners Board has determined that elected directors will be elected at the meeting) by any member or group of members other than Transocean or its affiliates, that holds beneficially 10 percent or more of the outstanding common units, provided written notice is supplied and subject to certain timing requirements set forth in the Transocean Partners limited liability company agreement. For a non-Transocean unitholder to properly bring a proposal before an annual meeting, notice of the proposal must be submitted to Transocean Partners not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary of the meeting date of the immediately preceding annual meeting; however, if the scheduled annual meeting date is called for a date that is more than 30 days before or more than 70 days after such anniversary date, notice must be delivered not earlier than the close of business on the 120th day and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or, if less than 100 days’ prior notice or public disclosure of the scheduled meeting date is given or made, the 10th day following the earlier of the day on which the notice of such meeting was mailed to record holders or the day on which such public disclosure was made. Such notice must provide, among other things, a brief description of the proposal.

Transocean.    Under Transocean’s articles of association, any shareholder may request that an item be included on the agenda of a general meeting of shareholders. Such shareholder may also nominate one or more directors for election. A request for inclusion of an item on the agenda or a nominee must be in writing and received by Transocean at least 30 calendar days prior to the anniversary date of the proxy statement in connection with Transocean’s last general meeting of shareholders; provided, however, that if the date of the general meeting of shareholders is more than 30 calendar days before or after the anniversary date of the last annual general meeting of shareholders, such request must instead be made by the tenth calendar day following the date on which Transocean has made public disclosure of the date of the general meeting of shareholders. The request must specify the relevant agenda items and motions, together with evidence of the required shares recorded in the share register, as well as any other information as would be required to be included in a proxy statement pursuant to the rules of the SEC.

Adjournment of Shareholder and Unitholder Meetings

Transocean Partners.  Under the Transocean Partners limited liability company agreement, a meeting of members may be adjourned by the Transocean Partners Board as to one or more proposals regardless of whether action has been taken on other matters.  No vote of the unitholders is required for any adjournment. Transocean Partners is not required to notify unitholders of any adjournment of 45 days or less if the time and place of the adjourned meeting are announced at the meeting at which the adjournment is taken, unless after the adjournment a new record date is fixed for the adjourned meeting. At any adjourned meeting, Transocean Partners may transact any business that it might have transacted at the original meeting.

Transocean.    Under the Swiss Code, a general meeting of shareholders for which a notice of meeting has been duly published may not be adjourned without publishing a new notice of meeting.

Voting Rights

Transocean Partners.  The holder of each outstanding common unit is entitled to one vote on each matter subject to a vote of common unitholders.

The Transocean Partners limited liability company agreement generally requires the approval of a “unit majority” (as described above under “—Approval of Business Combinations”) for the following matters:

•	merger of Transocean Partners or sale of all or substantially all of its assets;
•	dissolution of Transocean Partners; and
•	continuation of the business of Transocean Partners after a dissolution event.

Under most circumstances, the approval of the holders of a majority of the common units, excluding common units held by Transocean Holdings and its affiliates, voting as a single class, is required for the withdrawal of Transocean Holdings as the Transocean Member prior to June 30, 2024. The holders of not less than two-thirds of the outstanding units, including units held by Transocean Holdings and its affiliates, voting as a single class, is required for the removal of Transocean Holdings as the Transocean Member. Any removal of Transocean Holdings as the Transocean Member is also subject to the approval of a successor Transocean Member by a unit majority.

Transocean.    Each of Transocean’s shares carries one vote at a general meeting of shareholders. Voting rights may be exercised by shareholders registered in Transocean’s share register or by a duly appointed proxy of a registered shareholder (including the independent proxy), which proxy need not be a shareholder. Transocean’s articles of association do not limit the number of shares that may be voted by a single shareholder. Shareholders wishing to exercise their voting rights who hold their shares through a broker, bank or other nominee should follow the instructions provided by such broker, bank or other nominee or, absent instructions, contact such broker, bank or other nominee for instructions. Shareholders holding their shares through a broker, bank or other nominee will not automatically be registered in Transocean’s share register. If any such shareholder wishes to be registered in Transocean’s share register, such shareholder should contact the broker, bank or other nominee through which it holds Transocean shares.

Treasury shares, whether owned by Transocean or one of Transocean’s controlled subsidiaries, will not be entitled to vote at general meetings of shareholders.

Pursuant to Transocean’s articles of association, the shareholders generally pass resolutions by the affirmative vote of a relative majority of the votes cast at the general meeting of shareholders (broker nonvotes, abstentions and blank and invalid ballots will be disregarded), unless otherwise provided by law or Transocean’s articles of association. The acting chair may direct that resolutions and elections be held by a show of hands, by written ballot or by use of an electronic voting system. Electronic resolutions and elections are considered equal to resolutions and elections taken by a show of hands or by way of a written ballot.

The Swiss Code and/or Transocean’s articles of association require the affirmative vote of at least two-thirds of the voting rights and a majority of the par value of the shares, each as represented at a general meeting to approve, among other things, the following matters:

•	the amendment to or the modification of the purpose clause in Transocean’s articles of association;

•	the creation or cancellation of shares with privileged voting rights;
•	the restriction on the transferability of shares or cancellation thereof;
•	the restriction on the exercise of the right to vote or the cancellation thereof;
•	an authorized or conditional increase in the share capital;
•	an increase in the share capital through (1) the conversion of capital surplus, (2) a contribution in kind, or for purposes of an acquisition of assets, or (3) a grant of special privileges;
•	the limitation on or withdrawal of preemptive rights;
•	a change in Transocean’s registered office;
•	the conversion of registered shares into bearer shares and vice versa; and
•	Transocean’s dissolution.

The same supermajority voting requirements apply to resolutions in relation to transactions among corporations based on the Merger Act, including a merger, demerger or conversion of a corporation (other than a cash-out or certain squeeze-out mergers, in which minority shareholders of the company being acquired may be compensated in a form other than through shares of the acquiring company, for instance, through cash or securities of a parent company of the acquiring company or of another company—in such a merger, an affirmative vote of 90% of the outstanding shares is required). Swiss law may also impose this supermajority voting requirement in connection with the sale of “all or substantially all of Transocean’s assets” by Transocean.

Transocean’s articles of association require the affirmative vote of at least two-thirds of the shares entitled to vote at a general meeting to approve the following matters:

•	the removal of a serving member of the board of directors;
•	any changes to Article 14, paragraph 1 specifying advance notice of proposal requirements;
•	any changes to Article 18 specifying vote requirements for resolutions and elections;
•	any changes to Article 20, paragraph 2 specifying supermajority vote requirements;
•	any changes to Article 21 specifying quorum requirements;
•	any changes to Article 22 specifying the number of members of the board of directors;
•	any changes to Article 23 specifying the term of the board of directors; and
•	any changes to Article 24 specifying the organization of the board of directors and the indemnification provisions for directors and officers.

Transocean’s articles of association require the affirmative vote of holders of the number of its shares at least equal to the sum of (A) two-thirds of the number of all shares outstanding and entitled to vote at a general meeting, plus (B) a number of shares outstanding and entitled to vote at the general meeting that is equal to one-third of the number of shares held by an interested shareholder, for Transocean to engage in any business combination with an interested shareholder

(as those terms are defined in Transocean’s articles of association) and for the amendment of the provisions in Transocean’s articles of association relating to this shareholder approval requirement.

Amendment of Governing Documents

Transocean Partners.  Amendments to the Transocean Partners limited liability company agreement generally require approval of a unit majority, though the Transocean Partners Board can make certain amendments, including amendments that do not adversely affect the Transocean Member (or any particular class of members) in any material respects, without unitholder approval. Any amendment to the Transocean Partners limited liability company agreement generally requires the approval of the Transocean Member.

Transocean.  Other than on the basis of an authorization of the general meeting of shareholders or the Swiss Code to Transocean’s board of directors, Transocean’s articles of association may only be amended by a resolution of its shareholders at a general meeting. Under Transocean’s articles of association, the Transocean board of directors may pass and amend organizational regulations. Under Swiss law, shareholders may not pass or amend organizational regulations but may pass resolutions amending the articles of association to effectively supersede provisions in the organizational regulations.

Quorum Requirements

Transocean Partners.  The holders of 33 1⁄3 percent of the outstanding units of the class or classes for which a meeting has been called, represented in person or by proxy, will constitute a quorum unless any action by the unitholders requires approval by holders of a greater percentage of the units, in which case the quorum will be the greater percentage.

Transocean.  The presence of shareholders, in person or by proxy, holding at least a majority of the shares entitled to vote at the time when the general meeting proceeds to business is generally the required presence for a quorum for the transaction of business at a general meeting of shareholders.  However, the presence of shareholders, in person or by proxy, holding at least two-thirds of the share capital recorded in the commercial register at the time when the general meeting proceeds to business is the required presence for a quorum to adopt a resolution to amend, vary, suspend the operation of or cause any of the following provisions of Transocean’s articles of association to cease to apply:

•	Article 18—which relates to proceedings and procedures at general meetings;
•	Article 19(g)—which relates to business combinations with interested shareholders;
•	Article 20—which sets forth the level of shareholder approval required for certain matters;
•	Article 21—which sets forth the quorum at a general meeting required for certain matters, including the removal of a serving member of the board of directors; and
•	Articles 22, 23 and 24—which relate to the size and the organization of the board of directors, the term of directors and the indemnification provisions for directors and officers.

Additionally, shareholders present, in person or by proxy, holding at least two-thirds of the share capital recorded in the commercial register at the time when the general meeting proceeds to business constitute the required presence for a quorum at a general meeting to adopt a resolution to remove a serving director.

Under the Swiss Code, the board of directors has no authority to waive quorum requirements stipulated in the articles of association.

Say on Pay

Transocean Partners.  Transocean Partners is an “emerging growth company” as defined under the Jumpstart Our Business Startups (“JOBS”) Act.  As such, it is permitted to meet the disclosure requirements of Item 402 of Regulation S-K by providing the reduced disclosure required of a “smaller reporting company.”  Transocean Partners is not required to hold non-binding unitholder advisory votes on executive compensation otherwise required by SEC rules.  Transocean Partners could be an emerging growth company for up to five years from August 5, 2014, the date of its initial public offering, or until the earliest of (1) the last day of the first fiscal year in which its annual gross revenues exceed $1 billion, (2) the date that Transocean Partners becomes a “large accelerated filer” as defined in Rule 12b-2 under the Exchange Act, which would occur at the end of the fiscal year during which the market value of Transocean Partners units that are held by non-affiliates exceeds $700 million as of the last business day of its most recently completed second fiscal quarter, or (3) the date on which Transocean Partners issued more than $1 billion in non- convertible debt during the preceding three-year period.

Transocean.  Transocean is required to hold non-binding shareholder advisory votes on executive compensation required by SEC rules.  Transocean holds these advisory votes on an annual basis.  In addition, under Swiss law, Transocean is required to hold annual binding shareholder votes on the prospective maximum aggregate amount of compensation of each of Transocean’s board of directors (for the period between annual meetings) and executive management (for the fiscal year commencing after the annual general meeting at which ratification is sought).

Inspection of Books and Records; Special Investigation

Transocean Partners.  The Transocean Partners limited liability company agreement provides that a member can, for a purpose reasonably related to his interest as a member, upon reasonable written demand stating the purpose of such demand and at the member’s own expense, have furnished to the member a current list of the name and last known address of each member, copies of the limited liability company agreement, the certificate of formation of Transocean Partners and related amendments; and certain information regarding the status of Transocean Partners’ business and financial condition.

Transocean.  Under the Swiss Code, a shareholder has a right to inspect the share register with regard to his, her or its own shares and otherwise to the extent necessary to exercise his, her or its shareholder rights. No other person has a right to inspect the share register. The books and correspondence of a Swiss company may be inspected with the express authorization of the general meeting of shareholders or by resolution of the board of directors and subject to the safeguarding of the company’s business secrets. At a general meeting of shareholders, any shareholder is entitled to request information from the board of directors concerning the affairs of the company. Shareholders may also ask the auditor questions regarding its audit of the company. The board of directors and the auditor must answer shareholders’ questions to the extent necessary for the exercise of shareholders’ rights and subject to prevailing business secrets or other of Transocean’s material interests.

Transfer and Registration of Shares and Units

Transocean Partners.  Transocean Partners has not imposed any restrictions applicable to the transfer of its common units. Transocean Partners’ transfer agent and registrar is Computershare.

Transocean.  Transocean has not imposed any restrictions applicable to the transfer of its shares. Transocean’s share register is maintained by Computershare, which acts as transfer agent and registrar. The share register reflects only record owners of Transocean’s shares. Swiss law does not recognize fractional share interests.

Rights upon Liquidation

Transocean Partners.  If Transocean Partners dissolves in accordance with the Transocean Partners limited liability company agreement, Transocean Partners will sell or otherwise dispose of its assets in a process called winding up. In winding up, the assets of Transocean Partners will be applied in the manner set forth below.

First, the liabilities of Transocean Partners will be satisfied either by payment or reasonable provision for payment. Then, all remaining assets will be distributed as follows.

If, as of the date three trading days prior to the announcement of the proposed liquidation, the average closing price for the Transocean Partners common units for the preceding 20 trading days (the “current market price”) is greater than the sum of:

•	any arrearages in payment of the minimum quarterly distribution on the common units for any prior quarters during the subordination period; plus
•	the initial unit price (less any prior capital surplus distributions and any prior cash distributions made in connection with a partial liquidation);

then such remaining assets will be applied as follows:

•	first, 100 percent to the common unitholders, pro rata, until each outstanding common unit receives an amount equal to the current market price of the common units;
•	second, 100 percent to the subordinated unitholders, pro rata, until each subordinated unit receives an amount equal to the current market price of the common units; and
•	thereafter, 50 percent to all unitholders, pro rata, and 50 percent to holders of incentive distribution rights.

If, as of the date three trading days prior to the announcement of the proposed liquidation, the current market price of the common units is equal to or less than the sum of:

•	any arrearages in payment of the minimum quarterly distribution on the common units for any prior quarters during the subordination period; plus
•	the initial unit price (less any prior capital surplus distributions and any prior cash distributions made in connection with a partial liquidation);

then such remaining assets will be applied as follows:

•

first, 100 percent to the common unitholders, pro rata, until each outstanding common unit receives an amount equal to the initial unit price (less any prior capital surplus distributions and any prior cash distributions made in connection with a partial liquidation);

•

second, 100 percent to the common unitholders, pro rata, until each outstanding common unit receives an amount equal to any arrearages in payment of the minimum quarterly distribution on the common units for any prior quarters during the subordination period;

•

third, 100 percent to the subordinated unitholders, until each outstanding subordinated unit receives an amount equal to the initial unit price (less any prior capital surplus distributions and any prior cash distributions made in connection with a partial liquidation); and

•	thereafter, 50 percent to all unitholders, pro rata, and 50 percent to holders of incentive distribution rights.

Notwithstanding either of the foregoing, if the application of the formula above would result in the common unitholders receiving, in the aggregate, less than a majority of the aggregate proceeds of liquidation, then the application of the proceeds of liquidation to the holders of the incentive distribution rights shall be reduced, pro rata, to the extent necessary to cause the aggregate application of the proceeds of liquidation to the common unitholders to represent a majority of the aggregate proceeds of liquidation.

Transocean.  Under Swiss law, Transocean may be dissolved at any time by a resolution adopted at a general meeting of shareholders, which must be passed by the affirmative vote of holders of at least two thirds of voting rights and an absolute majority of the par value of the shares, each as represented (in person or by proxy) at the general meeting. Dissolution and liquidation by court order is possible if (1) Transocean becomes bankrupt or (2) shareholders holding at least 10% of Transocean’s share capital so request for valid reasons. Under Swiss law, any surplus arising out of liquidation (after the settlement of all claims of all creditors) is distributed in proportion to the paid-up par value of shares held, but this surplus is subject to Swiss withholding tax of 35%. Transocean’s shares carry no privilege with respect to such liquidation surplus.

Enforcement of Civil Liabilities Against Foreign Persons

Transocean Partners.  Watson Farley & Williams LLP, Transocean Partners’ counsel providing Marshall Islands law advice, has advised Transocean Partners that there is uncertainty as to whether the courts of the Marshall Islands would (1) recognize or enforce against Transocean Partners or its directors or officers judgments of courts of the United States based on civil liability provisions of applicable U.S. federal and state securities laws; or (2) impose liabilities against Transocean Partners or its directors and officers in original actions brought in the Marshall Islands, based on these laws.

Transocean.  Homburger AG, Transocean’s Swiss legal counsel, has advised Transocean that it is uncertain that Swiss courts would enforce (1) judgments of U.S. courts obtained in actions against Transocean or other persons that are predicated upon the civil liability provisions of U.S. federal securities laws or (2) original actions brought against Transocean or other persons predicated upon the Securities Act. The enforceability in Switzerland of a foreign judgment rendered against Transocean or such other persons is subject to the limitations set forth in such international treaties by which Switzerland is bound and the Swiss Federal Private International Law Act. In particular, and without limitation to the foregoing, a judgment rendered by a foreign court may only be enforced in Switzerland if:

•	such foreign court had jurisdiction,
•	such judgment has become final and nonappealable,
•	the court procedures leading to such judgment followed the principles of due process of law, including proper service of process, and
•	such judgment does not violate Swiss law principles of public policy.

In addition, enforceability of a judgment by a non-Swiss court in Switzerland may be limited if Transocean can demonstrate that it or such other persons were not effectively served with process.

UNITHOLDER PROPOSALS

If the merger is completed, Transocean Partners does not expect to hold a 2017 annual meeting of unitholders.

If the merger is not completed, Transocean Partners will hold a 2017 annual meeting of unitholders.  Under Rule 14a-8(e) of the Exchange Act, proposals of unitholders intended to be presented at the 2017 annual meeting of unitholders must be received by Transocean Partners on or before November 17, 2016, to be eligible for inclusion in Transocean Partners’ proxy statement and proxy card related to that meeting. Only proper proposals under Rule 14a-8 of the Exchange Act that are timely received will be included in the proxy statement and proxy card for Transocean Partners’ 2017 annual meeting of unitholders.

If you desire to bring a matter before an annual meeting of unitholders (including the nomination of any elected director) and the proposal is submitted outside the process of Rule 14a-8, you must follow the procedures set forth in the Transocean Partners limited liability company agreement. The Transocean Partners limited liability company agreement provides that for a proposal to be properly brought by a unitholder (other than Transocean Holdings, as the Transocean Member) before an annual meeting of unitholders, such unitholder must provide notice thereof in writing to the Secretary of the Company not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the anniversary of the meeting date of the immediately preceding annual meeting, and, in such notice, provide to Transocean Partners certain information relating to the proposal provided, however, that if the scheduled annual meeting date is called for a date that is more than 30 days before or more than 70 days after such anniversary date, notice by such unitholder, to be timely, must be so delivered or received not earlier than the close of business on the 120th day and not later than the close of business on the later of the 90th day prior to the date of such annual meeting or, if less than 100 days’ prior notice or public disclosure of the scheduled meeting date is given or made, the 10th day following the earlier of the day on which the notice of such meeting was mailed to unitholders or the day on which such public disclosure was made. Any unitholder proposal received at Transocean Partners’ principal executive offices before January 5, 2017, or after February 4, 2017, will be considered untimely.  If a proposal is presented at the 2017 annual meeting of unitholders, the proxy holders will be able to exercise discretionary authority to vote on any such proposal to the extent authorized by Rule 14a-4(c) promulgated under the Exchange Act. Any such unitholder’s notice to the Secretary of the Company shall set forth the information set forth in the Transocean Partners limited liability company agreement with respect to each matter such unitholder proposes to bring before the annual meeting.

Nominations for persons for election as elected directors may only be made at a meeting at which nominated directors are to be elected. Such nominations can be made by any member or group of members other than the Transocean Member or its affiliates that holds beneficially 10 percent or more of Transocean Partners’ outstanding common units, provided written notice is supplied and subject to certain timing requirements set forth above. The notice must set forth for each person nominated for election:

•	the person’s name, age, business address and residential address;
•	the person’s principal occupation or employment;
•	a certification that such person meets the qualifications of an elected director;
•	a certification as to whether such person is, and intends to remain, a U.K. tax resident;
•	a certification as to whether such person meets the criteria for service on the conflicts committee;
•	certain information about the person required to be disclosed under Section 14 of the Exchange Act; and
•	a description of certain relationships and compensation arrangements between the nominee and the nominating member or group of members.

The notice must set forth for each member or group giving the notice, or the beneficial owner on whose behalf the nomination is made:

•	the member’s, group’s or beneficial owner’s name and address;

•

certain information regarding the member’s, group’s or beneficial owner’s or their immediate families’ direct or indirect interest in Transocean Partners, including, among others, any voting agreements, derivative instruments, pledges, rights to distributions or performance-related fees;

•	a representation that such member, group or beneficial owner is a record holder, is entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person;
•	a representation whether such member, group or beneficial owner intends to deliver a form of proxy to holders of outstanding interests or otherwise solicit proxies or votes; and
•	any other information relating to such member, group or beneficial owner that would be required under Section 14 of the Exchange Act.

Any proposals must be sent, in writing, to the Corporate Secretary, Transocean Partners LLC, 40 George Street, London W1U 7DW, United Kingdom.

The Transocean Partners Board may refuse to transact any business or to acknowledge the nomination of any person if you fail to comply with the foregoing procedures. For more information regarding nominations of directors, please consult the Transocean Partners limited liability company agreement. You may obtain a copy of the Transocean Partners limited liability company agreement, in which these notice procedures and requirements are set forth, upon written request to the Transocean Partners’ Corporate Secretary or on Transocean Partners’ website at: www.transoceanpartners.com under “Investor Relations - Governance.”

EXPERTS

The consolidated financial statements of Transocean Ltd. and subsidiaries appearing in Transocean Ltd.’s Annual Report (Form 10-K) for the year ended December 31, 2015 (including schedule appearing therein), and the effectiveness of Transocean Ltd.’s internal control over financial reporting as of December 31, 2015 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such reports given on the authority of such firm as experts in accounting and auditing.

The consolidated financial statements of Transocean Partners LLC and subsidiaries appearing in Transocean Partners LLC’s Annual Report (Form 10-K) for the year ended December 31, 2015 have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

LEGAL MATTERS

Homburger AG will pass upon certain Swiss legal matters in connection with the merger for Transocean, including the validity of the Transocean shares to be issued in connection with the merger and being offered hereby.  Baker Botts L.L.P., Houston, Texas, will pass upon certain U.S. federal income tax consequences of the merger for Transocean.

HOUSEHOLDING

Transocean Partners has adopted a procedure called “householding,” which the SEC has approved. Under this procedure, Transocean Partners is delivering a single copy of this proxy statement/prospectus to multiple common unitholders who share the same address unless Transocean Partners has received contrary instructions from one or more of the common unitholders. This procedure reduces the printing and mailing costs and the environmental impact. Common unitholders who participate in householding will be able to access and receive separate proxy cards. Upon written or oral request, Transocean Partners will promptly deliver a separate copy of this proxy statement/prospectus to any common unitholder at a shared address to which Transocean Partners delivered a single copy.

To receive a separate copy of this proxy statement/prospectus, common unitholders may write or call Transocean Partners at the following address and telephone number:

Transocean Partners LLC
40 George Street
London W1U 7DW, United Kingdom
+44 20 3675 8410

Common unitholders who hold units in “street name” may contact their broker, bank or other nominee to request information about householding.

WHERE YOU CAN FIND MORE INFORMATION

Transocean has filed a registration statement on Form S-4 to register with the SEC the Transocean shares to be delivered to Transocean Partners common unitholders in connection with the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Transocean in addition to being a proxy statement of Transocean Partners for the Transocean Partners special meeting. The registration statement, including the attached exhibits and schedules, contains additional relevant information about Transocean and its shares. The rules and regulations of the SEC allow Transocean and Transocean Partners to omit certain information included in the registration statement from this proxy statement/prospectus.

Transocean and Transocean Partners file annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy this information at the SEC’s Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549.  Please call the SEC at 1-800-SEC-0330 for further information on the operation of the Public Reference Room. The SEC also maintains an internet web site that has reports, proxy statements and other information about Transocean and Transocean Partners. The address of that site is http://www.sec.gov. The reports and other information filed by Transocean and Transocean Partners with the SEC are also available free of charge at their respective internet web sites, which are http://www.deepwater.com and http://www.transoceanpartners.com. Information on these web sites is not part of or incorporated by reference into this proxy statement/prospectus.

The SEC allows Transocean and Transocean Partners to “incorporate by reference” information into this proxy statement/prospectus. This means that important information can be disclosed to you by referring you to another document filed separately with the SEC. The information incorporated by reference is deemed to be part of this proxy statement/prospectus, except for any information superseded by information in this proxy statement/prospectus or in later filed documents incorporated by reference into this proxy statement/prospectus. This proxy statement/prospectus incorporates by reference the documents set forth below that Transocean and Transocean Partners have, respectively, previously filed with the SEC and any additional documents that either company may file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act between the date of this proxy statement/prospectus and the date of the completion of the merger (other than, in each case, those documents, or the portions of those documents or exhibits thereto, deemed to be furnished and not filed in accordance with SEC rules). These documents contain important information about Transocean and Transocean Partners and their respective financial performance.

Transocean (File No. 0-53533)

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2015;
•	Quarterly Reports on Form 10-Q for the periods ended March 31, 2016 and June 30, 2016; and
•	Current Reports on Form 8-K filed with the SEC on March 8, 2016, April 19, 2016, May 13, 2016, July 22, 2016, August 1, 2016 and September 2, 2016.

Transocean Partners (File No. 1-36584)

•	Annual Report on Form 10-K for the fiscal year ended December 31, 2015;
•	Quarterly Reports on Form 10-Q for the periods ended March 31, 2016 and June 30, 2016; and
•	Current Reports on Form 8-K filed with the SEC on February 9, 2016, February 22, 2016, May 5, 2016, May 24, 2016, August 1, 2016 and August 2, 2016.

In addition, this proxy statement/prospectus incorporates by reference any filings Transocean and Transocean Partners will make with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the date of the effectiveness of the registration statement (other than, in each case, those documents, or the portions of those documents or exhibits thereto, deemed to be furnished and not filed in accordance with SEC rules).

Documents incorporated by reference are available from Transocean or Transocean Partners, as the case may be, without charge, excluding any exhibits to those documents, unless the exhibit is specifically incorporated by reference into this proxy statement/prospectus. You may obtain these documents incorporated by reference by requesting them in writing or by telephone from the appropriate party at the following addresses and telephone numbers:

For Transocean:

Transocean Ltd.

c/o Transocean Offshore Deepwater Drilling Inc.

4 Greenway Plaza

Houston, Texas 77046

Attn: Investor Relations

Telephone requests may be directed to (713) 232-7500.

For Transocean Partners:

Transocean Partners

40 George Street

London, England, W1U 7DW

United Kingdom

Attn:  Investor Relations

Telephone requests may be directed to +44 (20) 3675-8410.

In order to ensure timely delivery of these documents, you should make such request by November 4, 2016.

You should only rely on the information contained in or incorporated by reference into this proxy statement/prospectus to vote on the merger and the merger agreement. Neither Transocean nor Transocean Partners has authorized anyone to give any information or make any representation about the merger or about the respective companies that differs from or adds to the information in this proxy statement/prospectus or in the documents incorporated by reference.

The information contained in this proxy statement/prospectus speaks only as of the date on the cover, unless the information specifically indicates that another date applies. You should not assume that the information in it is accurate as of any date other than that date, and neither its mailing to Transocean Partners common unitholders nor the issuance of Transocean shares in the merger shall create any implication to the contrary. You should not assume that the information incorporated by reference into this proxy statement/prospectus is accurate as of any date other than the date of such incorporated document.

ANNEX A

EXECUTION VERSION

AGREEMENT AND PLAN OF MERGER

among

TRANSOCEAN LTD.,

TRANSOCEAN PARTNERS HOLDINGS LIMITED,

TPHL HOLDINGS LLC

and

TRANSOCEAN PARTNERS LLC

Dated as of July 31, 2016

i

GLOSSARY OF DEFINED TERMS

Capitalized terms used but not previously defined shall have the meanings set forth in the section identified below.

Defined Term	Section
Action	Section 5.11(a)
Affiliate	Section 3.22
Agreement	Preamble
Applicable Laws	Section 3.5(a)
Assumed Phantom Unit Award	Section 2.1(b)(iv)(B)
Book Entry Unit	Section 2.1(b)(i)
Business Day	Section 8.9(y)
Certificate of Merger	Section 1.1
Closing	Section 1.2
Closing Date	Section 1.2
Code	Recitals
Company	Preamble
Company Alternative Proposal	Section 5.2(e)(i)
Company Acquisition Agreement	Section 5.2(c)
Company Benefit Plans	Section 3.11
Company Board	Recitals
Company Board Recommendation	Section 5.3(b)
Company Certificate	Section 2.1(b)(i)
Company Change in Recommendation	Section 5.2(c)
Company Common Units	Recitals
Company Disclosure Letter	Article 3
Company Intervening Event	Section 5.2(e)(ii)
Company Intervening Event Change in Recommendation	Section 5.2(d)
Company LLC Agreement	Section 8.9(g)
Company Material Adverse Effect	Section 3.1
Company Material Contract	Section 3.20(a)
Company Notice of Change in Recommendation	Section 5.2(c)
Company Notice of Intervening Event Change in Recommendation	Section 5.2(d)
Company Permits	Section 3.5(b)
Company Permitted Liens	Section 3.18
Company Real Property	Section 3.5(d)
Company Reports	Section 3.7(a)
Company Superior Proposal	Section 5.2(e)(iii)
Company Unitholder Approval	Section 3.17
Company Unitholder Meeting	Section 3.17
Confidentiality Agreement	Section 8.9(o)
Conflicts Committee	Recitals
Conflicts Committee Financial Advisor	Section 3.14
constructive knowledge	Section 8.9(c)
control	Section 3.22

Defined Term	Section
Effective Time	Section 1.1
Environmental Laws	Section 3.12(a)
ERISA	Section 3.11
ERISA Affiliate	Section 3.11
Exchange Act	Section 3.4
Exchange Agent	Section 2.2(a)
Exchange Fund	Section 2.2(a)
Exchange Ratio	Section 2.1(b)(i)
Excluded Common Units	Section 2.1(b)(ii)
Fairness Opinion	Section 3.15(b)
FCPA	Section 3.5(e)
Form S-4	Section 5.7(a)
GAAP	Section 3.7(b)
Governmental Entity	Section 3.6(b)
Hazardous Materials	Section 3.12(c)
Holdings	Preamble
HSR Act	Section 8.9(n)
Incentive Distribution Rights	Section 8.9(h)
Indemnified Party(ies)	Section 5.11(a)
Liens	Section 3.4
Marshall Islands Act	Recitals
Material Adverse Effect	Section 8.9(e)
Members	Section 8.9(q)
Membership Interest	Section 8.9(i)
Merger	Recitals
Merger Consideration	Section 2.1(b)(i)
Merger Sub	Preamble
Non-U.S. Antitrust Laws	Section 8.9(s)
NYSE	Recitals
OFAC	Section 3.5(f)
Omnibus Agreement	Section 8.9(r)
Option Right	Recitals
Outstanding	Section 8.9(j)
Parent	Preamble
Parent Benefit Plans	Section 4.11
Parent Board	Recitals
Parent Disclosure Letter	Article 4
Parent Material Adverse Effect	Section 4.1
Parent Material Contract	Section 4.19
Parent Options	Section 4.3
Parent Permits	Section 4.5(b)
Parent Permitted Liens	Section 4.17
Parent Real Property	Section 4.5(d)
Parent Reports	Section 4.7(a)
Parent Shares	Recitals

v

Defined Term	Section
Person	Section 3.5(e)
Phantom Unit Awards	Section 2.1(b)(iii)
Proxy Statement/Prospectus	Section 5.7(a)
Regulatory Filings	Section 3.6(b)
Representative	Section 5.2(a)
Returns	Section 3.10(a)
Sarbanes-Oxley Act	Section 3.7(a)
SEC	Section 3.7(a)
Securities Act	Section 3.6(b)
Significant Subsidiary	Section 3.4
Special Approval	Section 8.9(p)
Subordinated Unit	Section 8.9(m)
Subsidiary	Section 8.9(f)
Surviving Entity	Section 1.1
tax(es)	Section 3.10(g)
Termination Fee	Section 7.5(a)
Third Party Provision	Section 8.3
Third Quarter Distribution	Section 5.18
to the knowledge of	Section 8.9(b)
TODDI	Section 8.9(c)
Transocean Member	Section 8.9(k)
Transocean Member Interest	Section 8.9(l)
Unaffiliated Unitholders	Recitals

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”) dated as of July 31, 2016, is by and among Transocean Ltd., a Swiss corporation (“Parent”), Transocean Partners LLC, a Marshall Islands limited liability company (“Company”), Transocean Partners Holdings Limited, a Cayman Islands exempted company and an indirect, wholly owned subsidiary of Parent (“Holdings”), and TPHL Holdings LLC, a Marshall Islands limited liability company and a direct, wholly owned subsidiary of Holdings (“Merger Sub”).

RECITALS

A.     The Company is a Marshall Islands limited liability company with its outstanding common units representing limited liability company interests (the “Company Common Units”) listed and traded on the New York Stock Exchange (the “NYSE”).  Parent is a Swiss corporation with outstanding registered shares, par value CHF 0.10 per share, listed and traded on the NYSE (the “Parent Shares”).  Merger Sub is a Marshall Islands limited liability company and a direct, wholly owned subsidiary of Holdings newly formed for the sole purpose of effecting the merger (the “Merger”) of Merger Sub with and into the Company, with the Company as the surviving entity, in accordance with the applicable provisions of the Limited Liability Company Act of 1996 of the Republic of the Marshall Islands, as amended (the “Marshall Islands Act”), and the Company LLC Agreement and upon the terms and conditions set forth in this Agreement.

B.     The Conflicts Committee (the “Conflicts Committee”) of the Board of Directors of the Company (the “Company Board”), by unanimous vote, has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair and reasonable to, and in the best interest of, the holders of Company Common Units (other than Parent and its Affiliates) (the “Unaffiliated Unitholders”) and the Company Group (as defined in the Company LLC Agreement), (ii) approved this Agreement and the transactions contemplated hereby, including the Merger (the foregoing constituting Special Approval), (iii) recommended to the Company Board that the Company Board approve this Agreement and the consummation of the transactions contemplated hereby, including the Merger, and recommend to the Members that the Members approve this Agreement and the Merger, and (iv) recommended to the Members that the Members approve this Agreement and the Merger.

C.     Upon the receipt of such approval and recommendation of the Conflicts Committee, at a meeting duly called and held, the Company Board, by unanimous vote, has (i) determined that this Agreement and the transactions contemplated hereby, including the Merger, are fair and reasonable to, and in the best interest of, the Members and the Company Group (as defined in the Company LLC Agreement), (ii) approved this Agreement and the transactions contemplated hereby, including the Merger, (iii) directed that this Agreement and the Merger be submitted to a vote of the Members, and (iv) recommended to the Members that the Members approve this Agreement and the Merger.

D.     Holdings, in its capacity as the Transocean Member and holder of all outstanding Subordinated Units, has approved by written consent this Agreement and the Merger.

E.     The Board of Directors of Parent (the “Parent Board”) has authorized (i) the grant of (and Parent has granted) an option right (the “Option Right”) to Holdings to acquire from Parent, Parent Shares newly issued out of Parent’s conditional share capital and (ii) the issuance of new Parent Shares out of the Parent’s conditional share capital to be delivered by Holdings, upon exercise by Holdings of the Option Right, to the holders of Company Common Units as Merger Consideration pursuant to the Merger.

F.     A special board committee appointed by the Parent Board has authorized the execution and delivery of this Agreement and the transactions contemplated hereby.

G.     The respective Boards of Directors of Holdings and Merger Sub have (i) determined that this Agreement and the transactions contemplated by this Agreement, including the Merger, are in the best interests of their respective companies and equity holders and (ii) approved and declared advisable this Agreement and the transactions contemplated hereby, including the Merger.

H.     Holdings, as the sole member of Merger Sub, has approved this Agreement providing for the Merger in accordance with the Marshall Islands Act, upon the terms and subject to the conditions set forth in this Agreement.

I.     For U.S. federal income tax purposes, it is intended that (i) the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), and (ii) this Agreement shall constitute a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a).

NOW, THEREFORE, in consideration of the foregoing, and of the representations, warranties, covenants and agreements contained herein, the parties hereto hereby agree as follows:

ARTICLE 1

THE MERGER

Section 1.1.  The Merger.  Subject to the provisions of this Agreement, a certificate of merger (the “Certificate of Merger”) shall be duly prepared and executed by the Company in accordance with the relevant provisions of the Marshall Islands Act and thereafter delivered to the Registrar of Corporations of the Marshall Islands for filing, as provided in the Marshall Islands Act, on the Closing Date.  The Merger shall become effective upon the filing of the Certificate of Merger with the Registrar of Corporations of the Marshall Islands or at such time thereafter as is agreed upon in writing by Parent and the Company and provided in the Certificate of Merger (the “Effective Time”).  At the Effective Time, Merger Sub shall be merged with and into the Company and the separate existence of Merger Sub shall cease and the Company shall continue as the surviving entity in the Merger.  The Merger will have the effects set forth in the Marshall Islands Act, Section 14.6(a) of the Company LLC Agreement and this Agreement.  As used in this Agreement, “Surviving Entity” shall mean the Company, at and after the Effective Time, as the surviving entity in the Merger.

Section 1.2.  The Closing.  Upon the terms and subject to the conditions of this Agreement, the closing of the Merger (the “Closing”) shall take place (a) at the offices of Baker Botts L.L.P., 910 Louisiana Street, Houston, Texas 77002, at 10:00 a.m., local time, on the first Business Day immediately following the day on which all of the conditions set forth in Article 6 have been satisfied or waived (by the party entitled to waive the condition) (except for those conditions that by their nature cannot be satisfied until the Closing, but subject to the satisfaction or waiver of those conditions); provided, however, that if such first Business Day falls on or before the record date for the payment of the Third Quarter Distribution, then the Closing shall be deferred to the Business Day immediately after such record date, or (b) at such other time, date or place as the parties may agree.  The date on which the Closing occurs is referred to as the “Closing Date.”

Section 1.3.  Certificate of Formation and Limited Liability Company Agreement of the Surviving Entity.

(a)     As of the Effective Time, the Certificate of Formation of the Company as in effect immediately prior to the Effective Time shall remain unchanged and shall be the certificate of formation of the Surviving Entity from and after the Effective Time, and thereafter may be amended as provided therein or by Applicable Law, in each case consistent with the obligations set forth in Section 5.11.

(b)     As of the Effective Time, the Company LLC Agreement as in effect immediately prior to the Effective Time shall remain unchanged and shall be the limited liability company agreement of the Surviving Entity from and after the Effective Time, and thereafter may be amended as provided therein or by Applicable Law, in each case consistent with the obligations set forth in Section 5.11.

ARTICLE 2

CONVERSION OF SECURITIES

Section 2.1.  Effect on Securities.

(a)     Merger Sub Membership Interests.  At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof or any other Person, the limited liability company interests of Merger Sub issued and outstanding immediately prior to the Effective Time shall be converted into a number of validly issued, fully paid and nonassessable Company Common Units equal to the number of Company Common Units converted into the Merger Consideration pursuant to Section 2.1(b).  Holdings as the holder of such Company Common Units at the Effective Time continues as a Member.

(b)     Company Securities.

(i)     Company Common Units.  At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof (but subject to adjustment in accordance with the provisions of Section 2.1(b)(vi)), each Company Common Unit (other than Excluded Common Units and Company Common Units issued pursuant to Section 2.1(a)) that is issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive 1.1427 (the “Exchange Ratio”) validly issued, fully paid and nonassessable Parent Shares (as adjusted by Section 2.1(b)(vi), the “Merger Consideration”) to be transferred by Holdings pursuant to the Merger and this Agreement.  In addition and notwithstanding the cancellation of the Company Common Units (including pursuant to Section 2.2), following the Effective Time, holders as of the relevant record date of Company Common Units issued and outstanding immediately prior to the Effective Time will have continued rights to any distribution from the Company, without interest, with respect to such Company Common Units with a record date occurring prior to the Effective Time that may have been declared or made by the Company Board with respect to such units in accordance with the terms of the Company LLC Agreement and this Agreement and which remains unpaid as of the Effective Time.  Such distributions by the Company are not part of the Merger Consideration, and will be paid on the payment date set therefor to such holders of Company Common Units whether or not such holders exchange such Common Units pursuant to Section 2.2.  Prior to the Effective Time, Holdings shall exercise the Option Right and Parent shall issue to Holdings, pursuant to the exercise by Holdings of the Option Right, that number of Parent Shares that are to be delivered by Holdings to the holders of Company Common Units pursuant to the Merger and this Agreement.  At the Effective Time, by virtue of the Merger and without any action on the part of any holder thereof, all Company Common Units (other than Excluded Common Units and Company Common Units issued pursuant to Section 2.1(a)) shall cease to be outstanding and shall be canceled and retired and shall cease to exist, and each certificate and uncertificated book entry that immediately prior to the Effective Time represented any Company Common Units (other than Excluded Common Units) (as applicable, a “Company Certificate” or “Book Entry Unit”) shall thereafter represent only the right to receive the Merger Consideration to be transferred by Holdings pursuant to the Merger with respect to the Company Common Units formerly represented thereby and any dividends or other distributions to which the holders thereof are entitled pursuant to Section 2.2(c).

(ii)     Treatment of Excluded Common Units and Other Membership Interests.  At the Effective Time, by virtue of the Merger, (A) the Company Common Units that are held by Parent, Holdings or Merger Sub or by any Subsidiary of Parent immediately prior to the Effective Time (the “Excluded Common Units”), (B) the Subordinated Units, (C) the Transocean Member Interest and (D) the Incentive Distribution Rights shall remain outstanding as Membership Interests in the Surviving Entity, unaffected by the Merger.

(iii)     Unvested Phantom Units.  The parties acknowledge that, as of the date hereof, awards of phantom units (“Phantom Unit Awards”) representing 176,621 Company Common Units subject to performance and/or time-based vesting conditions have been granted and have not yet vested under a Company Benefit Plan.

(A)     Except as provided in Section 2.1(b)(iv)(B), immediately prior to the Effective Time, all time-based Phantom Unit Awards granted prior to the date of this Agreement and all performance-based Phantom Unit Awards granted prior to January 1, 2016, in each case, that are unvested shall become fully vested without any action on the part of the awardholder, the Company, Parent or Merger Sub and, as a result, a number of Company Common Units determined in accordance with the terms of the applicable Company Benefit Plan and award agreement (such number as may be reduced to comply with applicable withholding requirements) will be issued to the awardholder immediately prior to the Effective Time and each such unit will be treated at the Effective Time, the same as, and have the same rights and be subject to the same conditions as, each Company Common Unit described in Section 2.1(b)(i).

(B)     Immediately prior to the Effective Time, all performance-based Phantom Unit Awards granted on or after January 1, 2016 shall be deemed to have vested in a number of Earned Phantom Units (as such term is defined in the Terms and Conditions of such grant) determined by multiplying 100% by 45,802 (the number of target performance-based phantom units), and, as a result, a corresponding number of Company Common Units (such number as may be reduced to comply with applicable withholding requirements) will be issued to the awardholder immediately prior to the Effective Time and each such unit will be treated at the

Effective Time, the same as, and have the same rights and be subject to the same conditions as, each Company Common Unit described in Section 2.1(b)(i).

(iv)     Vested Phantom Units.  The parties acknowledge that, as of the date hereof, Phantom Unit Awards representing 24,900 Company Common Units that were subject to time-based vesting conditions have been granted and have vested but have not converted to Company Common Units under a Company Benefit Plan.

(A)     Except as provided in Section 2.1(b)(iv)(B), immediately prior to the Effective Time, all time-based Phantom Unit Awards that have vested but have not converted to Company Common Units shall convert to Company Common Units without any action on the part of the awardholder, the Company, Parent or Merger Sub and, as a result, a number of Company Common Units determined in accordance with the terms of the applicable Company Benefit Plan and award agreement (such number as may be reduced to comply with applicable withholding requirements) will be issued to the awardholder immediately prior to the Effective Time and each such unit will be treated at the Effective Time, the same as, and have the same rights and be subject to the same conditions as, each Company Common Unit described in Section 2.1(b)(i).

(B)     The Company shall take all necessary action to provide that each Phantom Unit Award listed in Section 2.1(b)(iv)(B) of the Company Disclosure Letter that remains outstanding immediately prior to the Effective Time shall cease to represent a right to acquire Company Common Units, and Parent shall assume each such Phantom Unit Award (hereinafter an “Assumed Phantom Unit Award”) which shall, effective as of the Effective Time, represent the right to acquire Parent Shares, subject to the terms of the applicable Company Benefit Plan and award agreement; provided, however, that the number of Parent Shares issuable upon settlement of such Assumed Phantom Unit Award shall be equal to the number of Company Common Units that were subject to the Phantom Unit Award immediately prior to the Effective Time multiplied by the Exchange Ratio (rounded down to the nearest whole Parent Share).  Prior to the Effective Time, the Company, the Company Board (or the compensation committee of the Company Board), Parent and the Parent Board (or the compensation committee of the Parent Board) shall take all actions necessary under the Company Benefit Plans and Parent Benefit Plans and the award agreements thereunder and otherwise to effectuate this Section 2.1(b)(iv)(B).  Following the Effective Time, no holder of a Phantom Unit Award that becomes an Assumed Phantom Unit Award shall have any right to receive any Company Common Units in respect of such Phantom Unit Award or any right to receive the Merger Consideration.

(v)     Further Action.  The Company, the Company Board (or the compensation committee of the Company Board), Parent and the Parent Board (or the compensation committee of the Parent Board) shall take all requisite action to implement and effectuate the foregoing provisions of Section 2.1(b)(iii) and Section 2.1(b)(iv).

(vi)     Certain Adjustments.  If between the date of this Agreement and the Effective Time, whether or not permitted pursuant to the terms of this Agreement, the outstanding Parent Shares in respect thereof shall be changed by reason of any subdivision, reclassification, recapitalization, stock split, split-up, combination or exchanging of shares, merger, consolidation, reorganization or other similar transaction, or any dividend or distribution of Parent Shares or other dividend or distribution payable in other securities shall be declared with a record date within such period, or any similar event shall have occurred, the Merger Consideration, the Exchange Ratio and any similarly dependent items, as the case may be, shall be appropriately adjusted to provide the holders of Company Common Units and Phantom Unit Awards with the same economic effect as was contemplated by this Agreement prior to giving effect to such event.

Section 2.2.     Exchange of Certificates.

(a)     Exchange Fund.  Prior to the Effective Time, Parent shall appoint a commercial bank or trust company or such other party as is reasonably satisfactory to the Company to act as exchange agent hereunder for the purpose of exchanging Company Certificates and Book Entry Units for the Merger Consideration and the payment of any dividends or other distributions pursuant to Section 2.2(c) (the “Exchange Agent”).  As soon as reasonably practicable after the Effective Time, (i) Holdings or Parent shall provide the Exchange Agent an uncertificated Parent Share book-entry representing the number of Parent Shares that are issuable pursuant to Section 2.1(b) (as such number may be adjusted by Section 2.2(e)) to be held by the Exchange Agent in trust for the benefit of the holders of Company Common Units (other than holders of Excluded Common Units and Company Common Units issued pursuant to Section 2.1(a)), and (ii) authorize the Exchange Agent to exchange Parent Shares in accordance with Section 2.1(b).  Parent shall deposit, or transfer to Holdings and Holdings shall deposit, with the Exchange Agent any cash or other consideration as and when necessary to pay any dividends or other distributions pursuant to Section 2.2(c).  Parent shall pay all costs and fees of the Exchange Agent and all expenses associated with the exchange process.  Such Parent Shares, together with any dividends or distributions with respect thereto as provided in Section 2.2(c), are referred to herein as the “Exchange Fund.”  The Exchange Agent, pursuant to irrevocable instructions consistent with the terms of this Agreement, shall deliver the Parent Shares to be paid pursuant to Section 2.1(b) and the payment of any dividends or other distributions pursuant to Section 2.2(c) out of the Exchange Fund, and the Exchange Fund shall not be used for any other purpose whatsoever.  The Exchange Agent shall not be entitled to vote or exercise any rights of ownership with respect to the Parent Shares held by it from time to time hereunder, except that it shall receive and hold all dividends or other distributions paid or distributed after the deposit of such Exchange Fund with respect thereto for the account of Persons entitled thereto.

(b)     Exchange Procedures.

(i)     As soon as reasonably practicable after the Effective Time and in any event not later than the second Business Day following the Closing Date, Parent shall cause the Exchange Agent to mail, and Parent shall and shall cause the Exchange Agent to make otherwise available, to each holder of record of one or more Company Common Units as of immediately prior to the Effective Time, a form of letter of transmittal to be used to effect the exchange of such Company Common Units for the Merger Consideration payable in respect thereof and any dividends or distributions payable pursuant to Section 2.2(c), along with instructions for using such letter of transmittal to effect such exchange.  The letter of transmittal (or the instructions thereto) shall specify that delivery shall be effected, and risk of loss and title to the Company Common Units shall pass, only upon delivery thereof together with (A) delivery of the corresponding Company Certificate to the Exchange Agent or (B) receipt by the Exchange Agent of an “agent’s message” with respect to Book Entry Units.  Such letter of transmittal shall be in customary form and have such other provisions as Parent and Company may reasonably agree prior to the Effective Time.

(ii)     Upon surrender to the Exchange Agent of a Company Certificate for cancellation, together with a duly completed and executed letter of transmittal and any other documents reasonably required by Parent or the Exchange Agent, or receipt by the Exchange Agent of an “agent’s message” with respect to Book Entry Units, (A) the holder of Company Common Units shall be entitled to receive in exchange therefor an uncertificated Parent Share book-entry representing the number of whole Parent Shares that such holder has the right to receive pursuant to Section 2.1(b) and Section 2.2(e) (along with any unpaid dividends and distributions with respect to such Parent Shares as provided in Section 2.2(c)); and (B) the Company Certificate or Book Entry Units represented by the “agent’s message” so surrendered shall forthwith be cancelled.  No interest shall be paid or accrued on any Merger Consideration or unpaid dividends and distributions, if any, payable to holders of Company Common Units.

(iii)     In the event of a transfer of ownership of Company Common Units that is not registered in the transfer records of the Company, the Merger Consideration payable in respect of such Company Common Units (along with any unpaid dividends and distributions with respect to such Parent Shares as provided in Section 2.2(c)) may be paid to a transferee if the Company Certificate representing such Company Common Units is presented to the Exchange Agent accompanied by all documents required to evidence and effect such transfer, including such signature guarantees as Parent or the Exchange Agent may reasonably request, and to evidence that any applicable unit transfer taxes have been paid.

(c)     Dividends and Distributions with Respect to Unexchanged Units.  The former holders of Company Common Units to whom Parent Shares must be delivered pursuant to the Merger shall be entitled to receive dividends or other distributions with respect to the Parent Shares as of the Effective Time; provided,  however, that if under Applicable Law the Parent Shares to be delivered to the former holders of any Company Common Units are not eligible to receive a dividend or other distribution paid by the Parent on or after the Effective Time, Holdings shall instead and in lieu of such dividend or other distribution pay the former holders of Company Common Units a U.S. dollar amount equal to the value of such dividend or other distribution, and provided further, that no dividends or other distributions with respect to Parent Shares with a record date after the Effective Time shall be paid to the former holder of any Company Common Units until such holder shall surrender such units in accordance with this Section 2.2.  Subject to the effect of Applicable Law: (i) at the time of the surrender of any such Company Common Units for exchange in accordance with the provisions of this Section 2.2, there shall be paid to the surrendering holder, without interest, the amount of dividends or other distributions (having a record date after the Effective Time but on or prior to surrender and a payment date on or prior to surrender) not theretofore paid with respect to the number of whole Parent Shares that such holder is entitled to receive; and (ii) at the appropriate payment date and without duplicating any payment made under clause (i) above, there shall be paid to the surrendering holder, without interest, the amount of dividends or other distributions (having a record date after the Effective Time but on or prior to surrender and a payment date subsequent to surrender) payable with respect to the number of whole Parent Shares that such holder receives.

(d)     No Further Ownership Rights in Company Common Units.  The Merger Consideration delivered and paid upon the surrender for exchange of Company Common Units in accordance with the terms hereof (including any cash paid pursuant to Section 2.2(c)) shall be deemed to have been delivered and paid in full satisfaction of all rights pertaining to such Company Common Units.  At the Effective Time, the limited liability company interest transfer books of the Company shall be closed and from and after the Effective Time, there shall be no further registration of transfers of the Company Common Units that were outstanding immediately prior to the Effective Time.  If, after the Effective Time, a Company Certificate or Book Entry Unit is presented to the Surviving Entity for any reason, it shall be cancelled and exchanged as provided in this Section 2.2.

(e)     No Fractional Shares. No certificates or scrip representing fractional Parent Shares shall be issued in the Merger.  Notwithstanding any other provision of this Agreement, all fractional Parent Shares that a holder of Company Common Units converted pursuant to the Merger would otherwise be entitled to receive as Merger Consideration (after taking into account all Company Certificates (or effective affidavits in lieu thereof) or Book-Entry Units held by such holder) will be aggregated and then, if a fractional Parent Share results from that aggregation, be rounded up to the nearest whole Parent Share (and, for the avoidance of doubt, no Person that is not a record holder of Company Common Units will be entitled hereunder to have any fractional Parent Shares so rounded up, and none of Parent, Holdings or the Surviving Entity shall have any obligation pursuant to this sentence with respect to any Person that is not a record holder of  Company Common Units) and any such additional Parent Shares shall become part of the Merger Consideration.

(f)     Termination of Exchange Fund.  Any portion of the Exchange Fund that remains unclaimed by the former unitholders of the Company as of the date that is 12 months following the Effective Time shall be delivered to Parent, upon demand.  Thereafter, any former unitholders of the Company who have not theretofore complied with the provisions of this Section 2.2 shall look only to Parent and the Surviving Entity for payment of their claim for Merger Consideration and any dividends or distributions with respect to Parent Shares represented thereby (all without interest).

(g)     No Liability.  None of Parent, the Company, the Surviving Entity, the Exchange Agent or any other Person shall be liable to any former holder of Company Common Units for any amount properly delivered to any public official pursuant to any applicable abandoned property, escheat or similar law.  If any Company Common Units have not been surrendered in accordance with the provisions of this Section 2.2 immediately prior to the date on which such amounts would otherwise escheat to or become property of any governmental entity), such amount shall, to the extent permitted by Applicable Law, become the property of Parent, free and clear of any claims or interest of any such holders or their successors, assigns or personal representatives previously entitled thereto.

(h)     Lost, Stolen, or Destroyed Company Certificates.  If any Company Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Company Certificate to be lost, stolen or destroyed, and, if required by Parent or the Exchange Agent, the posting by such Person of a bond, in such reasonable amount as Parent or the Exchange Agent may direct, as indemnity against any claims that may be made against it with respect to such Company Certificate, the Exchange Agent shall issue in exchange for such lost, stolen or destroyed Company Certificate the Merger Consideration (along with any unpaid dividends and distributions pursuant to Section 2.2(c)) deliverable with respect thereto pursuant to this Agreement.

Section 2.3.  Taking of Necessary Action; Further Action.  Upon the terms and subject to the conditions of this Agreement, each of the parties shall use reasonable best efforts to take all such actions as may be necessary or appropriate in order to effectuate the Merger under the Marshall Islands Act as promptly as commercially practicable.  In addition, the parties agree to execute and deliver any additional instruments necessary to consummate the transactions contemplated by this Agreement.  If, at any time after the Effective Time, any further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Entity with full right, title and possession to all assets, real estate and other property, rights, privileges, powers and franchises of either of Merger Sub or the Company, the directors and officers of the Surviving Entity are fully authorized, in the name of the Surviving Entity or otherwise to take, and shall take, all such lawful and necessary action.

Section 2.4.  Withholding.  Each of Parent, Holdings, the Surviving Entity and the Exchange Agent shall be entitled, without duplication, to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any former holder of Company Common Units such amounts as required under the Code or any provision of state, local or foreign tax law, with respect to the making of such payment.  Any such withheld amounts that are paid over to the appropriate tax authority shall be treated for all purposes of this Agreement as having been paid to the former holder of Company Common Units in respect of whom such deduction and withholding was made.

Section 2.5.  No Dissenters’ Rights.  No dissenters’ or appraisal rights shall be available with respect to the Merger or the other transactions contemplated by this Agreement.

ARTICLE 3

REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Except as set forth in (a) other than with respect to Section 3.1, Section 3.2 and Section 3.3, the Company Reports filed (which term, when used in this Agreement, shall for the avoidance of doubt include documents either furnished or filed with the SEC) on or after December 31, 2014 and prior to the date of this Agreement (excluding any risk factor disclosure contained in any such Company Report under the heading “Risk Factors” or “Forward-Looking Information” or similar heading (other than any factual information contained under such headings)) and (b) the disclosure letter delivered to Parent by the Company at or prior to the execution hereof (the “Company Disclosure Letter”) (each section of which qualifies the correspondingly numbered representation, warranty or covenant to the extent specified therein and such other representations, warranties or covenants to the extent a matter in such section is disclosed in such a way as to make its relevance to such other representation, warranty or covenant reasonably apparent), the Company represents and warrants to Parent, Holdings and Merger Sub that:

Section 3.1.  Existence; Good Standing; Corporate Authority.  The Company is a limited liability company duly organized, validly existing and in good standing under the laws of the Republic of the Marshall Islands.  To the extent such concept or similar concept exists in the relevant jurisdiction, to the knowledge of the Company, the Company is duly qualified to do business and is in good standing under the laws of any jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified or in good standing does not and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on the Company (a “Company Material Adverse Effect”).  The Company has all requisite limited liability company power and authority to own, operate and lease its properties and to carry on its business as now conducted, except where the failure to have such power and authority does not and is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.  The copies of the Company’s Certificate of Formation and the Company LLC Agreement previously made available to Parent are true and correct and contain all amendments as of the date hereof.

Section 3.2.  Authorization, Validity and Effect of Agreements.  The Company has the requisite limited liability company power and authority to execute and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party.  The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby have been duly authorized by the Conflicts Committee and the Company Board, and no other limited liability company action on the part of the Company is necessary to authorize the execution, delivery and performance of this Agreement by the Company and the consummation of the transactions contemplated hereby, other than the approval referred to in Section 3.17.  This Agreement has been duly and validly executed and delivered by the Company and, assuming the due authorization, execution and delivery of this Agreement by Parent, Holdings and Merger Sub, constitutes the valid and legally binding obligation of the Company, enforceable against the Company in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights and general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

Section 3.3.  Capitalization.  As of the date of this Agreement, the issued and outstanding Membership Interests of the Company consisted of (a) 40,914,962 Company Common Units; (b) no Company Common Units held by the Company in its treasury; (c) 27,586,207 Subordinated Units; (d) the Incentive Distribution Rights; (e) the Transocean Member Interest; and (f) 212,971 Company Common Units reserved for issuance upon the settlement of outstanding Phantom Unit Awards.  From March 31, 2016 to the date of this Agreement, the Company has not issued any Company Common Units (other than pursuant to Phantom Unit Awards that were outstanding as of March 31, 2016) or other Membership Interests, other limited liability company interests, voting securities or other equity interests, or any securities convertible into or exchangeable or exercisable for any Membership Interests or other limited liability company interests, voting securities or other equity interests.  All issued Company Common Units, Subordinated Units, Incentive Distribution Rights and the Transocean Member Interest are duly authorized, validly issued, fully paid (to the extent required under the Company LLC Agreement), nonassessable (except as such nonassessability may be affected by Sections 20, 31, 40 and 49 of the Marshall Islands Act and except as may otherwise be provided in the Company LLC Agreement) and free of preemptive rights (except as provided in the Company LLC Agreement).  As of the date of this Agreement, except as set forth in this Section 3.3 or as provided in the Company LLC Agreement, the Omnibus Agreement or in Section 5.13, (x) there are no outstanding or authorized Membership Interests and there are no options, warrants, calls, subscriptions, convertible securities, preemptive rights or other rights, agreements, claims or commitments which obligate the Company or any of its Subsidiaries to issue, transfer or sell any Membership Interests or other limited liability company interests, voting securities or other equity interest in the Company or any of its Subsidiaries or securities convertible into or exchangeable for such Membership Interests, limited liability company interests, voting securities or equity interests, (y) there are no outstanding or authorized contractual obligations of the Company or any of its Subsidiaries to repurchase, redeem or otherwise acquire any Membership Interests or other limited liability company interests, voting securities or other equity interest in the Company or any of its Subsidiaries or any such securities or agreements listed in clause (x) of this sentence, and (z) there are no voting trusts or similar agreements to which the Company or any of its Subsidiaries is a party with respect to the voting of any Membership Interests or other limited liability company interests, voting securities or other equity interest in the Company or any of its Subsidiaries.  The Company has no outstanding bonds, debentures, notes or other obligations, the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the Members of the Company on any matter.

Section 3.4.  Significant Subsidiaries.  For purposes of this Agreement, “Significant Subsidiary” shall mean significant subsidiary as defined in Rule 1-02 of Regulation S-X under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).  Each of the Company’s Significant Subsidiaries is a corporation or other legal entity duly organized, validly existing and, to the extent such concept or similar concept exists in the relevant jurisdiction, in good standing under the laws of its jurisdiction of incorporation or organization, has the corporate or other entity power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted, and, to the knowledge of the Company, is duly qualified to do business and is in good standing (where applicable) in each jurisdiction in which the ownership, operation or lease of its property or the conduct of its business requires such qualification, in each case except for jurisdictions in which such failure to be so qualified or to be in good standing does not and is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.  All of the outstanding shares of capital stock of, or other ownership interests in, each of the Company’s Significant Subsidiaries are duly authorized, validly issued, fully paid and nonassessable (except to the extent provided by Applicable Law) and, as of the date of this Agreement, are owned, directly or indirectly, by the Company (other than shares of capital stock of, or other ownership interests in, any of the Company’s Significant Subsidiaries that are owned directly or indirectly by Holdings or Parent, as to which the Company makes no representation or warranty), to the knowledge of the Company, free and clear of all mortgages, deeds of trust, liens, security interests, pledges, leases, conditional sale contracts, charges, privileges, easements, rights of way, reservations, options, rights of first refusal and other encumbrances (“Liens”).

Section 3.5.  Compliance with Laws; Permits.  Except for such matters as, individually or in the aggregate, do not and are not reasonably likely to have a Company Material Adverse Effect, to the knowledge of the Company:

(a)     Neither the Company nor any Subsidiary of the Company is in violation of any applicable law, rule, regulation, code, governmental determination, order, treaty, convention, governmental certification requirement or other public limitation, U.S. or non-U.S. (collectively, “Applicable Laws”), relating to the ownership or operation of any of their respective assets or businesses, and no claim is pending or threatened with respect to any such matters.

(b)     The Company and each Subsidiary of the Company hold all permits, licenses, certifications, variations, exemptions, orders, franchises and approvals of all governmental or regulatory authorities necessary for the ownership, leasing and operation of their respective assets or the conduct of their respective businesses (the “Company Permits”).

All Company Permits are in full force and effect and there exists no default thereunder or breach thereof.

(c)     Each drilling unit owned or leased by the Company or a Subsidiary of the Company which is subject to classification is in class without any significant outstanding deficiencies according to the rules and regulations of the applicable classifying body and is duly and lawfully documented under the laws of its flag jurisdiction.

(d)     The Company and each Subsidiary of the Company possess all permits, licenses, operating authorities, orders, exemptions, franchises, variances, consents, approvals or other authorizations required for the present ownership and operation of all its real property or leaseholds (“Company Real Property”).

(e)     Without limiting the generality of Section 3.5(a), and mindful of the principles of the United States Foreign Corrupt Practices Act (the “FCPA”) and other similar applicable foreign laws, neither the Company nor any of its Subsidiaries, nor, in any such case, any of their respective Representatives (i) is in violation of the FCPA or other similar applicable foreign laws as a result of having made, offered or authorized any payment or given or offered anything of value directly or indirectly (including through a friend or family member with personal relationships with government officials) to an official of any government for the purpose with respect to the Company or any of its Subsidiaries of influencing an act or decision in his official capacity or inducing him to use his influence with that government, (ii) is in violation of the FCPA or other similar applicable foreign laws as a result of having made, offered or authorized any payment to any Governmental Entity, political party or political candidate for the purpose with respect to the Company or any of its Subsidiaries of influencing any official act or decision, or inducing such Person to use any influence with that government or (iii) has taken any action that would be reasonably likely to subject the Company or any of its Subsidiaries to any material liability or penalty under any and all Applicable Laws of any Governmental Entity.  “Person” means any natural person, firm, individual, partnership, joint venture, business trust, trust, association, corporation, company, limited liability company, unincorporated entity or Governmental Entity.

(f)     Without limiting the generality of Section 3.5(a), neither the Company nor any of its Subsidiaries nor any of their respective directors, officers, employees or affiliates is a Person with whom transactions are currently prohibited under any U.S. sanctions administered by the Office of Foreign Assets Control of the U.S. Department of Treasury (“OFAC”) or equivalent European Union measure.

(g)     Notwithstanding the foregoing, no representation or warranty in this Section 3.5 is made with respect to (i) Environmental Laws or Hazardous Materials, which are covered by Section 3.12, (ii) taxes, which are covered by Section 3.10, (iii) ERISA matters, which are covered by Section 3.11, or (iv) the Sarbanes-Oxley Act or the Exchange Act, which are covered by Section 3.7 and Section 3.21.

Section 3.6.  No Conflict.

(a)     Neither the execution, delivery and performance by the Company of this Agreement nor the consummation by the Company of the transactions contemplated hereby in accordance with the terms hereof will (i) subject to the approval referred to in Section 3.17, conflict with or result in a breach of any provisions of the Certificate of Formation of the Company or the Company LLC Agreement, or the certificate of incorporation, bylaws or similar governing documents of any of the Company’s Significant Subsidiaries, (ii) to the knowledge of the Company, violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or give rise to a right of purchase under, or accelerate the performance required by, or result in the creation of any Lien upon any of the properties of the Company or its Subsidiaries under, or result in being declared void, voidable, or without further binding effect, or otherwise result in a detriment to the Company or any of its Subsidiaries under any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, lease, contract, agreement, joint venture or other instrument or obligation to which the Company or any of its Subsidiaries is a party, or by which the Company or any of its Subsidiaries or any of their properties is bound or affected or (iii) subject to the filings and other matters referred to in Section 3.6(b), to the knowledge of the Company, contravene or conflict with or constitute a violation of any provision of any law, rule, regulation, judgment, order or decree binding upon or applicable to the Company or any of its Subsidiaries, except, for such matters described in clause (ii) or (iii) as do not and are not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)     Neither the execution, delivery and performance by the Company of this Agreement nor the consummation by the Company of the transactions contemplated hereby in accordance with the terms hereof will, to the knowledge of the Company, require any consent, approval or authorization of, or filing or registration with, any federal, state, local or foreign government, court, or arbitral, legislative, executive or regulatory authority or agency (a “Governmental Entity”), other than filings required under the Exchange Act, the Securities Act of 1933, as amended (the “Securities Act”), applicable non-U.S. or state securities and “Blue Sky” laws or the filing of the Certificate of Merger with the Registrar of Corporations of the Marshall Islands (the “Regulatory Filings”), except for any consent, approval or authorization the failure of which to obtain and for any filing or registration the failure of which to make, individually or in the aggregate, does not and is not reasonably likely to have a Company Material Adverse Effect.

Section 3.7.  SEC Documents.

(a)     The Company has timely filed with the U.S. Securities and Exchange Commission (the “SEC”) all documents (including exhibits and any amendments thereto) required to be so filed by it since January 1, 2016 pursuant to Sections 13(a), 14(a) and 15(d) of the Exchange Act, and has made available to Parent each registration statement, report, proxy statement or information statement (other than preliminary materials) it has so filed, each in the form (including exhibits and any amendments thereto) filed with the SEC (collectively, the “Company Reports”).  As of its respective date, each Company Report (i) complied in all material respects in accordance with the applicable requirements of each of the Exchange Act, the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) and other Applicable Law, as the case may be, and, in each case, the applicable rules and regulations of the SEC thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading except (y) for such statements, if any, as have been corrected by subsequent filings with the SEC prior to the date hereof or (z) with respect to information supplied by or on behalf of Parent or Holdings, as to which the Company makes no representation.

(b)     Each of the consolidated balance sheets included in or incorporated by reference into the Company Reports (including the related notes and schedules) fairly presents in all material respects (subject, in the case of unaudited statements, to recurring audit adjustments normal in nature and amount) the consolidated financial position of the Company and its Subsidiaries as of its date, and each of the consolidated statements of operations, cash flows and equity included in or incorporated by reference into the Company Reports (including any related notes and schedules) fairly presents in all material respects (subject, in the case of unaudited statements, to recurring audit adjustments normal in nature and amount) the results of operations, cash flows or changes in Members’ equity, as the case may be, of the Company and its Subsidiaries for the periods set forth therein; each of such statements (including the related notes, where applicable) complies, and the financial statements to be filed by the Company with the SEC after the date of this Agreement will comply, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been, and the financial statements to be filed by the Company with the SEC after the date of this Agreement will be, prepared in all material respects in accordance with U.S. generally accepted accounting principles (“GAAP”) consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC.  Ernst & Young LLP is an independent registered public accounting firm with respect to the Company and has not resigned or been dismissed as independent registered public accountants of the Company.

Section 3.8.  Litigation.  Except as described in the Company Reports filed on or prior to the date of this Agreement, to the knowledge of the Company, there are no actions, suits or proceedings pending against the Company or any of its Subsidiaries or threatened against the Company or any of its Subsidiaries, at law or in equity or in any arbitration or similar proceedings, before or by any U.S. federal or state or any non-U.S. court, commission, board, bureau, agency or instrumentality or any U.S. or non-U.S. arbitral or other dispute resolution body, that are reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.9.  Absence of Certain Changes.

(a)     To the knowledge of the Company, since December 31, 2015, there has not been or continued to exist any event, change, occurrence, effect, fact, circumstance or condition that, individually or in the aggregate, has had or is reasonably likely to have a Company Material Adverse Effect.

(b)     To the knowledge of the Company, from December 31, 2015 to the date of this Agreement, (i) the Company and its Subsidiaries have conducted their respective business only in the ordinary course and, if any past practice existed, consistent with past practice, in all material respects and (ii) there has not been (A) any material change by the Company or any of its Subsidiaries, when taken as a whole, in any of its accounting methods, principles or practices or any of its tax methods, practices or elections, (B) any declaration, setting aside or payment of any distribution in respect of any of the Company’s Membership Interests or any redemption, purchase or other acquisition of any of its securities, other than regular quarterly distributions on the Company Common Units and Subordinated Units in the amount of $0.3625 per unit or in connection with the vesting of awards under the Company Benefit Plans, (C) any split, combination or reclassification of any of the Company’s Membership Interests or any issuance thereof or any issuance of any other securities by the Company in respect of, in lieu of or in substitution for the Company’s Membership Interests, except for issuances of Company Common Units upon the vesting of Phantom Unit Awards, (D) any increase by the Company in or establishment by the Company of any bonus, insurance, severance, deferred compensation, pension, retirement, profit sharing, unit option, unit purchase or other employee benefit plan, except in the ordinary course of business consistent with past practices, (E) any sale, lease, exchange, transfer or other disposition of any material asset of the Company or any of its Subsidiaries other than (x) in the ordinary course of business consistent with past practices or (y) any such sale, lease, exchange, transfer or other disposition of a material asset between the Company or any of its Subsidiaries, on the one hand, and Parent or any of its Subsidiaries, on the other hand, or (F) any agreement or commitment (contingent or otherwise) by the Company or any of its Subsidiaries to do any of the foregoing.

Section 3.10.  Taxes.

(a)     To the knowledge of the Company, each of the Company, its Subsidiaries and each affiliated, consolidated, combined, unitary or similar group of which any such corporation is or was a member and of which the Company or a Subsidiary of the Company is or was the common parent has (i) duly filed (or caused to be filed) on a timely basis (including all applicable extensions) with appropriate taxing authorities all true and complete tax returns, statements, reports, declarations, estimates and forms (“Returns”) required to be filed by or with respect to it on or prior to the date hereof, except (A) for any such filings prepared or filed by Parent, Holdings, their Affiliates or their Representatives on behalf of the Company or any of its Subsidiaries, or (B) to the extent that any failure to file does not and is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, (ii) duly paid, or deposited in full on a timely basis (including all applicable extensions) or made adequate provision in accordance with GAAP for the payment of, all taxes required to be paid by it, except to the extent that any failure to pay or deposit or make adequate provision for the payment of such taxes does not and is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, and (iii) complied with the terms and requirements (as explained or interpreted by any written or oral guidance provided by Parent, Holdings, their Affiliates or any of their Representatives with respect thereto) of all rulings and clearances issued by any taxing authority in a jurisdiction in which the Company or any of its Subsidiaries is organized, operates, is resident for tax purposes or has an office or other connection to, or on behalf of, the Company or its Subsidiaries with respect to Taxes, except to the extent that any failure to comply does not and is not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)     To the knowledge of the Company, (i) no audits or other administrative proceedings or court proceedings are presently pending with regard to any taxes or Returns of the Company or any of its Subsidiaries as to which any taxing authority has asserted in writing any claim which is reasonably likely to have a Company Material Adverse Effect; and (ii) no taxing authority is now asserting in writing any deficiency or claim for taxes or any adjustment to taxes with respect to which the Company or any of its Subsidiaries may be liable with respect to income and other material taxes which have not been fully paid or finally settled, which is reasonably likely to have a Company Material Adverse Effect.

(c)     To the knowledge of the Company, there are no liens for taxes in amounts reasonably likely to have a Company Material Adverse Effect (other than statutory liens for taxes not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings) upon any of the assets of the Company or any of its Subsidiaries.

(d)     To the knowledge of the Company, neither the Company nor any of its Subsidiaries has been, within the past two years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code.

(e)     To the knowledge of the Company, neither the Company nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1) that is reasonably likely to have a Company Material Adverse Effect.

(f)     To the knowledge of the Company, no claim has been made by a taxing authority in a jurisdiction where the Company or any of its Subsidiaries does not file Returns that the Company or any of its Subsidiaries is or may be subject to taxation in that jurisdiction that is reasonably likely to have a Company Material Adverse Effect.

(g)     For purposes of this Agreement, “tax” or “taxes” means all net income, gross income, gross receipts, sales, use, ad valorem, transfer, accumulated earnings, personal holding company, excess profits, franchise, profits, license, withholding, payroll, employment, excise, severance, stamp, occupation, premium, property, disability, capital stock, or windfall profits taxes, customs duties or other taxes, fees, assessments or governmental charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority (U.S. or non-U.S.).

Section 3.11.  Employee Benefit Plans.  Except as listed in Section 3.11 of the Seller Disclosure Letter, the Company and its Subsidiaries do not sponsor, contribute to or maintain any Company Benefit Plans.  To the knowledge of the Company, except for such matters as, individually or in the aggregate, do not or are not reasonably likely to have a Company Material Adverse Effect: all applicable reporting and disclosure requirements have been met with respect to the Company Benefit Plans; the Company Benefit Plans have been maintained and operated in accordance with their terms; there are no pending or threatened claims against or otherwise involving any Company Benefit Plan, and no suit, action or other litigation (excluding claims for benefits incurred in the ordinary course of Company Benefit Plan activities) has been brought against or with respect to any such Company Benefit Plan.  No Company Benefit Plan is subject to Title IV of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), Section 412 of the Code or Section 302 of ERISA.  The Company, its Subsidiaries and any trade or business (whether or not incorporated) which is under common control, or which is treated as a single employer, with the Company or any of its Subsidiaries under Section 414(b), (c), (m) or (o) of the Code (an “ERISA Affiliate”), (i) does not maintain, sponsor or contribute to, and has not maintained, sponsored or contributed to, any plan that is subject to Title IV of ERISA, Section 412 of the Code or Section 302 of ERISA.  The term “Company Benefit Plans” means all material employee benefit plans and other material benefit arrangements, including all “employee benefit plans” as defined in Section 3(3) of ERISA, whether or not U.S.-based plans, and all other employee benefit, bonus, incentive, deferred compensation, stock option (or other equity-based), severance, employment, change in control, welfare (including post-retirement medical and life insurance) and fringe benefit plans, practices or agreements, whether or not subject to ERISA or U.S.-based and whether written or oral, sponsored, maintained or contributed to or required to be contributed to by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries is a party or is required to provide benefits under Applicable Laws, but shall not include any Parent Benefit Plans.

Section 3.12.  Environmental Matters.

(a)     To the knowledge of the Company, the Company and each Subsidiary of the Company are in material compliance with all Applicable Laws related to human health and the environment (“Environmental Laws”), except for such matters as do not and are not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

(b)     To the knowledge of the Company, except for such matters as do not and are not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, no judicial or administrative proceedings or governmental investigations are pending or threatened against the Company or any of its Subsidiaries that allege the violation of or seek to impose liability pursuant to any Environmental Law.

(c)     Except for any such matters as do not and are not reasonably likely to have a Company Material Adverse Effect, to the knowledge of the Company, neither the Company nor any of its Subsidiaries has (i) received any notice of noncompliance with, violation of, or liability or potential liability under any Environmental Law or (ii) entered into any consent decree or order or is subject to any order of any court or Governmental Entity or tribunal under any Environmental Law or relating to the cleanup of any material, substance or waste classified, characterized or otherwise regulated as hazardous, toxic, pollutant, contaminant or words of similar meaning under Environmental Laws, including petroleum or petroleum products or byproducts (“Hazardous Materials”).

(d)     The representations and warranties set forth in this Section 3.12 are the Company’s sole representations and warranties with respect to environmental matters, Environmental Laws or Hazardous Materials.

Section 3.13.  Decrees, Etc.  To the knowledge of the Company, except for such matters as do not and are not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, (i) no order, writ, fine, injunction, decree, judgment, award or determination of any Governmental Entity or any arbitral or other dispute resolution body has been issued or entered against the Company or any Subsidiary of the Company or any of the Company’s officers or directors (in their capacities as such) that continues to be in effect that affects the ownership or operation of any of their respective assets or the conduct of their respective businesses, and (ii) since January 1, 2016, no criminal order, writ, fine, injunction, decree, judgment or determination of any Governmental Entity has been issued against the Company or any Subsidiary of the Company.

Section 3.14.  No Brokers.  The Company has not entered into any contract, arrangement or understanding with any Person which may result in the obligation of the Company or Parent to pay any finder’s fees, brokerage or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except for arrangements which have been disclosed in writing to Parent prior to the execution and delivery of this Agreement and except for the engagement letter and indemnification agreement entered into with Evercore Group L.L.C., financial advisor to the Conflicts Committee (the “Conflicts Committee Financial Advisor”).

Section 3.15.  Recommendation of Board of Directors; Opinion of Financial Advisor.

(a)     Upon the receipt of the approval and recommendation of the Conflicts Committee, at a meeting duly called and held, the Company Board (i) approved this Agreement and the transactions contemplated hereby, including the Merger, (ii) directed that this Agreement and the Merger be submitted to a vote of the Members, and (iii) recommended to the Members that the Members approve this Agreement and the Merger and, as of the date of this Agreement, the Company Board has not rescinded, modified or withdrawn such approval, direction or recommendation.

(b)     The Conflicts Committee has received the opinion of the Conflicts Committee Financial Advisor, dated as of July 31, 2016, to the effect that, as of such date, and subject to the assumptions and qualifications set forth therein, from a financial point of view, the Exchange Ratio is fair to the Unaffiliated Unitholders (the “Fairness Opinion”).

Section 3.16.  Parent Share Ownership.  Neither the Company nor any of its Subsidiaries owns any shares in the capital of Parent or any other securities convertible into or otherwise exercisable to acquire shares in the capital of Parent.

Section 3.17.  Vote Required.  The affirmative vote or consent of (i) the Non-Transocean Members holding Outstanding Company Common Units equal to the sum of (x) a majority of the Outstanding Company Common Units plus (y) 50% of the number of Outstanding Company Common Units owned by the Transocean Member and its affiliates, voting together as a single class, at a special meeting of the Non-Transocean Members holding Outstanding Company Common Units to be held to consider such matter or any adjournment or postponement thereof (the “Company Unitholder Meeting”) in favor of the approval of this Agreement and the Merger (the “Company Unitholder Approval”), (ii) the Transocean Member, and (iii) the holders of a majority of the Outstanding Subordinated Units, voting as a single class, are the only votes or approvals of the Members or other holders of any class or series of Membership Interests or other limited liability company interests, equity interests or capital stock of the Company which are necessary to approve this Agreement and approve the transactions contemplated hereby.

Section 3.18.  Ownership of Drilling Units.  As of the date hereof, to the knowledge of the Company, the Company or a Subsidiary of the Company has good and marketable title to the drilling units listed in the Company’s most recent fleet status report posted on the Company’s website, in each case free and clear of all Liens except for (i) defects or irregularities of title or encumbrances of a nature that do not materially impair the ownership or operation of these assets and which have not had and are not reasonably likely to, individually or in the aggregate, have a Company Material Adverse Effect, (ii) Liens that secure obligations not yet due and payable or, if such obligations are due and have not been paid, Liens securing such obligations that are being diligently contested in good faith and by appropriate proceedings (any such contests to the knowledge of the Company involving an amount in excess of $25 million being described in Section 3.18 of the Company Disclosure Letter), (iii) Liens for taxes, assessments or other governmental charges or levies not yet due or which are being contested in good faith, (iv) Liens in connection with workmen’s compensation, unemployment insurance or other social security, old age pension or public liability obligations not yet due and payable or which are being contested in good faith, (v) operators’, vendors’, suppliers of necessaries to the Company’s drilling units, carriers’, warehousemen’s, repairmen’s, mechanics’, workmen’s, materialmen’s, construction or shipyard liens (during repair or upgrade periods) or other like Liens arising by operation of law in the ordinary course of business or statutory landlord’s liens, each of which is in respect of obligations that have not been outstanding more than 90 days (so long as no action has been taken to file or enforce such Liens within said 90-day period) or which are being contested in good faith, (vi) Liens that do not materially impair the ability to use an asset or materially detract from its value, (vii) Liens securing any secured debt arrangement that is disclosed in a filing with the SEC and (viii) other Liens disclosed in the Company Disclosure Letter (the Liens described in clauses (i), (ii), (iii), (iv), (v), (vi), (vii) and (viii), collectively, “Company Permitted Liens”).

Section 3.19.  Undisclosed Liabilities.  To the knowledge of the Company, neither the Company nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not fixed, accrued, contingent or otherwise, except liabilities and obligations that (i) are disclosed in the Company Reports filed prior to the date of this Agreement, (ii) are referred to in Section 3.19 of the Company Disclosure Letter, (iii) were incurred since March 31, 2016 in the ordinary course of business consistent with past practice (to the extent any past practice existed) or (iv) do not and are not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect.

Section 3.20.  Certain Contracts.

(a)     To the knowledge of the Company, Section 3.20 of the Company Disclosure Letter contains a list of all of the following contracts, commitments or agreements (other than those (i) set forth on an exhibit index in the Company Reports filed prior to the date of this Agreement or (ii) between the Company or any of its Subsidiaries, on the one hand, and Parent or any of its Subsidiaries, on the other hand) to which the Company or any Subsidiary of the Company is a party or by which any of them or their assets is bound as of the date of this Agreement: (i) any non-competition agreement that purports to limit the manner in which, or the localities in which, all or any portion of their respective businesses is conducted, (ii) any contract or agreement, other than agreements among the Company and/or its wholly owned Subsidiaries, for the borrowing of money with a borrowing capacity or outstanding indebtedness of $2 million or more, (iii) any employment agreement between the Company or any of its Subsidiaries, on the one hand, and any of the Company’s officers and key employees, on the other hand, (iv) any agreement which, upon the consummation of the Merger or any other transaction contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events, including the passage of time) result in any payment or benefit (whether of severance pay or otherwise) becoming due, or the acceleration or vesting of any right to any payment or benefits, from the Company or any of its Subsidiaries to any officer, director, consultant or employee of any of the foregoing, (v) any agreement the benefits of which will be increased, or the vesting of the benefits of which will be accelerated, by the occurrence of any of the transactions contemplated by this Agreement, or the value of any of the benefits of which will be calculated on the basis of any of the transactions contemplated by this Agreement (including any unit option plan, unit appreciation rights plan, restricted unit plan or unit purchase plan) or (vi) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC other than contracts described in Items 601(b)(10)(iii)(A) and (B) of Regulation S-K).  Each contract, arrangement, commitment or understanding of the type described in this Section 3.20(a), whether or not included as an exhibit to any Company Report or included in Section 3.20 of the Company Disclosure Letter, is referred to herein as a “Company Material Contract,” and for purposes of Section 5.1 and the bringdown of Section 3.20(b) pursuant to Section 6.3, “Company Material Contract” shall include any such contract, arrangement, commitment or understanding that is entered into after the date of this Agreement and is known to the Company.

(b)     To the knowledge of the Company, the Company and each of its Subsidiaries have in all material respects performed all obligations required to be performed by them to date under each Company Material Contract to which it is a party, except where such failure to perform does not and is not reasonably likely to create, individually or in the aggregate, a Company Material Adverse Effect.  To the knowledge of the Company, except for such matters as do not and are not reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, neither the Company nor any of its Subsidiaries knows of, or has received written notice of, any breach of or violation or default under (nor, to the knowledge of the Company, does there exist any condition which with the passage of time or the giving of notice or both would result in such a violation or default under) any Company Material Contract.  To the knowledge of the Company, except as would not be reasonably likely to have, individually or in the aggregate, a Company Material Adverse Effect, the consummation of the transactions contemplated by this Agreement will not breach or violate any Company Material Contract or permit any other party to a Company Material Contract to exercise rights adverse to the Company.

Section 3.21.  Disclosure Controls and Procedures.  The Company has established and maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) that are reasonably designed to ensure that all material information (both financial and non-financial) required to be disclosed by the Company in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information is accumulated and communicated to the Company’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of the Company required under the Exchange Act with respect to such reports.  The Company has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Company Board and in Section 3.21 of the Company Disclosure Letter (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees of the Company who have a significant role in the Company’s internal control over financial reporting.

Section 3.22.  Affiliate Transactions.  To the knowledge of the Company, there are no material agreements, contracts, transfers of assets or liabilities or other commitments or transactions (other than as set forth in the Company Reports, the Company Benefit Plans described in Section 3.11 of the Company Disclosure Letter or as otherwise set forth in Section 3.22 of the Company Disclosure Letter), whether or not entered into in the ordinary course of business, to or by which the Company or any of its Subsidiaries, on the one hand, and any of their respective Affiliates (other than the Company and its Subsidiaries), on the other hand, are or have been a party or otherwise bound or affected, and that (a) are currently pending, in effect or have been in effect at any time since December 31, 2015 or (b) involve continuing liabilities and obligations that, individually or in the aggregate, have been, are or will be material to the Company and its Subsidiaries taken as a whole, in the case of (a) or (b) that would require disclosure by the Company pursuant to Item 404 of Regulation S-K.  “Affiliate” means, as to any specified Person, any other Person that, directly or indirectly through one or more intermediaries or otherwise, controls, is controlled by or is under common control with the specified Person; provided, however, that for purposes of this Agreement, the Company and its Subsidiaries shall not be considered Affiliates of Parent or any of Parent’s other Affiliates, nor shall any such Persons be considered Affiliates of the Company or its Subsidiaries.  As used in this definition, “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person (whether through ownership of capital stock of that Person, by contract or otherwise).

Section 3.23.  Takeover Laws.  The Company Board has taken all action necessary to exempt under and not make subject to any state or foreign takeover Law or Marshall Islands Law that limits or restricts business combinations or the ability to acquire or vote limited liability company interests: (a) the execution of this Agreement, (b) the Merger and (c) the transactions contemplated by this Agreement and the Merger.

Section 3.24.  Disclaimer and Non-Reliance.

(a)     Except for the representations and warranties contained in Article 4 of this Agreement, the Company acknowledges and agrees that (i) none of Parent, Holdings or Merger Sub or any other Person on their behalf makes any other express or implied representation or warranty with respect to Parent, Holdings or Merger Sub with respect to any other information provided to the Company and (ii) the Company is not relying on and has not relied upon any other representation or warranty or other information with respect to Parent, Holdings or Merger Sub in connection with the subject matter of this Agreement.  Without limiting the generality of the foregoing, except for the representations and warranties contained in Article 4 of this Agreement, none of Parent, Holdings or Merger Sub or any other Person will have or be subject to any liability or indemnification obligation to the Company or any other Person resulting from the distribution to the Company, or use by the Company of, any such information, including any information, documents, projections, forecasts or other material made available to the Company in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement.

(b)     In connection with investigation by the Company of Parent and its Subsidiaries, the Company acknowledges and agrees that it has received or may receive from Parent and/or Parent’s Subsidiaries certain projections, forward-looking statements and other forecasts and certain business plan information.  The Company acknowledges and agrees that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that the Company is familiar with such uncertainties, that the Company is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it

(including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans).  Accordingly, without limiting the generality of any other provision of this Agreement, the Company acknowledges and agrees that Parent makes no representation or warranty with respect to such estimates, projections, forecasts or plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans).

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF PARENT, HOLDINGS

AND MERGER SUB

Except as set forth in (a) other than with respect to Section 4.1, Section 4.2 and Section 4.3, the Parent Reports filed (which term, when used in this Agreement, shall for the avoidance of doubt include documents either furnished or filed with the SEC) on or after December 31, 2014 and prior to the date of this Agreement (excluding any risk factor disclosure contained in any such Parent Report under the heading “Risk Factors” or “Forward-Looking Information” or similar heading (other than any factual information contained under such headings)) and (b) the disclosure letter delivered to the Company by Parent at or prior to the execution hereof (the “Parent Disclosure Letter”) (each section of which qualifies the correspondingly numbered representation, warranty or covenant to the extent specified therein and such other representations, warranties or covenants to the extent a matter in such section is disclosed in such a way as to make its relevance to such other representation, warranty or covenant reasonably apparent), Parent, Holdings and Merger Sub, jointly and severally, represent and warrant to the Company that:

Section 4.1.  Existence; Good Standing; Corporate Authority.  Parent is a corporation duly organized and validly existing under the laws of Switzerland.  Holdings is an exempted company duly organized, validly existing and in good standing under the laws of the Cayman Islands.  Merger Sub is a limited liability company duly organized, validly existing and in good standing under the laws of the Republic of the Marshall Islands.  To the extent such concept or similar concept exists in the relevant jurisdiction, each of Parent, Holdings and Merger Sub is duly qualified to do business and is in good standing under the laws of any jurisdiction in which the character of the properties owned or leased by it therein or in which the transaction of its business makes such qualification necessary, except where the failure to be so qualified or in good standing does not and is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Parent (a “Parent Material Adverse Effect”).  Each of Parent, Holdings and Merger Sub has all requisite company power and authority to own, operate and lease its properties and to carry on its business as now conducted, except where the failure to have such power and authority does not and is not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.  The copies of the Articles of Association and the Organizational Regulations of Parent, Certificate of Incorporation and Memorandum and Articles of Association of Holdings and the Certificate of Formation and Limited Liability Company Agreement of Merger Sub previously made available to the Company are true and correct and contain all amendments as of the date hereof.

Section 4.2.  Authorization, Validity and Effect of Agreements.  Each of Parent, Holdings and Merger Sub has the requisite company power and authority to execute and deliver this Agreement and all other agreements and documents contemplated hereby to which it is a party.  The execution, delivery and performance by Parent, Holdings and Merger Sub of this Agreement and the consummation by each of Parent, Holdings and Merger Sub of the transactions contemplated hereby, including, with respect to Parent, the granting by Parent of the Option Right and the issuance by Parent of Parent Shares as described in this Agreement, have been duly authorized by the Parent Board, the respective Boards of Directors of Holdings and Merger Sub and Holdings, as the sole member of Merger Sub, as applicable, and no other action on the part of any of them are necessary to authorize the execution, delivery and performance of this Agreement by Parent, Holdings and Merger Sub and the consummation of the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by Parent, Holdings and Merger Sub and, assuming the due authorization, execution and delivery of this Agreement by the Company, constitutes the valid and legally binding obligation of Parent, Holdings and Merger Sub, enforceable against Parent, Holdings and Merger Sub, as applicable, in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to creditors’ rights and general principles of equity (regardless of whether enforceability is considered in a proceeding at law or in equity).

Section 4.3.  Capitalization.  As of the date of this Agreement, (a) the Parent has an issued share capital of CHF 37,096,738.20, divided into 370,967,382 issued Parent Shares, (b) the Parent has an authorized share capital, expiring on May 12, 2018, according to which the Board is authorized to increase the share capital by a maximum amount of CHF 2,225,804.30 through the issuance of up to 22,258,043 Parent Shares, and (c) Parent has a conditional share capital pursuant to which Parent can increase the share capital by an amount not to exceed CHF 16,761,764.90 through the issuance of up to 167,617,649 Parent Shares for the purposes specified in the Articles of Association of Parent.  As of March 31, 2016, there were (i) 365,081,912 Parent Shares outstanding, (ii) 6,665,396 Parent Shares reserved for issuance upon vesting of outstanding restricted stock units under Parent Benefit Plans, (iii) 146,449 Parent Shares issuable upon the settlement of outstanding stock appreciation rights and (iv) 2,682,893 Parent Shares were subject to outstanding options (“Parent Options”) granted under the Parent Benefit Plans.  As of the date of this Agreement, all issued Parent Shares are duly authorized, validly issued, fully paid and nonassessable and were issued in compliance with any preemptive rights.  All Parent Shares to be issued in connection with the Merger will be, when issued in accordance with this Agreement, duly authorized, validly issued, fully paid and nonassessable and issued in compliance with any preemptive rights.  As of the date of this Agreement, except as set forth in this Section 4.3, the Articles of Association, Parent Benefit Plans, the Omnibus Agreement or in connection with the transactions contemplated by this Agreement, (x) there are no outstanding capital shares, and there are no options, warrants, calls, subscriptions, convertible securities, preemptive rights or other rights, agreements, claims or commitments which obligate Parent or any of its Subsidiaries to issue, transfer or sell any capital shares or other voting securities or other equity interest in Parent or any of its Subsidiaries or securities convertible into or exchangeable for such shares, securities or equity interests, (y) there are no outstanding or authorized contractual obligations of Parent or any of its Subsidiaries to repurchase, redeem or otherwise acquire any capital shares or other voting securities of or other equity interest in Parent or any of its Subsidiaries or any such securities or agreements listed in clause (x) of this sentence, and (z) there are no voting trusts or similar agreements to which Parent or any of its Subsidiaries is a party with respect to the voting of any capital shares or other voting securities of or other equity interest in Parent or any of its Subsidiaries.  Parent has no outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or which are convertible into or exercisable for securities having the right to vote) with the shareholders of Parent on any matter.

Section 4.4.  Significant Subsidiaries.

(a)     Each of Parent’s Significant Subsidiaries is a corporation or other legal entity duly organized, validly existing and, to the extent such concept or similar concept exists in the relevant jurisdiction, in good standing under the laws of its jurisdiction of incorporation or organization, has the corporate or other entity power and authority to own, operate and lease its properties and to carry on its business as it is now being conducted, and is duly qualified to do business and is in good standing (where applicable) in each jurisdiction in which the ownership, operation or lease of its property or the conduct of its business requires such qualification, in each case except for jurisdictions in which such failure to be so qualified or to be in good standing does not and is not reasonably likely to have a Parent Material Adverse Effect.  All of the outstanding shares of capital stock of, or other ownership interests in, each of Parent’s Significant Subsidiaries are duly authorized, validly issued, fully paid and nonassessable (except to the extent provided by Applicable Law) and, as of the date of this Agreement, are owned, directly or indirectly, by Parent free and clear of all Liens.

(b)     All of the outstanding equity interests of Holdings and Merger Sub are owned indirectly by Parent.  Merger Sub has been formed solely for the purpose of engaging in the transactions contemplated hereby and, as of the Effective Time, will have not engaged in any activities other than its capitalization and other activities in connection with the transactions contemplated by this Agreement.

(c)     For purposes of this Article 4, references to “Significant Subsidiaries” of Parent shall not include the Company or its Subsidiaries.

Section 4.5.  Compliance with Laws; Permits.  Except for such matters as, individually or in the aggregate, do not and are not reasonably likely to have a Parent Material Adverse Effect:

(a)     Neither Parent nor any Subsidiary of Parent is in violation of any Applicable Laws relating to the ownership or operation of any of their respective assets or businesses, and no claim is pending or, to the knowledge of Parent, threatened with respect to any such matters.

(b)     Parent and each Subsidiary of Parent hold all permits, licenses, certifications, variations, exemptions, orders, franchises and approvals of all governmental or regulatory authorities necessary for the ownership, leasing and operation of their respective assets or the conduct of their respective businesses (the “Parent Permits”).  All Parent Permits are in full force and effect and there exists no default thereunder or breach thereof.

(c)     Each drilling unit owned or leased by Parent or a Subsidiary of Parent which is subject to classification is in class without any significant outstanding deficiencies according to the rules and regulations of the applicable classifying body and is duly and lawfully documented under the laws of its flag jurisdiction.

(d)     Parent and each Subsidiary of Parent possess all permits, licenses, operating authorities, orders, exemptions, franchises, variances, consents, approvals or other authorizations required for the present ownership and operation of all its real property or leaseholds (“Parent Real Property”).

(e)     Without limiting the generality of Section 4.5(a), and mindful of the principles of the FCPA and other similar applicable foreign laws, neither Parent nor any of its Subsidiaries, nor, in any such case, any of their respective Representatives (i) is in violation of the FCPA or other similar applicable foreign laws as a result of having made, offered or authorized any payment or given or offered anything of value directly or indirectly (including through a friend or family member with personal relationships with government officials) to an official of any government for the purpose with respect to Parent or any of its Subsidiaries of influencing an act or decision in his official capacity or inducing him to use his influence with that government, (ii) is in violation of the FCPA or other similar applicable foreign laws as a result of having made, offered or authorized any payment to any Governmental Entity, political party or political candidate for the purpose with respect to Parent or any of its Subsidiaries of influencing any official act or decision, or inducing such Person to use any influence with that government or (iii) has taken any action that would be reasonably likely to subject Parent or any of its Subsidiaries to any material liability or penalty under any and all Applicable Laws of any Governmental Entity.

(f)     Without limiting the generality of Section 4.5(a), neither Parent nor any of its Subsidiaries nor any of their respective directors, officers, employees or affiliates, to Parent’s knowledge, is a Person with whom transactions are currently prohibited under any U.S. sanctions administered by OFAC or equivalent European Union measure.

(g)     Notwithstanding the foregoing, no representation or warranty in this Section 4.5 is made with respect to (i) environmental matters, Environmental Laws or Hazardous Materials, which are covered by Section 4.12, (ii) taxes, which are covered by Section 4.10, or (iii) the Sarbanes-Oxley Act or the Exchange Act, which are covered by Section 4.7 and Section 4.20.

Section 4.6.  No Conflict.

(a)     Neither the execution, delivery and performance by Parent, Holdings and Merger Sub of this Agreement nor the consummation by any of them of the transactions contemplated hereby in accordance with the terms hereof will (i) conflict with or result in a breach of any provisions of the Articles of Association and the Organizational Regulations of Parent or the Certificate of Incorporation and the Memorandum and Articles of Association of Holdings or the Certificate of Formation or Limited Liability Company Agreement of Merger Sub or the certificate of incorporation, bylaws or similar governing documents of any of Parent’s Significant Subsidiaries, (ii) violate, or conflict with, or result in a breach of any provision of, or constitute a default (or an event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination or in a right of termination or cancellation of, or give rise to a right of purchase under, or accelerate the performance required by, or result in the creation of any Lien upon any of the properties of Parent or its Subsidiaries under, or result in being declared void, voidable, or without further binding effect, or otherwise result in a detriment to Parent or any of its Subsidiaries under any of the terms, conditions or provisions of, any note, bond, mortgage, indenture, deed of trust, license, franchise, permit, lease, contract, agreement, joint venture or other instrument or obligation to which Parent or any of its Subsidiaries is a party, or by which Parent or any of its Subsidiaries or any of their properties is bound or affected or (iii) subject to the filings and other matters referred to in Section 4.6(b), contravene or conflict with or constitute a violation of any provision of any law, rule, regulation, judgment, order or decree binding upon or applicable to Parent or any of its Subsidiaries, except for such matters described in clause (ii) or (iii) as do not and are not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)     Neither the execution, delivery and performance by Parent, Holdings or Merger Sub of this Agreement nor the consummation by any of them of the transactions contemplated hereby in accordance with the terms hereof will require any consent, approval or authorization of, or filing or registration with, any Governmental Entity, other than the Regulatory Filings and the filing of a supplemental listing application with the NYSE pursuant to Section 5.8, except for any consent, approval or authorization the failure of which to obtain and for any filing or registration the failure of which to make, individually or in the aggregate, does not and is not reasonably likely to have a Parent Material Adverse Effect.

Section 4.7.  SEC Documents.

(a)     Parent has timely filed with the SEC all documents (including exhibits and any amendments thereto) required to be so filed by it since January 1, 2016 pursuant to Sections 13(a), 14(a) and 15(d) of the Exchange Act, and has made available to the Company each registration statement, report, proxy statement or information statement (other than preliminary materials) it has so filed, each in the form (including exhibits and any amendments thereto) filed with the SEC (collectively, the “Parent Reports”).  As of its respective date, each Parent Report (i) complied in all material respects in accordance with the applicable requirements of each of the Exchange Act, the Sarbanes-Oxley Act and other Applicable Law, as the case may be, and, in each case, the applicable rules and regulations of the SEC thereunder and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in the light of the circumstances under which they were made, not misleading except for such statements, if any, as have been corrected by subsequent filings with the SEC prior to the date hereof.

(b)     Each of the consolidated balance sheets included in or incorporated by reference into the Parent Reports (including the related notes and schedules) fairly presents in all material respects (subject, in the case of unaudited statements, to recurring audit adjustments normal in nature and amount) the consolidated financial position of Parent and its Subsidiaries as of its date, and each of the consolidated statements of operations, cash flows and changes in shareholders’ equity included in or incorporated by reference into the Parent Reports (including any related notes and schedules) fairly presents in all material respects (subject, in the case of unaudited statements, to recurring audit adjustments normal in nature and amount) the results of operations, cash flows or changes in shareholders’ equity, as the case may be, of Parent and its Subsidiaries for the periods set forth therein; each of such statements (including the related notes, where applicable) complies, and the financial statements to be filed by Parent with the SEC after the date of this Agreement will comply, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been, and the financial statements to be filed by Parent with the SEC after the date of this Agreement will be, prepared in all material respects in accordance with GAAP consistently applied during the periods involved, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by Rule 10-01 of Regulation S-X of the SEC.  Ernst & Young LLP is an independent registered public accounting firm with respect to Parent and has not resigned or been dismissed as independent registered public accountants of Parent.

Section 4.8.  Litigation.  Except as described in the Parent Reports filed on or prior to the date of this Agreement, there are no actions, suits or proceedings pending against Parent or any of its Subsidiaries or, to Parent’s knowledge, threatened against Parent or any of its Subsidiaries, at law or in equity or in any arbitration or similar proceedings, before or by any U.S. federal or state or any non-U.S. court, commission, board, bureau, agency or instrumentality or any U.S. or non-U.S. arbitral or other dispute resolution body, that are reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.9.  Absence of Certain Changes.

(a)     Since December 31, 2015, there has not been or continued to exist any event, change, occurrence, effect, fact, circumstance or condition that, individually or in the aggregate, has had or is reasonably likely to have a Parent Material Adverse Effect.

(b)     From December 31, 2015 to the date of this Agreement, (i) Parent and its Subsidiaries have conducted their respective business only in the ordinary course and, if any past practice existed, consistent with past practice in all material respects and (ii) there has not been (A) any material change by Parent or any of its Subsidiaries, when taken as a whole, in any of its accounting methods, principles or practices or any of its tax methods, practices or elections, (B) any declaration, setting aside or payment of any dividend or distribution in respect of any share capital of Parent or any redemption, purchase or other acquisition of any of its securities, other than in connection with the exercise or vesting of awards under the Parent Benefit Plans, (C) any split, combination or reclassification of any of Parent’s capital shares or any issuance thereof or any issuance of any other securities by Parent in respect of, in lieu of or in substitution for Parent’s capital shares, except for issuances of Shares upon the exercise or conversion, as the case may be, of Parent Options, (D) any sale, lease, exchange, transfer or other disposition of any material asset of Parent or any of its Subsidiaries other than in the ordinary course of business consistent with past practices, or (E) any agreement or commitment (contingent or otherwise) by Parent or any of its Subsidiaries to do any of the foregoing.

Section 4.10.  Taxes.

(a)     Parent, its Subsidiaries and each affiliated, consolidated, combined, unitary or similar group of which any such Person is or was a member and of which Parent or a Subsidiary of Parent is or was the common parent has (i) duly filed (or caused to be filed) on a timely basis (including all applicable extensions) with appropriate taxing authorities all true and complete Returns required to be filed by or with respect to it on or prior to the date hereof, except to the extent that any failure to file does not and is not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect, (ii) duly paid, or deposited in full on a timely basis (including all applicable extensions) or made adequate provision in accordance with GAAP for the payment of, all taxes required to be paid by it, except to the extent that any failure to pay or deposit or make adequate provision for the payment of such taxes does not and is not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect, and (iii) complied with the terms and requirements of all rulings and clearances issued by any taxing authority in a jurisdiction in which Parent or any of its Subsidiaries is organized, operates, is resident for tax purposes or has an office or other connection to, or on behalf of, Parent or its Subsidiaries with respect to Taxes, except to the extent that any failure to comply does not and is not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)     (i) No audits or other administrative proceedings or court proceedings are presently pending with regard to any taxes or Returns of Parent or any of its Subsidiaries as to which any taxing authority has asserted in writing any claim which is reasonably likely to have a Parent Material Adverse Effect; and (ii) no taxing authority is now asserting in writing any deficiency or claim for taxes or any adjustment to taxes with respect to which Parent or any of its Subsidiaries may be liable with respect to income and other material taxes which have not been fully paid or finally settled, which is reasonably likely to have a Parent Material Adverse Effect.

(c)     There are no liens for taxes in amounts reasonably likely to have a Parent Material Adverse Effect (other than statutory liens for taxes not yet due and payable or the amount or validity of which is being contested in good faith by appropriate proceedings) upon any of the assets of Parent or any of its Subsidiaries.

(d)     Neither Parent nor any of its Subsidiaries has been, within the past two years or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code of which the Merger is also a part, a “distributing corporation” or a “controlled corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in a distribution of stock intending to qualify for tax-free treatment under Section 355 of the Code.

(e)     Neither Parent nor any of its Subsidiaries has participated in a “reportable transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(1) that is reasonably likely to have a Parent Material Adverse Effect.

(f)     No claim has been made by a taxing authority in a jurisdiction where Parent or any of its Subsidiaries does not file Returns that Parent or any of its Subsidiaries is or may be subject to taxation in that jurisdiction that is reasonably likely to have a Parent Material Adverse Effect.

Section 4.11.  Employee Benefit Plans.  All contributions required to be made under each Parent Benefit Plan, as of the date of this Agreement, have been timely made and all obligations in respect of each Parent Benefit Plan have been properly accrued and reflected in the most recent consolidated balance sheet filed or incorporated by reference in the Parent Reports prior to the date of this Agreement.  The term “Parent Benefit Plans” means all material employee benefit plans and other material benefit arrangements, including all “employee benefit plans” as defined in Section 3(3) of ERISA, whether or not U.S.-based plans, and all other employee benefit, bonus, incentive, deferred compensation, stock option (or other equity-based), severance, employment, change in control, welfare (including post-retirement medical and life insurance) and fringe benefit plans, practices or agreements, whether or not subject to ERISA or U.S.-based and whether written or oral, sponsored, maintained or contributed to or required to be contributed to by Parent or any of its Subsidiaries, to which Parent or any of its Subsidiaries  is a party or is required to provide benefits under Applicable Laws or in which any Person who is currently, has been or, prior to the Effective Time, is expected to become an employee of Parent is a participant.

Section 4.12.  Environmental Matters.

(a)     Parent and each Subsidiary of Parent are in material compliance with all Environmental Laws, except for such matters as do not and are not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

(b)     Except for such matters as do not and are not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect, no judicial or administrative proceedings or governmental investigations are pending or, to the knowledge of Parent, threatened against Parent or any of its Subsidiaries that allege the violation of or seek to impose liability pursuant to any Environmental Law.

(c)     Except for any such matters as do not and are not reasonably likely to have a Parent Material Adverse Effect, neither Parent nor any of its Subsidiaries has (i) received any notice of noncompliance with, violation of, or liability or potential liability under any Environmental Law or (ii) entered into any consent decree or order or is subject to any order of any court or Governmental Entity or tribunal under any Environmental Law or relating to the cleanup of any Hazardous Materials.

(d)     The representations and warranties set forth in this Section 4.12 are Parent’s sole representations and warranties with respect to environmental matters, Environmental Laws or Hazardous Materials.

Section 4.13.  Ownership of Company Common Units.  As of the date of this Agreement, Parent and its Subsidiaries, taken together, are the beneficial owners of 21,254,310 Company Common Units, which represent all Company Common Units held of record or beneficially by Parent or any of its Subsidiaries as of such date.

Section 4.14.  Decrees, Etc.  Except for such matters as do not and are not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect (i) no order, writ, fine, injunction, decree, judgment, award or determination of any Governmental Entity or any arbitral or other dispute resolution body has been issued or entered against Parent or any Subsidiary of Parent or any of Parent’s officers or directors (in their capacities as such) that continues to be in effect that affects the ownership or operation of any of their respective assets or the conduct of their respective businesses, and (ii) since January 1, 2016, no criminal order, writ, fine, injunction, decree, judgment or determination of any Governmental Entity has been issued against Parent or any Subsidiary of Parent.

Section 4.15.  No Vote Required.  No vote of the holders of any class or series of Parent capital stock is necessary in connection with the transactions contemplated by this Agreement, including the granting by Parent of the Option Right and the issuance by Parent of Parent Shares as described in this Agreement.

Section 4.16.  No Brokers.  Parent has not entered into any contract, arrangement or understanding with any Person which may result in the obligation of the Company or Parent to pay any finder’s fees, brokerage or other like payments in connection with the negotiations leading to this Agreement or the consummation of the transactions contemplated hereby, except arrangements which have been disclosed in writing to the Company prior to the date hereof.

Section 4.17.  Ownership of Drilling Units.  As of the date hereof, Parent or a Subsidiary of Parent has good and marketable title to the drilling units listed in Parent’s most recent fleet status report posted on Parent’s website, in each case free and clear of all Liens except for (i) defects or irregularities of title or encumbrances of a nature that do not materially impair the ownership or operation of these assets and which have not had and are not reasonably likely to, individually or in the aggregate, have a Parent Material Adverse Effect, (ii) Liens that secure obligations not yet due and payable or, if such obligations are due and have not been paid, Liens securing such obligations that are being diligently contested in good faith and by appropriate proceedings (any such contests involving an amount in excess of $25 million being described in Section 4.17 of Parent Disclosure Letter), (iii) Liens for taxes, assessments or other governmental charges or levies not yet due or which are being contested in good faith, (iv) Liens in connection with workmen’s compensation, unemployment insurance or other social security, old age pension or public liability obligations not yet due and payable or which are being contested in good faith, (v) operators’, vendors’, suppliers of necessaries to Parent’s drilling units, carriers’, warehousemen’s, repairmen’s, mechanics’, workmen’s, materialmen’s, construction or shipyard liens (during repair or upgrade periods) or other like Liens arising by operation of law in the ordinary course of business or statutory landlord’s liens, each of which is in respect of obligations that have not been outstanding more than 90 days (so long as no action has been taken to file or enforce such Liens within said 90-day period) or which are being contested in good faith, (vi) Liens that do not materially impair the ability to use an asset or materially detract from its value, (vii) Liens securing any secured debt arrangement that is disclosed in a filing with the SEC and (viii) other Liens disclosed in the Parent Disclosure Letter (the Liens described in clauses (i), (ii), (iii), (iv), (v), (vi), (vii) and (viii), collectively, “Parent Permitted Liens”).

Section 4.18.  Undisclosed Liabilities.  Neither Parent nor any of its Subsidiaries has any liabilities or obligations of any nature, whether or not fixed, accrued, contingent or otherwise, except liabilities and obligations that (i) are disclosed in the Parent Reports filed prior to the date of this Agreement, (ii) are referred to in Section 4.18 of the Parent Disclosure Letter, (iii) were incurred since March 31, 2016 in the ordinary course of business consistent with past practice, or (iv) do not and are not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect.

Section 4.19.  Certain Contracts.  Parent and each of its Subsidiaries have in all material respects performed all obligations required to be performed by them to date under each Parent Material Contract to which it is a party, except where such failure to perform does not and is not reasonably likely to create, individually or in the aggregate, a Parent Material Adverse Effect.  Except for such matters as do not and are not reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect, neither Parent nor any of its Subsidiaries knows of, or has received written notice of, any breach of or violation or default under (nor, to the knowledge of Parent, does there exist any condition which with the passage of time or the giving of notice or both would result in such a violation or default under) any Parent Material Contract.  Except as would not be reasonably likely to have, individually or in the aggregate, a Parent Material Adverse Effect, the consummation of the transactions contemplated by this Agreement will not breach or violate any Parent Material Contract or permit any other party to a Parent Material Contract to exercise rights adverse to Parent.  Each “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC other than contracts (i) described in Items 601(b)(10)(iii)(A) and (B) of Regulation S-K or (ii) between the Company or any of its Subsidiaries, on the one hand, and Parent or any of its Subsidiaries, on the other hand) to which Parent or any Subsidiary of Parent is a party or by which any of them or their assets is bound as of the date of the Agreement, whether or not included as an exhibit to any Parent Report, is referred to herein as a “Parent Material Contract,” and for purposes of Section 5.1 and the bringdown of Section 4.19 pursuant to Section 6.2, “Parent Material Contract” shall include any such “material contract” that is entered into after the date of this Agreement.

Section 4.20.  Disclosure Controls and Procedures.  Parent has established and maintains “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) of the Exchange Act) that are reasonably designed to ensure that all material information (both financial and non-financial) required to be disclosed by Parent in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC and that all such information is accumulated and communicated to Parent’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of Parent required under the Exchange Act with respect to such reports.  Parent has disclosed, based on its most recent evaluation of such disclosure controls and procedures prior to the date of this Agreement, to the Company’s auditors and the audit committee of the Parent Board and in Section 4.20 of the Parent Disclosure Letter (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting that are reasonably likely to adversely affect in any material respect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Parent’s internal control over financial reporting.

Section 4.21.  Affiliate Transactions.  There are no material agreements, contracts, transfers of assets or liabilities or other commitments or transactions (other than as set forth in the Parent Reports, the Parent Benefit Plans or as otherwise set forth in Section 4.21 of the Parent Disclosure Letter), whether or not entered into in the ordinary course of business, to or by which Parent or any of its Subsidiaries, on the one hand, and any of their respective Affiliates (other than Parent and its Subsidiaries), on the other hand, are or have been a party or otherwise bound or affected, and that (a) are currently pending, in effect or have been in effect at any time since December 31, 2015 or (b) involve continuing liabilities and obligations that, individually or in the aggregate, have been, are or will be material to Parent and its Subsidiaries taken as a whole, in the case of (a) or (b) that would require disclosure by Parent pursuant to Item 404 of Regulation S-K.

Section 4.22.  Disclaimer and Non-Reliance.

(a)     Except for the representations and warranties contained in this Article 4 of this Agreement, each of Parent, Holdings and Merger Sub acknowledges and agrees that (i) neither the Company nor any other Person on behalf of the Company makes any other express or implied representation or warranty with respect to the Company with respect to any other information provided to Parent, Holdings or Merger Sub and (ii) none of Parent, Holdings and Merger Sub is relying on or has relied upon any other representation or warranty or other information with respect to the Company in connection with the subject matter of this Agreement.  Without limiting the generality of the foregoing, except for the representations and warranties contained in Article 3, neither the Company nor any other Person will have or be subject to any liability or indemnification obligation to Parent, Holdings, Merger Sub or any other Person resulting from the distribution to Parent, Holdings or Merger Sub, or use by Parent, Holdings or Merger Sub of, any such information, including any information, documents, projections, forecasts or other material made available to Parent, Holdings or Merger Sub in certain “data rooms” or management presentations in expectation of the transactions contemplated by this Agreement.

(b)     In connection with investigation by Parent of the Company and its Subsidiaries, Parent acknowledges and agrees that it has received or may receive from the Company and/or the Company’s Subsidiaries certain projections, forward-looking statements and other forecasts and certain business plan information.  Parent acknowledges and agrees that there are uncertainties inherent in attempting to make such estimates, projections and other forecasts and plans, that Parent is familiar with such uncertainties, that Parent is taking full responsibility for making its own evaluation of the adequacy and accuracy of all estimates, projections and other forecasts and plans so furnished to it (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans).  Accordingly, without limiting the generality of any other provision of this Agreement, Parent acknowledges and agrees that the Company makes no representation or warranty with respect to such estimates, projections, forecasts or plans (including the reasonableness of the assumptions underlying such estimates, projections, forecasts or plans).

Section 4.23.  Status of Merger Sub.  Merger Sub was formed solely for the purpose of participating in the Merger and has conducted no activities nor held any assets to date other than in connection with the Merger.

ARTICLE 5

COVENANTS

Section 5.1.  Conduct of Business.

(a)     From the date of this Agreement until the earlier of the Effective Time or the termination of this Agreement, except as set forth in the Company Disclosure Letter, as contemplated by any provision of this Agreement or as required by Applicable Laws, unless (x) Parent has consented in writing thereto (such consent not to be unreasonably withheld, conditioned or delayed) or (y) Parent, Holdings, their Affiliates or their Representatives have caused the Company or any of its Subsidiaries to take the action that violates the following conduct of business restrictions or, if Parent, Holdings, their Affiliates or their Representatives that provide services to the Company or any of its Subsidiaries are responsible for causing the Company or any of its Subsidiaries to take an action, fail to take an action that violates the following conduct of business restrictions, the Company:

(i)     shall, and shall cause each of its Subsidiaries to, conduct its operations according to their ordinary course;

(ii)     shall use its reasonable best efforts, and shall cause each of its Subsidiaries to use its reasonable best efforts, to preserve intact their business organizations and goodwill, keep available the services of their respective officers and employees and maintain satisfactory relationships with those Persons having business relationships with them;

(iii)     shall not amend its Certificate of Formation or the Company LLC Agreement or the comparable organizational documents of its Subsidiaries;

(iv)     shall (A) promptly notify Parent of any material change in its condition (financial or otherwise) or business or any termination, cancellation, repudiation or material breach of any Company Material Contract (or communications received from third parties indicating that the same may be contemplated), or any material litigation or proceedings (including arbitration and other dispute resolution proceedings) or material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), to the extent known to the Company, and (B) shall give prompt notice to Parent of any change, occurrence, effect, condition, fact, event, or circumstance known to the Company that is reasonably likely, individually or taken together with all other changes, occurrences, effects, conditions, facts, events and circumstances known to the Company, to result in a Material Adverse Effect on the Company; provided,  however, that no unintentional failure by the Company to provide a required notice under this Section 5.1(a)(iv) with respect to any matter that would not result in a failure of the condition set forth in Section 6.3(ii) or Section 6.3(iii) shall result in a failure of the condition set forth in Section 6.3(i); provided, further, that the Company shall not be required to provide any such notice to Parent to the extent that the Company became aware of such information from an executive officer of Parent; provided further, that, notwithstanding Section 8.2, if the Company is required to provide any such notice to Parent such notice shall be delivered to the individual in charge of the business unit for Parent to which the contents of such notice relate and such notice may be provided by e-mail or telephone;

(v)     shall promptly deliver to Parent true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement, other than those reports, statements or schedules prepared by Parent, Holdings, their Affiliates or any of their Representatives and those reports, statements or schedules filed and publicly available via the SEC’s EDGAR system;

(vi)     shall not and shall cause each of its Subsidiaries not to, (A) except pursuant to the exercise of options, warrants, conversion rights and other contractual rights existing on the date hereof and disclosed in Section 5.1(vi)(A) of the Company Disclosure Letter or pursuant to the exercise or vesting of awards granted prior to the date hereof and expressly permitted under this Agreement or in connection with transactions permitted by Section 5.1(a)(viii), issue, grant, sell, transfer, pledge, dispose of or encumber any of its Membership Interests, or securities convertible into or exchangeable for, or options, warrants, calls, commitments or rights of any kind to acquire, any of its Membership Interests or any other such securities or agreements of the Company or any of its Subsidiaries, or adjust, split, combine or reclassify any Membership Interests or other equity interests or otherwise change its capitalization as it existed on the date hereof (other than intercompany transactions relating to securities of wholly owned Subsidiaries effected by a party and/or one or more of its wholly owned Subsidiaries); (B) amend or otherwise modify any option, warrant, conversion right or other right to acquire any of its Membership Interests existing or outstanding on the date hereof; (C) with respect to any of its former, present or future employees, increase any compensation or benefits, or enter into, amend or extend (or permit the extension of) any employment or consulting agreement, except in each case in the ordinary course of business and, to the extent that a past practice exists, consistent with past practice; (D) with respect to any of its former, present or future officers or directors, increase any compensation or benefits or enter into, amend or extend (or permit the extension of) any employment or consulting agreement; (E) adopt any new employee benefit plan (or any award grant thereunder) or agreement (including any stock option, stock benefit or stock purchase plan) or amend (except as required by Applicable Laws) any existing employee benefit plan or agreement in any material respect, except for changes which are less favorable to participants in such plans or the holder of any such agreement or which are deemed necessary to comply with Section 409A of the Code; or (F) except as approved by good faith action of the Company Board after the Company has provided Parent with advance written notice of the proposed action and consulted in advance with Parent regarding such action, terminate any executive officer without cause or permit circumstances to exist that would give any executive officer a right to terminate employment if the termination would entitle such executive officer to receive enhanced separation payments upon consummation of the Merger;

(vii)     shall not and shall cause each of its Subsidiaries not to, (A) declare, set aside or pay any dividend or make any other distribution or payment with respect to any of its capital stock, whether payable in cash, stock or any other property or right (other than (x) a dividend, distribution or payment from a direct or indirect wholly owned Subsidiary to that party and/or one or more of its direct or indirect wholly owned Subsidiaries, (y) pro rata dividends or distributions by any Subsidiary of the Company jointly owned, directly or indirectly, by the Company and Holdings, and (z) regular quarterly distributions on the Company Common Units and Subordinated Units (which, if declared and paid, must be declared and paid for distributions on the Common Units and the Subordinated Units in accordance with the Company LLC Agreement) not to exceed $0.3625/unit with declaration, record and payment dates reasonably consistent with past practice, subject to Section 5.18), or (B) redeem, purchase or otherwise acquire any shares of its capital stock or capital stock of any of its Subsidiaries (other than wholly owned Subsidiaries), or any other securities or agreements of the type described in (vi)(A);

(viii)     shall not, and shall cause each of its Subsidiaries not to, sell, lease or otherwise dispose of any of its assets (including capital stock of Subsidiaries) which are individually or in the aggregate material to it and its Subsidiaries as a whole except for (A) sales of surplus equipment, (B) sales of other assets in the ordinary course of business, or (C) sales, leases or other transfers between (x) such party and its wholly owned Subsidiaries or between those Subsidiaries or (y) such party and Parent or its Affiliates;

(ix)     shall not, and shall cause each of its Subsidiaries not to, except pursuant to contractual commitments in effect on the date hereof and disclosed in Section 5.1(a)(ix) of the Company Disclosure Letter, acquire or agree to acquire by merging or consolidating with, or by purchasing an equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, in each case (A) for an aggregate consideration for all such acquisitions in excess of $2 million (excluding acquisitions approved in writing by each party and intercompany acquisitions effected by the Company and/or one of the Company’s wholly owned Subsidiaries) or (B) where a filing under the HSR Act or any Non-U.S. Antitrust Laws is required;

(x)     shall not, except as may be required as a result of a change in GAAP, change any of the material accounting principles or practices used by it;

(xi)     shall not, and shall cause each of its Subsidiaries not to, (A) make or rescind any material election relating to taxes, including elections for any and all joint ventures, partnerships, limited liability companies, working interests or other investments where it has the capacity to make such binding election, (B) settle or compromise any material claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to taxes, (C) change in any material respect any of its methods of reporting any item for tax purposes from those employed in the preparation of its Returns for the most recent taxable year for which a Return has been filed, except as may be required by Applicable Laws, (D) change any annual accounting period, (E) surrender any right to claim a tax refund, (F) file any amended Return, (G) extend the statute of limitations with respect to any tax period or (H) fail to comply in any material respect with the terms or requirements (as explained or interpreted by any written or oral guidance provided by Parent, Holdings, their Affiliates or any of their Representatives with respect thereto) of any material ruling or clearance issued by any taxing authority in a jurisdiction in which the Company or any of its Subsidiaries is organized, operates, is resident for tax purposes or has an office or other connection to, or on behalf of, the Company or its Subsidiaries with respect to Taxes.

(xii)     shall not, and shall cause each of its Subsidiaries not to, (A) incur any indebtedness for borrowed money (excluding (x) intercompany indebtedness effected by the Company and/or one of the Company’s Subsidiaries and (y) borrowings under the Company’s existing revolving credit facility described in the Company Reports as filed prior to the date of this Agreement) in excess of $10 million, or guarantee any such indebtedness or issue or sell any debt securities or warrants or rights to acquire any debt securities of it or any of its Subsidiaries or guarantee any debt securities of others, (B) except in the ordinary course of business or with or between its Subsidiaries, enter into any material lease (whether such lease is an operating or capital lease) or create any material Liens on its property in connection with any indebtedness thereof (other than Company Permitted Liens) or (C) make or commit to make aggregate capital expenditures in excess of $2 million per quarter for each quarter from the date of this Agreement to the Effective Time, excluding capital expenditures to repair or replace equipment necessary to continue operation on any drilling unit in a manner consistent with the operation of such drilling unit as of the date of this Agreement;

(xiii)     shall not, and shall cause each of its Subsidiaries not to, purchase or otherwise acquire any Company Common Units except transactions in the ordinary course by or pursuant to Company Benefit Plans;

(xiv)     (A) shall not, and shall cause each of its Subsidiaries not to, take any action that would, or would reasonably be expected to, prevent, materially delay or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; and (B) subject to Section 5.4, shall not, and shall cause each of its Subsidiaries not to, take any action that is reasonably likely to delay materially or adversely affect the ability of any of the parties hereto to obtain any consent, authorization, order or approval of any governmental commission, board or other regulatory body required to consummate the transactions contemplated by this Agreement;

(xv)     shall not, and shall cause each of its Subsidiaries not to, mortgage, pledge, hypothecate, grant any security interest in any of its assets, or otherwise subject any of its assets to any other Lien other than a Company Permitted Lien; and

(xvi)     shall (A) not agree or commit, in writing or otherwise, to take any of the foregoing actions in this Section 5.1(a) and (B) cause each of its Subsidiaries not to agree or commit, in writing or otherwise, to take any of the foregoing actions in this Section 5.1(a) that refer to Subsidiaries.

(b)     Prior to the Effective Time, except as set forth in the Parent Disclosure Letter or as expressly contemplated by any other provision of this Agreement or as required by Applicable Laws, unless the Company has consented in writing thereto (such consent not to be unreasonably withheld, conditioned or delayed), Parent:

(i)     shall not amend its Organizational Regulations, and Parent Board shall not initiate any amendment of its Articles of Association, except in each case for those amendments as would not disproportionately adversely affect a holder of Company Common Units relative to a holder of Parent Shares or delay or impede the Merger or the other transactions contemplated by this Agreement or as are necessary for the Parent to issue the Parent Shares to be delivered by Holdings to the holders of Company Common Units as Merger Consideration pursuant to this Agreement;

(ii)     shall not permit or allow Holdings to amend its Memorandum and Articles of Association or Merger Sub to amend its Certificate of Formation or Limited Liability Company Agreement;

(iii)     shall (A) promptly notify the Company of any material change in its condition (financial or otherwise) or business or any termination, cancellation, repudiation or material breach of any Parent Material Contract (or communications received from third parties indicating that the same may be contemplated), or any material litigation or proceedings (including arbitration and other dispute resolution proceedings) or material governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), and (B) give prompt notice to the Company of any change, occurrence, effect, condition, fact, event, or circumstance known to Parent that is reasonably likely, individually or taken together with all other changes, occurrences, effects, conditions, facts, events and circumstances known to Parent, to result in a Material Adverse Effect on such party; provided,  however, that no unintentional failure by Parent to provide a required notice under this Section 5.1(b)(iii) with respect to any matter that would not result in a failure of the condition set forth in Section 6.2(a)(ii) or Section 6.2(a)(iii) shall result in a failure of the condition set forth in Section 6.2(a)(i);

(iv)     shall promptly deliver to the Company true and correct copies of any report, statement or schedule filed with the SEC subsequent to the date of this Agreement, other than those filed and publicly available via the SEC’s EDGAR system;

(v)     shall not declare, set aside or pay any dividend or make any other distribution or payment with respect to any Parent Shares (other than dividends of equity interests or property for which an adjustment to the Exchange Ratio has been effected pursuant to Section 2.1(b)(vi));

(vi)     shall not, except as may be required as a result of a change in GAAP, change any of the material accounting principles or practices used by it;

(vii)     (A) shall not, and shall cause each of its Subsidiaries not to, take any action that would, or would reasonably be expected to, prevent, materially delay or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; and (B) subject to Section 5.4, shall not, and shall cause each of its Subsidiaries not to, take any action that is reasonably likely to delay materially or adversely affect the ability of any of the parties hereto to obtain any consent, authorization, order or approval of any governmental commission, board or other regulatory body required to consummate the transactions contemplated by this Agreement;

(viii)     shall not waive, release, assign, settle or compromise any claim, action or proceeding, including any state or federal regulatory proceeding seeking damages or injunction or other equitable relief, which waiver, release, assignment, settlement or compromise would reasonably be expected to result in a Parent Material Adverse Effect; and

(ix)     shall (A) not agree or commit, in writing or otherwise, to take any of the foregoing actions in this Section 5.1(b) and (B) cause each of its Subsidiaries not to agree or commit, in writing or otherwise, to take any of the foregoing actions in this Section 5.1(b) that refer to Subsidiaries.

Section 5.2.  No Solicitation by the Company.

(a)     Subject to Section 5.2(b), the Company agrees that from and after the date of this Agreement, it shall (i) immediately cease and terminate, and cause to be ceased and terminated, all of its, its Subsidiaries’ and their respective Representatives’ discussions and negotiations with any other Person (other than Parent or its Affiliates) regarding any Company Alternative Proposal, and (ii) promptly request that each Person that has entered into a confidentiality agreement in connection with its consideration of a possible Company Alternative Proposal within the last six months return to the Company or destroy all confidential information heretofore furnished to such Person by or on behalf of the Company and its Subsidiaries. From and after the date of this Agreement, subject to Section 5.2(b) and Section 7.3(b), the Company shall not, directly or indirectly, nor shall the Company authorize or permit any Subsidiary of the Company or any of its or their respective directors, officers, members, employees, representatives, agents, attorneys, consultants, contractors, accountants, financial advisors and other advisors (a “Representative”) to, (w) solicit, initiate or knowingly encourage or knowingly facilitate (including by way of furnishing information), or engage in discussions or negotiations regarding, any inquiry, proposal or offer, or the making, submission or announcement of any inquiry, proposal or offer (including any inquiry, proposal or offer to its unitholders) which constitutes or would be reasonably expected to lead to a Company Alternative Proposal, (x) except for confidentiality agreements entered into pursuant to the proviso to the first sentence of Section 5.2(b) or a definitive agreement entered into or to be entered into concurrently with a termination of this Agreement by the Company pursuant to Section 7.3(b), approve or enter into a letter of intent, memorandum of understanding or other contract with any Person, other than Parent, Holdings and Merger Sub, for, constituting or otherwise relating to a Company Alternative Proposal, or (y) provide or cause to be provided any information or data relating to the Company or any Subsidiary of the Company relating to, or in response to, any Company Alternative Proposal by any Person.  Without limiting the generality of the foregoing, the Company acknowledges and agrees that, in the event any officer, director (other than a director of the Company who is also an officer or director of Parent) or financial advisor of the Company takes any action (other than any action caused by or at the direction of Parent, Holdings, their Affiliates or their Representatives) that if taken by the Company would be a breach of this Section 5.2, the taking of such action by such officer, director or financial advisor shall be deemed to constitute a breach of this Section 5.2 by the Company.

(b)     Notwithstanding the provisions of Section 5.2(a), the Company and its Representatives shall be entitled, prior to obtaining the Company Unitholder Approval, to furnish information regarding the Company and any Subsidiary of the Company to, or engage in discussions or negotiations with, any Person in response to an unsolicited, bona fide, written third-party proposal with respect to a Company Alternative Proposal that is submitted to the Company by such Person (for so long as such Company Alternative Proposal has not been withdrawn in writing) if (i) none of the Company, the Representatives of the Company, the Company’s Subsidiaries or the Representatives of the Company’s Subsidiaries shall have breached the provisions set forth in this Section 5.2 in any material respect with respect to such Person, and (ii) the Company Board or the Conflicts Committee shall have determined, in its good faith judgment, after consultation with the Company’s outside legal counsel and financial advisors, that (A) the proposal constitutes or is reasonably likely to lead to a Company Superior Proposal and (B) the failure to take such action would be inconsistent with the directors’ duties under the Company LLC Agreement or Applicable Law of the Marshall Islands; provided that the Company may not enter into negotiations or discussions or supply any information in connection with a Company Alternative Proposal without entering into a confidentiality agreement on terms substantially similar in all matters as the Confidentiality Agreement (it being understood that such confidentiality agreement need not contain a standstill provision and that the Company may amend or waive the standstill provision in any confidentiality agreement entered into on or prior to the date hereof to the extent necessary (and only to such extent) to enable such counterparty to communicate confidentially a Company Alternative Proposal to the Company Board or the Conflicts Committee), which confidentiality agreement may allow such third party to make Company Alternative Proposals to the Company in connection with the negotiations and discussions permitted by this Section 5.2(b). Parent shall be entitled to receive notification promptly (and in any event within 48 hours) after the Company’s entering into such discussions or negotiations or furnishing information to the Person making such Company Alternative Proposal or its Representatives. The Company shall promptly provide or make available to Parent any non-public information concerning the Company and any Subsidiary of the Company that is provided to the Person making such Company Alternative Proposal or its Representatives which was not previously provided or made available to Parent. The Company agrees that it shall notify Parent promptly (and in any event within 48 hours of receipt) if any inquiry, contact or proposal related to a Company Alternative Proposal is received by, any such information is requested from, or any such discussions or negotiations are sought to be initiated or continued with, the Company, its Subsidiaries, any of its Representatives, or any Representatives of the Company’s Subsidiaries, and thereafter shall keep Parent informed in writing, on a reasonably prompt basis, of all material developments regarding the status of any such inquiry, contact or proposal and the status of any such negotiations or discussions. Nothing contained in this Agreement shall prevent the Company Board or the Conflicts Committee from (i) taking and disclosing to unitholders a position contemplated by Rule 14d-9 and Rule 14e-2 under the Exchange Act (or any similar communication to unitholders in connection with the making or amendment of a tender offer or exchange offer), or issuing a “stop, look and listen” disclosure or similar communication of the type contemplated by Rule 14d-9(f) under the Exchange Act; provided,  however, that any disclosure by the Company that relates to a Company Alternative Proposal shall be deemed to be a Company Change in Recommendation unless the Company Board or the Conflicts Committee, as applicable, reaffirms the Company Board Recommendation in such disclosure; or (ii) contacting and engaging in discussions otherwise in accordance with this Section 5.2 with any Person or group and their respective Representatives who has made a Company Alternative Proposal that has not been withdrawn in writing and that was not solicited in breach of this Section 5.2 solely for the purpose of, and to the extent necessary for, clarifying the terms of such Company Alternative Proposal.

(c)     Neither the Company Board nor any committee (including, for the avoidance of doubt, the Conflicts Committee) thereof shall (i) (A) withdraw (or qualify or modify in a manner adverse to Parent), or publicly propose to withdraw (or qualify or modify in a manner adverse to Parent), the approval, recommendation or declaration of advisability by the Company Board or any such committee thereof of this Agreement, the Merger or any other transaction contemplated by this Agreement, (B) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, any Company Alternative Proposal, (C) fail to include the Company Board Recommendation in the Proxy Statement/Prospectus or (D) resolve, publicly propose or agree to do any of the foregoing (any action described in this clause (i) being referred to as a “Company Change in Recommendation”) or (ii) (A) recommend, adopt or approve, or propose publicly to recommend, adopt or approve, or allow the Company or any of its Subsidiaries to execute or enter into, any letter of intent, memorandum of understanding, agreement in principle, merger agreement, acquisition agreement, option agreement, joint venture agreement, partnership agreement or other similar agreement constituting or related to, or that is intended to or could reasonably be expected to lead to, any Company Alternative Proposal or that would require the Company to abandon, terminate or fail to consummate the Merger (other than a confidentiality agreement referred to in Section 5.2(b)) (a “Company Acquisition Agreement”) or (B) resolve, agree or publicly propose to do any of the foregoing. Notwithstanding anything in this Agreement to the contrary, if, prior to obtaining the Company Unitholder Approval, the Company Board (upon the recommendation of the Conflicts Committee), in the case of clause (1) of this sentence, or the Conflicts Committee or the Company Board, in the case of clause (2) of this sentence, shall have determined, in its good faith judgment (after consultation with the Company’s outside counsel and financial advisors) that the failure to do so would reasonably likely be inconsistent with its duties under the Company LLC Agreement or Applicable Law of the Marshall Islands, it may (1) terminate this Agreement pursuant to and in accordance with Section 7.3(b) and cause the Company to enter into a Company Acquisition Agreement with respect to a Company Superior Proposal or (2) make a Company Change in Recommendation in connection with a Company Superior Proposal, but in the case of clause (1) and (2) of this sentence, only if (w) such Company Superior Proposal has not resulted from a breach of its obligations pursuant to this Section 5.2; (x) the Company provides written notice to Parent (a “Company Notice of Change in Recommendation”) advising Parent that the Conflicts Committee or the Company Board, as applicable, intends to take such action and specifying the reasons therefor, including the terms and conditions of such Company Superior Proposal, the identity of the Person making the Company Superior Proposal and copies of all relevant documents relating to such Company Superior Proposal that the Company has received from the Person or its representatives that made such proposal and that are the basis of the proposed action by the Conflicts Committee or the Company Board, as applicable, including a copy of the proposed Company Acquisition Agreement (if any) (it being understood and agreed that any amendment to the financial terms or other material terms of such Company Superior Proposal shall require a new Company Notice of Change in Recommendation and compliance with the requirements of this Section 5.2(c)); (y) during a period of four Business Days following Parent’s receipt of a Company Notice of Change in Recommendation (or, in the event of a new Company Notice of Change in Recommendation as a result of any such amendment, an extension of two additional Business Days), if requested by Parent, the Company and its Representatives shall have negotiated with Parent and its Representatives in good faith to make such revisions or adjustments proposed by Parent to the terms and conditions of this Agreement as would enable the Company to proceed with its recommendation of this Agreement and the Merger and not to make such Company Change in Recommendation; and (z) if applicable, at the end of such applicable four- or two-Business Day period, the Company Board or the Conflicts Committee, as applicable, after considering in good faith any such revisions or adjustments to the terms and conditions of this Agreement that Parent, prior to the expiration of such applicable period, shall have offered in writing in a manner that would form a binding contract if accepted by the Company, continues to determine, in its good faith judgment (after consultation with the Company’s outside counsel and financial advisors) that the Company Alternative Proposal constitutes a Company Superior Proposal and that failure to make such Company Change in Recommendation would be inconsistent with its duties under the Company LLC Agreement or Applicable Law of the Marshall Islands.

(d)     Other than in connection with a Company Alternative Proposal, the Company may, by action of the Company Board or the Conflicts Committee, at any time prior to, but not after, obtaining the Company Unitholder Approval, make a Company Change in Recommendation in response to a Company Intervening Event (a “Company Intervening Event Change in Recommendation”) if the failure to take such action would be inconsistent with the duties of the members of the Conflicts Committee or the Company Board, as applicable, under the Company LLC Agreement or Applicable Law of the Marshall Islands, provided, that: (i) Parent shall have received written notice from the Company (a “Company Notice of Intervening Event Change in Recommendation”) of the Company’s intention to make a Company Intervening Event Change in Recommendation at least four Business Days prior to the taking of such action by the Company, which notice shall specify the applicable Company Intervening Event in reasonable detail (provided, that any material change to the facts and circumstances that are the basis for such Company Intervening Event Change in Recommendation shall require a new Company Notice of Intervening Event Change in Recommendation and an extension of two additional Business Days), (ii) during such period and prior to making a Company Intervening Event Change in Recommendation, if requested by Parent, the Company and its Representatives shall have negotiated in good faith with Parent and its Representatives regarding any revisions or adjustments proposed by Parent to the terms and conditions of this Agreement as would enable the Company to proceed with its recommendation of this Agreement and the Merger and not make such Company Intervening Event Change in Recommendation and (iii) the Company may make a Company Intervening Event Change in Recommendation only if the Company Board or the Conflicts Committee, after considering in good faith any revisions or adjustments to the terms and conditions of this Agreement that Parent shall have, prior to the expiration of the four-Business Day period, offered in writing in a manner that would form a binding contract if accepted by the Company, continues to determine in good faith that failure to make a Company Intervening Event Change in Recommendation would be inconsistent with its duties under the Company LLC Agreement or Applicable Law of the Marshall Islands.

(e)     As used in this Agreement:

(i)     “Company Alternative Proposal” shall mean any bona fide proposal or offer from any Person or group of Persons other than Parent or any of its Subsidiaries or any group of which Parent or any of its Subsidiaries is a member (A) for a merger, reorganization, consolidation, share exchange, business combination, recapitalization, liquidation, dissolution or any similar transaction or series of transactions involving the Company (or any Subsidiary or Subsidiaries of the Company whose business constitutes 25% or more of the net revenues, net income or assets of the Company and its Subsidiaries, taken as a whole), (B) for the issuance by the Company of 25% or more of its equity securities of any class or (C) to acquire in any manner, directly or indirectly, 25% or more of the equity securities of any class or consolidated total assets of the Company or 25% or more of the aggregate equity securities of any class of the Company’s Subsidiaries, in each case other than the Merger.

(ii)     “Company Intervening Event” shall mean any fact, circumstance, occurrence, event, development, change or condition or combination thereof that (A) was not known to the Company Board or the Conflicts Committee as of the date of this Agreement (or if known, the consequences or magnitude of which were not known or reasonably foreseeable) and (B) does not relate to any Company Alternative Proposal; provided, however, that (1) any change in the price or trading volume of the Common Units or Parent Shares shall not be taken into account for purposes of determining whether a Company Intervening Event has occurred (it being acknowledged, however, that any underlying cause thereof may be taken into account for purposes of determining whether a Company Intervening Event has occurred); and (2) the Company or Parent meeting, failing to meet or exceeding projections shall not be taken into account for purposes of determining whether a Company Intervening Event has occurred (it being acknowledged, however, that any underlying cause thereof may be taken into account for purposes of determining whether a Company Intervening Event has occurred).

(iii)     “Company Superior Proposal” shall mean any Company Alternative Proposal (A) which provides that 75% of the Company’s outstanding Membership Interests shall be converted into, exchanged for or otherwise canceled in exchange for the right to receive consideration that does not constitute 75% or more of the outstanding equity securities of the acquiring or surviving entity or its ultimate parent or (B) providing for the sale of all or substantially all of the assets of the Company and its Subsidiaries, taken as a whole, in each case on terms which the Company Board or the Conflicts Committee determines in its good faith judgment, after consultation with the Company’s outside counsel and financial advisors, are more favorable to the holders of Membership Interests (in their capacity as such) than the Merger (or any bona fide written offer or proposal made by Parent in response to such Company Alternative Proposal or otherwise), taking into account all the terms and conditions of such Company Alternative Proposal and this Agreement (including the likelihood of satisfaction of any member approval requirements, the expected timing of consummation thereof, and all other legal, financial and regulatory aspects of such Company Alternative Proposal and this Agreement).

Section 5.3.  Company Unitholder Meeting.

(a)     Notwithstanding any other provision of this Agreement, unless this Agreement is terminated in accordance with the terms hereof, the Company shall submit the approval of this Agreement to its Members, whether or not the Company Board or the Conflicts Committee withdraws, modifies or changes its recommendation and declaration regarding the foregoing matter (whether or not permitted by the terms of this Agreement).

(b)     The Company shall, (i) in accordance with the Company LLC Agreement and Applicable Law, take all actions to establish a record date (which will be as soon as practicable after the date hereof) for, duly call, give notice of, convene, and hold the Company Unitholder Meeting, for the purpose of securing the Company Unitholder Vote, (ii) through the Company Board or the Conflicts Committee, recommend approval of this Agreement, and use its reasonable best efforts to solicit from its Members holding Outstanding Company Common Units proxies in favor of such matter (the “Company Board Recommendation”) and (iii) use its reasonable best efforts to take all such other action necessary or advisable to secure the Company Unitholder Approval; provided,  however, that the Company Board or the Conflicts Committee may, at any time prior to the time the condition set forth in Section 6.1(a) is satisfied, make a Company Change in Recommendation or a Company Intervening Event Change in Recommendation, in each case in accordance with Section 5.2.

(c)     The Company shall use its reasonable best efforts to hold the Company Unitholder Meeting as soon as reasonably practicable after the date of this Agreement. Notwithstanding anything to the contrary contained in this Agreement, the Company may adjourn or postpone the Company Unitholder Meeting (i) to the extent reasonably necessary to ensure that any supplement or amendment to the Proxy Statement/Prospectus that the Company Board or the Conflicts Committee has determined after consultation with outside legal counsel is necessary under Applicable Law is provided to the Company’s Members holding Outstanding Common Units within the minimum amount of time reasonably practicable prior to the Company Unitholder Meeting, (ii) to solicit additional proxies reasonably required for the purpose of obtaining the Company Unitholder Approval, or (iii) to the extent required for the Company to comply with any decree, order or injunction of a court of competent jurisdiction, U.S. or non-U.S.; provided,  however, that in case of clauses (i) or (ii), the Company shall not be permitted to postpone or adjourn the Company Unitholder Meeting to a date after the date that is five Business Days prior to the date specified  in Section 7.2(a).

Section 5.4.  Filings; Reasonable Best Efforts, Etc.

(a)     Subject to the terms and conditions herein provided, Parent and the Company shall:

(i)     use their reasonable best efforts to cooperate with one another in (a) determining which filings are required to be made prior to the Effective Time with, and which consents, approvals, permits or authorizations are required to be obtained prior to the Effective Time from, Governmental Entities of the United States, the several states, and non-U.S. jurisdictions in connection with the execution and delivery of this Agreement and the consummation of the Merger and the transactions contemplated hereby; and (b) timely making all such filings and timely seeking all such consents, approvals, permits or authorizations without causing a Parent Material Adverse Effect or a Company Material Adverse Effect;

(ii)     promptly notify each other of any communication concerning this Agreement or the transactions contemplated hereby to that party from any Governmental Entity and permit the other party to review in advance any proposed communication concerning this Agreement or the transactions contemplated hereby to any Governmental Entity;

(iii)     not agree to participate in any meeting or material discussion with any Governmental Entity in respect of any filings, investigation or other inquiry concerning this Agreement or the transactions contemplated hereby unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate in such meeting or discussion;

(iv)     furnish the other party with copies of all correspondence, filings and communications (and memoranda setting forth the substance thereof) between them and their Affiliates and their respective representatives on the one hand, and any Governmental Entity or members or any such authority’s staff on the other hand, with respect to this Agreement and the transactions contemplated hereby; and

(v)     furnish the other party with such necessary information and reasonable assistance as such other party and its Affiliates may reasonably request in connection with their preparation of necessary filings, registrations or submissions of information to any Governmental Entity.

(b)     Without limiting Section 5.4(a), Parent and the Company shall:

(i)     each use reasonable best efforts to avoid the entry of, or to have vacated, terminated or modified, any decree, order or judgment that would restrain, prevent or delay the Closing; and

(ii)     each use reasonable best efforts to take any and all steps necessary to obtain any consents or eliminate any impediments to the Merger.

Section 5.5.  Inspection.  From the date hereof to the Effective Time, each of Parent and the Company shall allow all designated officers, attorneys, accountants and other representatives of Parent or the Company, as the case may be, access, at all reasonable times, upon reasonable notice, to the records and files, correspondence, audits and properties, as well as to all information relating to commitments, contracts, titles and financial position, or otherwise pertaining to the business, affairs and legal compliance of Parent and the Company and their respective Subsidiaries, including inspection of such properties, and will instruct each of their respective employees, counsel and financial advisors to cooperate with the Company or Parent, as the case may be, in its investigation of the business of Parent or the Company, respectively; provided that no investigation pursuant to this Section 5.5 shall affect any representation or warranty given by any party hereunder, and provided further that notwithstanding the provision of information or investigation by any party, no party shall be deemed to make any representation or warranty except as expressly set forth in this Agreement.  Notwithstanding the foregoing, no party shall be required to provide any information which it reasonably believes it may not provide to the other party by reason of Applicable Law, which constitutes information protected by attorney/client or other applicable privilege, or which it is required to keep confidential by reason of contract or agreement with third parties.  The parties hereto shall make reasonable and appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.  Each of Parent and the Company agrees that it shall not, and shall cause its respective representatives not to, use any information obtained pursuant to this Section 5.5 for any purpose unrelated to the consummation of the transactions contemplated by this Agreement.  All non-public information obtained pursuant to this Section 5.5 shall be governed by the Confidentiality Agreement.

Section 5.6.  Publicity.  The parties will use reasonable best efforts to consult with each other before issuing any press release or public announcement pertaining to this Agreement or the transactions contemplated hereby and shall not issue any such press release or make any such public announcement, except (i) as may be required by Applicable Law or by obligations pursuant to any listing agreement with any national securities exchange, in which case the party proposing to issue such press release or make such public announcement shall use its reasonable best efforts to consult in good faith with the other party before issuing any such press releases or making any such public announcements, or (ii) in connection with any action taken by or at the direction of the Conflicts Committee or the Company Board pursuant to Section 5.2.

Section 5.7.  Registration Statements.

(a)     Each of Parent and the Company shall cooperate and promptly prepare, and Parent shall file with the SEC, as soon as practicable, a registration statement on Form S-4 (the “Form S-4”) under the Securities Act, with respect to the Parent Shares deliverable in connection with the Merger, a portion of such Form S-4 shall also serve as the proxy statement with respect to the Company Unitholder Meeting (the “Proxy Statement/Prospectus”).  The respective parties will cause the Proxy Statement/Prospectus and the Form S-4 to comply as to form in all material respects with the applicable provisions of the Securities Act, the Exchange Act and the rules and regulations thereunder.  Each of Parent and the Company shall use its reasonable best efforts to respond to comments from the SEC and to have the Form S-4 declared effective by the SEC as promptly as practicable.  Each of Parent and the Company shall use its reasonable best efforts to obtain, prior to the effective date of the Form S-4, all necessary non-U.S., state securities law or “Blue Sky” permits or approvals required to carry out the transactions contemplated by this Agreement.  Each party will advise the others, promptly after it receives notice thereof, of the time when the Form S-4 has become effective or any supplement or amendment has been filed, the issuance of any stop order, the suspension of the qualification of the Parent Shares deliverable in connection with the Merger for offering or sale in any jurisdiction or any request by the SEC for amendment of the Proxy Statement/Prospectus, the Form S-4 or comments thereon and responses thereto or requests by the SEC for additional information.  Each of the parties shall also promptly provide each other party copies of all written correspondence received from the SEC and summaries of all oral comments received from the SEC in connection with the transactions contemplated by this Agreement.  Each of the parties shall promptly provide each other party with drafts of all correspondence intended to be sent to the SEC in connection with the transactions contemplated by this Agreement and allow each such party the opportunity to comment thereon prior to delivery to the SEC.

(b)     The Company shall use its reasonable best efforts to cause the Proxy Statement/Prospectus to be distributed to its Members holding Outstanding Company Common Units as promptly as practicable after the Form S-4 is declared effective under the Securities Act.

(c)     Each of Parent and the Company shall ensure that the information provided by it for inclusion in the Proxy Statement/Prospectus and each amendment or supplement thereto, at the time of distribution thereof and at the time of the Company Unitholder Meeting, or, in the case of information provided by it for inclusion in the Form S-4 or any amendment or supplement thereto, at the time it becomes effective, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 5.8.  Listing Application.  Parent shall cause the Parent Shares deliverable in connection with the Merger to be approved for listing on the NYSE, at or prior to the Effective Time, subject to official notice of issuance.

Section 5.9.  Section 16 Matters.  Prior to the Effective Time, Parent and the Company shall take all such steps as may be required (to the extent permitted under Applicable Law) to cause any dispositions of Company Common Units (including derivative securities with respect  to Company Common Units) or acquisitions of Parent Shares resulting from the transactions contemplated by this Agreement by each individual who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to the Company, or will become subject to such reporting requirements with respect to Parent, to be exempt under Rule 16b-3 promulgated under the Exchange Act.

Section 5.10.  Expenses.  Whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such expenses, except (i) as Section 2.2(a), Section 5.11 and Section 7.5 otherwise provide, (ii) that Parent and the Company shall share equally the SEC and other filing fees incident to the Form S-4 and the Proxy Statement/Prospectus and the costs and expenses associated with printing and mailing the Proxy Statement/Prospectus, and/or (iii) as otherwise agreed in writing by the parties.

Section 5.11.  Indemnification and Insurance.

(a)     From and after the Effective Time, Parent and the Surviving Entity shall indemnify, defend and hold harmless to the fullest extent permitted under Applicable Law each Person who is, or has been at any time prior to the Effective Time, an officer or director of the Company (or any Subsidiary thereof) and each Person who served at the request of the Company as a director, officer, trustee, or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (individually, an “Indemnified Party” and, collectively, the “Indemnified Parties”) against all losses, claims, damages, liabilities, costs or expenses (including attorneys’ fees), judgments, fines, penalties and amounts paid in settlement in connection with any claim, action, suit, proceeding or investigation arising out of or pertaining to acts or omissions, or alleged acts or omissions, by them in their capacities as such, whether commenced, asserted or claimed before or after the Effective Time.  In the event of any such claim, action, suit, proceeding or investigation (an “Action”), (i) Parent and the Surviving Entity shall pay, as incurred, the fees and expenses of counsel selected by the Indemnified Party, which counsel shall be reasonably acceptable to Parent and the Surviving Entity, in advance of the final disposition of any such Action to the fullest extent permitted by Applicable Law and, if required, upon receipt of any undertaking required by Applicable Law to repay the amounts so advanced to the extent it is ultimately determined that such Indemnified Party is not entitled to indemnification, and (ii) Parent and the Surviving Entity will cooperate in the defense of any such matter; provided,  however, Parent and the Surviving Entity shall not be liable for any settlement effected without their written consent (which consent shall not be unreasonably withheld or delayed), and provided further, that Parent and the Surviving Entity shall not be obligated pursuant to this Section 5.11 to pay the fees and disbursements of more than one counsel for all Indemnified Parties in any single Action, unless, in the good faith judgment of any of the Indemnified Parties, there is or may be a conflict of interests between two or more of such Indemnified Parties, in which case there may be separate counsel for each similarly situated group.

(b)     The rights of beneficiaries to exculpation, indemnification, and advancement of expenses to the extent provided for in the Company LLC Agreement with respect to matters occurring through the Effective Time shall survive the Merger.

(c)     Parent shall prior to the Closing, purchase a six-year officers’ and directors’ liability insurance prepaid “tail” policy on terms no less advantageous to the Indemnified Parties than the existing directors’ and officers’ liability insurance maintained by the Company with respect to matters arising on or before the Closing, covering without limitation the transactions contemplated hereby.  The provisions of this Section shall survive the Closing and expressly are intended to benefit, and are enforceable by, each Indemnified Party

(d)     For six years after the Effective Time, Parent shall cause to be maintained in effect provisions in the Surviving Entity’s (or, if a successor or assign has assumed the Surviving Entity’s obligations set forth in this Section 5.11(d) pursuant to Section 5.11(e), any successor thereto’s) organizational documents regarding exculpation, indemnification of and advancement of expenses to any parties entitled to such rights under the Company LLC Agreement in effect as of the date hereof that are no less advantageous to the intended beneficiaries than the corresponding provisions in effect on the date of this Agreement.  The rights of each Indemnified Party hereunder shall be in addition to any other rights such Indemnified Party may have under the Certificate of Formation, the Company LLC Agreement or comparable organizational documents of the Company or any of its Subsidiaries, as applicable, under Applicable Law or otherwise.  The provisions of this Section 5.11 shall survive the consummation of the Merger and expressly are intended to benefit each of the Indemnified Parties.

(e)     In the event Parent, the Surviving Entity or any of their respective successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving entity in such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then and in either such case, proper provision shall be made so that the successors and assigns of Parent or the Surviving Entity, as the case may be, shall assume the obligations set forth in this Section 5.11.

Section 5.12.  Securityholder Litigation.  The Company shall give Parent the opportunity to participate in the defense or settlement of any securityholder litigation against the Company, its directors and/or officers relating to the transactions contemplated by this Agreement, provided, however, that (i) the Company shall in any event control such defense and/or settlement and shall not be required to provide information if doing so would be reasonably expected to threaten the loss of any attorney-client privilege or other applicable legal privilege and (ii) no such settlement shall be agreed to without Parent’s consent (not to be unreasonably withheld, delayed or conditioned).

Section 5.13.  Voting.  Parent and Holdings covenant and agree that, until the Effective Time or the earlier of a termination of this Agreement, at the Company Unitholder Meeting or any other meeting of Members or any vote of Membership Interests in connection with a vote of the Members, however called, each of Parent and Holdings will vote, or cause to be voted, all Membership Interests then owned beneficially or of record by it or any of its Subsidiaries, as of the record date for such meeting, in favor of the approval of this Agreement (as it may be amended or otherwise modified from time to time) and the Merger and the approval of any actions required in furtherance thereof.

Section 5.14.  Conflicts Committee.  Prior to the earlier of the Effective Time and the termination of this Agreement, none of Parent, Holdings, the Company or any of their Subsidiaries shall, without the consent of the Conflicts Committee, eliminate the Conflicts Committee, or revoke or diminish the authority of the Conflicts Committee, or remove or cause the removal of any director of the Company Board that is a member of the Conflicts Committee either as a member of the Company Board or the Conflicts Committee, without the affirmative vote of the Company Board, including the affirmative vote of a majority of members of the Conflicts Committee.  For the avoidance of doubt, this Section 5.14 shall not apply to the filling of any vacancies caused by the death, incapacity or resignation of any director in accordance with the provisions of the Company LLC Agreement.

Section 5.15.  Reorganization Treatment.

(a)     Parent, Holdings, Merger Sub and the Company intend that, for U.S. federal income tax purposes, the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code.  Each of Parent, Holdings, Merger Sub and the Company (i) shall, and shall cause its respective Subsidiaries to, use its reasonable best efforts to cause the Merger to so qualify, (ii) shall file all Returns consistent with, and take no position inconsistent with (whether in audits, Returns or otherwise), such treatment unless required to do so by applicable law and (iii) shall use their reasonable best efforts to take or cause to be taken any action reasonably necessary to ensure the receipt of the tax opinion referred to in Section 6.2(b).

(b)     Parent, Holdings, Merger Sub and the Company hereby adopt this Agreement as well as any other agreements entered into pursuant to this Agreement as a “plan of reorganization” within the meaning of Treasury Regulation Sections 1.368-2(g) and 1.368-3(a).

(c)     None of Parent, Holdings, Merger Sub or the Company shall, nor shall they permit their Subsidiaries to, take any action, and Parent, the Company, Merger Sub and the Company shall not, and shall ensure that their Subsidiaries do not, fail to take any action, which action or failure would prevent or impede the Merger from qualifying (or reasonably would be expected to cause the Merger to fail to qualify) as a “reorganization” within the meaning of Section 368(a) of the Code.

Section 5.16.  Approval of Transocean Member.  By execution of this Agreement, Holdings, in its capacity as the Transocean Member and the holder of all of the Subordinated Units, hereby confirms its approval of this Agreement and the transactions contemplated hereby, including the Merger, for purposes of any approval of the Transocean Member or the holders of the Subordinated Units necessary for the Company to execute, deliver or perform this Agreement and the transactions contemplated hereby, including the Merger.

Section 5.17.  Directors and Officers Immediately Prior to the Effective Time.  The Company will take all reasonable actions to cause each of the directors and officers of the Company immediately prior to the Effective Time to resign as directors and/or officers of the Company, as applicable, at the Effective Time.

Section 5.18.  Coordination of Distributions.  As soon as practicable after September 30, 2016 and in any event prior to the Closing Date, the Company Board shall determine and declare the Company’s regular quarterly distribution for the quarter ending September 30, 2016 (the “Third Quarter Distribution”) in accordance with the Company LLC Agreement and this Agreement; provided, however, that the Third Quarter Distribution shall not be less than $0.3625 per Company Common Unit without the separate determination and approval of the Conflicts Committee made in accordance with the Company LLC Agreement and this Agreement.  The Company and Parent shall coordinate to designate the record date for the Third Quarter Distribution so that such record date precedes the Effective Time so as to permit the payment of the Third Quarter Distribution.

ARTICLE 6

CONDITIONS

Section 6.1.  Conditions to Each Party’s Obligation to Effect the Merger.  The respective obligation of each party to effect the Merger shall be subject to the fulfillment or waiver by each of the parties to this Agreement (if capable of waiver having regard to and subject to Applicable Laws) at or prior to the Closing Date of the following conditions:

(a)     The Company Unitholder Approval shall have been obtained.

(b)     None of the parties hereto shall be subject to any decree, order or injunction of a court of competent jurisdiction, U.S. or non-U.S., which prohibits the consummation of the Merger; provided,  however, that, prior to invoking this condition, each party agrees to comply with Section 5.4, and with respect to other matters not covered by Section 5.4, to use its reasonable best efforts to have any such decree, order or injunction lifted or vacated; and no statute, rule or regulation shall have been enacted by any Governmental Entity which prohibits or makes unlawful the consummation of the Merger.

(c)     The Form S-4 shall have become effective under the Securities Act and no stop order with respect thereto shall be in effect.

(d)     The Parent Shares to be delivered to the Company pursuant to the Merger and the other transactions contemplated by this Agreement shall have been authorized for listing on the NYSE, subject to official notice of issuance.

Section 6.2.  Conditions to Obligation of the Company to Effect the Merger.  The obligation of the Company to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Closing Date of the conditions that:

(a)     (i) Parent, Holdings and Merger Sub shall have performed, in all material respects, their covenants and agreements contained in this Agreement required to be performed on or prior to the Closing Date, (ii) (A) the representations and warranties of Parent, Holdings and Merger Sub set forth in Section 4.1 shall be true and correct in all respects (except, in each such case, for any inaccuracies that are de minimis in the aggregate) at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date) and (B) the representations and warranties of Parent, Holdings and Merger Sub set forth in Section 4.2 and Section 4.3 shall be true and correct in all respects (except, in each such case, for any inaccuracies that are de minimis in the aggregate) both at and as of the date of this Agreement and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), (iii) the representations and warranties of each of Parent, Holdings and Merger Sub set forth in this Agreement (other than the representations and warranties set forth in Section 4.1, Section 4.2 and Section 4.3) shall be true and correct (without giving effect to any limitation as to “materiality” or “Parent Material Adverse Effect” set forth therein) as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except in the case of this clause (iii) where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or, other than with respect to Section 4.9(a), “Parent Material Adverse Effect” set forth therein), individually or in the aggregate, has not had, and would not be reasonably likely to have or result in, a Parent Material Adverse Effect, and (iv) the Company shall have received a certificate of each of Parent, Holdings and Merger Sub, executed on its behalf by its President or one of its Vice Presidents, dated the Closing Date, certifying the satisfaction of the conditions set out in clauses (i), (ii) and (iii) hereof.

(b)     Parent shall have received the opinion of Baker Botts L.L.P., counsel to Parent, or another nationally-recognized law firm experienced in such matters, in substantially the form set forth in Section 6.2(b)(i) of the Parent Disclosure Letter and dated the Closing Date, to the effect that, on the basis of certain facts, representations and assumptions set forth in such opinion and subject to the qualifications and limitations as may be set forth therein, for United States federal income tax purposes, the Merger will be treated as a reorganization qualifying under Section 368(a) of the Code.  In rendering such opinion, such counsel shall be entitled to receive and rely upon representations of officers of the Company and Parent, substantially in the form set forth in Section 6.2(b)(ii) of the Company Disclosure Letter and the Parent Disclosure Letter, respectively, dated as of the Closing Date.

Section 6.3.  Conditions to Obligation of Parent, Holdings and Merger Sub to Effect the Merger.  The obligation of Parent, Holdings and Merger Sub to effect the Merger shall be subject to the fulfillment or waiver at or prior to the Closing Date of the following conditions: (i) the Company shall have performed, in all material respects, its covenants and agreements contained in this Agreement required to be performed on or prior to the Closing Date, (ii) (A) the representations and warranties of the Company set forth in Section 3.1 shall be true and correct in all respects (except, in each such case, for any inaccuracies that are de minimis in the aggregate) at and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date) and (B) the representations and warranties of the Company set forth in Section 3.2 and Section 3.3 shall be true and correct in all respects (except, in each such case, for any inaccuracies that are de minimis in the aggregate) both at and as of the date of this Agreement and as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), (iii) the representations and warranties of the Company set forth in this Agreement (other than the representations and warranties set forth in Section 3.1, Section 3.2 and Section 3.3) shall be true and correct (without giving effect to any limitation or qualification as to “knowledge,” “materiality” or “Company Material Adverse Effect” set forth therein (but giving effect to the qualification as to “Company Material Adverse Effect in Section 3.9(a))) as of the Closing Date, as if made at and as of such time (except to the extent expressly made as of an earlier date, in which case as of such date), except in the case of this clause (iii) where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation or qualification as to “knowledge,” “materiality” or “Company Material Adverse Effect” set forth therein (but giving effect to the qualification as to “Company Material Adverse Effect in Section 3.9(a))), individually or in the aggregate, has not had, and would not be reasonably likely to have or result in, a Company Material Adverse Effect, and (iv) Parent shall have received a certificate of the

Company, executed on its behalf by its President, dated the Closing Date, certifying the satisfaction of the conditions set out in clauses (i), (ii) and (iii) hereof to her knowledge.

ARTICLE 7

TERMINATION

Section 7.1.  Termination by Mutual Consent.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after receipt of the Company Unitholder Approval, by the mutual written consent of the Company duly authorized by the Conflicts Committee and Parent.

Section 7.2.  Termination by Parent or the Company.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after (except as otherwise provided below) receipt of the Company Unitholder Approval, by Parent or by action of the Company Board (upon the recommendation of the Conflicts Committee) if:

(a)     the Merger shall not have been consummated by January 31, 2017; provided,  however, that the right to terminate this Agreement pursuant to this clause (a) shall not be available to any party whose failure to perform or observe in any material respect any of its obligations under this Agreement in any manner shall have been the primary cause of, or shall have resulted in, the failure of the Merger to occur on or before such date;

(b)     a meeting (including adjournments and postponements) of the Non-Transocean Members holding Outstanding Company Common Units for the purpose of obtaining the Company Unitholder Approval shall have been held and the Company Unitholder Approval shall not have been obtained; provided, however, that Parent shall not be entitled to terminate this Agreement pursuant to this Section 7.2(b) if Parent or Holdings is then in breach of its obligations under Section 5.13 or if Parent’s or Holdings’ failure to cause its Company Common Units to be present or voted (or consented) in favor of the adoption of this Agreement and the Merger, shall have been the primary cause of the failure of the Company Unitholder Approval to be obtained; or

(c)     a U.S. federal, state or non-U.S. court of competent jurisdiction or federal, state or non-U.S. governmental, regulatory or administrative agency or commission shall have issued an order, decree or ruling or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement and such order, decree, ruling or other action shall have become final and nonappealable; provided,  however, that the party seeking to terminate this Agreement pursuant to this clause (c) shall have complied with Section 5.4 and, with respect to other matters not covered by Section 5.4, shall have used its reasonable best efforts to remove such injunction, order or decree.

Section 7.3.  Termination by the Company.  This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after (except as otherwise provided below) receipt of the Company Unitholder Approval, by action of the Company Board (upon the recommendation of the Conflicts Committee), after consultation with its outside legal counsel, if:

(a)     (i) there has been a breach by Parent, Holdings or Merger Sub of any representation, warranty, covenant or agreement set forth in this Agreement or if any representation or warranty of Parent, Holdings or Merger Sub shall have become untrue, in either case such that the conditions set forth in Section 6.2 would not be satisfied and (ii) such breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given to Parent by the Company; provided,  however, that the right to terminate this Agreement pursuant to this Section 7.3(a) shall not be available to the Company if it, at such time, is in breach of any representation, warranty, covenant or agreement set forth in this Agreement such that the conditions set forth in Section 6.3 shall not be satisfied; or

(b)     prior to the receipt of the Company Unitholder Approval, the Company Board shall have approved, and the Company shall concurrently enter into, a definitive agreement providing for the implementation of a Company Superior Proposal, provided that the Company shall have complied with its obligations under Section 5.2 and shall have paid (or shall concurrently pay) the fee due under Section 7.5.

Section 7.4.  Termination by Parent. This Agreement may be terminated at any time prior to the Effective Time, whether before or after (except as otherwise provided below) receipt of the Company Unitholder Approval, by Parent, after consultation with its outside legal counsel, if:

(a)     (i) there has been a breach by the Company of any representation, warranty, covenant or agreement set forth in this Agreement or if any representation or warranty of the Company shall have become untrue, in either case such that the conditions set forth in Section 6.3 would not be satisfied and (ii) such breach is not curable or, if curable, is not cured within 30 days after written notice of such breach is given by Parent to the Company; provided,  however, that the right to terminate this Agreement pursuant to this Section 7.4(a) shall not be available to Parent if it, at such time, is in breach of any representation, warranty, covenant or agreement set forth in this Agreement such that the conditions set forth in Section 6.2 shall not be satisfied; or

(b)     the Conflicts Committee has made a Company Change in Recommendation (whether in respect of a Company Superior Proposal or a Company Intervening Event).

Section 7.5.  Effect of Termination.

(a)     If this Agreement is terminated:

(i)     by Parent or the Company pursuant to Section 7.2(b) [failure to obtain Company Unitholder Approval] (A) at any time after the date of this Agreement and prior to the taking of the vote at the Company Unitholder Meeting (or any adjournment or postponement thereof) a Company Alternative Proposal shall have been made directly to the Company’s unitholders or shall have otherwise been publicly disclosed (and, in each case, such Company Alternative Proposal shall not have been withdrawn prior to the taking of such vote), and within 12 months after the termination of this Agreement, the Company or any of its Subsidiaries enters into a definitive agreement providing for a Company Alternative Proposal, or a Company Alternative Proposal is consummated, or (B) if the failure to obtain the Company Unitholder Approval was caused by a breach by the Company of Section 5.2 or Section 5.3;

(ii)     by Parent pursuant to Section 7.4(b) [Company Change in Recommendation]; or

(iii)     by the Company pursuant to Section 7.3(b) [Company Superior Proposal];

then (x) at the time of entry into such definitive agreement or consummation of such Company Alternative Proposal, in the case of clause (i)(A), or (y) at the time of such termination, in each other case, the Company shall pay Parent a fee of $15 million (the “Termination Fee”) in cash by wire transfer to the account designated by Parent in Section 7.5 of the Parent Disclosure Letter.

(b)     If this Agreement is terminated by the Company or Parent pursuant to Section 7.2(b) [failure to obtain Company Unitholder Approval] (other than in any circumstances where a fee is payable under Section 7.5(a)), then the Company shall reimburse Parent for its costs and expenses (including all fees and expenses of counsel, accountants, consultants, financial advisors, financing sources and investment bankers of such party and its Affiliates) in connection with the authorization, preparation, negotiation, execution, financing and performance of this Agreement and all other matters related to the Merger, up to a maximum of $2.5 million.  In circumstances where this Section 7.5(b) requires a reimbursement of costs and expenses, the Company shall reimburse Parent for such costs and expenses in cash by wire transfer to the account designated by Parent in Section 7.5 of the Parent Disclosure Letter on the later of (i) the day that is three Business Days after the date of termination of this Agreement and (ii) the day that is three Business Days after the delivery of documentation of such costs and expenses.  In the event the payment of a Termination Fee by the Company is required pursuant to Section 7.5(a), and the Company has already reimbursed Parent for its costs and expenses pursuant to this Section 7.5(b), the amount of such costs and expenses so reimbursed will be offset against the Termination Fee payable.

(c)     In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article 7, all obligations of the parties hereto shall terminate, except the obligations of the parties pursuant to this Section 7.5, the last sentence of Section 5.5, and Section 5.10 and except for the provisions of Section 8.2, Section 8.3, Section 8.4, Section 8.6, Section 8.8, Section 8.9, Section 8.10, Section 8.11, Section 8.12, Section 8.13 and Section 8.14, provided that nothing herein, including the payment of any Termination Fee and/or expenses, shall relieve any party from any liability for fraud or any willful and material breach by such party of any of its representations, warranties, covenants or agreements set forth in this Agreement or any action for fraud and all rights and remedies of such aggrieved party under this Agreement in the case of such a willful and material breach or fraud, at law or in equity, shall be preserved.  For purposes of this Section 7.5(c) and Section 8.3, “willful and material breach” shall mean a material breach that is a consequence of an act or a failure to take such act by the breaching party with the knowledge that the taking of such act (or the failure to take such act) would cause a material breach of this Agreement.  Notwithstanding anything to the contrary set forth herein, the parties agree that in the event that the Company pays the Termination Fee to Parent, the Company shall have no further liability to Parent, Holdings or Merger Sub of any kind in respect of this Agreement and the transactions contemplated by this Agreement, and that in no event shall the Company be required to pay the Termination Fee on more than one occasion.  The Confidentiality Agreement shall survive any termination of this Agreement, and the provisions of the Confidentiality Agreement shall apply to all information and material delivered by any party hereunder.  The parties acknowledge that payment of the Termination Fee, if, as and when required pursuant to this Section 7.5, shall not constitute a penalty but will be liquidated damages, in a reasonable amount that will compensate the party receiving such amount in the circumstances in which it is payable for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the Merger, which amount would otherwise be impossible to calculate with precision.

(d)     In the event that the Company shall fail to pay the Termination Fee and/or expenses when due, as contemplated by this Section 7.5, such Termination Fee and/or expenses, as the case may be, shall accrue interest for the period commencing on the date such fee and/or expenses, as the case may be, became past due, at a rate equal to the rate of interest publicly announced by Citibank, in the City of New York, from time to time during such period, as such bank’s prime lending rate.  Parent and the Company acknowledge that the Termination Fee, expense reimbursement and the other provisions of this Section 7.5 are an integral part of the Merger and that, without these agreements, Parent and the Company would not enter into this Agreement.

Section 7.6.  Extension; Waiver.  Subject to Section 8.5, at any time prior to the Effective Time, each party may by action taken by its Board of Directors, or any director or officer, properly delegated by the Board of Directors, to the extent allowed under Applicable Law, (a) extend the time for the performance of any of the obligations or other acts of the other parties hereto, (b) waive any inaccuracies in the representations and warranties made to such party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions for the benefit of such party contained herein.  Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

ARTICLE 8

GENERAL PROVISIONS

Section 8.1.  Nonsurvival of Representations, Warranties and Agreements.  The representations and warranties contained in this Agreement or in any certificates or other documents delivered prior to or as of the Effective Time shall survive until (but not beyond) the Effective Time.  The covenants and agreements of the parties hereto shall survive the Effective Time without limitation (except for those which, by their terms, contemplate a shorter survival period and except for the covenants and agreements in Section 5.2, Section 5.3, Section 5.4, Section 5.6, Section 5.7 and Section 5.8, which shall survive until (but not beyond) the Effective Time).

Section 8.2.  Notices.  Except as otherwise provided herein, any notice required to be given hereunder shall be sufficient if in writing, and sent by facsimile transmission or by electronic mail in “portable document format” (.pdf) form, or by any other electronic means intended to preserve the original graphic or pictorial appearance of a document, or by courier or by overnight delivery service (with proof of service), hand delivery or certified or registered mail (return receipt requested and first-class postage prepaid), addressed as follows:

(a) if to Parent:	Transocean Ltd.
Turmstrasse 30
CH-6300 Zug
Switzerland

if to Holdings:	Transocean Partners Holdings Limited
70 Harbour Drive, Floor 4
P.O. Box 10342
George Town, Grand Cayman
Cayman Islands, KY-1003

if to Merger Sub:	TPHL Holdings LLC
Deepwater House
Kingswells Causeway
Prime Four Business Park
Aberdeen AB15 8PU
Scotland, U.K.

in each case, with a copy to:	Baker Botts L.L.P.
910 Louisiana Street
Houston, TX 77002
Attention: Gene J. Oshman
Andrew J. Ericksen
Telephone: +1 713-229-1178
Facsimile: +1 713-229-7778
Email: gene.oshman@bakerbotts.com
Email: aj.ericksen@bakerbotts.com

(b) if to the Company:	Transocean Partners LLC
40 George Street
London W1U 7DW
United Kingdom
Attention: Conflicts Committee

with a copy to:	Richards, Layton & Finger, P.A.
One Rodney Square
920 North King Street
Wilmington, Delaware 19801
Attention: Srinivas M. Raju
Telephone: +1 302-651-7748
Facsimile: +1 302-498-7748
Email: raju@rlf.com

or to such other address as any party shall specify by written notice so given, and such notice shall be deemed to have been delivered as of the date so communicated, personally delivered or received.

Section 8.3.  Assignment; Binding Effect; Benefit.  Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether directly or indirectly, by operation of law or otherwise) without the prior written consent of the other parties.  Subject to the preceding sentence, this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns.  Notwithstanding anything contained in this Agreement to the contrary, except for (a) the provisions of Section 5.11 and

(b) the right of the Company’s unitholders to receive the Merger Consideration after the Closing (a claim with respect to which may not be made unless and until the Closing shall have occurred) (collectively, the “Third Party Provision”), nothing in this Agreement, expressed or implied, is intended to confer on any Person other than the parties hereto or their respective heirs, successors, executors, administrators and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement. The Third Party Provisions may be enforced by the beneficiaries thereof.

Section 8.4.  Entire Agreement.  This Agreement, the exhibits or other attachments to this Agreement, the Parent Disclosure Letter, the Company Disclosure Letter and any documents delivered by the parties in connection herewith constitute the entire agreement among the parties with respect to the subject matter hereof and supersede all prior agreements and understandings among the parties with respect thereto, except that the Confidentiality Agreement shall continue in effect.  No addition to or modification of any provision of this Agreement shall be binding upon any party hereto unless made in writing and signed by all parties hereto.

Section 8.5.   Amendments.  This Agreement may be amended by all the parties hereto, and any provision of this Agreement, except Section 6.1(a) may be waived by the party or parties benefited by such provision, by duly authorized action of each such party, at any time before or after approval of matters presented in connection with the Merger by the Members; provided,  however, that after obtaining Company Unitholder Approval, no amendment shall be made and no provision hereof shall be waived by the Company, which by law requires the further approval of the Members without obtaining such further approvals.  Unless otherwise expressly set forth in this Agreement, whenever a determination, decision, approval or consent of the Company or the Company Board is required pursuant to this Agreement, such determination, decision, approval or consent must be authorized by the Company Board; provided, however, that the Company Board may not take or authorize any such action unless it has first referred such action to the Conflicts Committee for its consideration, and permitted the Conflicts Committee not less than two Business Days to make a recommendation to the Company Board with respect thereto; provided, further that any decision or determination by the Company to alter or amend any provision of this Agreement (which, for the avoidance of doubt, shall not include a decision or determination by the Company (i) to terminate this Agreement, which shall be governed by the terms of Article 7, or (ii) to take any action permitted under Section 5.2, which shall be governed by the terms of Section 5.2), or waive compliance by Parent, Holdings or Merger Sub with its respective covenants or obligations under this Agreement, must be authorized by the Conflicts Committee and, except as expressly required by Applicable Law or the Company LLC Agreement, shall not be approved by, or require the approval of, the Company Board.  Any determination or decision regarding the pursuit of a claim against Parent, Holdings, Merger Sub or their Affiliates or respective Representatives for a breach, or any anticipated or threatened breach, of this Agreement by any of the foregoing shall be made by the Conflicts Committee and shall not require the approval of the Company’s Members or the Company Board.  This Agreement may not be amended, and no provision of this Agreement may be waived, except by an instrument in writing signed on behalf of each of the parties hereto, in the case of an amendment, or the waiving party, in the case of a waiver.

Section 8.6.  Governing Law.  Except to the extent that the laws of the jurisdiction of organization of any party hereto, or any other jurisdiction, are mandatorily applicable to the Merger or to matters arising under or in connection with this Agreement, this Agreement and all disputes and controversies arising hereunder or related hereto shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to its rules of conflicts of laws that would apply any other law.  Each of the parties hereto agrees (i) that this Agreement involves at least $100,000.00, and (ii) that this Agreement has been entered into by the parties hereto in express reliance upon 6 Del. C. § 2708.  Each of the parties hereto hereby irrevocably and unconditionally agrees (i) (a) consents to submit itself to the personal jurisdiction of the Court of Chancery of the State of Delaware or, if such court lacks subject matter jurisdiction, any Federal court located in the State of Delaware in the event any dispute arises out of this Agreement or any of the transactions contemplated herein, (b) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court and (c) agrees that it will not bring any action relating to this Agreement or any of the transactions contemplated herein in any court other than the Court of Chancery of the State of Delaware or, if such court lacks subject matter jurisdiction, any Federal court located in the State of Delaware, and (ii) (a) to the extent such party is not otherwise subject to service of process in the State of Delaware, to appoint and maintain an agent in the State of Delaware as such party’s agent for acceptance of legal process and notify the other party or parties hereto of the name and address of such agent, and (b) that service of process may, to the fullest extent permitted by law, also be made on such party by prepaid certified mail with a proof of mailing receipt validated by the United States Postal Service constituting evidence of valid service, and that service made pursuant to (ii) (a) or (b) above shall, to the fullest extent permitted by law, have the same legal force and effect as if served upon such party personally within the State of Delaware.  For purposes of implementing the parties’ agreement to appoint and maintain an agent for service or process in the State of Delaware, Parent, Holdings and Merger Sub represent and warrant that each has appointed Capitol Services Inc., 1675 S. State St. #B, Dover, Delaware

19901 as such agent, and Company represents and warrant that it has appointed Capitol Services Inc., 1675 S. State St. #B, Dover, Delaware 19901 as such agent.

Section 8.7.  Counterparts.  This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument.  Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.  Signatures to this agreement transmitted by facsimile transmission, by electronic mail in “portable document format” (.pdf) form, or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing the original signature.

Section 8.8.  Headings.  Headings of the Articles and Sections of this Agreement are for the convenience of the parties only and shall be given no substantive or interpretative effect whatsoever.

Section 8.9.  Interpretation.  In this Agreement:

(a)     Unless the context otherwise requires, words describing the singular number shall include the plural and vice versa, words denoting any gender shall include all genders, and words denoting natural persons shall include corporations, partnerships and other entities and vice versa.

(b)     The phrases “to the knowledge of”, “known to the” and similar phrases relating to knowledge of Parent or the Company, as the case may be, shall mean, with respect to Parent, the actual or constructive knowledge of each of the individuals listed in Section 8.9(b) of the Parent Disclosure Letter and, with respect to the Company, the actual or constructive knowledge of Kathleen McAllister, Raoul Dias, Daniel Reudelhuber and Steve McFadin.

(c)     The phrase “constructive knowledge” means knowledge that an individual with the position and job responsibilities with respect to Parent or its Subsidiaries or the Company or its Subsidiaries, as applicable, using reasonable care or diligence should have; provided, however, that, with respect to the Company and its Subsidiaries, the knowledge that an individual using reasonable care or diligence should have shall be assessed in the context of the services performed for the Company and its Subsidiaries by (i) Transocean Offshore Deepwater Drilling Inc. (“TODDI”) and its employees and Representatives pursuant to that certain Master Services Agreement dated August 5, 2014, among the Company, its Subsidiaries and TODDI, and (ii) Holdings and its employees and Representatives pursuant to that certain Master Services Agreement dated August 5, 2014, among the Company, its Subsidiaries and Holdings and, if applicable, in their roles as an officer or director of the Company or its Subsidiaries.  In determining the constructive knowledge of Kathleen McAllister, Raoul Dias, Daniel Reudelhuber and Steve McFadin, such individual shall not be deemed to have constructive knowledge of any fact or circumstance or other matter with respect to which incorrect information was given, or any omission of relevant information was made, by an employee of Parent, Holdings, their Affiliates or their Representatives, provided that such individual reasonably relied upon any such incorrect information or omission.

(d)     For the avoidance of doubt, and without limiting the generality of any provision hereof, no action, or failure to take action, in each case, with respect to the Company or its Subsidiaries (including giving any incorrect information or omission), by any of Kathleen McAllister, Raoul Dias, Daniel Reudelhuber or Steve McFadin shall be deemed an action, or failure to take action, by or on behalf of Parent, Holdings, their Affiliates or their employees or other Representatives.

(e)     As used in this Agreement, any reference to any fact, circumstance, event, change, effect or occurrence having a “Material Adverse Effect” with respect to any Person means any fact, circumstance, event, change, effect or occurrence that, individually or in the aggregate, with all other facts, circumstances, events, changes, effects or occurrences, has had or would be reasonably likely to have a material adverse effect on the assets, properties, business, results of operation or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, or that would be reasonably likely to prevent or materially delay or materially impair the ability of such Person to perform its obligations hereunder or to consummate the Merger or the other transactions contemplated hereby, but shall not include (i) facts, circumstances, events, changes, effects or occurrences generally affecting the drilling services industry or the economy or the financial or securities markets in the United States, in any region in which such Person operates or elsewhere in the world, including any regulatory or political conditions or developments, or any outbreak or escalation of hostilities, declared or undeclared acts of war, terrorism or insurrection, sabotage, or national or international political conditions, or any hurricane, tornado, earthquake, flood, tsunami, natural disaster, act of God or other comparable event, except to the extent any fact, circumstance, event, change, effect or occurrence relative to other comparable industry participants materially disproportionately impacts the assets, properties, business, results of operation or condition (financial or otherwise) of such Person and its Subsidiaries, taken as a whole, (ii) facts, circumstances, events, changes, effects or occurrences to the extent directly resulting from the announcement or pendency of this Agreement or the transactions contemplated hereby, including the impact thereof on relationships, contractual or otherwise, with customers, suppliers, distributors, lenders, partners or employees of such Person or its Subsidiaries, or any action taken by any party to this Agreement, or any omission by any such party to take any action, in compliance with such party’s covenants set forth in this Agreement or at the request or with the consent of the other party, (iii) fluctuations in the price or trading volume of the securities of such Person; provided that the exception in this clause (iii) shall not prevent or otherwise affect a determination that any fact, circumstance, event, change, effect or occurrence underlying such fluctuation (unless otherwise excluded under the other clauses of this Section 8.9(e)) has resulted in, or contributed to, a Material Adverse Effect with respect to such Person, (iv) facts, circumstances, events, changes, effects or occurrences to the extent resulting from any changes in Applicable Law or in GAAP (or the interpretation thereof) after the date hereof, (v) facts, circumstances, events, changes, effects or occurrences to the extent resulting from any legal proceedings made or brought by any of the current or former unitholders or shareholders of such Person (on their own behalf or on behalf of such Person) arising out of or related to this Agreement or any of the transactions contemplated hereby or (vi) any failure by such Person to meet any published analyst estimates or expectations of such Person’s revenue, earnings or other financial performance or results of operations for any period or any failure by such Person to meet its internal budgets, plans or forecasts of its revenues, earnings or other financial performance or results of operations; provided that the exception in this clause (vi) shall not prevent or otherwise affect a determination that any fact, circumstance, event, change, effect or occurrence underlying such failure (unless otherwise excluded under the other clauses of this Section 8.9(e)) has resulted in, or contributed to, a Material Adverse Effect with respect to such Person.

(f)     The term “Subsidiary,” when used with respect to any party, means any corporation or other organization (including a limited liability company), whether incorporated or unincorporated, of which such party directly or indirectly owns or controls at least a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such party is a general partner; provided, however, that when used with respect to Parent, the term “Subsidiary” shall not include the Company or its Subsidiaries, except when such term is used in Section 4.7(b); and provided further, however, that each of the following shall be deemed to be Subsidiaries of the Company: Triton RIGP DCL Holding Limited, a Cayman Islands exempted company, Triton RIGP DIN Holdings Limited, a Cayman Islands exempted company, Triton RIGP DD3 Holding Limited, a Cayman Islands exempted company, Transocean RIGP DCL Opco Limited, a Cayman Islands exempted company, Transocean RIGP DIN Opco Limited, a Cayman Islands exempted company  and  Transocean RIGP DD3 Opco Limited, a Cayman Islands exempted company.

(g)     The term “Company LLC Agreement” means the Second Amended and Restated Limited Liability Company Agreement of the Company, dated July 29, 2014, as amended, supplement or restated from time to time.

(h)     The term “Incentive Distribution Rights” has the meaning set forth in the Company LLC Agreement.

(i)     The term “Membership Interest” has the meaning set forth in the Company LLC Agreement.

(j)     The term “Outstanding” has the meaning set forth in the Company LLC Agreement.

(k)     The term “Transocean Member” has the meaning set forth in the Company LLC Agreement.

(l)     The term “Transocean Member Interest” has the meaning set forth in the Company LLC Agreement.

(m)     The term “Subordinated Unit” has the meaning set forth in the Company LLC Agreement.

(n)     The term “HSR Act” means the U.S. Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

(o)     The term “Confidentiality Agreement” means that certain confidentiality agreement, dated as of June 6, 2016, between Parent and the Company.

(p)     The term “Special Approval” has the meaning set forth in the Company LLC Agreement.

(q)     The term “Members” has the meaning set forth in the Company LLC Agreement.

(r)     The term “Omnibus Agreement” means that certain Omnibus Agreement, dated as of August 5, 2014 among Parent, Holdings, the Company and the other Affiliates of Parent and the Company party thereto, as amended, supplement or restated from time to time.

(s)     The term “Non-U.S. Antitrust Laws” means any applicable non-U.S. competition, antitrust or premerger notification laws.

(t)     When a reference is made in this Agreement to Articles or Sections, such reference shall be to an Article or a Section of this Agreement unless otherwise indicated.

(u)     Whenever the words “include,” “includes” or “including” are used in this Agreement they shall be deemed to be followed by the words “without limitation.”

(v)     The phrase “the date of this Agreement,” “date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to July 31, 2016.

(w)     Any statute, rule or regulation defined or referred to herein means such statute, rule or regulation as from time to time amended, modified or supplemented, including by succession of comparable successor statutes, rules and regulations and references to all attachments thereto and instruments incorporated therein.

(x)     The phrase “made available” when used in this Agreement shall mean that the information referred to has been made available to the party to whom such information is to be made available.

(y)     The phrase “Business Day” when used in this Agreement shall mean any day, other than a Saturday, Sunday and any day which is a legal holiday under the laws of the States of Delaware or Texas or Cities of London, England or Zug, Switzerland or is a day on which banking institutions located in the States of Delaware, Texas or New York or Cities of London, England or Zug, Switzerland are authorized or required by law or other governmental action to close.

(z)     References to “$” shall mean U.S. dollars.

(aa)     The parties hereto have participated jointly in the negotiation and drafting of this Agreement with the assistance of counsel and other advisors and, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the parties hereto and no presumption or burden of proof or strict construction shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement or interim drafts of this Agreement and each such presumption, burden of proof or strict construction and their effects are waived by each of the parties.

(bb)     Each of the parties is a sophisticated legal entity or Person that was advised by experienced counsel and, to the extent it deemed necessary, other advisors in connection with this Agreement.  Accordingly, each of the parties hereby acknowledges that (i) no party has relied or will rely in respect of this Agreement or the transactions contemplated by this Agreement upon any documents or written or oral information previously furnished to or discovered by it or its representatives, other than as set forth in this Agreement (including the Company Disclosure Letter, the Parent Disclosure Letter and the Representations and Warranties set forth herein), (ii) there are no representations or warranties by or on behalf of any party hereto or any of its Affiliates or representatives other than those expressly set forth in this Agreement or in certificates delivered by the parties pursuant to Section 6.2(a)(iv) or Section 6.3(iv), and (iii) the parties’ respective rights and obligations with respect to this Agreement and the events giving rise thereto will be solely as set forth in this Agreement.

(cc)     References to “this Agreement,” “hereof,” and “hereunder” refer to this Agreement as a whole and not to any particular provision of this Agreement and include any schedules, disclosure letters, exhibits or other attachments to this Agreement.

Section 8.10.   Waivers.  Except as provided in this Agreement, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement.  No failure or delay on the part of any party hereto in the exercise of any right hereunder shall impair such right or be construed to be a waiver of, or acquiescence in, any breach of any representation, warranty or agreement in this Agreement, nor shall any single or partial exercise of any such right preclude any other or further exercise thereof or any other right. The waiver by any party hereto of a breach of any provision hereunder shall not operate or be construed as a waiver of any prior or subsequent breach of the same or any other provision hereunder.  All rights and remedies existing under this Agreement are cumulative to, and not exclusive of, any rights or remedies otherwise available.

Section 8.11.  Severability.  Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.  If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

Section 8.12.  Enforcement of Agreement.  The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with its specific terms or was otherwise breached.  It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof, this being in addition to any other remedy to which they are entitled at law or in equity.  No party shall object to the other parties’ right to specific performance as a remedy for breach of this Agreement.  Each party further agrees that no party shall be required to obtain, furnish or post any bond or similar instrument in connection with or as a condition to obtaining any remedy referred to in this Section 8.12, and each party irrevocably waives any right it may have to require the obtaining, furnishing or posting of any such bond or similar instrument.  Notwithstanding anything to the contrary in this Agreement, none of Parent, Holdings or Merger Sub shall be entitled to obtain both (i) specific performance of the Company’s obligations to consummate the Merger under this Agreement, and (ii) payment of the Termination Fee.

Section 8.13.  Waiver of Jury Trial.  EACH OF PARENT, THE COMPANY, HOLDINGS AND MERGER SUB HEREBY IRREVOCABLY WAIVES FOR ITSELF, AND ITS RESPECTIVE AFFILIATES, TO THE FULLEST EXTENT PERMITTED BY LAW, ALL RIGHTS OF TRIAL BY JURY IN ANY CLAIM, SUIT, ACTION, PROCEEDING, OR COUNTERCLAIM (WHETHER BASED UPON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OF THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 8.14.  No Recourse.  This Agreement may only be enforced against, and any claims or causes of action that may be based upon, arise out of or relate to this Agreement, or the negotiation, execution or performance of this Agreement may only be made against the entities that are expressly identified as parties hereto and no past, present or future affiliate, director, officer, employee, incorporator, member, manager, partner, shareholder, agent, attorney or representative of any party hereto shall have any liability for any obligations or liabilities of the parties to this Agreement or for any claim based on, in respect of, or by reason of, the transactions contemplated hereby, other than by reason of fraud or intentional or willful misconduct.

[Signatures on next page]

IN WITNESS WHEREOF, the parties have executed this Agreement and caused the same to be duly delivered on their behalf on the day and year first written above.

TRANSOCEAN LTD.

By:	/s/ Jeremy D. Thigpen
Name:	Jeremy D. Thigpen
Title:	President and Chief Executive Officer

TRANSOCEAN PARTNERS LLC

By:	/s/ Kathleen S. McAllister
Name:	Kathleen S. McAllister
Title:	President, Chief Executive Officer and Chief Financial Officer

TRANSOCEAN PARTNERS HOLDINGS LIMITED

By:	/s/ C. Stephen McFadin
Name:	C. Stephen McFadin
Title:	President

TPHL HOLDINGS LLC

By:	/s/ Ian Paterson
Name:	Ian Paterson
Title:	Director

ANNEX B

July 31, 2016

Conflicts Committee of the Board of Directors of

Transocean Partners LLC

40 George Street
London W1U 7DW
United Kingdom

Members of the Conflicts Committee:

We understand that Transocean Partners, LLC, a Marshall Islands limited liability company (the “Company”), proposes to enter into an Agreement and Plan of Merger (the “Merger Agreement”), dated as of the date hereof, among the Company, Transocean Ltd., a Swiss corporation (“Parent”), Transocean Partners Holdings Limited, a Cayman Islands exempted company and an indirect, wholly-owned subsidiary of Parent (“Holdings”), and TPHL Holdings LLC, a Marshall Islands limited liability company and a direct, wholly-owned subsidiary of Holdings (“Merger Sub”), pursuant to which, and subject to the terms and conditions set forth therein, Merger Sub will be merged (the “Merger”) with and into the Company, with the Company surviving the merger as an indirect, wholly-owned subsidiary of Parent, and each outstanding common unit (other than Excluded Common Units (as defined in the Merger Agreement) and Company Common Units (as defined below) issued pursuant to Section 2.1(a) of the Merger Agreement) representing limited liability company interests in the Company (such units, the “Company Common Units”) shall be converted into the right to receive 1.1427 shares of common stock, par value CHF 0.10 per share, of Parent (such ratio, the “Exchange Ratio”).  The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

The Conflicts Committee of the Board of Directors of the Company (the “Conflicts Committee”) has asked us whether, in our opinion, the Exchange Ratio provided for pursuant to the Merger Agreement is fair, from a financial point of view, to the holders of Company Common Units other than Parent, Holdings and their affiliates (the “Public Unitholders”).

In connection with rendering our opinion, we have, among other things:

(i)

reviewed certain publicly-available historical operating and financial information relating to Parent and the Company that we deemed relevant, including the Annual Report on Form 10-K for the year ended December 31, 2015, the Quarterly Report on Form 10-Q for the quarter ended March 31, 2016 and certain Current Reports on Form 8-K, in each case as filed with or furnished to the U.S. Securities and Exchange Commission by Parent and the Company;

(ii)

reviewed certain non-public historical and projected financial and operating data and assumptions relating to Parent and the Company prepared and furnished to us by management of Parent and the Company;

(iii)

discussed the current operations of Parent and the Company and the historical and projected financial and operating data and assumptions relating to Parent and the Company with management of Parent and the Company;

(iv)	reviewed publicly-available research analyst estimates for Parent’s and the Company’s future financial performance on a standalone basis;
(v)	performed discounted cash flow analyses on Parent and the Company based on forecasts and other data provided by management of Parent and the Company;
(vi)	compared the trading performance of Parent and the Company with the trading performance of public issuers that we deemed relevant;
(vii)	reviewed the premiums paid in certain historical transactions that we deemed relevant and compared such premiums to those implied by the Proposed Transaction;

(viii)	reviewed the Merger Agreement dated July 31, 2016; and
(ix)	performed such other analyses and examinations, reviewed such other information and considered such other factors that we deemed appropriate for providing the opinion contained herein.

For purposes of our analysis and opinion, we have assumed and relied upon, without undertaking any independent verification of, the accuracy and completeness of all of the information publicly available and all of the information supplied or otherwise made available to, discussed with, or reviewed by us, and we assume no liability therefor.  With respect to the projected financial and operating data relating to Parent and the Company, we have assumed that such data have been reasonably prepared on bases reflecting the best currently available estimates and good faith judgments of the respective managements of Parent and the Company as to the future financial performance of Parent and the Company, as applicable, under the assumptions stated therein.  We express no view as to any projected financial and operating data or any judgments, estimates or assumptions on which they are based.  We have relied at your direction, without independent verification, upon the assessments of the management of Parent and the Company as to the future financial and operating performance of Parent and the Company and we have assumed that Parent and the Company will realize the benefits that each expects to realize from the Merger.

For purposes of rendering our opinion, we have assumed, in all respects material to our analysis, that the representations and warranties of each party contained in the Merger Agreement are true and correct, that each party will perform all of the covenants and agreements required to be performed by it under the Merger Agreement and that all conditions to the consummation of the Merger will be satisfied without material waiver or modification thereof.  We have further assumed that all governmental, regulatory or other consents, approvals or releases necessary for the consummation of the Merger will be obtained without any material delay, limitation, restriction or condition that would have an adverse effect on Parent, the Company, the consummation of the Merger or materially reduce the benefits of the Merger to Parent or the Company.

We have neither made nor assumed any responsibility for making any independent valuation or appraisal of the assets or liabilities of Parent or the Company, nor have we been furnished with any such appraisals, nor have we evaluated the solvency or fair value of Parent or the Company under any state or federal laws relating to bankruptcy, insolvency or similar matters.  Our opinion is necessarily based upon information made available to us as of the date hereof and financial, economic, monetary, market, regulatory and other conditions and circumstances as they exist and as can be evaluated on the date hereof.  It is understood that subsequent developments may affect this opinion and that we do not have any obligation to update, revise or reaffirm this opinion.

We have not been asked to pass upon, and express no opinion with respect to, any matter other than the fairness of the Exchange Ratio provided for pursuant to the Merger Agreement, from a financial point of view, to the Public Unitholders.  We do not express any view on, and our opinion does not address, the fairness of the Merger to any other persons or the holders of any securities, creditors or other constituencies of Parent or the Company, nor any view as to the fairness of the amount or nature of any compensation to be paid or payable to any of the officers, directors or employees of Parent or the Company or any of the other parties to the Merger Agreement or any affiliates thereof or any classes of such persons, whether relative to the Exchange Ratio or otherwise.  We have assumed that any modification to the structure of the Merger will not vary in any respect material to our analysis.  Our opinion does not address the relative merits of the Merger as compared to other business or financial strategies that might be available to Parent or the Company, nor does it address the underlying business decision of the Company to engage in the Merger.  This letter, and our opinion, does not constitute a recommendation to the Company or to any other persons in respect of the Merger.  We express no opinion herein as to the price at which Company Common Units or shares, par value CHF .10 per share, of Parent will trade at any time.  We are not legal, regulatory, accounting or tax experts and have assumed the accuracy and completeness of assessments by the management of Parent, the Company and their advisors with respect to legal, regulatory, accounting and tax matters.

We received an initial fee for our services and will receive an additional fee upon rendering this opinion.  The Company has also agreed to reimburse our expenses and to indemnify us against certain liabilities arising out of our engagement. During the two year period prior to the date hereof, we have not provided financial advisory services to the Company for which we received fees and reimbursement of out-of-pocket expenses. We may provide financial or other services to Parent or the Company in the future and in connection with any such services we may receive compensation.

Evercore and its affiliates engage in a wide range of activities for their own accounts and the accounts of customers.  In connection with these businesses or otherwise, Evercore and its affiliates and/or their respective employees, as well as investment funds in which any of them may have a financial interest, may at any time, directly or indirectly, hold long or short positions and may trade or otherwise effect transactions for their own accounts or the accounts of customers, in debt or equity securities, senior loans and/or derivative products relating to Parent or the Company and their respective affiliates.

This letter, and the opinion expressed herein is addressed to, and is for the information and benefit of, the Conflicts Committee in connection with its evaluation of the proposed Merger.  The issuance of this opinion has been approved by an Opinion Committee of Evercore Group L.L.C.

This letter, and the opinion expressed herein, may not be disclosed, quoted, referred to or communicated (in whole or in part) to, or relied upon by, any third party, nor shall any public reference to us be made, for any purpose whatsoever except (i) with our prior written consent in each instance, (ii) as may be required by law or regulatory authority or judicial process, or (iii) that the Company may reproduce a copy of this opinion in full in any document related to the Merger that is required to be filed with the U.S. Securities and Exchange Commission and required to be mailed by the Company to its unitholders, provided, however, that all references to Evercore or this opinion in any such document and any description or inclusion of this opinion and advice or related analysis therein shall be subject to our prior written consent with respect to form and substance.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Exchange Ratio provided for pursuant to the Merger Agreement is fair, from a financial point of view, to the Public Unitholders.

Very truly yours,

EVERCORE GROUP L.L.C.

By:	/s/Raymond B. Strong
Raymond B. Strong
Senior Managing Director

PART II.

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20.    Indemnification of Directors and Officers.

Transocean Ltd.

Transocean believes, based on the interpretation of leading Swiss legal scholars, which is a persuasive authority in Switzerland, that, under Swiss law, it may indemnify its directors and officers unless the indemnification results from a breach of their duties that constitutes gross negligence or intentional breach of duty of the director or officer concerned. Article 24 of Transocean’s articles of association makes indemnification of directors and officers and advancement of expenses to defend claims against directors and officers mandatory on the part of Transocean to the fullest extent allowed by law. Under Transocean’s articles of association, a director or officer may not be indemnified if such person is found, in a final judgment or decree not subject to appeal, to have committed an intentional or grossly negligent breach of his or her statutory duties as a director or officer. Swiss law permits the company, or each director or officer individually, to purchase and maintain insurance on behalf of such directors and officers. Transocean may obtain such insurance from one or more third-party insurers or captive insurance companies. Transocean has also entered into indemnification agreements with each of its directors and certain of its executive officers that provide for indemnification and expense advancement and include related provisions meant to facilitate the indemnitee’s receipt of such benefits. The agreements provide that Transocean will indemnify each such director and executive officer if such director or executive officer acted in good faith and reasonably believed he or she was acting in the best interest of Transocean and, in addition, with respect to any criminal proceeding, he or she had no reasonable cause to believe that his or her conduct was unlawful. The agreements provide that expense advancement is provided subject to an undertaking by the indemnitee to repay amounts advanced if it is ultimately determined that he or she is not entitled to indemnification. The disinterested members of Transocean’s board of directors or an independent counsel will determine whether indemnification payment should be made in any particular instance. In making such determination, the board of directors or the independent counsel, as the case may be, must presume that the indemnitee is entitled to such indemnification, and Transocean has the burden of proof in seeking to overcome such presumption. If the board of directors or the independent counsel determines that the director or executive officer is not entitled to indemnification, the agreements provide that such person is entitled to seek an award in arbitration with respect to his or her right to indemnification under his agreement.

The rights and authority conferred by Article 24 of Transocean’s articles of association and by the indemnification agreement described above are not exclusive of any other right that any person has or hereafter acquires under any law, provision of Transocean’s articles of association, organizational regulations, agreement, vote of shareholders or of Transocean’s board of directors or otherwise.

Transocean also has directors’ and officers’ liability insurance that would indemnify its directors and officers against damages arising out of certain kinds of claims that might be made against them while acting in their capacity as such. Transocean may obtain such insurance from one or more third party or captive insurance companies.

Item 21.    Exhibits and Financial Statement Schedules.

(a) Exhibits.

Reference is made to the Exhibit Index following the signature page hereof, which Exhibit Index is hereby incorporated into this Item.

(b) Financial Statement Schedules.

Financial statement schedules are omitted because they are not required or the required information is shown in the consolidated financial statements or the notes thereto incorporated by reference in the proxy statement/prospectus that forms a part of this registration statement.

(c) Exhibits.

The opinion of Evercore Group L.L.C., financial advisor to the Transocean Partners Conflicts Committee, is attached as Annex B to the proxy statement/prospectus that forms a part of this registration statement.

Item 22.    Undertakings.

The undersigned registrant hereby undertakes:

(a)(1)To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933.

(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

(2)That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser: if the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i) Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
(ii) Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii) The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv) Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)       That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)       That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

(d)       That every prospectus (i) that is filed pursuant to paragraph (c) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)       To respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this registration statement through the date of responding to the request.

(f)       To supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in this registration statement when it became effective.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question as to whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement, or amendment thereto, to be signed on its behalf by the undersigned, thereunto duly authorized, in Zug, Switzerland, on September 30, 2016.

TRANSOCEAN LTD.

By:	/s/ MARK L. MEY
Mark L. Mey
Executive Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement, or amendment thereto, has been signed below by the following persons in the capacities indicated on September 30, 2016.

SIGNATURE	TITLE
/s/ JEREMY D. THIGPEN	President and Chief Executive Officer and Director
Jeremy D. Thigpen	(Principal Executive Officer)
/s/ MARK L. MEY	Executive Vice President and Chief Financial Officer
Mark L. Mey	(Principal Financial Officer)
/s/ DAVID TONNEL	Senior Vice President, Supply Chain and Corporate Controller
David Tonnel	(Principal Accounting Officer)
*	Chairman of the Board of Directors
Merrill A. “Pete” Miller, Jr.
*	Director
Glyn A. Barker
*	Director
Vanessa C.L. Chang
*	Director
Frederico F. Curado
*	Director
Chadwick C. Deaton
*	Director
Vincent J. Intrieri
*	Director
Martin B. McNamara
*	Director
Samuel Merksamer
*	Director
Edward R. Muller
*	Director
Tan Ek Kia

* By:	/s/ David Tonnel
David Tonnel,
Attorney-in-fact

EXHIBIT INDEX

Exhibit No.	Description
†2.1

Agreement and Plan of Merger, dated as of July 31, 2016, by and among Transocean Ltd., Transocean Partners Holdings Limited, TPHL Holdings LLC and Transocean Partners LLC (included as Annex A to the proxy statement/prospectus that is part of this Registration Statement). (Schedules and exhibits have been omitted from this exhibit pursuant to Item 601(b)(2) of Regulation S-K and will be provided to the Securities and Exchange Commission upon request.)

3.1	Articles of Association of Transocean Ltd. (incorporated by reference to Exhibit 3.1 to Transocean Ltd.’s Quarterly Report on Form 10-Q for the quarter ended June 30, 2016).

3.2	Organizational Regulations of Transocean Ltd. (incorporated by reference to Exhibit 3.2 to Transocean Ltd.’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2014).

†5.1	Opinion of Homburger AG as to the legality of the securities being offered.

†8.1	Opinion of Baker Botts L.L.P. as to certain tax matters.

21.1	Subsidiaries of Transocean Ltd. (incorporated by reference to Exhibit 21.1 to Transocean Ltd.’s Annual Report on Form 10-K for the year ended December 31, 2015).

††23.1	Consent of Ernst & Young LLP (Transocean Ltd.).

††23.2	Consent of Ernst & Young LLP (Transocean Partners LLC).

†23.3	Consent of Homburger AG (included in Exhibit 5.1).

†23.4	Consent of Baker Botts L.L.P. (included in Exhibit 8.1).

†24.1	Powers of Attorney of Transocean Ltd.

†99.1	Form of Proxy Card of Transocean Partners LLC.

†99.2	Consent of Evercore Group L.L.C.

†         Previously filed.

††       Filed herewith.